Filed Pursuant to Rule 424(b)(3)

Registration No. 333-129532

Dated January 11, 2006

To the Shareholders of DPAC Technologies Corp. and QuaTech, Inc.:

On behalf of the Boards of Directors of each of DPAC Technologies Corp. (“DPAC”) and QuaTech, Inc. (“QuaTech”), we are pleased to deliver DPAC’s proxy statement/prospectus and QuaTech’s proxy statement for the proposed merger of QuaTech with a subsidiary of DPAC, and we are seeking the approval of both DPAC and QuaTech shareholders. The Boards of Directors of both DPAC and QuaTech, by unanimous vote, have approved an Agreement and Plan of Reorganization, as amended, and have approved further agreements, whereby DPAC will acquire QuaTech, and QuaTech shall become a subsidiary of DPAC.

Pursuant to this joint proxy statement/prospectus, DPAC is offering 64,095,893 shares of DPAC common stock, without par value. Upon consummation of the Merger, each one (1) whole share of QuaTech common stock and each one (1) whole share of QuaTech preferred stock then outstanding, including shares issuable upon exercise of a certain outstanding warrant to purchase QuaTech common stock, (other than any shares with respect to which a QuaTech shareholder exercises dissenters’ rights) will be cancelled and automatically converted into the right to receive approximately 45.913 fully-paid shares of DPAC common stock.

QuaTech shall be treated as the acquiror in the Merger for accounting purposes because the amount of DPAC common stock issuable in the Merger equals approximately 270% of the number of shares of DPAC common stock currently outstanding. There are presently outstanding approximately 23.7 million shares of DPAC common stock.

DPAC also anticipates issuing or reserving for future issuance approximately 14.8 million additional shares of DPAC common stock which are neither being offered pursuant to this joint proxy statement/prospectus nor being registered pursuant to the S-4 Registration Statement of which this joint proxy statement/prospectus is a part. Pleaser refer to “THE AGREEMENT AND PLAN OF REORGANIZATION-Outstanding Capital Stock and Options of DPAC following the Merger” on page 60.

The attached proxy statement/prospectus provides detailed information concerning the transaction. Please give all of the information contained in the proxy statement/prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED “ RISK FACTORS” BEGINNING ON PAGE 12 OF THIS PROXY STATEMENT/PROSPECTUS. This proxy statement/prospectus will be first mailed to the shareholders of each corporation on or about January 20, 2006. DPAC common stock is traded over-the-counter and quoted on the Over-the-Counter Bulletin Board under the ticker symbol “DPAC.OB.” On January 11, 2006, the reported closing prices were a bid of $0.043 and an ask of $0.045.

On behalf of both Boards of Directors, we thank you for your cooperation.

Sincerely,	Sincerely,

DPAC Technologies Corp.	QuaTech, Inc.

/s/ KIM EARLY	/s/ STEVEN RUNKEL
Creighton K. (“Kim”) Early	Chief Executive Officer
Chief Executive Officer

The Securities and Exchange Commission and all state securities commissions HAVE NOT approved or disapproved of the securities to be issued under this proxy statement/prospectus AND HAVE NOT passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

COMPOSITION OF DPAC’S BOARD OF DIRECTORS AFTER THE MERGER	101
EXECUTIVE COMPENSATION	102
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	106
AUDIT COMMITTEE REPORT	108
REVIEW OF DPAC’S AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED FEBRUARY 28, 2005	109
COMPENSATION COMMITTEE REPORT	109
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	110
INDEPENDENT DIRECTORS COMMITTEE	110
FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	110
PERFORMANCE GRAPH	112
PROPOSAL 2: APPROVAL OF THE MERGER AGREEMENT	113
PROPOSAL 3: APPROVAL OF AN AMENDMENT TO DPAC’S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40,000,000 TO 120,000,000	115
PROPOSAL 4: APPROVAL OF THE LICENSE OF OUR WIRELESS BUSINESS TO DCV AND QUATECH	117
PROPOSAL 5: TO AMEND THE 1996 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE AND TO EXTEND THE TERMINATION DATE	119
DISCRETIONARY AUTHORITY	124
ANNUAL AND QUARTERLY REPORTS	124
LEGAL MATTERS	124
EXPERTS	124
CHANGES IN ACCOUNTANTS	125
WHERE YOU CAN FIND MORE INFORMATION	125

QUATECH, INC. FINANCIAL STATEMENTS December 31, 2004, 2003 and 2002	F-1 - F-9
QUATECH, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2004, 2003, and 2002	F-10 - F-20
QUATECH, INC. BALANCE SHEETS September 30, 2005 and 2004	F-21 - F-22
QUATECH, INC. STATEMENTS OF OPERATIONS AND RETAINED DEFICIT September 30, 2005 and 2004	F-23
QUATECH, INC. STATEMENTS OF CASH FLOWS September 30, 2005 and 2004	F-24
QUATECH, NOTES TO FINANCIAL STATEMENTS September 30, 2005 and 2004	F-25 - F-34
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION AS OF SEPTEMBER 30, 2005	F-35 - F-44

ANNEXES
AGREEMENT AND PLAN OF REORGANIZATION DATED APRIL 26, 2005 BY AND AMONG DPAC TECHNOLOGIES CORP., DPAC ACQUISITION SUB, INC., AND QUATECH, INC. DATED APRIL 26, 2005	ANNEX A-1
FIRST AMENDMENT DATED AUGUST 5, 2005 TO AGREEMENT AND PLAN OF REORGANIZATION	ANNEX A-2
SECOND AMENDMENT DATED OCTOBER 20, 2005 TO AGREEMENT AND PLAN OF REORGANIZATION	ANNEX A-3
THIRD AMENDMENT DATED DECEMBER 12, 2005 TO AGREEMENT AND PLAN OF REORGANIZATION	ANNEX A-4
SHAREHOLDER AND REGISTRATION RIGHTS AGREEMENT	ANNEX A-5
OHIO STATUTORY DISSENTERS RIGHTS	ANNEX B

OPINION OF B. RILEY & COMPANY INC.	ANNEX C
TAX OPINION OF BUCHANAN INGERSOLL PC.	ANNEX D
LICENSE AGREEMENT DATED AUGUST 5, 2005	ANNEX E-1
FIRST AMENDMENT DATED OCTOBER 20, 2005 TO LICENSE AGREEMENT	ANNEX E-1.1
BRIDGE LOAN ESCROW AGREEMENT DATED JULY 29, 2005	ANNEX E-2
DPAC TECHNOLOGIES CORP. CONVERTIBLE TERM NOTE DATED AUGUST 5, 2005	ANNEX E-3
LOAN AGREEMENT DATED AUGUST 5, 2005	ANNEX E-4
SECURITY AGREEMENT DATED AUGUST 5, 2005 WITH ATTACHED RIDERS	ANNEX E-5
AMENDMENT TO CONVERTIBLE TERM NOTE	ANNEX E-6

DPAC Technologies Corp.

7321 Lincoln Way

Garden Grove, CA 92841

(714) 898-0007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on February 23, 2006

To the Shareholders of DPAC Technologies Corp. (“DPAC”):

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Shareholders of DPAC will be held on February 23, 2006, at 10:00 a.m., Pacific Standard Time, at DPAC’s offices located at 7321 Lincoln Way, Garden Grove, California, for the following purposes:

Proposal 1

To elect the six (6) nominees named in this proxy statement to the Board of Directors of DPAC. These directors will serve until their successors are duly elected and qualified for office. The nominees all are incumbent directors of DPAC who approved the Merger. Four of these nominees intend to resign upon the Merger’s effectiveness.

Proposal 2

To authorize and approve the Agreement and Plan of Reorganization dated as of April 26, 2005, as amended, (herein sometimes referred to synonymously as the “Merger Agreement” or the “Agreement and Plan of Reorganization”) among QuaTech, Inc. (“QuaTech”), DPAC and DPAC Acquisition Sub, Inc. and the Merger contemplated therein.

Proposal 3

To approve the proposal to amend the Articles of Incorporation of DPAC, as heretofore amended, to increase the number of authorized shares of common stock to one hundred twenty million (120,000,000) from forty million (40,000,000).

Proposal 4

To approve the proposal to ratify the licensing transaction among DPAC, QuaTech and Development Capital Ventures LP, an affiliate of QuaTech (“DCV”).

Proposal 5

To approve the proposal to amend and increase the number of shares available for issuance under the 1996 Stock Option Plan and to extend the termination date of the 1996 Stock Option Plan.

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In addition, the authority granted by the proxies we solicit will include authority to vote on any other business that properly comes before the annual meeting or any adjournments or postponements thereof in the discretion of the proxy holder.

The close of business on January 4, 2006 is the record date for this meeting. Only shareholders of record as of the record date are entitled to receive notice of and to vote at the annual meeting, and any adjournments or postponements thereof.

All shareholders are cordially invited to attend the annual meeting of shareholders in person. Even if you plan to attend the annual meeting in person, please give your proxy to cast your vote on the matters that will be presented at the meeting.

Voting instructions for DPAC’s shareholders are described under the question “How do I vote?” on page xii of the proxy statement/prospectus.

By Order of the Board of Directors

/s/ STEPHEN J. VUKADINOVICH
Stephen J. Vukadinovich Secretary

January 11, 2006

Garden Grove, California

WHETHER OR NOT YOU ATTEND THE DPAC ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AND VOTE FOR THE PROPOSALS HEREIN. TO VOTE BY MAIL, FOLLOW THE INSTRUCTIONS IN THE DPAC PROXY CARD, COMPLETE, DATE AND SIGN THE ENCLOSED DPAC PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. TO VOTE BY TELEPHONE, PLEASE CALL 1-888-426-7035, OR TO VOTE BY INTERNET, PLEASE GO TO WWW.PROXYVOTING.COM/DPAC.

QuaTech, Inc.

5675 Hudson Industrial Parkway

Hudson, Ohio 44236

(330) 665-9000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on February 23, 2006

To the shareholders of QuaTech, Inc. (“QuaTech”):

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of QuaTech, Inc., an Ohio corporation, will be held on February 23, 2006 at 10:00 a.m., Eastern Standard Time, at QuaTech’s headquarters located at 5675 Hudson Industrial Parkway, Hudson, Ohio for the following purpose:

To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of April 26, 2005, as amended by the First, Second and Third Amendments to Agreement and Plan of Reorganization dated as of August 5, 2005, October 20, 2005 and December 12, 2005 respectively (herein sometimes referred to as the “Merger Agreement” or the “Agreement and Plan of Reorganization”) by and among QuaTech, DPAC Technologies Corp. and DPAC Acquisition Sub, Inc. QuaTech does not expect any other business to be considered at the meeting.

This proposal is described more fully in the attached proxy statement/prospectus. Please give your careful attention to all of the information in the proxy statement/prospectus.

The Board of Directors of QuaTech has fixed the close of business on January 4, 2006 as the record date for determining which QuaTech shareholders of record are entitled to receive notice of, and to vote at, the QuaTech Special Meeting and any adjournment or postponement thereof. Only shareholders of record of QuaTech common stock or Series A preferred stock on the record date, or their proxies, can vote at this special meeting or any adjournment(s) or postponement(s) that may take place. The Special Meeting will begin promptly at 10:00 a.m., Eastern Standard Time. Only shareholders of QuaTech as of the record date will be permitted to attend the Special Meeting.

Approval of the Merger Agreement requires the affirmative vote of the holders of (i) at least a majority of QuaTech common stock and QuaTech Series A preferred stock outstanding on the record date voting together as a single class, and (ii) at least a majority of QuaTech Series A preferred stock outstanding on the record date voting as a separate class.

QuaTech shareholders have the right to dissent from the Merger and demand in writing that the surviving company pay the fair value of their shares of QuaTech common stock under applicable provisions of Ohio law. In order to perfect and exercise dissenters’ rights, QuaTech shareholders must not vote in favor of or consent to the Merger and must give written notice of intent to demand payment for the shares to QuaTech not later than ten (10) days after the Special Meeting. A copy of the applicable Ohio statutory provisions is included in Annex B accompanying the attached proxy statement/prospectus, and a summary of these provisions can be found under the section entitled “THE MERGER—QuaTech Dissenters’ Rights” beginning on page 56 of the attached proxy statement/prospectus.

Your vote is important. Whether or not you expect to attend the special meeting in person, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. Instructions for voting your shares are included on the enclosed proxy card. For specific instructions on how to vote your shares, please refer to the section of this proxy statement/prospectus entitled “THE QUATECH SPECIAL MEETING” beginning on page 38. If you are a shareholder of record and you send in your proxy and then decide to attend the special meeting to vote your shares in person, you may still do so.

By order of the Board of Directors,

/s/ WILLIAM ROBERTS
William Roberts, Chairman

January 11, 2006

Hudson, Ohio

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q1:	Why am I receiving this proxy statement/prospectus?

A1:	QuaTech and DPAC have agreed to consolidate their businesses. This will be done by merging QuaTech with a wholly owned subsidiary of DPAC pursuant to the terms of an Agreement and Plan of Reorganization that is described in this proxy statement/prospectus. A copy of the Agreement and Plan of Reorganization as amended accompanies this proxy statement/prospectus in the Annex. For specific information regarding the Merger Agreement, please refer to the section entitled “THE AGREEMENT AND PLAN OF REORGANIZATION” beginning on page 59 of this proxy statement/prospectus.

To complete the Merger, DPAC stockholders must approve, among other things, the exchange of approximately 64.1 million previously unissued shares of DPAC common stock and options to purchase approximately 3.5 million shares of DPAC common stock in exchange for QuaTech’s capital stock in the reorganization (Proposal 2). In addition, DPAC will issue warrants to purchase approximately 5.1 million shares of DPAC common stock in conjunction with a $1.5 million loan. An issuance of this amount of common stock would require first an increase in the 40 million of shares of DPAC common stock, without par value, presently authorized. DPAC proposes to increase its authorized common stock from 40 million shares to 120 million shares pursuant to an amendment of DPAC’s Articles of Incorporation (Proposal 3).

Also as part of the DPAC Annual Shareholders’ Meeting, DPAC shareholders will be electing six (6) directors (Proposal 1). Under the agreement with QuaTech, on the closing of the Merger four (4) of DPAC’s directors will resign and new directors will be appointed. Both the nominees and the post-Merger directors are described herein.

DPAC shareholders also shall consider Proposal 4 to approve DPAC’s license agreement with DCV and QuaTech. DPAC shareholders also shall consider Proposal 5 to approve amendments to DPAC’s 1996 Stock Option Plan.

QuaTech shareholders are being asked only to approve the Merger Agreement, as amended.

DPAC and QuaTech will hold separate meetings of their respective shareholders to obtain these approvals. This proxy statement/prospectus contains important information about the Merger, the DPAC Annual Shareholders’ Meeting and the QuaTech Special Shareholder Meeting, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your respective meeting.

Your vote is important. We encourage you to vote as soon as possible. For more specific information on how to vote, please see the questions and answers for DPAC and QuaTech shareholders below.

General questions and answers about the Merger

Q2:	What is the Merger?

A2:	In the Merger, a wholly owned subsidiary of DPAC, named DPAC Acquisition Sub, Inc., organized in Ohio, will be merged with and into QuaTech, which also was organized and does business in Ohio. QuaTech will survive the Merger as a wholly owned subsidiary of DPAC and will not change its name in this transaction. The time of filing of articles of merger in the office of the Secretary of State of Ohio is referred to in this proxy statement/prospectus as the effective time of the Merger.

For accounting purposes, QuaTech would be considered the acquiror of DPAC in the Merger; however, for legal purposes, QuaTech would be considered to be acquired by DPAC.

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For a more complete description of the Merger, see the section entitled “THE MERGER” beginning on page 40.

Q3:	Why are DPAC and QuaTech proposing the Merger?

A3:	The Boards of Directors and managements of DPAC and QuaTech believe that the Merger is in the best interests respectively of DPAC, QuaTech and their respective shareholders. Both companies believe that the Merger will position them as an effective competitor in the emerging market for machine-to-machine networking. The combined company will provide network connectivity devices and wireless communications for original equipment manufacturers (“OEM”) and information technology departments of corporations.

DPAC and QuaTech believe that potential benefits of the Merger include:

•	A broader technology, product and brand portfolio available for sale to customers. DPAC’s wireless connectivity products complement the serial and USB connectivity products currently offered by QuaTech.

•	Integrated product development efforts. DPAC’s embedded wireless solutions can be utilized by QuaTech’s packaged product development expertise to create wireless versions of some QuaTech products. QuaTech’s networking expertise will guide new applications for DPAC wireless expertise.

•	Reduced operating costs. The companies anticipate the ability to reduce accounting and administration costs as well as certain manufacturing and other overhead costs.

DPAC and QuaTech each also considered the potential negative factors that could arise from the Merger including the following:

•	Dilution of existing shareholders. DPAC’s Board considered the fact that the issuance of additional shares of DPAC common stock needed to complete the Merger with QuaTech will dilute the ownership percentage of existing DPAC shareholders, and that a change in control will occur by virtue of the fact that, at the completion of the Merger, QuaTech shareholders will own a majority of the shares outstanding. QuaTech’s Board considered the fact that its shareholders’ percentage ownership of DPAC would be less than their ownership percentages of QuaTech;

•	Significant transaction costs. DPAC’s and QuaTech’s Boards considered the fact that DPAC and QuaTech will incur significant costs in connection with the transaction, and the transaction will require substantial management time;

•	Integration risks. DPAC’s Board and QuaTech’s Board considered the effort required and risks associated with integrating the operations of QuaTech and DPAC;

•	Potential benefits anticipated may not be realized. The potential benefits sought in the Merger, including the synergies and cost-saving opportunities, may not be fully realized or may be delayed;

•	Potential delay of the Merger. The Merger might not be consummated, or consummation might be unduly delayed;

•	Loss of employees. DPAC’s and QuaTech’s Boards considered the potential loss of key personnel in anticipation of the Merger;

•	Adverse accounting consequences. Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of DPAC common stock following the Merger;

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Conflicts of interest. Officers and directors of DPAC and QuaTech have interests that are not aligned with the interests of other DPAC and QuaTech shareholders such as indemnification rights, or post-closing employment opportunities; these officers and directors could be more likely to vote to approve, and recommend the approval of, the Merger and the Merger Agreement, than if they did not hold these interests; and

•	Other risk factors. DPAC’s and QuaTech’s Boards considered the other risks described under the section entitled “RISK FACTORS” beginning on page 12.

After careful consideration, however, the DPAC Board and the QuaTech Board each separately concluded that, on balance, the overall potential benefits of the Merger to their respective company and its shareholders outweigh the potential negative factors associated with the Merger.

For a more complete description of the factors considered by the DPAC Board of Directors in making its recommendation to the DPAC shareholders, please refer to the section of this proxy statement/prospectus entitled. “THE MERGER—Reasons for the Merger and Recommendations of DPAC’s Board of Directors” beginning on page 44, and for a more complete description of the factors considered by the QuaTech Board of Directors in making its recommendation to the QuaTech shareholders, please refer to the section of this proxy statement/prospectus entitled “THE MERGER—Reasons for the Merger and Recommendations of QuaTech’s Board of Directors” beginning on page 52.

Q4:	Are any shareholders already committed to voting in favor of the Merger?

A4:	No, as to DPAC. Yes, as to QuaTech. Holders of a majority of each class of stock of QuaTech have entered into voting agreements, and thus the approval of the Merger Agreement by QuaTech’s shareholders is assured if they honor their agreements.

Q5:	What will the shareholders of QuaTech receive in the Merger?

A5:	Upon completion of the Merger, each share of QuaTech common stock then outstanding, including shares issuable upon exercise of a certain stock warrant outstanding, (other than shares with respect to which a QuaTech shareholder has exercised dissenters’ rights) will be cancelled and automatically converted into the right to receive approximately 45.91 fully paid shares of DPAC common stock. Likewise upon completion of the merger, each share of QuaTech preferred stock then outstanding (other than shares with respect to which a QuaTech shareholder has exercised dissenters’ rights) will be cancelled and automatically converted into the right to receive approximately 45.91 fully paid and nonassessable shares of DPAC common stock.

Following the completion of the Merger, former QuaTech shareholders will own approximately seventy-five percent (75%) of the outstanding voting shares of DPAC common stock. In addition, DPAC will replace QuaTech stock options currently outstanding by issuing options to purchase approximately 3.5 million shares of DPAC common stock to current holders of QuaTech stock options.

Q6:	What will happen, if anything, to the shares of DPAC which are already outstanding?

A6:	Nothing will happen to the shares of DPAC common stock which are outstanding immediately prior to the closing of the Merger, and all of them will remain outstanding after the closing of the Merger. Thus, each DPAC shareholder will continue to own the same number of shares of DPAC common stock after the closing of the Merger as he or she owned immediately prior to the closing.

After the completion of the Merger, the current DPAC shareholders will own approximately 25% of the outstanding voting shares of DPAC common stock. After consideration of all stock options and warrants with exercise prices equal to or less than the market price of DPAC common stock, existing DPAC shareholders would own approximately 23% of the fully diluted shares.

Q7:	When do you expect the Merger to be completed?

A7:	DPAC and QuaTech are working toward completing the Merger as quickly as possible, and currently expect to complete the Merger within ten (10) business days of the completion of the DPAC Annual Shareholders Meeting, currently scheduled for February 23, 2006. However, they cannot predict the exact timing of the completion of the Merger.

Q8:	What will be the effect of the transaction on the shareholders of DPAC?

A8:	DPAC itself will be unchanged. DPAC’s newly-formed Ohio subsidiary will merge with and into QuaTech. The result on a corporate and legal basis will be a combination by a reverse triangular merger of DPAC’s subsidiary with and into QuaTech forming a consolidated group in which DPAC is the parent corporation and QuaTech is the 100% subsidiary of DPAC. DPAC is issuing its shares of common stock to the former QuaTech shareholders in that merger. DPAC will then own all of the capital stock of QuaTech.

The Agreement and Plan of Reorganization contemplates that a reconstituted Board of Directors will take office, effective upon the Merger. Four of the directors elected at the Annual Meeting intend to resign and the two remaining directors intend to appoint Steven Runkel, and William Roberts, who currently are directors of QuaTech, and Mark Chapman, James Bole and Dennis R. Leibel, who have been selected mutually by DPAC and QuaTech.

Further details about the future Board composition and the new directors are set forth under “Composition of DPAC’s Board of Directors after the Merger,” beginning on Page 101 and the “Agreement and Plan of Reorganization—Directors of DPAC after the Merger,” beginning on Page 59.

DPAC entered into a certain Loan Agreement, dated August 5, 2005 with DCV and issued DCV a related Convertible Term Note, as amended, pursuant to which DPAC borrowed $500,000 from DCV (the “DCV Bridge Loan”) which may be converted anytime, at DCV’s election, into 3,289,473 shares of DPAC common stock and is automatically converted upon the effective time of the Merger into such number of shares, provided the Merger occurs prior to March 3, 2006, subject to extension at DPAC’s election to April 4, 2006, the maturity date of the DCV Bridge Loan.

In addition upon the effective time of the Merger, DPAC has agreed to issue an additional 1,644,736 shares of DPAC common stock to DCV.

The parties’ estimated costs of this transaction are approximately $760,000 for DPAC plus $550,000 for QuaTech.

Q9:	What are the federal income tax consequences of the Merger to QuaTech shareholders?

A9:	DPAC and QuaTech each expect the Merger to qualify as a reorganization for United States federal income tax purposes. If the Merger qualifies as a reorganization for United States federal income tax purposes, QuaTech shareholders will not recognize gain or loss for federal income tax purposes, except with respect to the receipt of cash as a result of any exercise of dissenters’ rights.

We urge you to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you.

For a more detailed description of the tax consequences of the Merger, please refer to the section of this proxy statement/prospectus entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 95.

General Questions and Answers about the Increase in Authorized Shares

Q10:	What is the purpose of amending the Articles of Incorporation to increase the number of authorized shares of common stock?

A10:	DPAC will be required to issue approximately 69.4 million shares of its common stock, warrants to purchase approximately 5.1 million shares of its common stock, and options to purchase approximately 3.5 million shares of its common stock to complete the Merger with QuaTech. DPAC’s Articles of Incorporation currently authorize DPAC to issue a maximum of 40,000,000 shares of common stock. Since there are approximately 24,000,000 shares of common stock outstanding, DPAC has only 16,000,000 shares of common stock available to issue, which is not sufficient to complete the Merger. Therefore, DPAC is seeking to increase the number of authorized shares of common stock to 120,000,000 in order to be able to issue the shares of common stock and warrants required to complete the Merger.

Q11:	Why is DPAC asking for more shares to be authorized than are required to complete the Merger?

A11:	The additional authorized shares will give the Board of Directors the ability to issue additional shares of common stock that may be required to be issued for the exercise of outstanding common stock warrants, the exercise of stock options and, when and if necessary, for raising additional equity capital.

Q12:	Is approval of the increase in the number of authorized shares required in order to complete the Merger?

A12:	Yes. Unless the number of authorized shares of common stock are increased as requested, DPAC will be unable to issue a sufficient number of shares to complete the Merger.

General questions and answers about the Licensing Transaction

Q13:	What is the license transaction and what are shareholders asked to ratify and approve?

A13:	On August 5, 2005, DPAC issued an exclusive, world-wide license of DPAC’s Airborne™ products and technology to Development Capital Ventures LP, (“DCV”) and through them, to QuaTech. DCV, an affiliate of QuaTech, is the holder of 100% of the preferred stock of QuaTech and has loaned DPAC $500,000 under a bridge loan arrangement. (See “DPAC RECENT DEVELOPMENTS”—page 75). The license permits QuaTech to sell, manufacture and distribute DPAC’s Airborne™ products and technology, and permits QuaTech to develop additional products based on the intellectual property for the Airborne™ product line. Under the agreement, QuaTech will purchase all of DPAC’s inventory of Airborne™ products and will also assume responsibility for completing the manufacture and shipment of products under all open purchase orders from DPAC customers. QuaTech will pay DPAC a license fee on each unit shipped. On October 20, 2005 the license was amended to grant QuaTech the option to prepay all license fees for the sum of $2.4 million cash as the fair market value of the license.

Q14:	What was the purpose of granting the license?

A14:

DPAC granted the license to DCV and QuaTech in order to ensure the continuity of service and supply of Airborne™ products to our customers. DPAC’s deteriorating financial position including the negative cash flow created significant risks that DPAC might not be able to continue to meet its financial obligations, and that this would result in a curtailment of sales and marketing activities, an interruption of the supply of products both to and from DPAC from vendors and customers, and ultimately a loss of the growth potential management believes is derived from the Airborne™ product line. The license arrangement allows DPAC to continue to realize a portion of the cash contribution available from the sale of Airborne™ products through the payment of a royalty by QuaTech. It also enabled DPAC to transfer most of its sales and manufacturing costs to the better-capitalized QuaTech, thereby significantly reducing DPAC’s negative cash flow. In addition, the license ensures the continuity of supply to our customers and the continuation of sales and marketing efforts to obtain future growth in revenues and royalty contributions for DPAC shareholders. The license was entered into simultaneously with, and in partial consideration for, the amendment of the Merger Agreement and the grant of a $500,000 bridge loan to DPAC from DCV.

Q15:	Why are shareholders being asked to approve and ratify the license?

A15:	If the Merger with QuaTech is not completed, the transfer of DPAC’s backlog of customer orders, the sale of inventory of Airborne™ products and the licensing of DPAC’s intellectual property related to Airborne™ products may constitute a transfer of substantially all the assets of DPAC.

Q16:	What happens to the license if the Merger is not approved by the shareholders?

A16:	If the shareholders of DPAC approve the license and if the Merger is not completed, QuaTech would have the option to purchase from DPAC an exclusive perpetual license for its fair market value according to an appraisal or $2.4 million depending on the circumstances. If the Merger is not completed and the DPAC shareholders do not approve the license, then the license to QuaTech becomes non-exclusive, and the license fees become payable in arrears based on actual sales. If the Merger is not completed, in either case, DPAC is required to repay the bridge loan.

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QUESTIONS AND ANSWERS FOR DPAC SHAREHOLDERS

Q19:	Does the Board of Directors of DPAC recommend voting in favor of the QuaTech Merger, the increase in authorized shares, the License to DCV and QuaTech, and the amendments of the 1996 Stock Option Plan?

A19:	Yes. The Board of Directors of DPAC unanimously recommends that holders of DPAC common stock vote “FOR” the approval of issuing DPAC shares in the QuaTech Merger, “FOR” the approval of increasing the number of authorized shares of DPAC common stock, “FOR” the License to DCV and QuaTech, and “FOR” the amendments of the 1996 Stock Option Plan.

Q20:	Do the shareholders of DPAC need to approve the QuaTech Merger?

A20:	Yes, this is a share exchange reorganization under the California Corporations Code, and one of the requirements is that shareholders have a right to vote on the matter. A majority approval, of each class of outstanding shares, is required. DPAC has only common stock outstanding. Further, amending the Articles of Incorporation, a necessary part of Proposal 3, requires shareholder approval by the affirmative vote of holders of a majority of the outstanding common stock of DPAC.

Q21:	Are the shareholders of DPAC entitled to appraisal or dissenters’ rights?

A21:	DPAC’s shareholders will not have appraisal or dissenters’ rights in connection with the Merger of our subsidiary with and into QuaTech.

Q22:	What am I being asked to vote upon?

A22:	You are being asked to: authorize a merger of QuaTech, Inc. with our wholly-owned subsidiary; to approve and adopt an amendment of the Articles of Incorporation to increase the authorized shares of common stock from 40 million to 120 million (in part because of 74 million needed to accommodate the issuance of shares and warrants in the QuaTech Merger and in part, for issuances thereafter); to approve, only if the Merger does not occur, the disposition of substantially all of DPAC’s assets in the form of the License Agreement; to elect the nominees selected by our Board of Directors; and to approve amendments of the 1996 Stock Option Plan.

Q23:	What vote is required to approve the Merger?

A23:	In order to authorize us to complete the Merger, the holders of a majority of the DPAC common stock outstanding as of the record date must vote in favor of Proposal 2 and Proposal 3. We cannot pursue the Merger, even if approved by our shareholders, unless the shareholders authorize us to amend the Articles of Incorporation to authorize enough shares to issue in the transaction. We do not currently have sufficient shares authorized. We cannot complete the transaction unless the shareholders authorize us to amend the Articles of Incorporation to increase the authorized shares.

The vote necessary to authorize the Merger and an amendment of the Articles of Incorporation is a majority of the issued and outstanding common stock.

Q24:	Are there risks I should consider in deciding whether to vote for the Merger and related proposals?

A24:	Yes. Set forth under the heading “RISK FACTORS” beginning on page 12 of this proxy statement/prospectus are a number of risk factors that you should consider carefully before voting.

Q25:	Who is entitled to vote?

A25:	All record holders of DPAC common stock as of the close of business on January 4, 2006 are entitled to vote. On that day, 23,744,931 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q26:	How do I vote?

A26:	After carefully reading and considering the information contained in, or incorporated by reference in this proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the Annual Meeting. If your shares are held in a brokerage account, see below.

The annual meeting will be held at 10:00 a.m. Pacific Standard Time, on February 23, 2006, at DPAC’s offices located at 7321 Lincoln Way, Garden Grove, California. You may attend the annual meeting and vote your shares in person, even if you submit a proxy.

Q27:	What does it mean to vote by proxy?

A27:	It means that the registered owner of the stock gives someone else the right to vote its shares in accordance with its instructions. In this case, DPAC is asking you to give your proxy to each of DPAC’s President and Chief Financial Officer. In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the holders of your proxy will vote your shares in favor of all the proposals stated herein.

Q28:	What if I submit a proxy and later change my mind?

A28:	If you have given your proxy and later wish to revoke it, you may do so in one of three ways. First, you can give written notice to the Corporate Secretary, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy bearing a later date. Third, you can attend the DPAC Annual Meeting and vote in person.

Q29:	If my shares are held in a brokerage account or in “street name” by my broker, how do I vote?

A29:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided to you by your broker on how to instruct your broker to vote your shares. If you do not instruct your broker, your shares will not be voted, which will have the same effect as a vote “AGAINST” the Merger. Please sign and mail your proxy, even if you intend to vote in person. The shares can be voted by a broker or nominee holding such shares only if the beneficial owner instructs the broker, or nominee how to vote. Please instruct your broker or nominee to vote “FOR” all Proposals.

Q30:	What effect does an abstention have on the proposed transactions?

A30:	Abstentions will have the same effect as a vote “AGAINST” Proposals 2 and 3, and will have no effect with regard to Proposals 1, 4 or 5.

Q31:	What happens if other matters are raised at the meeting?

A31:	Although DPAC is not aware of any matters to be presented at the Annual Meeting other than those contained in the Notice of Annual Meeting of Shareholders, if other matters are properly raised at the meeting in accordance with the procedures specified in DPAC’s Articles of Incorporation and bylaws, any proxies given will be voted by the holders of the proxies in accordance with their best judgment, unless you have indicated otherwise. However, proxies voting against the proposals will not be voted for adjournment of the Annual Meeting in order to obtain additional votes in favor of the proposals.

Q32:	Who will count the votes?

A32:	DPAC’s transfer agent, U.S. Stock Transfer and Trust Company, Inc., will serve as tabulator and count the votes, and the results will be certified by the inspector of elections.

Q33:	Who pays the cost of soliciting proxies?

A33:	DPAC will pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement/prospectus and the proxy card. Following the mailing of this proxy statement/prospectus, directors, officers and employees of DPAC may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. DPAC may use the services of The Altman Group, Inc. to solicit proxies for the proposals. The costs and expenses will be paid by DPAC.

Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by DPAC for their charges and expenses in connection therewith at customary rates.

Q34:	What do I need to do now?

A34:	Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Annual Meeting.

Q35:	Whom should I contact if I have questions?

A35:	If you have more questions about the merger or any of the proposals, or would like additional copies of the attached proxy statement/prospectus, you should contact Stephen J. Vukadinovich, DPAC’s Chief Financial Officer, at (714) 898-0007. You may also contact Domenick DeRobertis, Managing Director at The Altman Group, Inc. at (201) 460-1200.

Assistance

If you need assistance in completing your proxy card, telephonic voting or internet voting, or have questions regarding the Annual Meeting, please contact:

DPAC Technologies Corp.		The Altman Group, Inc.
7321 Lincoln Way		1275 Valley Brook Avenue
Garden Grove, California 92841	or	Lyndhurst, New Jersey
(714) 898-0777		(202) 460-1200
Attn.: Investor Relations		Attn.: Managing Director

WHETHER OR NOT YOU ATTEND THE DPAC ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AND VOTE FOR THE PROPOSALS HEREIN. TO VOTE BY MAIL, FOLLOWING THE INSTRUCTIONS IN THE DPAC PROXY CARD, COMPLETE, DATE AND SIGN THE ENCLOSED DPAC PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. TO VOTE BY TELEPHONE, PLEASE CALL 1-888-426-7035, OR TO VOTE BY INTERNET, PLEASE GO TO WWW.PROXYVOTING.COM/DPAC.

This document incorporates by reference important business and financial information about DPAC from other documents filed with the SEC. You already may have been sent some of these documents which are listed on page 125 under the heading “WHERE YOU CAN FIND MORE INFORMATION,” but you can obtain any of them from DPAC or the SEC. The documents incorporated by reference are available without charge upon written or oral request to the persons identified above. If you would like to request documents from DPAC, please be sure that DPAC receives your request by February 15, 2006 in order to receive the documents before the DPAC Annual Meeting.

QUESTIONS AND ANSWERS FOR QUATECH SHAREHOLDERS

Q1:	When and where is the QuaTech Special Meeting?

A1:	The QuaTech special meeting will take place at QuaTech’s Headquarters at 5675 Hudson Industrial Parkway, Hudson, Ohio 44236 on February 23, 2006 at 10:00 a.m. Eastern Standard Time.

Q2:	How can I obtain admission to the QuaTech Special Meeting?

A2:	You are entitled to attend the special meeting only if you were a QuaTech shareholder as of the close of business on January 4, 2006 or hold a valid proxy for the Special Meeting. Your name is subject to verification against the list of record holders on the record date prior to being admitted to the meeting.

The special meeting will begin promptly at 10:00 a.m. Eastern Standard Time.

Q3:	What are the QuaTech shareholders being asked to approve?

A3:	The QuaTech shareholders are being asked to approve the Agreement and Plan of Reorganization.

Q4:	Are there risks I should consider in deciding whether to vote for the Merger?

A4:	Yes. Set forth under the heading “RISK FACTORS” beginning on page 12 of this proxy statement/prospectus are a number of risk factors that you should consider carefully before voting.

Q5:	How do shareholders vote?

A5:	If you are a QuaTech shareholder of record, you may submit a proxy for QuaTech’s Special Meeting by completing, signing, dating and returning the proxy card in the preaddressed envelope provided. In addition a QuaTech shareholder can attend the special meeting and vote in person.

Q6:	What will happen to QuaTech’s outstanding stock options?

A6:	Each unexpired option to purchase shares of QuaTech common stock that is outstanding at the effective time of the Merger, whether or not exercisable, will automatically and without any action on the part of its holder be converted into an option to purchase a number of shares of DPAC common stock equal to the number of shares of QuaTech common stock that could be purchased under such option multiplied by the exchange ratio at a price per share of DPAC common stock equal to the per share exercise price of such option divided by the exchange ratio.

Q7:	What will happen to QuaTech’s outstanding warrant?

A7:	Immediately prior to the closing of the Merger the certain warrant to acquire 430,814 shares of QuaTech common stock originally issued to HillStreet Fund, L.P. will be automatically converted into 430,814 shares of QuaTech common stock so that such shares will be converted upon the closing of the Merger into 19,779,854 shares of DPAC common stock.

Q8:	How does the Board of Directors of QuaTech recommend that I vote?

A8:	QuaTech’s Board of Directors recommends that QuaTech shareholders vote “FOR” the proposal to approve the Merger Agreement. For a description of the reasons underlying the recommendation of the QuaTech Board of Directors with respect to the Merger, please refer to the section of this proxy statement/prospectus entitled “THE MERGER—Reasons for the Merger and Recommendation of QuaTech’s Board of Directors” beginning on page 44.

Q9:	What vote of QuaTech shareholders is required to adopt the Merger Agreement?

A9:	The approval of the Agreement and Plan of Reorganization will require two approvals by shareholder vote. First it must be approved by the holders of a majority of QuaTech common stock and Series A preferred stock voting together as a single class. In this vote the QuaTech Series A Preferred shareholder will get 43% of the votes eligible to be cast and the holders of the QuaTech common stock will get 57% of the votes to be cast. Second the Agreement and Plan of Reorganization must be separately approved by the holders of a majority of QuaTech’s Series A preferred stock voting as a single class. A majority of QuaTech’s common stock and QuaTech’s only Preferred shareholder have agreed to vote for approval of the Agreement and Plan of Reorganization and thus, assuming they so vote, the approval is assured.

Q10:	Will voting on any other business be conducted?

A10:	No other business will be conducted at the Special Meeting.

Q11:	What happens if I do not indicate how to vote on my proxy card?

A11:	If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the Merger Agreement.

Q12:	Should QuaTech shareholders send in their QuaTech stock certificates now?

A12:	No. You should not send in your stock certificate with your proxy. On or about the effective time of the merger, information will be sent to QuaTech shareholders informing them where to deliver their QuaTech stock certificates in order to receive stock certificates representing DPAC common stock. You should not send in your QuaTech stock certificates prior to receiving this information.

Q13:	Are QuaTech shareholders entitled to dissenters’ rights?

A13:	Yes. Under Ohio law, QuaTech shareholders may exercise dissenters’ rights in connection with the Merger. The provisions of Ohio law governing dissenters’ rights are complex, and you should study them carefully if you wish to exercise dissenters’ rights. A shareholder may take actions that prevent that shareholder from successfully asserting these rights, and multiple steps must be taken to properly exercise and perfect the rights. A copy of all of the relevant provisions of Sections 1701.85 of the Ohio General Corporation Law accompanies this proxy statement/prospectus in Annex B.

For a more complete description of the dissenters’ rights, please refer to the section of this proxy statement/prospectus entitled “THE MERGER—QuaTech Dissenters’ Rights” beginning on page 56.

Q14:	Will QuaTech shareholders be able to trade the DPAC common stock received in connection with the Merger?

A14:	The shares of DPAC common stock issued in connection with the proposed Merger will be freely tradable, unless you are an “affiliate” (as defined in the Securities Act of 1933, the “Securities Act”) of QuaTech or DPAC. The DPAC common stock you will receive in the Merger is quoted under the symbol “DPAC.OB” but is not currently listed on any exchange. If you are an affiliate of QuaTech before the Merger or of DPAC following the Merger, you will be required to comply with applicable restrictions of Rule 145 of the Securities Act in order to resell shares of DPAC common stock you receive in the Merger.

Q15:	What do I need to do now?

A15:	QuaTech shareholders should mail their completed and signed proxy card in the enclosed postage paid envelope addressed to Steve Runkel, President, QuaTech, Inc., 5675 Hudson Industrial Parkway, Hudson, Ohio 44236, as soon as possible. Please send the completed card now, even if you intend to appear and vote at the Special Meeting.

Please carefully review this proxy statement/prospectus and vote the proxy card as soon as possible so that your shares may be represented at the special meeting of shareholders of QuaTech.

Q16:	Whom should I contact if I have questions?

A16:	If you have more questions about the Merger or would like additional copies of the attached proxy statement/prospectus, you should contact Steve Runkel, QuaTech’s President, at (330) 655-9000.

SUMMARY

This summary, together with the preceding Questions and Answers section, highlights selected information from this proxy statement/prospectus. It may not contain all of the information about the reorganization that is important to you. To understand the transactions fully and for a more complete description of the terms of the Merger between QuaTech, Inc. and DPAC Acquisition Sub, Inc. and the issuance of up to approximately 64.1 million shares of DPAC common stock in connection with the Merger, you should read carefully this entire document and the documents DPAC and QuaTech have referred to you. See “WHERE YOU CAN FIND MORE INFORMATION” on page 125. DPAC and QuaTech have included page references parenthetically to direct you to a more complete description of the topics in this summary.

In some areas, this proxy statement/prospectus incorporates additional information regarding DPAC by reference from certain reports filed by DPAC with the SEC. The documents incorporated by reference are available without charge upon request. If you would like to receive documents of DPAC, please request them early, and in any case please be sure that DPAC receives your request by February 15, 2006 in order to receive the documents in time for the Annual Meeting of shareholders.

The Companies

DPAC Technologies Corp. 7312 Lincoln Way Garden Grove, CA 92841 Phone: (714) 898-0007	(See DPAC’s Annual Report on Form 10-K filed on June 15, 2005, as amended by Form 10K/A filed on June 28, 2005.)

DPAC, a California corporation, provides embedded wireless networking and connectivity products for machine-to-machine communications applications. DPAC’s wireless products are used for remote data collection and control by major original equipment manufacturers in the transportation, medical equipment, instrumentation and industrial control, homeland security, medical, and logistics markets. DPAC’s website is www.dpactech.com. The contents of that web site are not part of this proxy statement/prospectus.

DPAC was incorporated in California, on September 7, 1983 as DENSE-PAC DEVELOPMENT, INC. and changed its name to DENSE-PAC MICROSYSTEMS, INC. in November 1985 and to DPAC Technologies Corp. in August 2001. DPAC shareholders should call Stephen Vukadinovich, Chief Financial Officer, at (714) 898-0007, or Domenick DeRobertis, Managing Director of The Altman Group, Inc. at (201) 460-1200 with any questions about the Merger, including procedures for voting your shares. DPAC Technologies Corp. and its subsidiaries are referred to in this proxy statement/prospectus as “DPAC,” unless the context otherwise requires.

DPAC’s Recent Developments (see pages 75 to 78)

DPAC has experienced operating losses for each of the past fourteen consecutive quarters of operations, which has consumed significant financial resources and caused its independent registered public accountant to issue its opinion on DPAC’s financial statements with an emphasis of a matter paragraph raising substantial doubts about DPAC’s ability to continue as a going concern.

Effective as of August 3, 2005, DPAC Common Stock was delisted from the NASDAQ SmallCap Market, and DPAC Common Stock began trading only over-the-counter. The shares are presently quoted on the Over-the-Counter Bulletin Board, under the symbol DPAC.OB.

DPAC and QuaTech signed the Merger Agreement on April 26, 2005. On August 5, 2005 DPAC and QuaTech entered into the First Amendment to the Agreement and Plan of Reorganization. The First Amendment

established a fixed exchange ratio and made significant modifications to the closing conditions of the Merger Agreement; DPAC concurrently entered into a License Agreement extending to DCV, an affiliate of QuaTech, an exclusive world-wide license to manufacture and distribute all of DPAC’s products in the wireless technology area, with the right to sublicense the technology to QuaTech. Under the License Agreement, QuaTech will be obligated to pay DPAC a royalty for each unit shipped. As a result of the License, DPAC has only three employees remaining on its staff, two of whom are executive officers. At the same time DPAC also executed agreements related to a six-month, $500,000 secured Bridge Loan made by DCV, bearing twelve percent (12%) interest and convertible at the option of DCV at any time into 3,289,43 shares of common stock of DPAC. The loan will also be automatically converted into that number of shares of common stock upon the closing of the Merger if it occurs before March 3, 2006, subject to extension at DPAC’s election to April 4, 2006, thereafter, the Loan is convertible solely at the holder’s election until the Loan is repaid. As a further inducement to make the loan, DCV will receive an additional 1,644,736 shares of DPAC common stock upon conversion of the Bridge Loan concurrently with the closing of the Merger.

On October 20, 2005 the License Agreement was amended to grant QuaTech an option to elect to prepay any and all license fees for a one-time cash payment of $2.4 million, which the parties have agreed is the fair market value of the exclusive license. If QuaTech elects to exercise its option to prepay, the cash will be held in escrow pending the outcome of DPAC’s shareholders voting on the approval of the Merger and the License Agreement. If the shareholders do not approve the Merger, QuaTech shall be entitled to a return of escrowed funds and the license will be converted to a non-exclusive license.

On October 2, 2005 DPAC and QuaTech also agreed to a second amendment to the Merger Agreement. The “Second Amendment to Agreement and Plan of Reorganization” changed, among other things, the exchange ratio of DPAC shares for QuaTech shares and extended the time to complete the Merger until March 31, 2006.

If the Merger is consummated, DCV could own approximately 54.3% of the DPAC common stock then outstanding.

If the Merger is not consummated, the license will convert to a non-exclusive license unless QuaTech elects to purchase an exclusive license if approved by DPAC shareholders, for $2.4 million or for its fair market value according to an appraisal depending on the circumstances. If the Merger is consummated, the License will be assigned by DCV to QuaTech.

QuaTech has obtained from financial institutions commitments for approximately $3.1 million in loans to refinance its existing subordinated debt, to be applied against transaction costs and to be used for other general corporate purposes. The funding is to occur prior to the Merger, and the financing is a condition to completing the Merger.

The Board of DPAC will be reconstituted upon the consummation of the Merger.

For a more detailed explanation and a description of the recent developments in DPAC’s financial condition and certain related risks, see pages 75 through 78 of this proxy statement/prospectus.

DPAC Acquisition Sub, Inc.

DPAC Acquisition Sub, Inc., an Ohio corporation, is a wholly-owned subsidiary of DPAC formed solely to effect the Merger with QuaTech. DPAC Acquisition Sub, Inc. has not conducted any business. Pursuant to the Merger Agreement DPAC Acquisition Sub, Inc. will merge with and into QuaTech, and QuaTech will continue as the surviving corporation.

QuaTech, Inc.

5675 Hudson Industrial Parkway

Hudson, OH 44239

Phone: (800) 533-1170

QuaTech designs and manufactures communication and data acquisition products for personal computer based systems. QuaTech sell its products through a global network of distributors, system integrators, value added resellers and OEMs. QuaTech is a privately-held corporation, and its common stock is not publicly traded. QuaTech’s web address is www.quatech.com. The contents of that web site are not part of this proxy statement/prospectus.

The Merger (see page 40)

Mechanics of the Merger. In the Merger, DPAC Acquisition Sub, Inc., a wholly-owned subsidiary of DPAC, will merge with and into QuaTech, and as a result QuaTech will be the surviving corporation and will be a wholly-owned subsidiary of DPAC. When the Merger becomes effective, each share of QuaTech common stock then outstanding and each share of QuaTech Series A preferred stock then outstanding will be cancelled and converted into approximately 45.91 shares of DPAC common stock. The shares of DPAC’s common stock which are outstanding immediately prior to the closing of the Merger will remain outstanding after the closing of the Merger.

QuaTech stock options. Each unexpired option to purchase shares of QuaTech common stock that is outstanding at the effective time, whether or not exercisable, will automatically and without any action on the part of its holder be converted into an option to purchase a number of shares of DPAC common stock equal to the number of shares of QuaTech common stock that could be purchased under such option multiplied by the exchange ratio, at a price per share of DPAC common stock equal to the per share exercise price of such option divided by the exchange ratio.

QuaTech warrant. Immediately prior to the closing of the Merger the certain warrant to acquire 430,814 shares of QuaTech common stock originally issued to HillStreet Fund, L.P. will be automatically converted into 430,814 shares of QuaTech common stock so that such shares will be converted upon the closing of the merger into 19,779,854 shares of DPAC common stock.

Ownership of DPAC after the Merger. Upon completion of the Merger, the holders of all of QuaTech’s outstanding stock, warrants, and options, and DCV (as holder of the Bridge Loan) will aggregately beneficially own DPAC common stock representing approximately 74.5% of the issued and outstanding shares of DPAC common stock or 70.2% on a fully diluted basis, and the current holders of DPAC’s outstanding stock and options will retain approximately 25.5% of DPAC’s issued and outstanding shares or 22.9% on a fully diluted net issuance basis. In addition, DPAC will issue approximately 5.1 million warrants to Evolution Capital LLC in connection with $1.5 million in debt financing, and issue stock options to purchase 1.2 million shares of its common stock to DPAC Board of Directors and management. These warrants and options represent an additional 6.9% of the fully diluted shares outstanding. The Agreement and Plan of Reorganization, as amended, accompanies this proxy statement/prospectus as Annex A. DPAC and QuaTech encourage you to read the Merger Agreement carefully.

Reasons and recommendations for the Merger (see information beginning at pages 44 and 52)

DPAC shareholders. The DPAC Board of Directors has determined that the Merger Agreement and the merger are advisable and in the best interests of DPAC and its shareholders and unanimously recommends that the DPAC shareholders vote “FOR” the issuance of approximately 74.2 million shares of DPAC common stock and warrants pursuant to the Merger Agreement including approximately 4.9 million shares issuable upon conversion pursuant to the DCV Bridge Loan and warrants to purchase approximately 5.1 million shares of

DPAC common stock issued to obtain new debt financing. In addition, the DPAC Board of Directors has determined that the proposed amendment to DPAC’s Articles of Incorporation to increase DPAC’s authorized capital stock is advisable and in the best interests of DPAC and its shareholders and unanimously recommends that the DPAC shareholders vote “FOR” the proposed merger and the amendment to DPAC’s Articles of Incorporation.

QuaTech shareholders. The QuaTech Board of Directors has determined that the Merger Agreement and the Merger are advisable and in the best interests of QuaTech and its shareholders and unanimously recommends that the QuaTech shareholders vote “FOR” the approval of the Merger Agreement.

Factors considered by the Boards. In determining whether to approve the Merger, the DPAC Board and the QuaTech Board consulted with their respective senior management and legal and financial advisors and considered the respective strategic, transactional, financial and other considerations referred to under “THE MERGER—Reasons for the Merger and Recommendations of the DPAC Board of Directors” beginning on page 44 and “THE MERGER—Reasons for the Merger and Recommendations of the QuaTech Board of Directors” beginning on page 52.

Risk factors (see page 12)

The Merger may not be consummated and, even if consummated, the potential benefits of the merger may not be achieved. Regarding these and other risks, see the sections entitled “RISK FACTORS,” beginning on page 12, “THE MERGER—Reasons for the Merger and Recommendations of the DPAC’s Board of Directors” beginning on page 44 and “THE MERGER—Reasons for the Merger and Recommendations of QuaTech’s Board of Directors” beginning on page 52.

The risks of the Merger and of the respective businesses of QuaTech and DPAC should be considered carefully by DPAC shareholders in evaluating whether to approve the Merger and the proposed amendment of DPAC’s Articles of Incorporation to increase its capital stock, and by QuaTech shareholders in evaluating whether to approve the Merger Agreement. These risk factors should be considered along with any additional risk factors in the periodic reports of DPAC filed with the Securities and Exchange Commission and any other information included in this proxy statement/prospectus.

Annual Meeting of DPAC shareholders (see page 33)

You can vote at the DPAC Annual Meeting if you owned DPAC common stock at the close of business on January 4, 2006, the record date for the DPAC Annual Shareholders Meeting. On that date, there were 23,744,931 shares of DPAC common stock outstanding and entitled to vote. You can cast one vote for each share of DPAC common stock that you owned on that date. Approval of the proposals to adopt the Merger Agreement and to amend DPAC’s Articles of Incorporation to authorize the increase in authorized capital stock requires the affirmative vote of a majority of the outstanding shares of DPAC’s common stock as of the record date. As of the record date, DPAC’s executive officers, directors and entities affiliated with them owned, in the aggregate, less than 1.0% of DPAC’s outstanding common stock.

Special Meeting of QuaTech shareholders (see page 38)

You can vote at the QuaTech Special Meeting if you owned QuaTech common stock or Series A preferred stock at the close of business on January 4, 2006, the record date for the QuaTech Special Meeting. On that date, there were 315,223 shares of QuaTech common stock outstanding and entitled to vote and 650,000 shares of QuaTech Series A preferred stock outstanding and entitled to vote. Approval of the proposal to approve the Merger Agreement requires two separate affirmative votes. To be approved, the Merger Agreement must receive the affirmative vote of the majority of the holders of the shares of QuaTech common stock, and Series A preferred stock, voting as a single class and the agreement must be approved by at least a majority of the shares of QuaTech Series A preferred stock voting as a separate class. As of the QuaTech record date, QuaTech’s executive officers and directors owned, in the aggregate, approximately 61.9% of QuaTech’s outstanding common stock and 100% of QuaTech’s outstanding Series A preferred stock. QuaTech officers and directors holding approximately 48.2% of QuaTech’s outstanding common stock and 100% of QuaTech’s outstanding Series A preferred stock have entered into agreements with DPAC to vote their shares in favor of the Merger Agreement. Thus the approval of the Merger Agreement by QuaTech’s shareholders is assured assuming these shareholders abide by their agreements.

Opinion of DPAC financial advisor (see page 45)

The opinion of B. Riley is outdated, and is not any indication of the fairness of the terms of the Merger as currently proposed. The opinion was based upon the Merger Agreement before the First and Second Amendments of the Merger Agreement were executed. Both of these amendments changed the exchange ratio. The opinion was rendered before the License Agreement and the DCV Bridge Loan were first contemplated. Further, DPAC has also undergone other material changes since April 21, 2005, which are described in the section entitled “DPAC RECENT DEVELOPMENTS” beginning on page 75. Therefore, DPAC shareholders should not rely on the B. Riley fairness opinion as an indication of the fairness of the Merger as amended. DPAC’s Board of Directors did not ask B. Riley to update its fairness opinion for either the First or Second Amendments of the Merger Agreement due to DPAC’s shortage of financial resources. Please refer to “RISK FACTORS—Neither DPAC nor QuaTech obtained a fairness opinion concerning the Merger.”

The opinion of B. Riley, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with its issuance, accompanies this proxy statement/prospectus in Annex C. Shareholders of DPAC are urged to read the opinion carefully and in its entirety, in light of its limitations.

Interests of certain persons in the Merger (see pages 74 and 89)

When DPAC shareholders consider the recommendations of the DPAC Board of Directors that they vote in favor of (i) the issuance of shares of DPAC common stock pursuant to the Merger Agreement, and (ii) the amendment to DPAC’s Articles of Incorporation to approve an increase in the number of authorized shares of DPAC common stock from 40,000,000 shares to 120,000,000 shares, DPAC shareholders should be aware that some DPAC directors and executive officers may have interests in the Merger that may be different from, or in addition to, their interests as shareholders of DPAC. The DPAC Board of Directors was aware of and considered these potentially conflicting interests when it approved the Merger Agreement. These interests include:

•	The retention of two DPAC directors, Creighton K. Early and Samuel Tischler, to serve on the Board of Directors of DPAC after completion of the Merger;

•	The retention of Creighton K. Early to serve as Chairman of the Board of Directors of DPAC after completion of the Merger and payment of severance to Mr. Early under his existing employment agreement with DPAC;

•	The issuance of options to purchase 600,000 shares of DPAC common stock that will be immediately fully vested pursuant to retention agreements between DPAC and four current or former members of management, including two current executive officers as follows: Creighton K. Early, current President and CEO, options to purchase 240,000 shares; Stephen J. Vukadinovich, current Chief Financial Officer, options to purchase 120,000 shares; Michael P. Zachan, former Vice President of Airborne™ Products, options to purchase 120,000 shares; and Gregory S. Gower, former Vice President of Sales and Business Development, options to purchase 120,000 shares;

•	The issuance of options to purchase 600,000 shares of DPAC common stock to five current non-management members of DPAC’s Board of Directors, Richard J. Dadamo, Samuel W. Tishler, Gordon

M. Watson, Richard H. Wheaton and John W. Hohener, each to receive an option to purchase 120,000 shares of DPAC common stock upon the completion of the Merger; and

•	The acceleration of vesting of currently outstanding options held by DPAC’s directors and executive officers as follows: Creighton K. Early, options to purchase 170,000 shares, and Stephen J. Vukadinovich, options to purchase 70,500 shares.

When QuaTech shareholders consider the recommendation of the QuaTech Board of Directors that shareholders vote in favor of the approval of the Merger Agreement, QuaTech shareholders should be aware that some QuaTech directors and executive officers have interests in the Merger that may be different from, or in addition to, their interests as shareholders of QuaTech. The QuaTech Board of Directors was aware of and considered these potentially conflicting interests when it approved the Merger Agreement. These interests include:

•	The fact that two of QuaTech’s current directors, William Roberts, Chairman, and Steven Runkel, President and CEO will become members of the DPAC Board of Directors following the Merger;

•	The fact that all of QuaTech’s existing executive officers will become executive officers of DPAC following the Merger, and the fact that Steven Runkel will become President and CEO of DPAC after the completion of the Merger, with an annual salary of $210,000 pursuant to an employment agreement as set forth in Exhibit 10.20;

•	Options held by QuaTech executive officers that will be converted into fully-vested options to purchase DPAC common stock upon the effectiveness of the Merger as follows: William Roberts, warrants to purchase 1,469,000 shares, and Steven D. Runkel, options to purchase 2,093,621 shares;

•	All outstanding unvested stock options held by QuaTech officers, directors and other employees will become 100% vested upon completion of the Merger as follows: Steven D. Runkel, options to purchase 2,093,633 shares of DPAC common stock, Jeffrey L. Kristofeld, options to purchase 45,913 shares of DPAC common stock, Kevin Kline, options to purchase 346,965 shares of DPAC common stock, and Stewart Guy, options to purchase 115,655 shares of DPAC common stock;

•	The fact that DCV, the holder of 100% of QuaTech’s Series A Preferred Stock, will receive up to 4,934,209 additional shares of DPAC common stock by virtue of the terms of the DCV Bridge Loan and the consummation of the Merger; and

•	The fact that as a result of these potentially conflicting interests, these officers and directors could be more likely to vote in favor of recommending the Agreement and Plan of Reorganization and the Merger than if they did not hold these interests.

Further, the following sets forth as of December 30, 2005 on a pro forma basis and based on the assumptions described below, the beneficial ownership of DPAC common stock by the following persons immediately upon the consummation of the Merger:

Development Capital Ventures, LP, 50,585,896 shares, 54.3% ownership;

William Roberts, 7,854,248 shares, 8.4% ownership;

Steven Runkel 3,744,506 shares, 3.9% ownership; and

Creighton Early, 810,000 shares, less than 1%.

The percentages of class assumes 93,108,033 shares of DPAC common stock outstanding immediately upon the consummation of the Merger.

Conditions to the completion of the Merger (see page 68)

The completion of the Merger is subject to the prior satisfaction or waiver of a number of conditions, including the following:

•	the Merger Agreement must be approved by the shareholders of QuaTech;

•	the Merger Agreement and the Merger must be approved and adopted by the shareholders of DPAC;

•	DPAC’s registration statement, of which this proxy statement/prospectus is a part, must be effective under the Securities Act, no stop order suspending its effectiveness may be in effect and no proceedings for suspending its effectiveness may be pending before or threatened by the Securities and Exchange Commission;

•	no laws having been adopted or promulgated and no temporary restraining order or preliminary or permanent injunction of any court or governmental body making the Merger illegal or otherwise prohibiting the completion of the Merger;

•	all required material governmental consents and approvals must have been obtained;

•	DPAC shall have no outstanding bank or other similar debt other than the DCV Bridge Loan;

•	the representations and warranties of each party in the Merger Agreement must be true and correct, subject to various qualifications;

•	QuaTech must have received an opinion from its tax counsel that the Merger will qualify as a tax-free reorganization;

•	the parties must have complied in all material respects with their respective agreements in the Merger Agreement;

•	no material adverse effect with respect to either DPAC or QuaTech shall have occurred since the date of the Merger Agreement;

•	QuaTech shall have obtained debt financing of approximately $3,100,000 for recapitalization and general corporate purpose on terms consistent with commitment letters held by QuaTech and satisfactory to QuaTech; and

•	QuaTech shall have elected to exercise its Prepayment Option under the License Agreement, as amended.

Termination of the Merger Agreement (see page 69)

Before completion of the Merger, the Merger Agreement may be terminated by the parties’ mutual consent. In addition, subject to certain qualifications, the Merger Agreement may be terminated by either under any of the following circumstances:

•	the Merger is not completed on or before March 31, 2006 (although this termination right is not available to a party whose failure to comply with the Merger Agreement resulted in the failure to complete the Merger by that date);

•	subject to certain exceptions, the other party has breached its covenants and agreements or representations and warranties, which breach is incapable of cure or cannot be cured after an applicable cure period and would cause the failure of such other party’s conditions to the closing of the Merger;

•	the other party receives a takeover proposal, as defined in the Merger Agreement, and the other party does not reject such proposal within ten (10) business days of such occurrence; and

•	subject to certain conditions including the payment of a termination fee, such party receives an alternative proposal that it believes is materially more favorable to its shareholders than the merger.

Expenses and termination fees (see page 70)

Unless the Merger Agreement is terminated under certain circumstances described in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such expenses.

The Merger Agreement provides that in several circumstances, either party may be required to pay a termination fee of $350,000 to the other party.

QuaTech and DPAC have agreed not to solicit other offers (see page 66)

Subject to certain exceptions, the Merger Agreement prohibits either party or its agents from directly or indirectly soliciting, knowingly encouraging, participating in any discussions regarding, furnishing any nonpublic information with respect to, or assisting or facilitating any proposal from any third party to acquire such party.

Accounting treatment of the Merger (see page 55)

The Merger will be accounted for as a “reverse acquisition” using the purchase method of accounting for business combinations, with QuaTech being considered the acquiror of DPAC, in conformity with accounting principles generally accepted in the United States of America. This means that the purchase price will be allocated to the fair value of the tangible and intangible assets and liabilities of DPAC immediately prior to the effective time of the Merger, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually, or as impairment indicators arise.

Directors and executive officers of DPAC following the Merger (see page 59)

On or prior to the effective time of the Merger, DPAC’s Board of Directors will consist of six (6) directors.

Following the Merger, the following persons will serve as the seven (7) directors, William Roberts and Steven D. Runkel who currently are directors of QuaTech, Creighton “Kim” Early and Samuel W. Tishler who currently are directors of DPAC and Mark Chapman, James Bole and Dennis R. Leibel.

The parties have also determined the executive officers of DPAC following the Merger, and they are identified on page 59.

Dissenters’ rights (see page 56)

QuaTech shareholders are entitled to exercise dissenters’ rights with respect to the Merger and, if the Merger is completed and they perfect their dissenters’ rights, they will receive payment in cash for the fair value of their shares of QuaTech stock. In general, to preserve their dissenters’ rights, QuaTech shareholders who wish to exercise these rights must:

•	deliver a notice of intent to demand payment for their shares to QuaTech at or before the time the vote is taken at the QuaTech special meeting;

•	not vote their shares for approval of the Merger Agreement;

•	continuously hold their shares of QuaTech stock from the date they make the notice of intent to demand payment through the closing of the Merger; and

•	comply with the other procedures set forth in Section 1701.85 of the Ohio General Corporation Law (“OGCL”).

The text of Section 1701.85 of the OGCL governing dissenters’ rights accompanies this proxy statement/prospectus in Annex B. Failure to comply with the procedures described therein will result in the loss and/or waiver of dissenters’ rights. We urge you to read the text of Section 1701.85 of the OGCL governing dissenters’ rights carefully.

DPAC’s shareholders will not be entitled to dissenters’ rights as a result of these transactions.

Comparison of shareholder rights (see page 90)

The rights of shareholders of QuaTech as shareholders of DPAC after the Merger will be governed by California law and DPAC’s existing Articles of Incorporation and its existing bylaws. Those rights differ significantly from the current rights of QuaTech shareholders under Ohio law and QuaTech’s articles of incorporation and code of regulations.

Market price information (see page 31)

On April 26, 2005, the last full trading day prior to the public announcement of the proposed Merger, DPAC’s common stock closed at $0.40 per share. On January 11, 2006, the latest practicable date before the printing of this proxy statement/prospectus, DPAC’s common stock was bid at $0.043 and asked at $0.045 per share. The companies urge you to obtain current market quotations for DPAC’s common stock.

The common stock of QuaTech is not publicly traded.

No Nasdaq Listing of DPAC common stock (see pages 58 and 75)

DPAC’s common stock is traded under the symbol “DPAC.OB.” The DPAC common stock to be issued in the Merger will not be listed for trading on the Nasdaq SmallCap Market or any other exchange.

Quotations of the prices of DPAC’s common stock are found only on the Over-the-Counter Bulletin Board, maintained by the National Quotation Bureau. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, DPAC’s common stock.

DPAC’s common stock had been listed on the Nasdaq SmallCap Market but was delisted on August 3, 2005 because DPAC failed to meet the markets continuing listing standards. The delisting of the common stock may continue to adversely affect the value of the common stock and could also adversely affect the volatility and liquidity of the common stock.

To relist shares of common stock on Nasdaq, DPAC would be required to meet the initial listing requirements for either the Nasdaq SmallCap Market or the Nasdaq National Market, which are more stringent than the continued listing requirements of those exchanges. DPAC may strive to once again become listed but there is no assurance it will do so or if it so strives whether it will be successful.

Restrictions on the ability to sell DPAC common stock (see page 58)

All shares of DPAC common stock to be received by QuaTech shareholders in connection with the Merger will be freely transferable unless the holder is an affiliate of either QuaTech or DPAC under the Securities Act.

Material federal income tax considerations (see page 95)

The Merger generally is intended to qualify as a tax-free transaction, and it is a condition to the Merger that DPAC and QuaTech each receive legal opinions from counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. DPAC and QuaTech expect that if the Merger is completed, DPAC and QuaTech shareholders will not recognize gain or loss for federal income tax purposes except with respect to the receipt of cash as a result of any exercise of dissenters’ rights.

Tax matters are very complicated, and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of your tax consequences as a result of the Merger.

This summary may not contain all of the information that is important to you. You should carefully read this entire document for a more complete understanding of the Merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the Merger Agreement, which accompanies this proxy statement/prospectus in Annex A.

Interaction of Various Proposals and the Merger

If all of the Proposals are approved, we intend to complete the merger with QuaTech.

If Proposal 1 is not approved, the Merger with QuaTech will not be affected; however, DPAC’s course of action pending the merger is uncertain.

If Proposal 2 is not approved, the Merger with QuaTech must be terminated by DPAC.

If Proposal 3 is not approved, we cannot complete the merger with QuaTech due to lack of shares available for issuance.

If Proposal 4 is not approved, we can complete the Merger with QuaTech, provided Proposal 2 and 3 are approved.

If Proposal 5 is not approved, we may have difficulty compensating former and current officers, directors, key employees, service providers, and others, but in no way is the Merger directly affected.

Therefore, we cannot complete the Merger with QuaTech unless Proposal 2 and Proposal 3 are approved.

CAUTIONARY STATEMENTS

This proxy statement/prospectus contains “forward-looking statements.” Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including those described under “RISK FACTORS,” many of which are beyond our control. Accordingly, actual results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, those listed in the following section. All forward-looking statements are qualified by the risks described under “RISK FACTORS.”

ORGANIZATION OF SUBHEADINGS WITHIN RISK FACTORS

In the section beginning on page 12 entitled “RISK FACTORS,” these matters have been grouped under four separate headings for convenient reference. The four general headings, and general descriptions of the categories of risks, are as follows:

1. “Risks Related to the Merger,” which discusses the risks of combining DPAC and QuaTech along with other risks under the Merger Agreement.

2. “Industry and Business Risks Related to DPAC and Its Business,” which discusses the specific risks related to DPAC’s business.

3. “Industry and Business Risks Related to QuaTech and Its Business,” which discusses the specific risks related to QuaTech’s industry and QuaTech’s business.

Every risk, regardless of how the risk is categorized, may interact with or affect any and all other risks, and different categories of risk can have related causation or related effects.

It is essential to read and understand the risk factors set forth herein. Any or all of these risks could become material at any time, in which case the business, financial condition or prospects of either or both DPAC and QuaTech may be seriously harmed. In such case, the market price of DPAC common stock may decline, and you may lose all or part of your investment.

RISK FACTORS

You should carefully consider the following matters, together with all of the other information included in this Proxy Statement/Prospectus, in connection with your decisions on voting, acquiring or disposing of shares.

Risks Related to the Merger

The merger involves risks for DPAC and QuaTech shareholders. QuaTech shareholders will be choosing to invest in DPAC common stock by voting in favor of the Merger. You should carefully consider the following risks before deciding whether to vote in favor of the approval of the Merger Agreement, in the case of QuaTech shareholders, or for the issuance of shares of DPAC common stock pursuant to the Merger Agreement, in the case of DPAC shareholders. In addition to other information included in this proxy statement/prospectus, including the matters addressed in the “RISK FACTORS” section of this proxy statement/prospectus, please consider carefully all of the information entitled “CAUTIONARY STATEMENTS ” beginning on page 11.

The issuance to QuaTech shareholders of DPAC common stock as contemplated in the Merger transaction and upon the issuance of options and the issuance of shares to DCV contemplated by the DCV Bridge Loan will dilute current DPAC shareholders’ ownership of DPAC common stock.

The ownership percentage of the current DPAC shareholders shall be diluted by the issuance of these new shares of DPAC common stock in the merger because it will substantially increase the total number of shares of DPAC common stock outstanding. The estimated impact of this dilution is shown below.

	DPAC 12/9/05	Issuable as a result of the Merger	Outstanding Post-Merger
Shares	23,744,931	69,363,102	93,108,033
Options	4,602,995	4,702,491	9,305,486
Warrants	1,480,292	5,089,849	6,570,141

Total	29,828,218	79,155,442	108,983,660

The warrants to purchase 5,089,849 shares of DPAC common stock will be issued to Evolution Acquisition Capital Partners LLC (“Evolution”) pursuant to a $1.5 million five-year loan to DPAC which will close simultaneously with the Merger. The warrants will entitle Evolution to purchase the DPAC common stock for a nominal purchase price and are valid for ten (10) years from the date of issuance. The warrants include the right for the holder to cause DPAC to purchase the warrants upon the earlier of the maturity of the loan and the occurrence of an event of default at a price calculated at the higher of the market price of DPAC common stock or 5.5 times trailing twelve months EBITDA, less debt, plus cash, divided by the total number of shares outstanding.

Neither DPAC nor QuaTech obtained a fairness opinion concerning the Merger.

No fairness opinion has been obtained with respect to the Merger. Although DPAC Technologies, Inc. had retained B. Riley & Co., Inc., an investment banking firm, to provide the DPAC Board of Directors with an opinion with respect to the terms of a transaction as they would have been on April 23, 2005, such terms are significantly different from the terms of the actual Merger. For instance, the Merger agreement has been amended three times since then, and the exchange ratio at the time B. Riley rendered its opinion was approximately twenty-four (24) shares of DPAC common stock for each one share of QuaTech common stock. The exchange ratio of the Merger as amended, is approximately forty-six (46) shares of DPAC common stock per each one share of QuaTech common stock. B. Riley did not express an opinion as to the fairness of the actual Merger transaction from a financial perspective, and its analyses were based on different terms and numerous other assumptions and estimates at April 23, 2005. B. Riley will not be updating that previous opinion. The exchange ratio and other terms of the Merger were determined by negotiation between DPAC’s and QuaTech’s respective management and Board of Directors. Therefore, the determination of the exchange ratio is subjective, and the determination of the fairness thereof has been made only by the DPAC Board of Directors for DPAC and its shareholders and only by the QuaTech Board of Directors for QuaTech and its shareholders.

Resales of DPAC common stock following the merger may cause the market price of DPAC’s common stock to decrease.

The new shares of DPAC common stock, as described above, and the future sale of additional shares of DPAC common stock, may likely result in those shares becoming eligible for sale to the public. The issuances will increase the total number of shares of DPAC common stock outstanding and this increase will be substantial. Sales of a significant number of shares of DPAC common stock could have the effect of depressing the market price for DPAC common stock.

Due to the parent-subsidiary structure of the companies following the consummation of the merger, QuaTech (as DPAC’s subsidiary) could be subject to sale, liquidation or another fundamental transaction without DPAC shareholder approval.

Without approval in some circumstances, the Board of Directors of DPAC could sell or transfer the subsidiary without seeking shareholder approval, which would not be the case if the same assets were substantially all of the assets in the parent corporation. Also, without approval of the shareholders of DPAC, a subsidiary with appropriate authorization could issue shares of the subsidiary’s stock that reduces DPAC’s ownership percentage in the balance sheet and earnings of the subsidiary.

DPAC and QuaTech may be unable to obtain the necessary shareholder approvals required to complete the merger.

The closing of the Merger is subject to, among other things, approvals by the shareholders of QuaTech and DPAC, respectively, which might not be obtained. The issuance of shares of DPAC common stock pursuant to the Merger Agreement requires the affirmative vote of a majority of the total outstanding shares of DPAC at the DPAC annual meeting. Approval of the Merger Agreement by QuaTech requires the affirmative vote of the holders of a majority of the total outstanding shares of QuaTech common stock and of QuaTech preferred stock. If any of these shareholder approvals are not obtained, the conditions to the closing of the Merger will not be satisfied and the closing of the Merger will not occur. QuaTech shareholders representing a majority of the voting power of QuaTech’s capital stock have delivered a signed voting agreement committing them to approve the Merger Agreement, subject to satisfaction of closing conditions. Its terms are as set forth in the Shareholder and Registration Rights Agreement incorporated by reference as Exhibit 2.6.

The number of shares that QuaTech shareholders will be entitled to receive is fixed; if the market price of DPAC’s common stock declines, QuaTech shareholders will be entitled to receive less in value for their QuaTech stock.

Upon the closing of the Merger, each holder of shares of QuaTech common stock will be entitled to receive a number of shares of DPAC common stock based on the common exchange ratio, and each holder of shares of QuaTech preferred stock will be entitled to receive a number of shares of DPAC common stock based on the preferred exchange ratio. The exchange ratios will not change if the market price of DPAC common stock fluctuates. The market value of DPAC’s shares could decline based upon general market and economic conditions, DPAC’s business and prospects and other factors, as discussed in this proxy statement/prospectus. Because the consideration in the merger depends on the value of DPAC’s common stock at the closing, the value of the consideration that QuaTech shareholders will be entitled to receive in the merger cannot now be determined.

It is anticipated that there will be no upward or downward adjustment to the exchange ratios, and the parties do not have the right to terminate the Merger Agreement based upon changes in the market price of DPAC common stock. Accordingly, if DPAC’s stock price decreases or increases, QuaTech’s shareholders will receive relatively more or less in terms of market value in exchange for their shares of QuaTech stock.

Failure to complete the Merger may result in harm to the stock price and future businesses and operations of each company.

If the Merger is not completed, DPAC and QuaTech may be subject to the following material risks, among others: (1) the market price of DPAC common stock may decline to the extent that the current market price reflects the assumption that the Merger will be completed; (2) DPAC’s and QuaTech’s reputations may be harmed to the extent that customers, suppliers and others believe that the companies cannot effectively compete in the marketplace without the transaction, or if there is supplier, customer or employee uncertainty surrounding DPAC or QuaTech on a stand-alone basis; (3) many of the costs of each of DPAC and QuaTech related to the merger, such as legal, accounting and some financial advisor fees, must be paid regardless of whether the Merger is completed; (4) under some circumstances, either DPAC or QuaTech may be required to pay a termination fee of $350,000 to the other party pursuant to the Merger Agreement; (5) the DCV Bridge Loan would not automatically convert and would be due on March 3, 2006, subject to extension at DPAC’s election to April 4, 2006; and (6) the License would become a non-exclusive license and DCV and QuaTech would have the option, but not the obligation, to purchase the License for fair market value as determined by appraisal; otherwise, the License would terminate. Completion of the Merger is subject to several closing conditions and covenants of the parties, including obtaining the requisite shareholder consents; DPAC and QuaTech may be unable to obtain such approvals and meet such conditions. In addition, if the Merger Agreement is terminated and either DPAC’s or QuaTech’s Board of Directors determines to seek another merger or business combination, there can be no assurance that DPAC or QuaTech will be able to find a partner willing to enter into a transaction on equivalent or more attractive terms that those contemplated by the Merger Agreement. If the Merger is not completed, DPAC and QuaTech would not derive the strategic benefits expected to result from the transaction.

QuaTech shareholders could exercise dissenters’ rights in connection with the Merger, resulting in preventing or delaying the merger, and causing expense to QuaTech.

Under Section 1701.84 of the Ohio General Corporation Law, holders of QuaTech capital stock are entitled to dissenters’ rights in the event they do not vote in favor of the Merger and only if they properly exercise their dissenters’ rights. If a significant number of QuaTech shareholders elect to exercise dissenters’ rights, the Merger could not be consummated. If the Merger could still be completed despite the dissenters, QuaTech could be required to make cash payments to those shareholders resulting in a drain on the cash reserves in an amount constituting a material adverse effect upon the consolidated financial position.

Some of the directors, executive officers and significant shareholders of DPAC or QuaTech have interests and arrangements that could have affected their decisions to support or approve of the transaction.

Following the Merger, the Board of Directors of the surviving corporation will consist of Creighton K. Early, Steven D. Runkel, William Roberts, Samuel W. Tishler, Mark Chapman, James Bole and Dennis Leibel. The initial executive officers will consist of Steven D. Runkel, as Chief Executive Officer, and two other individuals as mutually agreed upon by DPAC and QuaTech. See “Composition of DPAC’s Board of Directors after the Merger” on page 101.

Creighton K. Early, the President and Chief Executive Officer of DPAC, upon the effective time of the merger, will serve as Chairman of the Board of DPAC. Mr. Early’s employment contract will be terminated. Mr. Early will be entitled to a severance equal to the continuation of his base salary of $180,000 per year and auto allowance of $750 per month for twelve months from the termination of his employment. In addition, all unvested stock options to purchase DPAC common stock held by Mr. Early shall automatically become fully vested and may be exercised by him for two years from the date of his termination.

Each non-management member of the Board of Directors of DPAC will each receive an option to purchase 120,000 shares of DPAC common stock at an exercise price equal to the closing market price on the date of the closing of the Merger with QuaTech. The options will be immediately vested and may be exercised for a period of then (10) years from the date of the grant, whether or not the optionee remains a director of DPAC.

Creighton Early will receive an option to purchase 240,000 shares of DPAC common stock at an exercise price equal to the closing market price on the date of the closing of the Merger with QuaTech. The options will be immediately vested and exercisable for a period of ten (10) years from the date of the grant, or within one (1) year of the date of the termination of his employment with DPAC for any reason.

Stephen Vukadinovich, Gregory Gower and Michael Zachan will each receive an option to purchase 120,000 shares of DPAC common stock at an exercise price equal to the closing market price on the date of the closing of the Merger with QuaTech. The options will be immediately vested and exercisable for a period of ten (10) years from the date of the grant, or within one (1) year of the date of the termination of his employment with DPAC for any reason.

All of the unvested stock options issued by both DPAC and QuaTech will vest 100% upon the closure of the Merger.

DCV, the holder of 100% of QuaTech’s Series A Preferred Stock is DPAC’s lender with respect to the DCV Bridge Loan. Upon the Merger, DCV will receive 4,934,209 shares of DPAC Common Stock in connection with the Bridge Loan in addition to shares it will receive as holder of QuaTech shares.

As a result of these arrangements, the directors and executive officers of DPAC and QuaTech may have interests that are different from, or are in addition to, the interests of other DPAC and QuaTech shareholders in the merger, and these officers and directors could be more likely to vote to approve, and recommend the approval of, the Merger and the Merger Agreement, than if they did not hold these interests. See “INTERESTS OF DPAC’S DIRECTORS, OFFICERS AND SIGNIFICANT SHAREHOLDERS IN THE TRANSACTION,” and beginning on page 74 “INTERESTS OF QUATECH DIRECTORS, OFFICERS AND SIGNIFICANT SHAREHOLDERS IN THE TRANSACTION” beginning on page 89.

Successful integration of the businesses of DPAC and QuaTech is not assured.

If the Merger is completed, QuaTech will become a wholly owned subsidiary of DPAC. Integrating and coordinating the operations and personnel of the companies will involve complex operational and personnel-related challenges. This process will be time-consuming and expensive and may disrupt the business of either or both of the companies and may not result in the full benefits expected by the parties. The difficulties, costs and delays that could be encountered include:

•	unanticipated issues in integrating information, communications and other systems;

•	difficulties attracting and retaining key personnel;

•	loss of customers; and

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods.

Although we expect that the Merger will result in benefits to us, we may not realize those benefits because of integration and other challenges.

Any failure of the combined company to meet the challenges involved in integrating the operations of DPAC and QuaTech successfully or to realize any of the anticipated benefits or synergies of the Merger could seriously harm the results of the combined company. Realizing the benefits of the Merger will depend in part on the ability of the combined company to overcome significant challenges, including timely, efficient and successful execution of post-merger strategies, including:

•	combining the operations of two companies;

•	integrating and managing the combined company;

•	retaining and assimilating the key personnel of each company;

•	retaining existing customers of each company and attracting new customers;

•	retaining strategic partners of each company and attracting new strategic partners; and

•	creating and maintaining uniform standards, controls, procedures, policies and information.

The risks related to the execution of these post-merger strategies include:

•	potential disruption of our on-going business and distraction of its management;

•	difficulty inherent in combining product offerings and coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

•	potential need to demonstrate to customers that the merger will not result in adverse changes in customer service standards or business;

•	impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel;

•	greater than anticipated costs and expenses related to integration, including employee severance and relocation costs; and

•	potential unknown or currently unquantifiable liabilities associated with the merger and the combined operations.

The significant costs associated with the merger may not prove to be justified in light of the benefits ultimately realized and could adversely affect future liquidity and operating results.

QuaTech estimates that it will incur direct transaction costs of approximately $550,000 associated with the merger, which will be included as a part of the total purchase cost for accounting purposes. In addition, DPAC estimates that it will incur direct transaction costs estimated to be $760,000 which will be included as a part of the total purchase cost for accounting purposes.

These estimates are subject to change. The combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs including any associated with integrating the two companies. The combined company may incur additional material charges in subsequent quarters to reflect additional costs associated with the merger. The significant costs associated with the merger may not prove to be justified in light of the benefits ultimately realized.

In order to be successful, we must retain and motivate key employees, which could be more difficult in light of uncertainty regarding the merger, and failure to do so could seriously harm us.

In order to be successful, we must retain and motivate executives and other key employees, including those in managerial, sales and technical positions. Employees of DPAC or QuaTech may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. These circumstances may adversely affect the combined company’s ability to attract and retain key management, sales and technical personnel. We also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult because of the potential distractions of the merger.

The process for completing the merger could result in disruptions in business, loss of customers or contracts or other adverse changes.

The process for consummating the merger may cause disruptions, including potential loss of customers and other business partners, in the business of DPAC or QuaTech, which could have material adverse effects on each company’s or the combined company’s business and operations.

Although DPAC and QuaTech each believe that its relationships with its customers are and will remain generally stable following the Merger, DPAC’s and QuaTech’s customers, suppliers, licensors and other business partners, in response to the consummation of the Merger, may adversely change or terminate their relationships with either company or the combined company, which could have a material adverse effect on the business of QuaTech, DPAC or the combined company following the Merger. Some of DPAC’s or QuaTech’s current or potential customers may cancel or defer requests for each company’s services.

The merger may be completed even though changes in the economy, industry-wide changes and other causes could have a material adverse effect on either DPAC or QuaTech.

In general, either party may refuse to complete the Merger if events cause a material adverse effect to the other party before the closing. Certain types of changes, however, will not prevent the completion of the Merger, even if they would have a material adverse effect on DPAC or QuaTech, including:

•	changes or events in the economy in general, except if QuaTech or DPAC, as the case may be, is disproportionately affected by the change or event; and

•	changes or events relating to the industry in which QuaTech and DPAC operate not specifically relating to QuaTech or DPAC, as the case may be, except if the company is disproportionately affected by the change or event.

If material adverse changes occur but DPAC and QuaTech must still complete the Merger, DPAC’s stock price may suffer. This in turn may reduce the value of the Merger to QuaTech shareholders.

The pro forma financial statements are not an indicator of the combined company’s financial condition or results of operations following the Merger.

The pro forma financial statements contained in this proxy statement/prospectus are not an indicator of the combined company’s financial condition or results of operations following the Merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of DPAC and QuaTech; and many adjustments and assumptions have been made regarding the combined company after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. As a result, the actual financial condition and results of operations of the combined company following the Merger may not be consistent with, or evident from, these pro forma financial statements.

In addition, the actual earnings per share, which is referred to as “EPS,” of the combined company following the merger may decrease below that reflected in the pro forma financial information for several reasons. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the combined company’s actual EPS following the Merger. See the section entitled “UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION AS OF SEPTEMBER 30, 2005” beginning on page F-35. Any potential decline in DPAC’s EPS may cause significant variations in the stock price of the combined company.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of the combined company’s common stock following the Merger.

In accordance with accounting principles generally accepted in the United States of America, the combined company will account for the Merger using the “reverse acquisition purchase” method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of DPAC common stock following the closing of the Merger. Under the “reverse acquisition purchase” method of accounting, QuaTech will be considered the acquiror in the transaction and the acquired company DPAC will value its assets, including intangible assets and liabilities, on the basis of fair market values at the date of closing, and record any excess purchase price as goodwill. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization and potential impairment charges could have a material adverse effect on the combined company’s results of operations.

The Merger would constitute an “ownership change” that will significantly limit DPAC’s future use of Net Operating Losses that existed before the Merger.

In accordance with Internal Revenue Code Section 382, an ownership change occurs when there is a direct or indirect sale or exchange of 50% or more of stock of a corporation by 1 or more 5% shareholders. If an ownership change has occurred in accordance with Section 382, future limitations in the utilization of NOLs could be significant for possible future cash flows if any. We have provided a full valuation allowance against our deferred tax asset pertaining to our NOL carryforwards as we believe it is more likely than not that the current deferred tax assets will not be realized, regardless of the aforementioned Section 382 limitation. Given the complexity involved in determining the effects on future cash flows when a Section 382 limitation shall have been triggered, computing the effect and limitations of future NOL carryforwards is not practically determinable at this time. We expect to complete our evaluation and reach a conclusion during our next fiscal quarter.

In addition, the highest of the adjusted federal long-term rates for the month of a “change in ownership” under Internal Revenue Code Section 382 and the prior two months becomes the federal long-term tax-exempt rate for that month, which in turn determines the annual limitation on the use of corporate net operating loss carryovers following such a change in ownership. That rate would be multiplied by the market cap of DPAC at August 5, 2005 to yield the maximum allowed usage of NOLs.

The effective tax rate of the combined company is uncertain.

The impact of the merger on the overall effective tax rate of the combined company is uncertain. Although the combined company will attempt to optimize its overall effective tax rate, it is impossible to predict the effective tax rate of the combined company accurately. The combination of the operations of DPAC and QuaTech may result in an overall effective tax rate for the combined company that is higher than DPAC’s currently reported tax rate, and it is possible that the effective tax rate of DPAC and QuaTech as a combined company may exceed the weighted average of the pre-merger tax rates of DPAC and QuaTech.

Failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code could harm the combined company.

The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended. For a full description of the tax consequences of the merger, see “The Merger—U.S. Federal Income Tax Consequences of the Merger.” To comply with the requirements for a Section 368(a) reorganization, certain structural and other requirements for the transaction must be met; if not satisfied, the companies could be subject to additional and extensive tax liability for consummating a transaction that does not satisfy the Section 368(a) reorganization requirements.

The representations and warranties of DPAC and QuaTech do not survive the closing of the merger.

Under the terms of the Merger Agreement, the representations and warranties made by each of DPAC and QuaTech in the Merger Agreement do not survive the closing of the merger, and there is no mechanism in the Merger Agreement for one party to pursue a claim against the other party if any of the representations and warranties proves to be untrue after the closing. Therefore, if one or more of those representations and warranties proves to be false to a material degree after the closing of the merger, and the ability of the combined company to grow its business is materially less than anticipated by the parties as a result, there will be no way to adjust the merger consideration.

Merger conditions are subject to waiver.

In general, the completion of the Merger is subject to the prior satisfaction of a number of conditions (see page 68). While the conditions precedent may indirectly provide some level of benefit to the shareholders of both DPAC and QuaTech, this is not their purpose. The conditions precedent were negotiated by DPAC and QuaTech for the exclusive benefit of DPAC and/or QuaTech as the case may be. DPAC or QuaTech may unilaterally elect to waive any number of conditions (other than those related to requisite shareholder approval and effectiveness of DPAC’s registration of the issuance of shares) set forth in the Merger Agreement and described in this proxy statement/prospectus. Consequently, there is a possibility that the Merger may be consummated without all of the conditions precedent having been satisfied.

Industry and Business Risks Related to DPAC and Its Business

DPAC urges you to carefully consider the following:

DPAC’s common stock has been delisted from Nasdaq, which limits the market for DPAC’s common stock, which could adversely affect the ability of DPAC shareholders to resell DPAC common stock.

DPAC common stock has been delisted from the Nasdaq SmallCap Market, and the stock may be less liquid and more volatile as a result. DPAC common stock currently trades over-the-counter, not on the Nasdaq SmallCap Market. The Common Stock is presently quoted only on the Over-the-Counter Bulletin Board under the ticker symbol “DPAC.OB”.

The delisting of the common stock may adversely affect the liquidity and potentially increases the volatility of the common stock.

Only a small portion of the investment community will purchase penny stocks, such as DPAC common stock, and therefore there will be a limited market for DPAC common stock, which may limit the liquidity of your shares.

DPAC common stock is defined by the SEC as a penny stock because it trades over-the-counter at a price less than $5.00 per share. Application of the penny stock rules to our common stock affects the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock. SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an “established customer” or an “accredited investor.” This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks. DPAC common stock also meets most common definitions of a penny stock, since it trades for less than $1.00 per share. Many brokerage firms will discourage their customers from purchasing penny stocks, and even more brokerage firms will not recommend a penny stock to their customers. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not consider purchasing a penny stock due, among other things, to the negative reputation that attends the penny stock market. There will be a limited market for DPAC common stock as long as it remains a penny stock. This situation may limit the liquidity of your shares.

In connection with the transactions pursuant to Merger Agreement, as amended, we are subject to risks including the following:

DPAC will have a Controlling Shareholder.

Upon the effective time of the Merger, as a result of DCV’s share ownership of QuaTech and as a result of the shares of DPAC Common Stock to be issued to DCV pursuant to the DCV Bridge Loan, DCV will hold approximately 54.3% of the issued and outstanding shares of DPAC Common Stock. DCV may be able to exercise effective control over DPAC through its substantial voting power. Thus, shareholders other than DCV may be adversely affected by the control exercised by DCV.

Following the Merger, DPAC will be the corporate parent of QuaTech.

If the merger is successfully completed, DPAC will be the corporate parent of QuaTech, and the former holders of QuaTech stock will become holders of DPAC common stock, and holders of DPAC common stock will continue to hold shares of DPAC common stock. DPAC’s business differs from QuaTech’s business, and DPAC’s results of operations, as well as the price of DPAC common stock, may be affected by factors different from those affecting QuaTech’s results of operations.

There are pending the Merger, credit risks and dependencies on QuaTech.

DPAC has granted a license for QuaTech to exclusively use DPAC’s technology and pay a royalty to DPAC. Based on an evaluation of QuaTech’s financial condition, DPAC is at risk that DPAC’s inability to collect receivables from QuaTech could have a material adverse effect on our business, financial condition, and results of operations.

DPAC is obligated under the License Documentation to render full access to DCV and QuaTech and their employees to all of DPAC’s employees, technology, products and customers, and it will be difficult for DPAC to compete in the marketplace and recover its going concern status if, for any reason, the Merger is not consummated.

DPAC has experienced continuing losses from operations and negative operating cash flow. Additionally, DPAC’s current cash balances are expected to be insufficient to fund its operations and other obligations through February 28, 2006. These matters, among others, raise substantial doubt about DPAC’s ability to continue as a going concern.

DPAC has incurred losses from continuing operations for each of the last fourteen consecutive quarters. Management expects DPAC will continue to consume cash for the next several quarters. Based on DPAC’s current cash flow requirements, management believes that its cash position and its current credit facility will not be adequate to continue to maintain liquidity throughout the ensuing fiscal year ending February 28, 2006. DPAC’s auditors’ independent registered public accountants’ audit opinion for the year ended February 28, 2005, included an emphasis of a matter paragraph raising substantial doubts about DPAC’s ability to continue as a going concern.

DPAC will need additional capital to survive and meet its current obligations if the Merger is not completed before February 28, 2006.

DPAC’s financial resources are being depleted by its ongoing costs, and its revenues are not anticipated to rise at a rate sufficient to finance these costs. Unless DPAC completes the transaction with QuaTech by February 28, 2006, DPAC will immediately require other financing not only to continue in business, but also to complete the Merger. In addition, at April 4, 2006, DPAC will need further additional financing to refinance the $500,000 DCV Bridge Loan, which is due March 3, 2006, subject to extension at DPAC’s election to April 4, 2006. The $500,000 Bridge Loan Note matures March 3, 2006, subject to extension at DPAC’s election to April 4, 2006, and DPAC has insufficient cash to repay the loan, which becomes due and payable in cash unless the DCV

Bridge Loan promissory note is converted into DPAC common stock which occurs if the Merger is consummated before March 3, 2006, subject to extension at DPAC’s election to April 4, 2006. If the Merger is not completed by March 3, 2006, subject to extension at DPAC’s election to April 4, 2006, DPAC will not have sufficient funds to repay the Bridge Loan.

If the License is approved but the Merger is not, DPAC would need to make arrangements to repay creditors.

In the event that the License Agreement is approved but the Merger is not, thus constituting a transfer of substantially all of DPAC’s assets, DPAC will be entitled to future royalties under the License but will be obligated to repay DCV the Bridge Loan Note, rendering DPAC unable to repay its debts. Thus, DPAC would need to make arrangements to repay creditors. DVC is a secured creditor and could foreclose on its collateral to collect on DPAC’s Bridge Loan Note. That collateral includes the License and royalties thereunder. The DPAC Board of Directors will consider seeking agreements with creditors, and such arrangements with creditors, or collection actions by creditors, could result in an entire loss of the investment of holders of DPAC common stock. We currently estimate that, under those circumstances, nothing would ultimately be available to be distributed to DPAC stockholders at that time in case of voluntary arrangements with creditors, a foreclosure by DPAC’s secured creditor or other creditor collection actions instituted against DPAC. In addition, agreements with creditors prohibit payment of any cash dividends.

DPAC is more dependent than it was before on solely its own intellectual property rights.

DPAC’s ability to operate effectively as a licensor of technology is dependent on its proprietary know-how, technology and patent rights. DPAC has applied for a patent in the wireless area. There can be no assurance that the patent application will be approved, that any patent that may be issued will afford DPAC’s products any competitive advantage, that any patent will not be challenged or circumvented by third parties, or that any patents issued to others will not adversely affect the sales, development or commercialization of DPAC’s present or future products. Claims and litigation over intellectual property rights could arise, and then may adversely affect DPAC’s ability to manufacture and sell its products.

DPAC must be able to adapt to rapid product development and technological change that characterizes the wireless connectivity market.

DPAC is part of the wireless connectivity industry, which is characterized by rapid technological change. As a result, wireless connectivity products may have a product life of not more than one to three years. DPAC’s industry is highly competitive with respect to timely product innovation, performance, time to market, and other characteristics, each of which seems to be necessary to succeed in the industry.

In order to successfully develop products, DPAC will need to successfully anticipate market needs and may need to overcome rapid technological change and competition. DPAC’s products are subject to price erosion and sometimes obsolescence because competitors are continuously introducing technologies with equal or greater capacity as compared with the technology we employ. Also, DPAC relies upon contract manufacturers and suppliers to provide competitively priced products. There can be no assurance that DPAC will be successful in planned product development or marketing efforts.

There are uncertainties concerning management of new product introduction.

Successful introduction of DPAC’s products will depend on the ability of QuaTech, Inc. as DPAC’s exclusive licensee, to obtain new customers for the Airborne™ products, to attract and retain skilled management and other personnel, to secure adequate sources of supply on commercially reasonable terms and to successfully manage new product introductions. To manage any resultant growth effectively, DPAC will have to continue to implement and improve its operational, financial and management information systems, procedures and controls. DPAC may from time to time experience constraints that will adversely affect its ability to satisfy customer demand in a timely fashion. Failure to manage this process effectively could adversely affect its financial condition and results of operations.

There is intense competition in the industry.

There are companies including Lantronix, Digi International and others that offer or are in the process of developing types of wireless products that could substitute for our Airborne™ products. DPAC could also experience competition from established and emerging network companies. There can be no assurance that DPAC’s products will be competitive with existing or future products, or that DPAC will be able to establish or maintain a profitable price structure for our products.

In addition, some of DPAC’s significant suppliers are also competitors, many of whom have the ability to manufacture competitive products at lower costs as a result of their higher levels of integration. DPAC also faces competition from current and prospective customers that evaluate DPAC’s capabilities against the merits of manufacturing products internally. Competition may arise due to the development of cooperative relationships among DPAC’s current and potential competitors or third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among competitors will emerge and rapidly acquire significant market share.

DPAC expects that its competitors will continue to improve the performance of their current products, reduce their prices and introduce new products that may offer greater performance and improved pricing, any of which could cause a decline in sales or loss of market acceptance of our products. In addition, DPAC’s competitors may develop enhancements to or future generations of competitive products that may render DPAC’s technology or products obsolete or uncompetitive.

Industry and Business Risks Related to QuaTech and Its Business

QuaTech’s business is subject to a number of risks, as further described below. If any of the following risks were to actually occur, QuaTech’s business, financial condition, or results of operations could be materially harmed and this could in turn have a significant effect on the value of QuaTech. By voting in favor of approving and adopting the Merger Agreement and approving the transaction, you will be choosing to invest in QuaTech and paying for it by issuing shares of DPAC’s authorized and unissued common stock.

QuaTech relies on a limited number of suppliers and manufacturers for specific components, and it may not be able to obtain substitute suppliers and manufacturers on terms that are as favorable if its supplies are interrupted.

Although it generally uses standard parts and components in its products, QuaTech relies on non-affiliated suppliers for the supply of certain components that are incorporated in all of its products. If these suppliers or manufacturers experience financial, operational, manufacturing capacity or quality assurance difficulties, or if there is any other disruption in its relationships, QuaTech will be required to locate alternative sources of supply. QuaTech’s inability to obtain sufficient quantities of these components, if and as required in the future entails the following risks:

•	delays in delivery or shortages in components could interrupt and delay manufacturing and result in cancellations of orders for its products;

•	alternative suppliers could increase component prices significantly and with immediate effect;

•	QuaTech may not be able to develop alternative sources for product components; and

•	QuaTech may be required to hold more inventory than it otherwise might in order to avoid problems from shortages or discontinuance.

QuaTech’s products and systems may be rendered obsolete by QuaTech’s inability to adapt to technological change.

The rapid development of technology in the data connectivity industry continually affects product applications and may impact the performance of QuaTech’s products. QuaTech may not successfully maintain or improve the effectiveness of its existing products, and it may not successfully identify new opportunities or continue to have the needed financial resources to develop new products in a timely or cost-effective manner. In addition, products manufactured by others may render QuaTech’s products and systems obsolete or non- competitive. If any of these events occur, QuaTech’s business, prospects, financial condition and operating results will be materially and adversely affected.

QuaTech faces competition from other firms, many of which have substantially greater resources.

QuaTech operates in highly competitive markets, competing with many other firms, ranging from small specialized firms to large diversified firms, many of which have substantially greater financial, management and marketing resources than QuaTech. QuaTech’s competitors may be able to provide customers with different or greater capabilities or benefits than QuaTech can provide in areas such as technical qualifications, geographic presence, price and the availability of key professional personnel. QuaTech’s failure to compete effectively with respect to any of these or other factors could have a material adverse effect on its business, prospects, financial condition or operating results. In addition, QuaTech’s competitors also have established or may establish relationships among themselves or with third parties to increase their ability to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge.

QuaTech may be liable for systems and service failures.

QuaTech creates, implements and maintains data connectivity products for information technology and technical services solutions that are often critical to its customers’ operations and their personnel. QuaTech has experienced and may in the future experience some systems and service failures, schedule or delivery delays, and other problems in connection with its work. If QuaTech’s solutions, services, products or other applications have significant defects or errors, subject to delivery delays or a failure to meet customers’ expectations, QuaTech may:

•	lose revenues due to adverse customer reaction;

•	be required to provide additional services to a customer at no charge;

•	receive negative publicity, which could damage its reputation and adversely affect its ability to attract or retain customers; or

•	suffer claims for substantial damages.

In addition to any costs resulting from product warranties, contract performance or required corrective action, these failures may result in increased costs or loss of revenues if they result in customers postponing subsequently scheduled work or canceling or failing to renew contracts.

QuaTech’s errors and omissions and product liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against QuaTech could seriously harm QuaTech’s business. Even if not successful, these claims could result in significant legal and other costs and may be a distraction to QuaTech’s management.

Developing new technologies entails significant risks and uncertainties that may not be covered by indemnity or insurance.

QuaTech is exposed to liabilities that are unique to the products and services it provides. A significant portion of QuaTech’s business relates to designing, developing and manufacturing advanced data connectivity products and systems. New technologies may be untested or unproven. Substantial claims resulting from an accident in excess of QuaTech’s insurance coverage could harm QuaTech’s financial condition and operating results. Moreover, any accident or incident for which QuaTech is liable, even if fully insured, could negatively affect QuaTech’s reputation among its customers and the public, thereby making it more difficult for QuaTech to compete effectively, and could significantly impact the cost and availability of adequate insurance in the future.

QuaTech’s employees or subcontractors may engage in misconduct or other improper activities.

QuaTech is exposed to the risk that employee fraud or other misconduct could occur, which could result in liability for QuaTech as well as serious harm to QuaTech’s reputation. It is not always possible to deter misconduct by employees. The precautions QuaTech takes to prevent and detect such activity may not be effective in controlling unknown or unmanaged risks or losses, and such misconduct by employees could result in serious civil or criminal penalties or sanctions or harm to reputation.

QuaTech’s quarterly operating results may vary widely.

QuaTech’s quarterly revenues and operating results may fluctuate significantly in the future. A number of factors cause QuaTech’s revenues, cash flow and operating results to vary from quarter to quarter. For example, changes in the volume of products provided under existing contracts and the number of new sales contracts commenced, completed or terminated during any quarter may cause significant variations in QuaTech’s cash flow from operations because a relatively large amount of QuaTech’s expenses are fixed.

QuaTech’s senior management is important to its customer relationships and overall business.

QuaTech believes that its success depends in part on the continued contributions of its Chief Executive Officer, Steven D. Runkel, and other members of its senior management. QuaTech relies on its executive officers and senior management to generate business and execute programs successfully. In addition, the relationships and reputation that members of its management team have established and maintained with its customers contribute to QuaTech’s ability to maintain good customer relations and to identify new business opportunities. QuaTech does not have employment agreements with any of its executive officers, and these officers could terminate their employment at any time. The loss of Mr. Runkel or any other member of senior management could impair QuaTech’s ability to identify and secure new customers and manage QuaTech’s business.

QuaTech must recruit and retain skilled employees to succeed in its business.

QuaTech believes that an integral part of its success is QuaTech’s ability to recruit employees who have advanced information technology and technical service skills and who work well with QuaTech’s customers. If QuaTech is unable to recruit and retain a sufficient number of these employees, QuaTech’s ability to maintain and grow its business could be negatively impacted.

QuaTech may need additional capital in the future.

While QuaTech believes that it currently has sufficient resources with its current cash and senior credit facility, which will be replaced in connection with the funding for the merger transaction, to conduct its business and growth plans, it may need additional capital in the future. QuaTech may not be able to obtain additional debt or equity financing, or, if it does, it may not be on favorable terms. Sources of additional capital may include additional bank debt financing or the sale of debt or equity securities, the latter of which could result in dilution to existing shareholders.

QuaTech may be affected by intellectual property infringement claims.

QuaTech’s business operations rely on procuring and deploying intellectual property. QuaTech’s employees develop some of the data connectivity products and other forms of intellectual property that QuaTech uses to provide products and solutions to its customers, but QuaTech also licenses certain technology used in its business from vendors. QuaTech, may in the future, be subject to claims from its employees or third parties who assert that forms of intellectual property that QuaTech used in delivering products and solutions to its customers infringe upon intellectual property rights of such employees or third parties. If QuaTech’s vendors, employees or third parties assert claims that QuaTech or its customers are infringing on their intellectual property, QuaTech could incur substantial costs to defend these claims. In addition, if any of these infringement claims are ultimately successful, QuaTech could be required to:

•	cease selling or using products or services that incorporate the challenged software or technology;

•	obtain a license or additional licenses; or

•	redesign products and services that rely on the challenged intellectual property.

SELECTED HISTORICAL FINANCIAL DATA

DPAC and QuaTech are providing the following information to assist you in analyzing the financial aspects of the plan of reorganization. The following selected historical financial data should be read in conjunction with the historical financial statements and related notes of DPAC and QuaTech included in this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 125.

The financial information for QuaTech includes the accounts and balances of QuaTech. The historical balance sheet data, operating data, share and per-share data set forth below for QuaTech was derived from the historical financial statements of QuaTech.

QUATECH, INC.

SELECTED HISTORICAL FINANCIAL DATA

	Nine months ended September 30,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000(1)
Net Sales	$7,473,980	$7,509,846	$10,701,720	$9,027,911	$11,340,402	$8,079,595	$3,388,258

Cost of Sales	3,997,403	4,294,110	6,199,775	5,336,102	5,741,494	3,730,820	1,034,593
Other costs, expenses, etc	3,399,788	3,081,919	4,366,437	4,611,278	4,522,051	4,465,163	2,155,403
	7,397,191	7,376,029	10,566,212	9,947,380	10,263,545	8,195,983	3,189,996

Income (loss) before taxes	76,789	133,817	135,508	(919,469)	1,076,857	(116,388)	198,262
Income tax provision (benefit)	37,243	89,207	130,475	(170,023)	513,127	(85,362)
Net income (loss)	$ 39,546	$44,610	$5,033	$(749,446)	$563,730	$(31,026)	$198,262

Total assets	$7,294,195	$6,733,179	$6,607,277	$7,204,235	$7,726,748	$7,883,739	2,766,761
Long-term liabilities	1,813,143	3,135,857	2,433,661	3,339,636	3,206,357	3,083,572	3,601,164
Redeemable preferred stock

Total stockholders’ equity	$1,482,321	$1,599,352	$1,530,525	$1,642,492	$2,596,718	$2,166,191	$2,314,217

Number of common shares outstanding
Basic	265,133	265,133	265,133	265,133	297,053	297,053	302,236
Diluted	1,393,422	1,374,974	1,392,831	1,393,245	1,399,350	1,385,606	1,383,050
Basic income (loss) per common share	0.15	0.17	0.02	(2.83)	1.90	(0.10)	0.66
Diluted income (loss) per common share	0.03	0.03	0.00	(0.54)	0.40	(0.02)	0.14
Cash dividends per common share	—	—	—	—	—	—	—

(1)	QuaTech was formed in 2000. The financial data presented for the year ended 2000 includes operations from July 28, 2000 through December 31, 2000 only.

DPAC SELECTED HISTORICAL FINANCIAL DATA

The information for DPAC for each of the five fiscal years in the period ended February 28, 2005 was derived from the historical consolidated financial statements included in DPAC’s Annual Reports on Form 10-K.

You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto incorporated by reference herein. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” both the IDA and memory stacking product lines were classified as discontinued operations in the second quarter of fiscal year 2005, and the related financial results are reported separately as discontinued operations for all periods presented. Certain financial information regarding these product lines included in discontinued operations is set forth below. The following selected statement of operations data for the years ended February 28, 2005, February 29, 2004, and February 28, 2003, and the consolidated balance sheet data at February 28, 2005 and February 29, 2004 have been derived from audited financial statements incorporated by reference herein. The data presented below for the years ended February 28, 2002 and 2001 and as of February 28, 2003, 2002 and 2001 are derived from audited financial statements that are not included in this proxy statement/prospectus, after restatement for discontinued operations.

	Six Months Ended		Year Ended February 28, (1)
	August 31, 2005	August 31, 2004	2005	2004	2003	2002	2001
Selected statement of operations data:
NET SALES	$803,878	$623,368	$1,426,398	$95,712	$—	$—	$—
COST OF SALES	603,451	559,156	1,036,988	101,317	—	—	—
TOTAL OPERATING EXPENSES	2,879,743	3,666,540	11,128,948	6,087,372	4,503,826	2,597,677	2,751,145
LOSS BEFORE INCOME TAX PROVISION	(2,672,249)	(3,587,036)	(10,703,422)	(6,036,801)	(4,390,189)	(2,416,321)	(2,481,474)
INCOME TAX PROVISION (BENEFIT)	—	—	—	4,763,984	(1,791,301)	—	—

LOSS FROM CONTINUING OPERATIONS	(2,672,249)	(3,587,036)	(10,703,422)	(10,800,785)	(2,598,888)	(2,416,321)	(2,481,474)
GAIN (LOSS) FROM DISCONTINUED OPERATIONS	487,028	(506,389)	238,424	(3,123,519)	5,056,766	4,374,416	4,303,673

NET (LOSS) INCOME	$(2,185,221)	$(4,093,425)	$(10,464,998)	$(13,924,304)	$2,457,878	$1,958,095	$1,822,199

NET INCOME (LOSS) PER SHARE, Basic and diluted:
Continuing operations	$(0.11)	$(0.16)	$(0.46)	$(0.51)	$(0.12)	$(0.12)	$(0.12)
Discontinued operations	$0.02	$(0.02)	$0.01	$(0.15)	$0.24	$0.21	$0.21
Net (loss) income	$(0.09)	$(0.18)	$(0.45)	$(0.66)	$0.12	$0.09	$0.09
WEIGHTED-AVG. SHARES OUTSTANDING:
Basic and diluted(2)	23,745,000	22,904,000	23,319,395	21,102,387	21,010,700	20,951,186	20,101,515

	August 31, 2005	August 31, 2004	February 28, (1)
			2005	2004	2003	2002	2001
Selected balance sheet data:
Cash and cash equivalents	$786,698	$4,600,974	$2,693,938	$4,477,396	$8,197,144	$6,258,836	$5,346,525
Working capital	(116,635)	3,701,251	1,546,033	4,276,482	10,300,015	8,866,093	5,617,751
Total assets	1,804,315	11,523,121	4,130,904	13,087,970	25,752,805	21,341,353	21,763,103
Long-term debt	864,701	1,161,109	701,132	688,940	98,829	421,176	786,828
Total shareholders’ equity (deficit)	$(746,008)	$7,771,975	$1,439,213	$10,060,962	$23,397,416	$18,176,050	$16,221,232

(1)	Fiscal year 2004 ended on February 29, 2004
(2)	312,869, 443,467, 222,600, 346,739 and 1,036,899 potential common shares have been excluded from diluted weighted average common shares for fiscal years 2005, 2004, 2003, 2002, 2001 respectively, as the effect would be anti-dilutive to the losses incurred from continuing operations.

SELECTED UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL DATA OF DPAC AND QUATECH

The following selected unaudited pro forma condensed consolidated financial data has been derived from and should be read with the UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION AS OF SEPTEMBER 30, 2005 and related notes on page F-35 through page F-44. This information is based on the historical balance sheets and related historical statements of operations of DPAC and QuaTech giving effect to both the proposed Merger and new financing. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005 give effect to DPAC’s merger with QuaTech as if it had occurred on January 1, 2004. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2005 gives effect to DPAC’s merger with QuaTech and the new financing as if the transaction had occurred on that date. For accounting purposes, QuaTech is considered to be acquiring DPAC in this transaction. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of DPAC, while the historical results of QuaTech are reflected in the results of the combined company. The unaudited pro forma condensed financial data is based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The new financing will be accounted for as if the transaction took place on September 30, 2005, for balance sheet purposes. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma condensed consolidated financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Merger.

(In thousands, except for per share data)	Year ended December 31, 2004	Nine months ended September 30, 2005
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues	$11,800	$8,567
Loss from operations	$(6,277)	$(7,899)
Net loss from continuing operations	$(7,350)	$(8,662)
Basic and diluted net loss per share	$(0.08)	$(0.09)
Weighted average common shares used in computing per share data	92,682	93,108

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET DATA (as of period end)
Cash and cash equivalents		$1,592
Total assets		$17,868
Long-term obligations, less current portion		$5,183
Stockholders’ equity		$9,185

COMPARATIVE PER SHARE DATA

The following table presents (a) the unaudited earnings per share and net book value per share data for each of QuaTech and DPAC on a historical basis, (b) the unaudited earnings per share and net book value per share data for the combined company on a pro forma basis and (c) the unaudited earnings per share and net book value per share data for QuaTech on an equivalent pro forma basis. The unaudited pro forma consolidated financial data are not necessarily indicative of their consolidated financial position had the plan of reorganization been completed on December 31, 2004 or operating results that would have been achieved by the combined company had the plan of reorganization been completed as of the beginning of the periods presented, and should not be construed as representative of future financial position or operating results. The pro forma combined per common share data presented below have been derived from unaudited pro forma condensed consolidated financial statements included in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with the selected historical financial data of QuaTech and DPAC, the QuaTech and DPAC unaudited pro forma condensed consolidated financial statements, and the separate historical financial statements of QuaTech and DPAC and related notes included in or incorporated by reference into this proxy statement/prospectus.

	Fiscal Year Ended:	Nine Months Ended:
	December 31, 2004	September 30, 2005
QuaTech—Historical per share
Diluted net income (loss) per DPAC equivalent common share	$0.00	$0.00

	February 28, 2005	September 30, 2005
DPAC—Historical per share
Basic and diluted net loss per common share	$(0.46)	$(0.34)

	February 28, 2005	September 30, 2005
Pro Forma—Combined per share
Basic and diluted net loss per common share	$(0.08)	$(0.09)

MARKET PRICE AND DIVIDEND INFORMATION

DPAC

DPAC’s Common Stock trades on the National Quotation Bureau’s Over-the-Counter Bulletin Board under the symbol “DPAC.OB.” Prior to August 5, 2005, DPAC’s Common Stock traded on the Nasdaq SmallCap Stock Market. The following table sets forth the high and low closing sale prices on the Nasdaq SmallCap Market as reported by the Nasdaq Stock Market to August 3, 2005, and thereafter reports the high bid and low ask prices reported on the Over-the-Counter Bulletin Board of the National Quotation Bureau. On the day before the announcement of the transaction, on April 26, 2005, the DPAC Common Stock closing sale price was $0.40.

	High	Low
Fiscal Year ended February 29, 2004:
Quarter Ended
May 31, 2003	$1.40	$0.90
August 31, 2003	$1.46	$1.11
November 30, 2003	$2.06	$1.31
February 29, 2004	$2.49	$1.35

Fiscal Year ended February 28, 2005:
Quarter Ended
May 31, 2004	$1.37	$0.73
August 31, 2004	$0.90	$0.34
November 30, 2004	$0.61	$0.38
February 28, 2005	$1.37	$0.46

Fiscal Year ending February 28, 2006
Quarter Ended/Ending
May 31, 2005	$0.53	$0.24
August 31, 2005	$0.28	$0.09
November 30, 2005	$0.13	$0.08
February 28, 2006 (through January 11, 2006)	$0.08	$0.03

Holders

There were approximately 250 shareholders of record as of January 11, 2006. We believe there are approximately 7,200 beneficial shareholders of the portion of the outstanding shares of DPAC common stock that were then and are now held in street name.

Effect of the Merger on DPAC’s Shareholders

The presently outstanding shares of DPAC common stock will continue to be outstanding. Current holders of DPAC common stock, or their successors or assigns, will continue to hold such shares throughout and after the transaction with QuaTech.

The effect on the DPAC shareholder is immediate dilution in terms of percentage ownership of DPAC by a factor of approximately 75%. This makes sense to the DPAC Board of Directors considering the comparative values and relevant estimates of value of DPAC as compared to QuaTech.

We intend to issue approximately (I) 64.1 million shares of DPAC common stock in the Merger itself; to issue an additional (II) 4.9 million shares concurrently with the Merger pursuant the Bridge Loan Note held by DCV, a substantial shareholder of QuaTech, at the effective time; to reserve for future issuance up to (III) 4.7 million shares of DPAC common stock for stock options that are granted or assumed at the effective time; to reserve for future issuance up to (IV) 5.1 million shares of DPAC common stock for warrants issued in connection with debt financing to be consummated at the effective time, and, at DPAC’s sole election, to issue or reserve for issuance up to (V) 0.33 million shares of DPAC common stock upon conversion of obligations for a portion of its fees for legal service incurred in connection with the Merger.

We will be authorized to issue an additional 80 million shares of DPAC common stock if Proposal 3 is approved. Without approval by DPAC’s shareholders of Proposal 3, the presently authorized and unissued shares of DPAC common stock are insufficient for us to complete the proposed transaction with QuaTech discussed in this proxy statement/prospectus and referred to as Proposal 2.

Therefore, if and only if Proposal 2 and Proposal 3 are approved will DPAC have due corporate authorization to complete the Merger. If the Merger is consummated and assuming that as of effectiveness of the merger of DPAC Acquisition Sub, Inc. with and into QuaTech, our pre-transaction shareholders continue to own the same number of shares as they do now, then our shareholders would be diluted, from owning all of the shares now outstanding to owning approximately twenty-five percent (25%) of the shares then outstanding, as of immediately after the Merger. DPAC would issue approximately 64.1 million shares of such stock to former QuaTech shareholders pursuant to the Merger, and approximately 4.9 million shares are issuable pursuant to conversion of the DCV Bridge Loan and completion of the Merger.

Dividends

DPAC has not paid any dividends and does not expect to pay any dividends in the foreseeable future. Dividends are prohibited by DPAC’s borrowing covenants.

QUATECH

QuaTech’s common stock is not publicly traded and has never been.

THE DPAC ANNUAL MEETING

General

The accompanying Notice of Annual Meeting of Shareholders is delivered, and the enclosed proxy is solicited by the Board of Directors of DPAC for use at the Annual Meeting of Shareholders to be held on February 23, 2006 at 10:00 a.m., Pacific Time, or at any adjournments or postponements thereof, for the purposes set forth below and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at DPAC’s offices, located at 7321 Lincoln Way, Garden Grove, California.

It is anticipated that such proxy, together with this proxy statement/prospectus, will be first mailed to Shareholders on or about January 20, 2006. All Shareholders at the Record Date are entitled to vote at the DPAC Annual Meeting.

DPAC’s principal executive offices are located at 7321 Lincoln Way, Garden Grove, California 92481, and its telephone number at that address is (714) 898-0007.

Purpose of the DPAC Annual Meeting

The DPAC Annual Meeting is being held so that DPAC shareholders may consider and vote upon the following proposals and to transact any other business that properly comes before the annual meeting or any adjournments or postponements thereof:

Proposal 1

To approve the election of the six (6) nominees named in this proxy statement to the Board of Directors of DPAC to hold office until their successors are duly elected and qualified. Four (4) of such nominees will resign immediately upon the effective time of the Merger.

Proposal 2

To authorize and approve the Agreement and Plan of Reorganization dated as of April 26, 2005, as amended, among QuaTech, DPAC and DPAC Acquisition Sub, Inc. and the Merger contemplated therein.

Proposal 3

To approve the proposal to amend the Articles of Incorporation of DPAC to increase the number of authorized shares of DPAC common stock to 120,000,000 from 40,000,000.

Proposal 4

To approve and ratify the disposition of substantially all the assets pursuant to a licensing transaction among DPAC, QuaTech and DCV.

Proposal 5

To approve the proposal to amend and increase the number of shares available for issuance under the 1996 Stock Option Plan and to extend the termination date of the 1996 Stock Option Plan.

Record Date; Outstanding Voting Shares; Quorum

DPAC’s Board of Directors has fixed the close of business on January 4, 2006 as the record date for the annual meeting. Only holders of record of DPAC’s common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, there were 23,744,931 shares of common stock outstanding and entitled to vote, held of record by approximately 250 Shareholders, although DPAC has been informed that there are in excess of 6,500 beneficial owners of common stock. The record holders of common stock are entitled to one vote per share. A list of DPAC shareholders will be available for review at DPAC’s principal offices in Garden Grove, California during the annual meeting. Attendance at the annual meeting in person or by proxy of the shares representing a majority of the outstanding common stock of DPAC is required for a quorum.

Voting by Proxy

Shareholders may attend the meeting and vote in person or vote in any manner provided in the proxy card. The Board of Directors recommends voting “FOR” all proposals.

The voting instructions of Shareholders will be followed by the proxy holders if the instructions on the enclosed proxy card are followed properly. If an instruction is not indicated on the proxy card, a signed and dated proxy will be treated as a vote “FOR” all proposals.

Only proxies voting in favor of a proposal shall be voted in favor of adjourning or otherwise postponing the annual meeting, and proxies voting against a proposal shall not be voted in favor of adjourning or otherwise postponing the annual meeting, in order to solicit additional votes in favor of the proposal.

Votes Required

Approval of Proposal 1 requires the affirmative of a plurality of the shareholders voting at the meeting. Approval of Proposal 1, the election of directors, requires that the six (6) nominees receive more votes than any other candidates for director. The persons receiving the highest number of votes, up to six (6), will be elected. Those nominees approved by a majority of the votes cast will be elected as directors.

Also, see “Cumulative Voting,” below.

Approval of Proposal 2 requires the affirmative vote of a majority of the outstanding common stock of DPAC.

Approval of Proposal 3 requires the affirmative vote of a majority of the outstanding common stock of DPAC.

Approval of Proposal 4 requires the affirmative vote of a majority of the outstanding common stock of DPAC.

Approval of Proposal 5 requires the affirmative vote of a majority of the common stock voted at the meeting.

Interaction of Various Proposals and the Merger

If all of the Proposals are approved, we intend to complete the merger with QuaTech.

If Proposal 1 is not approved, the merger with QuaTech will not be affected; however, DPAC’s course of action pending the merger is uncertain.

If Proposal 2 is not approved, the merger with QuaTech must be terminated by DPAC.

If Proposal 3 is not approved, we cannot complete the merger with QuaTech due to a lack of shares available for issuance.

If Proposal 4 is not approved, we can complete the merger with QuaTech, provided Proposal 2 and 3 are approved.

If Proposal 5 is not approved, we may have difficulty compensating former and current officers, directors, key employees, service providers, and others, but in no way is the merger directly affected.

Therefore, we cannot complete the merger with QuaTech unless Proposal 2 and Proposal 3 are approved.

Cumulative Voting

In the election of directors only, each shareholder has the right to require cumulative voting, in which case each shareholder can cast a number of votes equal to the product of (a) the number of shares he or she is entitled to vote multiplied by (b) the number of directors to be elected. In cumulative voting, each shareholder can either distribute his or her votes among as many candidates as he or she sees fit or cast all of such votes in favor of any one candidate. A shareholder is entitled to require cumulative voting only if the name of every candidate for whom such votes would be cast has been placed in nomination prior to the voting and such shareholder has given notice at the Annual Meeting and prior to the commencement of voting of such shareholder’s intention to cumulate his or her votes.

If and only if voting for directors is conducted as cumulative voting, the persons named on the enclosed proxy will have discretionary authority to cumulate votes, which will be cast among the nominees with respect to whom authority was not withheld or, if the proxy either was not marked or was marked for all nominees, among all of the nominees named in the proxy card. In any case, the proxies may be voted for fewer than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

Abstentions and Broker Non-Votes

Any abstention will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Likewise, if a broker, bank, custodian, nominee or other record holder of DPAC’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will also nonetheless be counted for purposes of determining a quorum.

The legal effect of such votes depends on the proposal. In Proposal 2, abstentions, broker non-votes and votes withheld essentially have the same legal effect as a vote “AGAINST.” In the election of directors in Proposal 1, however, abstentions, broker non-votes and votes withheld have no legal effect. As to Proposal 3, they essentially have the same legal effect as a vote “AGAINST.”

Appraisal Rights

DPAC’s Shareholders will not have appraisal or dissenters’ rights in connection with the transaction. However, under Ohio law, QuaTech Shareholders are entitled to appraisal or dissenters’ rights in connection with its merger with our subsidiary.

Solicitation of Proxy; Expenses of Proxy Solicitation

The enclosed proxy is solicited by and on behalf of the Board of Directors of DPAC. In addition to solicitation by mail, officers, directors and regular employees of DPAC may solicit proxies by mail, telegraph, facsimile transmission or personal calls. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

DPAC will pay all of the expenses of soliciting proxies to be voted at the meeting and will pay the expenses incurred in connection with filing and printing this proxy statement/prospectus. DPAC has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and DPAC will reimburse such brokers and nominees for their related out-of-pocket expenses.

DPAC has also engaged The Altman Group, Inc. to solicit proxies on its behalf. It is expected that The Altman Group’s fees will be approximately $30,000 plus the reimbursement of out-of-pocket expenses.

Voting of Proxies

The proxy accompanying this proxy statement/prospectus is solicited on behalf of the DPAC Board of Directors for use at the annual meeting. Please complete, date and sign the accompanying proxy, and promptly return it in the enclosed envelope or mail it to DPAC. All properly signed proxies that DPAC receives prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted “FOR” each of the proposals to be considered at the annual meeting.

DPAC’s Board of Directors does not know of any matter that is not referred to in this proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Revocability of Proxy

If you are the holder of record for your shares, you may revoke your proxy at any time before it is exercised at the annual meeting by taking any of the following actions:

•	delivering a written notice to DPAC Technologies Corp., 7321 Lincoln Way, Garden Grove, California 92841, Attention: Corporate Secretary;

•	delivering a signed subsequent proxy relating to the same shares, bearing a later date, prior to the vote at the meeting; or

•	attending the annual meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Recommendations of the DPAC Board of Directors

The DPAC Board of Directors unanimously recommends that DPAC shareholders vote “FOR” all of the Proposals outlined in this proxy statement.

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

Future DPAC Shareholder Proposals

DPAC’s 2006 Annual Meeting of Shareholders is presently expected to be held on or about August 1, 2006. Any shareholder that desires to submit a proposal for action at the 2006 Annual Meeting of Shareholders and presentation in DPAC’s proxy statement with respect to such meeting should have delivered such proposal to DPAC no later than June 30, 2006 in order to be considered for inclusion in DPAC’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act, rules and regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

Assistance

If you need assistance in completing your proxy card, telephonic voting or internet voting, or have questions regarding the Annual Meeting, please contact:

DPAC Technologies Corp.

7321 Lincoln Way

Garden Grove, California 92841

(714) 898-0777

Attn.: Investor Relations

OR

The Altman Group, Inc.

1275 Valley Brook Avenue

Lyndhurst, New Jersey 07071

(202) 460-1200

Attn: Managing Director

WHETHER OR NOT YOU ATTEND THE DPAC ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AND VOTE FOR THE PROPOSALS HEREIN. TO VOTE BY MAIL, FOLLOWING THE INSTRUCTIONS IN THE DPAC PROXY CARD, COMPLETE, DATE AND SIGN THE ENCLOSED DPAC PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. TO VOTE BY TELEPHONE, PLEASE CALL 1-888-426-7035, OR TO VOTE BY INTERNET, PLEASE GO TO WWW.PROXYVOTING.COM/DPAC.

This document incorporates by reference important business and financial information about DPAC from other documents filed with the SEC. You already may have been sent some of these documents which are listed on page 125 under the heading “WHERE YOU CAN FIND MORE INFORMATION,” but you can obtain any of them from DPAC or the SEC. The documents incorporated by reference are available without charge upon written or oral request to the persons identified above. If you would like to request documents from DPAC, please be sure that DPAC receives your request by February 15, 2006 in order to receive the documents before the DPAC Annual Meeting.

THE QUATECH SPECIAL MEETING

This proxy statement/prospectus is being sent to you as a QuaTech shareholder in order to provide you with important information regarding the proposed merger in connection with the solicitation of proxies by QuaTech’s Board of Directors for use at the special meeting of its shareholders and at any adjournment or postponement of the special meeting.

Date, time and place of the special meeting

QuaTech will hold a special meeting of its shareholders on February 23, 2006, at 10:00 a.m., Eastern Standard Time, at QuaTech’s headquarters located at 5675 Hudson Industrial Parkway, Hudson, Ohio.

Matters for consideration

At the special meeting, QuaTech shareholders will be asked to consider and vote upon a proposal to approve the Merger Agreement. QuaTech does not currently contemplate that any other matters will be presented at the QuaTech special meeting.

Recommendation of the Board of Directors

After careful consideration, the QuaTech Board of Directors has approved the Merger Agreement and the merger. The QuaTech Board of Directors believes that the merger is fair to and in the best interests of QuaTech and its shareholders and that the merger is advisable. The QuaTech Board of Directors recommends that the QuaTech shareholders vote “FOR” the proposal to approve the Merger Agreement.

Record date; shares held by directors and executive officers

The record date for determining the QuaTech shareholders entitled to vote at the QuaTech special meeting is January 4, 2006. Only shareholders of record of QuaTech common stock or Series A preferred stock as of the close of business on that date are entitled to vote at the QuaTech special meeting. As of the QuaTech record date, there were 265,223 shares of QuaTech common stock issued and outstanding, held by approximately 9 shareholders of record, and 650,000 shares of QuaTech Series A preferred stock issued and outstanding, held by 1 shareholder of record. Each share of QuaTech common stock issued and outstanding as of the QuaTech record date entitles its holder to cast one vote and each share of QuaTech preferred stock issued and outstanding as of the QuaTech record date entitles its holder to cast one vote at the QuaTech special meeting.

As of the QuaTech record date, the directors and officers of QuaTech held 195,256 outstanding shares of common stock and 650,000 outstanding shares of Series A preferred stock, or approximately 62% of the total outstanding shares of QuaTech common stock and 100% of the total outstanding shares of QuaTech preferred stock. Shareholders holding 48% of the common stock and all of the preferred stock have agreed to approve the Merger Agreement.

Quorum and vote required

In order to conduct business at the QuaTech special meeting, a quorum must be present. The holders of a majority of the outstanding shares QuaTech on the record date constitute a quorum under QuaTech’s Code of Regulations. Such holders may be present at the Special Meeting either by attending in person or by returning properly completed and signed proxies.

The affirmative vote of the holders of:

•	at least a majority of QuaTech common stock and QuaTech Series A preferred stock outstanding on the record date voting together as a single class, and

•	at least a majority of QuaTech Series A preferred stock outstanding on the record date voting as a separate class,

in favor of the proposal to approve the Agreement and Plan or Reorganization is required in order for the merger proposal to pass.

Adjournment and postponement

If a quorum is not present or represented at a shareholder meeting, the Ohio General Corporation Law and QuaTech’s Code of Regulations permit a majority of the shareholders entitled to vote at such meeting, present in person or represented by proxy, to adjourn such meeting from time to time.

Voting of proxies

The QuaTech proxy accompanying this proxy statement/prospectus is solicited on behalf of the QuaTech Board of Directors for use at the QuaTech special meeting.

Only proxies voting in favor of a proposal shall be voted in favor of adjourning or otherwise postponing the special meeting, and proxies voting against a proposal shall not be voted in favor of adjourning or otherwise postponing the special meeting, in order to solicit additional votes in favor of the proposal.

General

Shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted “FOR” the proposal to approve the Agreement and Plan of Reorganization. The proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the QuaTech special meeting.

Abstentions

QuaTech will count a properly executed proxy marked “ABSTAIN” as present at the special meeting, but the shares represented by that proxy will not be voted at the special meeting. Because the affirmative vote of the holders of at least a majority of the outstanding shares of QuaTech common stock and Preferred Stock voting together as a class, and at least a majority of the outstanding shares of QuaTech preferred stock voting as a separate class is required to approve the Merger Agreement, if you mark your proxy “ABSTAIN,” it will have the effect of a vote against the proposal to approve the Agreement and Plan of Reorganization.

How to revoke a proxy

If you submit a proxy, you may revoke it at any time before it is voted by:

•	delivering to the corporate secretary of QuaTech a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•	submitting to the corporate secretary of QuaTech a new, signed proxy with a date later than the proxy you wish to revoke; or

•	attending the special meeting and voting in person.

Notices to the corporate secretary of QuaTech should be addressed to corporate secretary, QuaTech, Inc., 5675 Hudson Industrial Parkway, Hudson, Ohio 44236.

Solicitation of proxies and expenses

QuaTech will pay for the costs of soliciting proxies for its special meeting. Certain directors, officers and employees of QuaTech may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegram, personal interview or other means. QuaTech expects that the expenses of any special solicitation will be nominal.

THE MERGER

This section of the proxy statement/prospectus is a summary that may not contain all of the information that is important to you. You should carefully read this entire document and all documents incorporated by reference herein for a more complete understanding of the Merger and the related transactions.

Terms of the Merger. DPAC has proposed to acquire all of the outstanding shares of QuaTech common stock in exchange for approximately 64.1 million shares of DPAC common stock. DPAC will also issue approximately 3.5 million stock options in exchange for existing QuaTech options that are outstanding and issue warrants to purchase approximately 5.1 million shares of DPAC common stock in connection with new debt financing required to complete the Merger. The acquisition will be affected by the Merger of a new wholly-owned subsidiary of DPAC with and into QuaTech, with QuaTech the surviving wholly-owned subsidiary of DPAC. The Merger will be consummated on the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization, dated April 26, 2005 by and among DPAC Technologies Corp., DPAC Acquisition Sub, Inc., and QuaTech Inc. as amended by the First Amendment to Agreement and Plan of Reorganization, dated as of August 5, 2005, the Second Amendment to Agreement and Plan of Reorganization, dated as of October 20, 2005, and the Third Amendment to Agreement and Plan of Reorganization, dated as of December 12, 2005. Completion of the reorganization is subject to satisfaction or waiver of closing conditions.

Background of the Merger

Beginning approximately in January, 2004, QuaTech had been working with DPAC to use its Airborne™ product as a component for an 802.11 wireless version of a new device server product. The release of this product was scheduled for the first quarter of calendar year 2005. QuaTech worked with various members of DPAC’s sales and sales support team in the design initiatives that occurred during the first half of 2004. In August of 2004, Mike Lowell, a representative from DPAC’s investment banker, B. Riley and Associates, contacted Steve Runkel, QuaTech’s Chief Executive Officer, and introduced the idea of a strategic partnership with DPAC.

Discussions between DPAC and QuaTech regarding a possible business combination began on September 7, 2004 when Mr. Runkel and Kim Early, Chief Executive Officer of DPAC, met at QuaTech’s offices in Hudson, OH. They discussed a potential combination that would position the companies to offer a broad device networking product line to the Machine to Machine (M2M) market. A brief discussion around the possible structure of a transaction was held. Based on these discussions, they concluded that additional conversations were warranted.

Mr. Runkel periodically discussed the conversations with DPAC with members of QuaTech’s Board of Directors. On October 8, 2004, Mr. Runkel met with Mr. Early, Richard Dadamo, DPAC Chairman, members of DPAC’s management team, as well as advisors from B. Riley and Associates, at DPAC’s offices in Garden Grove, CA in order to become better acquainted. On November 17, 2004, Mr. Runkel and Kevin Kline, QuaTech’s Vice President of Sales, met with various members of DPAC’s management team at DPAC’s offices in Garden Grove, CA to review DPAC’s sales, marketing, and product strategies.

On November 24, 2004, Mr. Runkel briefed the QuaTech Board of Directors on the conversations with DPAC at a regularly scheduled meeting of its Board of Directors. QuaTech’s Board authorized Mr. Runkel to continue discussions with DPAC on a potential business combination.

On December 7, 2004, Mr. Runkel and Chris Myers, QuaTech’s Director of Engineering, met with various members of DPAC’s engineering team to review DPAC’s product strategy and architecture. Mr. Runkel briefed members of QuaTech’s Board of Directors and management team on this meeting.

On December 16, 2004, Mr. Runkel gave a presentation to DPAC’s Board of Directors on QuaTech. After the presentation, Mr. Runkel answered questions concerning QuaTech, its strategies, and its personnel.

On January 11, 2005, Mr. Early gave a presentation to QuaTech’s Board of Directors on DPAC. After the presentation, Mr. Early answered questions concerning DPAC, its strategies, and its personnel. At the meeting, the Board authorized Mr. Runkel to continue the discussions with DPAC and authorized the hiring of an advisory firm.

On January 26, 2005, a meeting was held at the law offices of Buchanan Ingersoll PC in Pittsburgh, PA, corporate counsel for QuaTech. In attendance were Mr. Runkel, Mr. Early, representatives from B. Riley and Associates, representatives from Western Reserve Partners, an investment banking firm with which QuaTech had preliminary discussions about strategic alternatives, representatives from Buchanan Ingersoll, representatives from The Yocca Law Firm, corporate counsel for DPAC, representatives from QuaTech’s Board of Directors, and a representative from DPAC’s Board of Directors. During this meeting, discussions were held on the structure of a potential combination including the prospective management team. On January 28, 2005 QuaTech retained Western Reserve Partners to advise QuaTech on strategies to recapitalize QuaTech’s debt or to sell QuaTech.

After this meeting each side began limited due diligence inquires of the other. On February 9, 2005, during a regularly scheduled meeting, the results of the limited due diligence activities were discussed with QuaTech’s Board of Directors. Mr. Runkel was authorized to continue discussions with DPAC.

Discussions between the companies continued throughout February and March, 2005. On March 5, 2005, QuaTech’s Board of Directors approved the signing of a non-binding letter of intent to merge with DPAC. This letter of intent was signed on March 7, 2005. From and after the letter of intent, each party conducted a more substantial due diligence review of the other. At the same time that the parties were conducting due diligence, each authorized their respective attorneys to negotiate the terms of the Merger Agreement.

On April 20, 2005 the DPAC Board met, received the fairness opinion of B. Riley, reviewed the Merger Agreement and approved the merger. On April 26, 2005, QuaTech’s Board of Directors met, reviewed the Merger Agreement and the results of QuaTech’s due diligence review of DPAC and approved the signing of the definitive merger agreement. This merger agreement was signed on April 26, 2005.

After the Merger Agreement was signed, DPAC and B. Riley and Associates began to work on obtaining new equity financing as was contemplated by the Merger Agreement at about the same time DPAC was completing its annual audit for the year ended February 28, 2005 and preparing is annual report on Form 10-K for such year. During the course of the audit process it was determined that DPAC’s independent registered accounting firm would include an emphasis of a matter paragraph in its opinion on DPAC’s financial statements raising substantial doubt of DPAC’s ability to continue as a going concern, due to DPAC’s recurring operating losses, negative operating cash flows and anticipated need for additional capital in the next twelve months. Because of DPAC’s deteriorating financial position, DPAC also concluded that its goodwill was impaired and recorded a $4,528,000 non-cash charge to operations for the write-off of all the goodwill on its balance sheet at February 28, 2005.

Also, on June 2, 2005, DPAC received from the Nasdaq Stock Market a Nasdaq Staff Determination stating that its Common Stock was subject to delisting from the Nasdaq SmallCap Market because DPAC did not meet the market’s continued listing standards. Further DPAC had earlier received a notification of the Nasdaq’s Staff’s determination that it would characterize the merger with QuaTech as a “reverse merger” and therefore apply to DPAC the standards for initial listing on the SmallCap Market. Initial listing standards are more burdensome than continued listing standards in many respects. DPAC appealed the determination of the Nasdaq staff on both these points and a hearing was held on June 16. On August 3, 2005 DPAC’s common stock was de-listed from the Nasdaq SmallCap Market and DPAC will need to comply with the initial listing standards to obtain listing after the merger.

DPAC and B. Riley, after consultation with QuaTech and Western Reserve Partners determined in light of the circumstances that it would not be able to obtain the equity financing contemplated by the Merger Agreement on acceptable terms. Anticipating this event, QuaTech and Western Reserve had been working to obtain substitute financing simultaneously with the efforts of DPAC and B. Riley. On June 22, 2005, QuaTech received a commitment letter from National City Bank to refinance its existing senior debt.

On July 13, 2005 QuaTech received a commitment letter from The Mast Group to assist in the refinancing of its existing subordinated debt. This financing is in the form of senior secured notes of up to $1,500,000. The note would mature in a single installment on the fifth anniversary of the initial investment. It would carry an interest fee of 9.5% per annum with a success fee to be paid upon redemption of the Notes in full. The success fee would be $750,000 if paid prior to the third anniversary of the note, $1,250,000 if paid prior to the fourth anniversary and $1,750,000 if paid after the fourth anniversary. The Mast Group would reserve the right to convert the success fee into common stock at a mutually agreeable price. QuaTech and The Mast Group would also enter into an Advisory Agreement whereby QuaTech would pay The Mast Group $11,250 per quarter. The Notes would be secured by a lien on all of the assets of QuaTech.

On July 15, 2005, QuaTech received a term sheet from the Ohio Department of Development for a $2,500,000 Innovation Ohio Loan. The loan would mature in five (5) years and would carry an interest rate of 8%, plus a 1% annual servicing fee. The loan would be an interest-only loan in the first year, $500,000 amortized over years two through five, and a $2,000,000 balloon payment on the fifth anniversary. A participation fee of 10% of the initial loan is due at the end of year five.

Subsequent to receiving these finance commitments QuaTech has been working with both The Mast Group and the Ohio Department of Development on the financing of the loans.

On June 2, 2005, Kim Early of DPAC called Steve Runkel of QuaTech and reported that he was concerned about DPAC’s lack of liquidity and its ability to continue to do business or meet the minimum net worth requirement contained in the Merger Agreement. After discussions with members of the QuaTech Board of Directors and further conversations with Mr. Early, Mr. Runkel instructed QuaTech’s counsel to draft a license agreement pursuant to which QuaTech would license certain technology and product lines from DPAC and an amendment to the Merger Agreement. From June 13, 2005 until August 5, 2005, the parties negotiated the provisions of these two agreements.

The License grants an exclusive, sub-licensable, worldwide, perpetual right and license to Development Capital Ventures LP (“DCV”) and QuaTech as its sub-licensee, to sell, manufacture and distribute DPAC’s Airborne™ wireless technology. DCV is a preferred investor in QuaTech. The License also provides for QuaTech to hire certain of DPAC’s employees, to assume liabilities for accrued paid time off for those employees hired, to purchase inventories from DPAC, and to fill the backlog of firm orders for Airborne™ products as they exist at August 5, 2005. QuaTech will be obligated to pay a royalty to DPAC for each unit shipped. In the event that the shareholders of DPAC do not approve the Merger, or if the Merger with QuaTech is not completed, the License would become a non-exclusive license, and DCV and QuaTech would have the option, but not the obligation, to purchase the License for the fair market value of the License in cash as determined by appraisal or the license terminates.

On July 19, 2005, DPAC received a term sheet from DCV for a Bridge Loan. From July 19, 2005 until August 4, 2005, the parties negotiated the provisions of these this loan.

On or about July 8, 2005, DPAC indicated to QuaTech that it needed more capital if the Merger did not close by August 31, 2005. On July 9, 2005, DCV responded that it might be willing to make a bridge loan provided that the terms of the loan included a conversion feature that would provide a targeted return rate, and that DCV would be willing to agree to an automatic conversion upon the Merger.

On July 15, 2005, DPAC proposed a one (1) year note convertible into DPAC common stock at a conversion price equal to ninety percent (90%) of the average market price of DPAC common stock over a period of ninety (90) days (prior to conversion) plus warrants to purchase an unspecified number of shares of DPAC common stock.

On July 20, 2005, a proposed term sheet was received by DPAC from DCV, which indicated that DCV was willing to accept a six (6) month promissory note bearing interest at twelve percent (12%) per annum secured and convertible into 3,289,473 shares off DPAC common stock (similar to the amount issuable base on the ninety percent (90%) of average market price mentioned above) plus fifty percent (50%) more shares as a conversion incentive. DPAC agreed to that in principle on July 21, 2005. DPAC’s Board also considered and approved DCV’s proposal on July 21, 2005, and agreed to negotiate final agreements around those terms.

On August 3, 2005, the DPAC Board approved the signing of the License Agreement, the Bridge Loan and First Amendment to the Merger Agreement. On August 5, 2005, those agreements were executed.

On August 5, 2005, the loan was approved and signed by both parties. The Bridge Loan is a $500,000 original principal amount secured, convertible note bearing interest at 12% per annum. The original Convertible Term Note provided that the Bridge Loan would mature on February 3, 2006. Interest payments are made monthly, but no principal is due until maturity. The loan is secured by all the assets of DPAC, including its intellectual property. The Bridge Loan is convertible, at the option of DCV, into 3,289,473 shares of DPAC common stock, and is automatically converted into that number of shares at the closing of the Merger with QuaTech. As an inducement to make the loan, DCV will receive an additional 1,644,736 shares of DPAC’s common stock upon the closing of the Merger. If the Merger with QuaTech is completed, DCV will own approximately 54.3% of DPAC’s common stock.

On August 3, 2005, QuaTech’s Board of Directors approved the signing of the license agreement and the first amendment to the Merger Agreement.

On September 14, 2005, Mr. Runkel sent a letter to Mr. Early indicating concerns over the lengthening timeframes of conversion of the backlog of Airborne™ products to revenue. Mr. Runkel indicated QuaTech was concerned about the cash flow implications arising from these lengthening timeframes. Mr. Runkel proposed a modification to the Merger Agreement whereby the exchange ratio for the Merger would be modified to more accurately reflect the relative valuation of QuaTech and DPAC given these revised cash flow expectations. The QuaTech proposal was to increase the exchange ratio from approximately 28 shares of DPAC common stock for each one share of QuaTech common stock to a new ratio of approximately 46 shares of DPAC common stock for each one share of QuaTech common stock. Mr. Runkel also proposed modifications to the License Agreement to allow QuaTech to prepay all royalties due from that agreement. From September 14, 2005 until October 19, 2005, the parties negotiated the provisions for modifications to these two agreements.

On September 29, 2005, QuaTech received a commitment letter from National City Bank for financing in the form of a $600,000 term loan. The loan would mature in 21 months with monthly payments of $16,667 plus interest at Prime Rate plus 2.0% with a balloon payment due at maturity. The loan would be senior to all other debt and would require personal guarantees from William Roberts, QuaTech’s Chairman, and Steven Runkel, QuaTech’s President and CEO.

On September 30, 2005, DPAC received a commitment letter from Evolution Acquisition Capital Partners, LLC as a replacement for the commitment letter from The MAST Group. This financing is in the form of senior secured notes of up to $1,500,000 (the “Notes”). The Notes would mature in a single installment on the fifth anniversary of the initial investment. The Notes would carry an interest fee of 9.5% per annum with a success fee to be paid upon redemption of the Notes in full. The success fee would be $650,000 if paid prior to the third anniversary of the note, $950,000 if paid prior to the fourth anniversary and $1,400,000 if paid after the fourth anniversary. DPAC and Evolution Acquisition Capital Partners would also enter into an Advisory Agreement whereby DPAC would pay Evolution Acquisition Capital Partners $11,250 per quarter. The Notes would be secured by a lien on all of the assets of DPAC. In connection with the Notes, Evolution Acquisition Capital Partners will receive detachable “Warrants” equivalent to 5% of the fully diluted equity of DPAC after the Merger. Evolution Acquisition Capital Partners will have the right to cause DPAC to purchase the Warrants upon the earlier of the maturity of the Notes and the occurrence of an event of default, at a price per share calculated at the higher of market rate of the equity or 5.5 times trailing twelve months earnings before interest, tax, depreciation and amortization, less debt minus cash. The term of the Warrants and this right will be ten years.

On October 3, 2005 QuaTech’s Board of Directors granted Mr. Runkel the authority to complete the negotiations and sign the amendments to both the License Agreement and the Merger Agreement. QuaTech’s Board of Directors also granted Mr. Runkel the authority to complete negotiations and sign commitment letters for the Ohio Department of Development, Evolution Acquisition Capital Partners, and National City Bank.

On October 19, DPAC’s Board of Directors approved the signing of the amendments to the License Agreement and the Merger Agreement.

On October 20, 2005, the Second Amendment to the Merger Agreement and the First Amendment to the License Agreement were executed.

The following table summarizes the changes to the Merger exchange ratio for QuaTech shareholders and percentage dilution to DPAC shareholders in the Amendments as compared with the original Merger Agreement.

	Initial Merger Agreement	First Amendment	Second Amendment
Relative Value of DPAC	40%	40%	30%
Relative Value of QuaTech	60%	60%	70%
Dilutive Effect of Bridge Loan	0%	6%	5%
Exchange Ratio (DPAC Sh:Quatech Sh)	24:1 Approximately	28:1* Approximately	46:1** Approximately
% Dilution of DPAC Shareholders	60%	66%*	75%**

*	Change in exchange ratio resulted from potential issuance of additional DPAC common stock pursuant to the Bridge Loan.
**	Change in exchange ratio resulted from Second Amendment.

On December 9, 2005 DPAC and QuaTech discussed and agreed in principle to two (2) further changes to the terms of the Merger Agreement. The changes were to eliminate from the Merger Agreement a contemplated reverse stock split of DPAC common stock and to eliminate a condition that DPAC enter into a new employment agreement with Creighton Early. The Third Amendment makes no change to or affecting the exchange ratio.

On December 12, 2005, the Third Amendment of the Merger Agreement was executed, which put into effect the changes referred to above as discussed on December 9, 2005.

On January 3, 2006 DCV and DPAC exchanged emails concerning a deferral of the maturity date of the Bridge Loan from February 3, 2006 to March 3, 2006, subject to extension at DPAC’s election to April 4, 2006. The parties executed an agreement to that effect on January 5, 2006.

Reasons for the Merger and Recommendations of DPAC’s Board of Directors

DPAC’s Board of Directors has determined that the terms of the Merger and the Agreement and Plan of Reorganization are in the best interests of DPAC and its Shareholders. Accordingly, DPAC’s Board of Directors unanimously approved the Agreement and Plan of Reorganization and the consummation of the Merger. The decision by DPAC’s Board of Directors was based on an analysis of several potential benefits of the Merger that DPAC’s Board of Directors believes will contribute to the future success of the combined company, the most important of which include:

•	Improved financial performance. DPAC has experienced operating losses for each of the past fourteen consecutive quarters. The DPAC Board believes that the addition of QuaTech’s substantially greater revenues and superior operating performance will significantly reduce and potentially, if DPAC’s Airborne™ products become successful at generating substantial additional revenues, eliminate DPAC’s operating losses. DPAC’s business can be operated at substantially less overhead cost by combining operations, engineering and administrative functions with QuaTech.

•	Improved liquidity and financial resources. DPAC’s historical operating losses have consumed the Company’s cash and financial resources such that its independent registered public accountants have included an emphasis of a matter paragraph in its opinion on DPAC’s financial statements raising substantial doubt on DPAC’s ability to continue as a going concern. The DPAC Board believes the reduced operating costs of the combined businesses, and the resulting improved operating performance, combined with the greater financial resources of QuaTech will provide sufficient liquidity and financial resources to allow the combined company to continue to grow and operate its business plan. The board also believes the improved financial performance and greater size of the combined entity will expand the availability and reduce the cost of any additional capital that it may wish to raise.

•	Complimentary vision of the future. The DPAC Board believes the management and ownership of QuaTech share a vision of continued expansion of products and offerings for the machine to machine connectivity marketplace as a means to achieve continued growth for the shareholders of DPAC.

•	Expanded growth potential. The DPAC Board believes that the merger with QuaTech will accelerate the Company’s penetration into the machine to machine market through the broadening of the complimentary product line offering and the synergistic opportunities for cross selling each company’s products into the other company’s sales channels.

•	Management continuity. DPAC’s senior management team will continue in senior management roles in the combined companies. Two of DPAC’s directors will continue to be directors after the Merger and DPAC’s CEO will become the Chairman of the Board of Directors.

DPAC’s Board of Directors also considered potentially negative factors that could arise or will arise from the merger, including the following:

•	Dilution of existing shareholders. DPAC’s Board considered the fact that the issuance of additional shares to complete the Merger with QuaTech will dilute the ownership percentage of existing DPAC shareholders, and that a change in control will occur by virtue of the fact that, at the completion of the Merger, QuaTech shareholders will own a majority of the shares outstanding.

•	Significant transaction costs. DPAC’s Board considered the fact that DPAC will incur significant costs in connection with the transaction, and the transaction will require substantial management time.

The foregoing discussion of the information and factors considered by the DPAC’s Board of Directors is not exhaustive, but includes all material factors considered by the Board. In view of the wide variety of factors considered by the DPAC Board in connection with its evaluation of the merger and the complexity of such matters, the DPAC Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the DPAC Board of Directors may have given different weight to different factors and may have applied different analyses to each of the material factors considered by the Board of Directors.

In addition, the DPAC Board of Directors recognized that there are substantial risks associated with remaining a smaller micro-cap public company, given that it operates in an industry that is experiencing consolidation by other companies and increased competition.

Opinion of DPAC’s Financial Advisor

B. Riley & Company was engaged by DPAC to provide financial advisory services, including a fairness opinion, to DPAC regarding the proposed merger between QuaTech and DPAC Acquisition Sub, Inc. (the “Transaction”). Their opinion was based on the proposed Merger prior to the First and Second Amendments to the Merger Agreement, the License Agreement and the Bridge Loan, and therefore does not express an opinion on the final form of the proposed transaction. At the time B. Riley arrived at its opinion, B. Riley was under the belief that current DPAC shareholders would own approximately forty percent (40%) of post-Merger DPAC. In actuality, after the Amendments of the Merger Agreement and after the Bridge Loan, DPAC shareholders would own approximately twenty-five percent (25%) of post-Merger DPAC.

The Amendments to the Merger Agreement significantly changed the value of the Merger to DPAC shareholders. As of the original Merger Agreement, each share of QuaTech common stock was to be exchanged for approximately twenty-four (24) shares of DPAC common stock. This amount was increased to approximately twenty-eight (28) shares of DPAC common stock concurrently with DPAC’s issuance of the Bridge Loan Note and First Amendment of the Merger Agreement to take into account additional DPAC common stock to be issued to DCV upon conversion of the Bridge Loan Note. Subsequently, with Second Amendment, this amount was increased to the current number of approximately forty-six (46) shares of DPAC common stock for each one share of QuaTech common stock. For this reason, the fairness opinion of B. Riley is not intended to be relied upon, and should not be relied upon, as an indication of the fairness of the transaction to DPAC shareholders. The Board of Directors of DPAC examined and considered the Amendments to the Merger Agreement, the License Agreement and the amendment to the License Agreement, and the Bridge Loan, and made its own determination of the fairness of the transaction to DPAC shareholders. Its determination was based on factors that included an apparent deterioration in the value of DPAC, a delay in expected orders from customers, and a shortage of capital. Incident to this shortage of capital, the Board determined that it would not expend the money to pay B. Riley to prepare a bring-down fairness opinion.

The parties themselves determined negotiation amounts of consideration, and B. Riley did not determine the amounts of consideration to be exchanged in the Merger. On April 21, 2005, B. Riley rendered its opinion, that as of such date and, based on and subject to certain matters stated therein, from a financial point of view, the consideration to be paid by QuaTech in the proposed merger was fair to the DPAC shareholders. A copy of the opinion is attached as Annex C. This opinion was based primarily on relative valuation and share ownership of the consolidated company attributable to the shareholders of DPAC. This opinion was also based upon and incorporated information provided by DPAC and QuaTech management, which B. Riley assumed to be accurate in all material aspects and was based on the Merger Agreement before the First Amendment was executed, and before the License and the DCV Loan. DPAC’s Board of Directors did not ask B. Riley to update its fairness opinion for either the first or second amendment of the Merger Agreement. Both of these amendments changed the exchange ratio. Further, DPAC has undergone several material changes since April 21, 2005 (see, “DPAC RECENT DEVELOPMENTS,” beginning on page 75). Thus DPAC shareholders should not rely on the B. Riley fairness opinion as an indication of the fairness of the Merger as amended. Please refer to the discussion under, “Reasons for the Merger and Recommendations of DPAC’s Board of Directors,” beginning on page 44.

B. Riley undertook no obligation to update its opinion following its delivery on April 21, 2005. B. Riley did not express any opinion as to the price or range of prices at which the DPAC common stock may trade subsequent to the announcement of the Merger or as to the value of the QuaTech stock to be owned by DPAC subsequent to the completion of the Merger.

Summary of Financial Analyses

The following is a summary of each of the methodologies used by B. Riley & Co. in April 2005 in evaluating relative value between DPAC and QuaTech. All of the information B. Riley used to arrive at its opinion may not be expressly set forth in the following summary. B. Riley subjectively selected four analyses that it believes are commonly used and generally accepted for the purpose of assessing the fairness of consideration in a merger, and these methods are not determinative in ascribing values to companies. However, DPAC shareholders should not rely on B. Riley’s fairness opinion as an indication of the fairness of the Merger. When B. Riley selected and applied these analyses prior to April 21, 2005, B. Riley did not know of any subsequent changes or financial results reported after April 21, 2005, and did not know of the amendments to the Merger Agreement, which later were entered into and changed the exchange ratio and other terms, or the License or the Bridge Loan, which also have materially affected DPAC and its current shareholders.

Selected Precedent Transactions Analysis

In April 2005, B. Riley evaluated the financial metrics of several selected precedent transactions as part of the evaluation. B. Riley selected these particular transactions based upon the relative size of the transaction in comparison to DPAC or QuaTech, the timing of when the transactions occurred, the relative financial conditions of the target companies and the target companies’ industry and market relevance to either DPAC or QuaTech. Then using publicly available information, B. Riley reviewed and analyzed enterprise values as a multiple of a company’s revenue for a latest twelve-month period, which is referred to as LTM revenue in B. Riley’s opinion and analyzed enterprise values as a multiple of a Company’s LTM EBITDA to determine the relative valuation of both companies.

Selected Precedent Transaction Analysis (DPAC and QuaTech)

Announced	Seller	Buyer
27-Jul-04	interWAVE Communications International Ltd.	Alvarion Ltd.

14-Jul-04	EMJ Data Systems Ltd.	SYNNEX Corp.

3-May-04	LGP Allgon Holding AB	Powerwave Technologies Inc.

28-Apr-04	Larscom Inc.	Verilink Corp.

5-Feb-04	Belden, Inc.	CDT, Inc.

5-Jan-04	MAXRAD Inc.	PCTEL Inc.

1-Nov-03	Paradigm Wireless Systems, Inc.	REMEC Inc.

8-Oct-03	Vixel Corp.	Emulex Corp.

28-Aug-03	JNI Corp.	Applied Micro Circuits Corp.

17-Jul-03	Nexland, Inc.	Symantec Corp.

7-Apr-03	Inrange Technologies Corporation	Computer Network Technology Corp.

18-Mar-03	Vina Technologies, Inc.	Larscom Inc.

18-Feb-03	Allen Telecom Inc.	Andrew Corp.

Transaction Value Multiples of LTM Revenue and LTM EBITDA

ER = Enterprise Value

	EV/Rev.	EV/EBITDA
Mean	1.4x	19.2x
Low(1)	1.0x	14.7x
High(1)	1.7x	24.9x
Median	1.2x	19.2x

(1)	High and low observations represent the 75th and 25th quartiles, respectively.

B. Riley used both sets of median multiples in its analysis of the valuation of QuaTech and median multiples of LTM revenue only in its valuation of DPAC, due to negative LTM EBITDA. Based upon the selected precedent transaction analysis of the previously proposed merger, the relative median percentage contribution of both DPAC and QuaTech was as follows:

Comparable Transaction Analysis
DPAC Median Valuation	[24.3	%]
QuaTech Median Valuation	[75.7	%]

Comparable Public Company Analysis

In April 2005, B. Riley evaluated the financial metrics of several comparable public companies as part of its evaluation. B. Riley selected the comparable public companies based upon the relative size of the company in relationship to DPAC or QuaTech, the relative financial conditions and strength of the comparable companies and the industry segment and the markets served by the comparable public companies in relationship to either DPAC or QuaTech.

QuaTech—In performing its analysis, B. Riley reviewed certain financial information relating to QuaTech and compared such information to the corresponding financial information of other publicly traded companies which B. Riley deemed to be generally comparable to QuaTech.

B. Riley used the ratio of enterprise value to revenue and enterprise value to EBITDA as of April 19, 2005 for the selected comparable public companies to estimate the value of QuaTech. The nine publicly-traded companies that B. Riley deemed generally comparable to QuaTech were: AESP Inc., Digi International Inc., Echelon Corp., Interphase Corp., Lantronix Inc., Numerex Corp., SBE Inc., Socket Communications Inc. and Axeda Systems Inc.

DPAC—In performing this analysis, B. Riley reviewed certain financial information relating to DPAC and compared such information to the corresponding financial information of other publicly traded companies, which B. Riley deemed to be generally comparable to DPAC. B. Riley used the ratio of enterprise value to revenue as of April 19, 2005 of the selected comparable companies to estimate the value of DPAC. The six publicly traded companies, which B. Riley deemed generally comparable to DPAC, were: Digi International Inc., Echelon Corp., Lantronix Inc., SBE Inc., Wavecom SA and Axeda Systems Inc.

B. Riley calculated the low, mean and high multiples for the above public comparable companies. “Enterprise value” was calculated as the sum of the value of the common equity on a fully diluted basis plus the value of net debt, any minority interest and preferred stock less cash.

Comparable Public Company Multiples of LTM Revenue and LTM EBITDA

(QuaTech)

	LTM EV/Revenue	LTM EV/EBITDA
Mean	1.3x	16.6x
Low(1)	1.0x	9.5x
High(1)	1.9x	18.7x
Median	1.2x	11.6x

(1)	High and low observations represent the 75th and 25th quartiles, respectively.

Comparable Public Company Multiples of LTM Revenue and LTM EBITDA

(DPAC)

	LTM EV/Revenue	LTM EV/EBITDA
Mean	1.2x	11.6x
Low(1)	1.1x	10.7x
High(1)	1.7x	12.4x
Median	1.2x	11.6x

(1)	High and low observations represent the 75th and 25th quartiles, respectively.

B. Riley used both sets of median multiples in its analysis of the valuation of QuaTech and median multiples of LTM revenue only in its valuation of DPAC, due to negative LTM EBITDA. Based upon the comparable public company analysis, the following illustrated the relative median percentage contribution of both DPAC and QuaTech.

Comparable Public Company Analysis
DPAC Median Valuation	35.4%
QuaTech Median Valuation	64.6%

Discounted Cash Flow Analysis

In April 2005, B. Riley performed a discounted cash flow, or DCF, analysis as part of its valuation of DPAC and QuaTech. The discounted cash flow analyses of DPAC and QuaTech were based upon the historical and projected financial results provided by the respective company’s management.

The discounted cash flow analysis relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. Discounted cash flow has two components: (1) the present value of the projected after-tax cash flows for a determined period after payment of any associated expenses and capital requirements necessary to generate the related cash flows, which is referred to as after-tax free cash flows in B. Riley’s opinion and (2) the present value of the terminal value of the asset or business at the end of the period. In the discounted cash flow analysis, the projected after-tax free cash flows exclude the impact of interest income and interest expense. The terminal EBITDA multiple methodologies is utilized to calculate a terminal value by applying a multiple to the EBITDA of the asset or business in the last year of the relevant projections. The terminal value calculated is an estimate for the value of the annual free cash flow of the asset or business beyond the terminal year projected into perpetuity. In this DCF valuation, the terminal value is determined using the range of EBITDA multiples found in the comparable precedent transaction analysis.

In April 2005, B. Riley performed a discounted cash flow analysis assuming:

•	for DPAC, a range of illustrative discount rates of 20% to 30% and a range of terminal EBITDA multiples (based on then estimated 2007 EBITDA) of 8x to 10x;

•	for QuaTech, a range of illustrative discount rates of 12% to 22% and a range of terminal EBITDA multiples (based on then estimated 2007 EBITDA) of 6x to 8x.

The aforementioned calculation of cost of capital, or discount rate, was calculated on a weighted average cost of capital for DPAC based upon market returns, cost of debt and the average comparable company beta (risk) factor. QuaTech’s cost of capital or discount rate was calculated on a weighted average cost of capital based upon market returns, cost of debt and the average comparable beta (risk) factor and then further adjusted for the additional risk associated with QuaTech being a leveraged private company. Discounted cash flow valuations were calculated for DPAC and QuaTech on a stand-alone basis excluding estimated cost savings.

Using that analysis, B. Riley derived a range of implied relative median equity valuation for DPAC and QuaTech as follows:

Discounted Cash Flow Analysis
DPAC Median Valuation	37.2%
QuaTech Median Valuation	62.8%

Market Capitalization Analysis

B. Riley performed a market capitalization analysis as part of its valuation of DPAC. A market capitalization analysis derives the aggregate value of a company by multiplying the number of shares outstanding by the sales price of the company’s stock.

B. Riley’s market capitalization analysis was based on the historical sales prices of DPAC common stock for the 60 Day period prior to April 20, 2005. As part of its analysis, B Riley calculated a 60 Day Average market capitalization for DPAC based on low, average, and high sales prices during the 60 Day period.

B. Riley then compared the DPAC 60 Day Average market capitalization with the weighted average valuations of QuaTech from its DCF analysis, comparable transaction analysis, and comparable company analysis of QuaTech. This comparison yielded a relative valuation of DPAC and QuaTech as follows:

Market Capitalization Analysis
DPAC 60 Day Average	52.4%
QuaTech Weighted Average	47.6%

Conclusion

At April 21, 2005, B. Riley ultimately arrived at its fairness determination by comparing the resulting valuation of DPAC to the resulting valuation of QuaTech, after arriving at the mean DPAC valuation by equally weighting the DPAC valuations taken from its comparable transactions analysis, comparable public company analysis, discounted cash flow analysis, and market capitalization analysis, and arriving at the mean QuaTech valuation by equally weighting the QuaTech valuations taken from its comparable transactions analysis, comparable public company analysis, and discounted cash flow analysis. The result was an overall relative valuation of DPAC of approximately 38.6% of the resulting enterprise and a relative valuation of QuaTech of approximately 61.4% of the resulting enterprise, which it compared with the previously proposed terms of the merger in which DPAC shareholders would continue to hold approximately 40% of the enterprise. In the Merger Agreement, as amended subsequently, DPAC’s current shareholders would own approximately 25.5% of DPAC as of immediately after the Merger, assuming among other things that the Bridge Loan is concurrently converted into DPAC common stock.

Miscellaneous

The conclusions reached by B. Riley in arriving at this overall valuation of DPAC were based solely on the terms of the Merger Agreement prior to its Amendments and before the License and Bridge Loan. Moreover, at the time B. Riley conducted its analyses, the exchange ratio contemplated by the proposed merger was approximately twenty-four (24) shares of DPAC common stock for each one (1) share of QuaTech stock rather than the current forty-six (46) shares per one (1) share. Accordingly, B. Riley’s opinion, which was rendered in April 2005 and will not be updated, should not be relied upon as indicative of the fairness of the presently proposed Merger.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the analyses summarized above, B. Riley believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process.

The auditors have indicated that there is a going concern issue for DPAC. B. Riley’s opinion also indicates that, if the cash needs of DPAC cannot be met appropriately, the relative valuation of DPAC will be substantially impaired.

In performing its analyses, B. Riley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of DPAC, including, among other assumptions, a moderately improving economy, no significant fundamental changes in the underlying market segments served by DPAC and QuaTech and no rapid change in interest rates and other factors affecting the cost of conducting business. The analyses performed by B. Riley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. B. Riley did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the analysis of comparable companies and the analysis of selected precedent transactions summarized above, no public company utilized as a comparison is identical to DPAC or QuaTech, and no transaction was identical to the previously proposed merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather, it involves considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of DPAC or QuaTech and the companies to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The consideration payable by DPAC in the Merger was determined by negotiation between DPAC and QuaTech, and not based on an outside recommendation of any person, including B. Riley. Consequently, B. Riley’s analyses should not be viewed as determinative of the decision of DPAC’s Board of Directors or DPAC’s management with respect to the fairness of the exchange ratio as set forth in the Agreement and Plan of Reorganization, as amended.

B. Riley’s opinion was rendered for the benefit of the Board of Directors of DPAC (the “Board”), in connection with the Board’s consideration for April 2005 of the previously proposed merger pursuant to the terms of the Merger Agreement prior to its amendment and before the License and Bridge Loan. Its opinion is not intended and does not constitute a recommendation to any such shareholder as to whether such shareholder should vote to approve the Merger.

B. Riley relied upon and assumed, without independent verification, that the financial information provided to it had been reasonably prepared and reflected the best currently available estimates of the financial results and condition of DPAC and QuaTech, and that there had been no material change in the assets, financial condition, business or prospects of DPAC and QuaTech since the date of the most recent financial statements made available to it. B. Riley had also assumed that the previously proposed merger would be consummated in accordance with the Agreement and Plan of Reorganization, before that Agreement was amended. Without limiting the generality of the foregoing, B. Riley has undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which either DPAC or QuaTech is a party or may be subject and its opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. B. Riley has not independently verified the accuracy and completeness of the information supplied to it with respect to DPAC or QuaTech and does not assume any responsibility with respect to that information that B. Riley has not made any physical inspection or independent appraisal of any of the properties or assets of DPAC or QuaTech. DPAC neither instructed B. Riley to limit its investigation nor required B. Riley to expand its investigation.

Based upon and subject to the foregoing, it was B. Riley’s opinion that, as of April 21, 2005, the date of that opinion, the 60% proposed to be issued to QuaTech shareholders and 40% remaining in the hands of current DPAC shareholders in connection with the previously proposed merger pursuant to the terms of the Merger Agreement prior to its amendments and before the License and Bridge Loan would have been fair to DPAC, from a financial point of view. The merger, prior to the Amendments of the Merger Agreement and before the License and Bridge loan, attributed approximately 40% ownership to current DPAC shareholders. The Amendments to the Merger Agreement reduce this percentage to 25.5%. B. Riley’s opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by B. Riley as of April 21, 2005.

B. Riley & Co. is an investment bank that since its inception has engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes.

B. Riley was selected by DPAC’s Board of Directors to render a fairness opinion because of its expertise and its reputation in investment banking and mergers and acquisitions and its familiarity with the wireless networking industry and DPAC. DPAC and B. Riley entered into a letter agreement, dated August 10, 2004 and amended on January 5, 2005 and March 24, 2005, relating to the services to be provided by B. Riley in connection with the Merger and the transactions related to it, under which DPAC has paid B. Riley $55,000 in monthly fees, $90,000 upon rendering of its opinion, and has agreed to pay $200,000 more which is contingent upon the closing of the Merger. The total amount of fees payable to B. Riley by DPAC at the closing of the Merger will equal the greater of the (a) three percent (3%) of the price paid by DPAC plus the debt assumed by DPAC to acquire QuaTech, or (b) $300,000, in either case, less $10,000 of the retainer and all of the opinion fees previously paid. Therefore, DPAC estimates that if DPAC common stock’s market price exceeds $0.06 on the Effective Date, B. Riley would be entitled to an additional amount in contingent fees of $20,000 per each one cent by which the market price per share of DPAC common stock exceeds $0.06. In addition, B. Riley is entitled to financing fees of five percent of funds raised by DPAC during the term of its agreement or, if financing is from a person introduced by B. Riley, for six months thereafter. B. Riley will otherwise receive only reimbursement of out-of-pocket expenses incurred in connection with their engagement.

In the ordinary course of business, B. Riley and its affiliates may actively trade the equity of DPAC for their own account and for the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

Some of the B. Riley personnel were formerly employed at The Seidler Companies Inc. and in that capacity they worked on a private offering of common stock and warrants for DPAC. DPAC paid The Seidler Companies Inc. $100,000 in cash plus five-year warrants to purchase 238,042 shares of DPAC common stock at $1.074 per share for its services in that transaction.

As for Western Reserve Partners, which did not render an opinion, QuaTech paid $35,000 in fees to Western Reserve Partners relating to the currently contemplated transaction, and $365,000 of its total fees in this transaction are contingent on the completion of the Merger. The parties have not paid any other fees to Western Reserve Partners during the past two years.

Reasons for the Merger and Recommendations of QuaTech’s Board of Directors

The Board of Directors of QuaTech has determined that the terms of the merger with DPAC are in the best interests of QuaTech and its Shareholders. Accordingly, QuaTech’s Board of Directors unanimously approved the Agreement and Plan of Reorganization, as amended, and the consummation of the merger. The decision of QuaTech’s Board of Directors was based on consideration of numerous factors, including:

•	Expanded access to capital. QuaTech’s Board believes that there is an opportunity for continued growth through the acquisition of complementary companies and product lines. This transaction could expand access to capital to facilitate additional transactions of this nature.

•	Enhanced shareholder liquidity. As a result of this merger, QuaTech shareholders gain long term access to public markets for trading their shares.

•	Management continuity. Pursuant to the merger, QuaTech’s senior management team will continue in senior management roles with QuaTech’s CEO serving as the new company’s CEO.

QuaTech’s Board also considered potentially negative factors that could or will arise from the merger, including the following:

•	Significant transactions expenses. QuaTech’s Board considered the fact that QuaTech will incur significant costs in connection with the transaction, and the transaction will require substantial management time.

•	Integration risks. QuaTech’s Board considered the effort and risks associated with integrating the operations of QuaTech and DPAC.

The foregoing discussion of the information and factors considered by QuaTech’s Board of Directors is not exhaustive, but is believed to include all material factors considered by the QuaTech Board, and each Board member may have considered different factors. In view of the wide variety of factors considered and the complexity of the these matters, the Board did not consider it practicable to, nor did it attempt to, quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the QuaTech Board of Directors may have given different weight and may have applied different analyses to each of the material factors considered by the Board.

Interests of Certain Persons in the Merger

QuaTech shareholders considering the recommendation of the QuaTech Board of Directors to approve the Merger Agreement should be aware that some of QuaTech’s directors and officers have interests in the merger that are different from, or in addition to, their interests as QuaTech shareholders. DPAC shareholders considering the recommendations of the DPAC Board of Directors regarding the proposal to issue common stock in the Merger and the proposal to increase DPAC’s authorized capital stock should be aware that some of DPAC’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests as DPAC shareholders. These interests may create conflicts of interest. The Boards of Directors of QuaTech and DPAC were aware of these interests and took these interests into account in approving the Merger and the various transactions contemplated by the Merger Agreement as amended.

Following the Merger, William Roberts currently the Chairman of the Board of QuaTech and Steven Runkel, the President and CEO of QuaTech will become directors of DPAC. Likewise, Samuel W. Tishler, currently a member of the Board of DPAC and Creighton K. Early, currently a member of DPAC’s Board and its CEO and President will continue to serve on the DPAC Board. Each of the current executive officers of QuaTech is expected to serve in an officer position of DPAC following the Merger with Steven Runkel serving as President and CEO. Kim Early will serve as the Chairman and Stephen J. Vukadinovich, DPAC’s current Chief Financial Officer is expected to serve in that same role after the Merger.

Steven D. Runkel, the President of QuaTech, will receive an employment agreement with DPAC, upon the effective time of the merger, to serve as President and CEO of DPAC. Mr. Runkel’s contract will have a term ending on December 31, 2006, unless terminated earlier as permitted in limited circumstances. He will receive a base salary of $210,000 annually and an auto allowance of $750 per month. He will also be eligible for incentive compensation as established by the Board of Directors of DPAC and other benefits as are generally applicable to DPAC’s senior executives. If DPAC terminates Mr. Runkel’s employment for any reason other than for “cause”, or if Mr. Runkel terminates his employment for “good reason”, as those terms are defined in the agreement prior to the expiration of the term of the agreement, Mr. Runkel will be entitled to a severance equal to the continuation of his base salary and auto allowance for twelve months from the termination of his employment. In addition, upon such event, all unvested stock options to purchase DPAC common stock held by Mr. Runkel, if any, shall automatically become fully vested and may be exercised by him for two years from the date of his termination.

Creighton K. Early, the President and Chief Executive Officer of DPAC, upon the effective time of the merger, will serve as Chairman of the Board of DPAC. Mr. Early’s employment contract will be terminated. Mr. Early will be entitled to a severance equal to the continuation of his base salary of $180,000 per year and auto allowance of $750 per month for twelve months from the termination of his employment. In addition, all unvested stock options to purchase DPAC common stock held by Mr. Early shall automatically become fully vested and may be exercised by him for two years from the date of his termination.

Each non-management member of the Board of Directors of DPAC will each receive an option to purchase 120,000 shares of DPAC common stock at an exercise price equal to the closing market price on the date of the closing of the Merger with QuaTech. The options will be immediately vested and may be exercised for a period of 10 years from the date of the grant, whether or not the optionee remains a director of DPAC.

Creighton Early will receive an option to purchase 240,000 shares of DPAC common stock at an exercise price equal to the closing market price on the date of the closing of the Merger with QuaTech. The options will be immediately vested and exercisable for a period of 10 years from the date of the grant, or within one year of the date of the termination of his employment with DPAC for any reason.

Stephen Vukadinovich, Gregory Gower and Michael Zachan will each receive an option to purchase 120,000 shares of DPAC common stock at an exercise price equal to the closing market price on the date of the closing of the Merger with QuaTech. The options will be immediately vested and exercisable for a period of 10 years from the date of the grant, or within one year of the date of the termination of his employment with DPAC for any reason.

All of the unvested stock options issued by both DPAC and QuaTech will vest 100% upon the closure of the merger.

DCV, the holder of 100% of QuaTech’s Series A Preferred Stock is DPAC’s lender with respect to the DCV Bridge Loan. Upon the Merger, DCV will receive 4,934,209 shares of DPAC Common Stock in connection with the Bridge Loan in addition to shares it will receive as holder of QuaTech shares. Following the consummation of the Merger, DCV is expected to own in excess of 50% of the outstanding shares of DPAC common stock. Also, one of QuaTech’s current directors is a representative of DCV.

Completion and Effectiveness of the Merger

The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval of the merger by the DPAC shareholders and the QuaTech shareholders. The merger will become effective upon the filing of articles of merger with the Ohio Secretary of State.

Management Following the Merger

At the effective time of the Merger all of the members of DPAC’s Board of Directors elected at the annual meeting will resign from office except Creighton K. Early and Samuel W. Tishler. The remaining five seats will be filled by Steven D. Runkel, William Roberts, Mark Chapman, James Bole and Dennis Leibel.

At the effective time of the Merger the newly-constituted DPAC board will designate the officers of DPAC.

QuaTech (as the surviving subsidiary corporation and a wholly-owned subsidiary of DPAC) following the Merger will have a Board of Directors comprised initially of Steven D. Runkel, Creighton Early and William Roberts; and, initially, the officers of QuaTech following the Merger will be Steven D. Runkel, President; Stephen Vukadinovich, Secretary and Treasurer, each of whom will serve at the discretion of the Board of Directors of QuaTech following the effective time.

For information on the individuals who will become the directors and officers of DPAC following the Merger, see “COMPOSITION OF DPAC’S BOARD OF DIRECTORS AFTER THE MERGER” beginning on page 101 below.

Treatment of QuaTech Common and Preferred Stock

Upon completion of the Merger, QuaTech common shareholders (including holders of QuaTech common shares underlying the QuaTech Warrant) will receive, for each share of QuaTech common stock held by them (other than shares with respect to which a QuaTech shareholder has exercised dissenter’s rights) approximately 45.913 fully paid and nonassessable shares of DPAC common stock and QuaTech preferred shareholders will receive, for each share of QuaTech preferred stock held by them approximately 45.913 fully paid and nonassessable shares of DPAC common stock.

Exchange of QuaTech Stock Certificates for DPAC Stock Certificates

Promptly after the effective time of the Merger, DPAC will notify its transfer agent of the names of the former QuaTech stockholders and the number of shares of DPAC common stock then held by them as a result of the Merger. Thereafter, each of the former QuaTech stockholders will be sent notice and instructions on how to surrender QuaTech stock certificates in exchange for DPAC stock certificates.

Upon surrendering their QuaTech stock certificates, the holders of QuaTech stock certificates will be entitled to receive a certificate representing that number of whole shares of DPAC common stock which that holder has the right to receive, if any and cash dividends or other distributions to which the holder is entitled.

Accounting Treatment

The Merger will be accounted for as a “reverse acquisition” using the purchase method of accounting in conformity with accounting principles generally accepted in the United States of America. Although the Merger is structured such that QuaTech will become a wholly owned subsidiary of DPAC at closing, QuaTech will be treated as the acquiring company for accounting purposes in accordance with the Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” The factors influencing this accounting treatment include:

•	holders of QuaTech’s outstanding stock, and options will hold approximately 75% of the outstanding voting shares of the combined company and will control a majority of the voting rights;

•	the Board of Directors of the combined company will initially, at the effective time of the Merger, consist of seven (7) members, only two (2) of which will be current DPAC directors;

•	the current executive officers of QuaTech, including its Chief Executive Officer will become the executive officers of the combined company; and

•	QuaTech’s business will represent approximately 75% of the combined company in terms of revenue and market capitalization.

Under the purchase method of accounting, the estimated purchase price of DPAC will be the fair value of the common stock that QuaTech is deemed, for accounting purposes, to have issued in connection with the merger, plus the fair value of the options to purchase shares of DPAC common stock that QuaTech is deemed to have assumed in connection with the merger, plus the amount of direct transaction costs incurred by QuaTech associated with the merger. The fair value is calculated based on the average closing price of DPAC common stock for the two days prior to the announcement of the Second Amendment of the Merger Agreement on October 20, 2005, the day of the announcement and the two days following the announcement.

The purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values at the consummation of the merger. The excess of the purchase price remaining after that allocation will be recorded as goodwill. Pursuant to Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. However, for purposes of disclosing unaudited pro forma information in this proxy statement/prospectus, there has been a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

Regulatory Approvals

Neither DPAC nor QuaTech is aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part and compliance with applicable corporate law of Ohio, and compliance with applicable state “blue sky” laws and regulations.

QuaTech Dissenters’ Rights

Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters’ rights in connection with the proposed transaction, depending on the circumstances.

Under Section 1701.84 of the OGCL, QuaTech shareholders are entitled to dissenters’ rights by virtue of having the right to vote to approve the merger. However, under Section 1701.85 of the OGCL, a QuaTech shareholder is entitled to relief as a dissenting shareholder only if such shareholder complies with all of the procedural and other requirements of the section, a copy of which is attached in Annex B. The following is a description of the material terms of Section 1701.85.

A QuaTech shareholder who wishes to perfect his or her rights as a dissenting shareholder, in the event that the Merger Agreement is adopted, must:

•	be a record holder of shares of QuaTech common stock, as to which he or she seeks relief on the record date as of the date fixed for determination of shareholders entitled to notice of the QuaTech special meeting;

•	not vote his or her shares of QuaTech common stock in favor of adoption of the Merger Agreement; and

•	deliver to QuaTech, not later than 10 days after the QuaTech special meeting, a written demand for payment of the fair cash value of the shares as to which he or she seeks relief. The written demand must state the name of the shareholder, his or her address, the number and class of shares as to which he or she seeks relief and the amount claimed as the fair value for those shares.

Voting against the approval of the Merger Agreement will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to QuaTech, Inc., 5675 Hudson Industrial Parkway, Hudson, Ohio 44236-5012. QuaTech must receive the written demand within 10 days after the special meeting; therefore, QuaTech recommends that a dissenting shareholder use certified or registered mail, return receipt requested, to confirm that he or she has made timely delivery.

The merger agreement requires QuaTech to promptly notify DPAC of any demands for payment received by QuaTech. DPAC has the right to participate in all negotiations and proceedings relating to any demands, including the determination of fair value cash consideration to be paid to the dissenting shareholders for QuaTech common stock. QuaTech may not offer to settle, settle, or make any payment with respect to, any appraisal demands. Nevertheless, QuaTech is responsible for paying any amounts due to shareholders for appraisal.

Under Section 1701.85(A)(5), if QuaTech sends to the dissenting shareholder, at the address specified in his or her demand, a request for the certificate(s) representing his or her shares, the dissenting shareholder is required to deliver his certificates to QuaTech within 15 days of the date that QuaTech sent its request. QuaTech will then endorse such certificates with a legend indicating that demand for fair cash value for the shares represented by the certificate(s) has been made. QuaTech will then return the certificates to the dissenting shareholder. If a dissenting shareholder fails to deliver his or her certificate(s) within 15 days of QuaTech’s request, QuaTech will terminate his or her right to dissent by notifying the shareholder within 20 days of the lapse after the 15-day period.

Section 1701.85(B) provides that if the dissenting shareholder and QuaTech cannot agree on the fair cash value per share of the shares of QuaTech common stock, either may, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Summit County, Ohio for a determination of the fair cash value of the dissenting shares. If the court finds that the shareholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

The fair cash value of a share of QuaTech common stock to which a dissenting shareholder is entitled under Section 1701.85 will be determined as of the day prior to the QuaTech special meeting. Fair cash value will be computed as the amount a willing seller and willing buyer would accept or pay if neither was compelled to sell or buy, excluding any appreciation or depreciation in market value resulting from the merger. Notwithstanding the foregoing, the fair cash value may not exceed the amount specified in the shareholder’s written demand. The court will make a finding as to the fair cash value of a share and render judgment against QuaTech for its payment with interest at such rate and from such date as the court considers equitable. The court will assess or apportion the costs of the proceedings as it considers equitable.

The rights of any dissenting shareholder will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85, unless QuaTech, by its Board of Directors, waives this failure;

•	QuaTech abandons or is finally enjoined or prevented from carrying out, or the shareholders of QuaTech rescind their approval of, the Merger Agreement;

•	the dissenting shareholder withdraws his or her written demand with the consent of QuaTech, by its Board of Directors; or

•	QuaTech and the dissenting shareholder have not agreed upon the fair cash value per share of the QuaTech common stock and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the shares.

When a dissenting shareholder exercises his or her rights under Section 1701.85, all other rights with respect to such QuaTech common stock, such as voting and distribution rights, will be suspended until QuaTech purchases the shares, or the right to receive fair cash value is otherwise terminated. If during the suspension, any cash dividend is paid on shares of QuaTech common stock, or any cash dividend or interest is paid on securities issued in extinguishment or in substitution for such shares, an amount equal to such cash dividend or interest which, except for the suspension, would have been payable upon such shares of QuaTech common stock will be paid to the holder of record as a credit upon the fair cash value of the shares. Such rights will be reinstated should the right to receive fair cash value be terminated other than by the purchase of the shares by QuaTech, and all distributions which, except for the suspension, would have been made will be made to the holder of record of the shares at the time of termination.

No DPAC Dissenters’ Rights

DPAC’s shareholder will not be entitled to any dissenters’ rights.

DPAC Common Stock to be Issued in the Merger Not Listed on Nasdaq

DPAC’s common stock has been de-listed from the Nasdaq SmallCap market. (See, “RISK FACTORS” beginning on page 12)

Restrictions on Resales of DPAC Common Stock by Affiliates

The DPAC common stock to be issued in the Merger will be registered under the Securities Act. These shares may be traded freely and without restriction by those stockholders who are not “affiliates” of QuaTech prior to the Merger or of DPAC following the Merger, as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, that corporation. Any transfer by an affiliate of QuaTech must comply with the resale provisions of Rule 145 promulgated under the Securities Act. If a QuaTech affiliate becomes an affiliate of DPAC, any transfer must comply with the resale provisions of Rule 144 promulgated under the Securities Act or otherwise permitted under the Securities Act. These restrictions will apply to the executive officers, directors and significant stockholders of QuaTech.

THE AGREEMENT AND PLAN OF REORGANIZATION

The following is a brief summary of the material provisions of the Agreement and Plan of Reorganization (the “Merger Agreement”). A copy of the Merger Agreement, as amended, is attached in Annex A, and is hereby incorporated by reference into this proxy statement/prospectus. Shareholders of DAPC and QuaTech are urged to read the Merger Agreement including each amendment in its entirety for a more complete description of the Merger. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement will control. Its full and complete statement of the terms takes absolute precedence over this summary description of select terms.

The Merger. DPAC organized DPAC’s subsidiary—DPAC Acquisition Sub, Inc.—for this acquisition under the laws of the State of Ohio. That subsidiary shall merge into QuaTech (the “Merger”), and DPAC shall thereby own QuaTech. QuaTech shall continue after the Merger as the surviving subsidiary corporation. Correspondingly, DPAC Acquisition Sub, Inc. shall disappear into the surviving corporation.

The effective time. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Ohio, or at such time thereafter as the certificate of merger may provide. The parties anticipate that the closing of the Merger will occur on or after February 23, 2006, as soon as practicable following the approval of the Merger proposal by the shareholders of QuaTech, the approval of proposals 2 and 3 made to DPAC shareholders, and the satisfaction or waiver of any or all other agreed conditions.

Directors of DPAC after the Merger. By agreement, the Board of Directors of DPAC after the Merger shall be constituted of the following individuals:

Continuing Directors	New Directors
Creighton K. Early, Chairman	Steven D. Runkel
Samuel W. Tishler	William Roberts
James Bole
Mark Chapman
Dennis R. Leibel

NOTE: In the event any person named above is unable to serve, the proxies shall reserve authority to vote for alternative candidates so long as they are approved, selected or chosen in accordance with the Merger Agreement.

For information regarding the directors of DPAC following the page, see “COMPOSITION OF DPAC’S BOARD OF DIRECTORS AFTER THE MERGER” beginning on page 101.

Officers of DPAC after the Merger. By agreement, the officers of DPAC after the Merger shall be the following:

Steven D. Runkel, Chief Executive Officer and President

Creighton K. Early, Chairman

Stephen J. Vukadinovich, Chief Financial Officer

Directors and officers of QuaTech after the Merger. QuaTech (as the surviving subsidiary corporation and a wholly-owned subsidiary of DPAC) following the Merger will have a Board comprised as provided in the Merger Agreement, initially, of Steven D. Runkel, Creighton Early and William Roberts; and, initially, the officers of QuaTech following the Merger will be Steven D. Runkel, President; Stephen Vukadinovich, Secretary and Treasurer, each of whom will serve at the discretion of the Board of Directors of QuaTech following the effective time.

Outstanding Capital Stock and Options of DPAC following the Merger. Under the Merger Agreement, DPAC will issue DPAC common stock in exchange for obtaining 100% ownership of QuaTech’s outstanding stock. The estimated amount of stock and options that shall be issued relative to the amount of stock and options outstanding is illustrated as follows:

	Amount (Shs.)	Percentage
DPAC Common Stock outstanding 12/9/05	23,744,931	25.5%
DPAC Common Stock issuable in the merger	64,095,893	68.8%
DPAC Common Stock issuable to DCV upon merger per DCV Bridge Loan	4,934,209	5.3%
DPAC Common Stock issuable for legal fees	333,000	0.4%

Total	93,108,033	100.0%

DPAC Common Stock options outstanding 12/9/05	4,602,995	49.5%
DPAC Common Stock options issuable to QuaTech options holders	3,502,491	37.6%
DPAC Common Stock options issuable to DPAC directors and management	1,200,000	12.9%

Total	9,305,486	100.0%

DPAC Warrants outstanding 12/9/05	1,480,292	22.5%
DPAC Warrants issuable in merger for new financing	5,089,849	77.5%

Total	6,570,141	100.0%

Outstanding Indebtedness following the Merger. Pursuant to the Merger Agreement, DPAC and QuaTech shall borrow from, and become obligated to repay, certain senior lenders under their combined borrowing facility, as parent and subsidiary. This borrowing refinances $3.0 million of previously outstanding term loans and renews and increases to $2.0 million a secured revolving credit. The estimated amount of debt, excluding capitalized leases, that shall be outstanding relative to the amount before the merger is illustrated as follows:

	Pre-Merger Amount	Post-Merger Amount
DPAC Bridge Loan	$500,000	$—
Senior Term Loan	$—	$600,000
QuaTech Subordinated Loan	$3,000,000	$4,000,000
QuaTech Secured Revolving Credit Limit	$2,000,000	$2,000,000

Total	$5,500,000	$6,600,000

Conversion of shares of QuaTech stock in the merger.

QuaTech common stock

If the Merger is completed, holders of QuaTech common stock immediately prior to the effective time of the merger, other than those who perfect appraisal rights under the Ohio General Corporation Law, will be entitled to receive one whole share of DPAC common stock, rounded up to the nearest whole number of shares of DPAC common stock, for each 0.021780444 of a share of QuaTech common stock then held by them. This equals approximately 45.913 shares of DPAC common stock for each one whole share of QuaTech common stock. Any shares of QuaTech common stock being held directly, or indirectly, by DPAC or by QuaTech shall be cancelled and extinguished at the effective time and no merger consideration or other consideration shall be delivered in exchange therefore.

QuaTech preferred stock

If the Merger is completed, holders of QuaTech’s 9% Series A Preferred Stock (the “QuaTech preferred stock”) immediately prior to the effective time of the Merger, other than those who perfect appraisal rights under the Ohio General Corporation Law, will be entitled to receive one whole share of DPAC common stock, rounded up to the nearest whole number of shares of DPAC common stock, for each 0.021780444 of a share of QuaTech preferred stock then held by them. This equals approximately 45.913 shares of DPAC common stock for each one whole share of QuaTech preferred stock.

QuaTech’s stock options

Each unexpired option to purchase shares of QuaTech common stock that is outstanding under any QuaTech stock option plan at the effective time, whether or not exercisable, will be assumed by DPAC. Each option so assumed will continue to have, and be subject to, the same terms and conditions as set forth in the applicable QuaTech option plan and any arrangements thereunder immediately prior to the effective time, except that (i) each QuaTech option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of DPAC common stock equal to the product of the number of shares of QuaTech common stock that were issuable upon exercise of such QuaTech option immediately prior to the effective time multiplied by the number of shares of DPAC common stock issued in exchange for one whole share of QuaTech common stock, rounded up to the nearest whole number of shares of DPAC common stock, and (ii) the per-share exercise price for the shares of DPAC common stock issuable upon exercise of each such assumed QuaTech option will be equal to the product determined by multiplying the exercise price per share of QuaTech common stock at which such QuaTech option was exercisable immediately prior to the effective time by the common exchange rate, rounded up to the nearest whole cent.

QuaTech’s warrants

Each unexercised warrant to purchase shares of QuaTech common stock that is outstanding immediately prior to the effective time will be automatically, and without any action on the part of the warrant holder, converted into that number of shares of QuaTech common stock for which such warrant is exercisable. Consequently, such shares of QuaTech common stock will be outstanding, and at the effective time, all outstanding QuaTech shares shall be converted into the right to receive shares of DPAC common stock as described above under the caption “—Conversion of shares of QuaTech stock in the merger—QuaTech common stock.”

Procedures for exchanging stock certificates. Promptly after the effective time of the Merger, DPAC and QuaTech will instruct the exchange agent to send to each of the former QuaTech shareholders of record a letter of transmittal and instructions on how to surrender QuaTech stock certificates in exchange for DPAC stock certificates. Upon surrendering their QuaTech stock certificates, the holders of QuaTech stock certificates will be entitled to receive a certificate representing that number of whole shares of DPAC common stock which that holder has the right to receive as a result of the Merger.

Until surrendered to the transfer agent, outstanding QuaTech stock certificates will be deemed from and after the effective time to evidence only (i) the ownership of the number of full shares of DPAC common stock into which their shares of QuaTech common stock were converted at the effective time, and (ii) the right to receive any dividends or distributions which may become payable on shares of DPAC common stock described below under the caption “—Distributions with respect to unexchanged shares.”

Distributions with respect to unexchanged shares. QuaTech shareholders are not entitled to receive any dividends or other distributions on DPAC common stock until the Merger is completed and they have surrendered their QuaTech stock certificates in exchange for DPAC stock certificates. Once a QuaTech shareholder surrenders a QuaTech stock certificate to the exchange agent, that shareholder will be entitled to receive:

•	a certificate representing shares of DPAC common stock; and

•	cash, without interest, as payment for any dividends or other distributions declared or made by DPAC after the effective time of the Merger.

Lost, stolen or destroyed certificates. In the event any certificate representing shares of QuaTech stock shall have been lost, stolen or destroyed, DPAC shall cause the exchange agent to issue in exchange for such lost, stolen or destroyed certificate shares of DPAC common stock into which the QuaTech shares were converted, subject to the exchange agent’s receipt of an affidavit of loss from the holder of the lost, stolen or destroyed certificate and, if required by DPAC, a bond or indemnity agreement as security against any claim that may be made with respect to the certificates alleged to have been lost, stolen or destroyed.

Shares subject to properly exercised rights of appraisal. The shares of QuaTech stock held by QuaTech shareholders who properly exercise and perfect appraisal rights for their shares in accordance with the Ohio General Corporation Law will not be converted into the right to receive shares of DPAC common stock to which they would otherwise be entitled, but will instead be converted into the right to receive such consideration as may be determined to be due with respect to such shares pursuant to the Ohio General Corporation Law. If any QuaTech shareholder fails to perfect those appraisal rights, effectively withdraws or otherwise withdraws or loses the rights of appraisal, such shareholder’s shares will be treated as converted into shares of DPAC common stock and will be subject to the provisions described above in “—Procedures for exchanging stock certificates” and “—Distributions with respect to unexchanged shares”.

Representations and warranties

DPAC and QuaTech each made representations and warranties in the Merger Agreement to each other regarding aspects of its business, financial condition, structure and other facts pertinent to the merger, as a means of, among other things, allocating risk between the parties. These representations and warranties are outlined below, however, they are complicated and not easily summarized. The information presented below was the result of negotiation among the parties to the Merger Agreement. Matters represented in the Merger Agreement are subject to all exceptions in the Disclosure Schedules, so the representations are not intended to be a full and accurate statement as to the state of affairs of DPAC, QuaTech or any other party and should not be relied upon by DPAC or QuaTech shareholders as such. This summary should be read in conjunction with the entire merger agreement.

Representations and warranties of DPAC. DPAC’s representations and warranties include representations as to:

•	its corporate organization and good standing;

•	its qualification to do business in required jurisdictions;

•	its corporate power and authority to conduct its business;

•	its charter documents and bylaws;

•	its capitalization;

•	its subsidiaries and ownership interests in other entities;

•	its equity interests in other entities, or any obligations to issue or encumber its securities or ownership interests;

•	the authorization, execution and delivery of the Merger Agreement by it and DPAC Acquisition Sub, Inc.;

•	the approval of the Merger by its Board of Directors and the Board’s recommendation of the Merger to its shareholders;

•	the absence of conflicts with and defaults under its charter documents, contracts, permits and similar instruments and under applicable laws resulting from the execution of the Merger Agreement and the consummation of the transactions contemplated thereby;

•	regulatory approvals required to complete the Merger;

•	its filings and reports with the SEC;

•	its financial statements;

•	its compliance with SEC rules and regulations;

•	the absence of undisclosed liabilities;

•	changes in its business since February 28, 2005;

•	litigation or other actions with respect to it;

•	compliance with applicable laws;

•	compliance with its charter documents and other obligations;

•	taxes;

•	its employees, employee compensation and employee benefit plans and its compliance with related laws;

•	title to its real and personal assets, properties and leases;

•	its hazardous material activities, environmental liabilities and compliance with environmental laws;

•	its material contracts;

•	its insurance policies;

•	intellectual property it uses and non-infringement of the intellectual property rights of third parties;

•	prohibitions or material impairments to its business practices;

•	brokers’, finders’ and advisors’ fees in connection with the merger;

•	its receipt of a fairness opinion; and

•	loans or other related-party transactions between it and its directors and officers.

QuaTech’s representations and warranties. QuaTech’s representations and warranties include representations as to:

•	its corporate organization and good standing;

•	its qualification to do business in required jurisdictions;

•	its corporate power and authority to conduct its business;

•	its charter documents and bylaws;

•	its capitalization;

•	its subsidiaries and ownership interests in other entities;

•	its equity interests in other entities, or any obligations to issue or encumber its securities or ownership interests;

•	the authorization, execution and delivery of the Merger Agreement by it;

•	the approval of the Merger by its Board of Directors and the Board’s recommendation of the Merger to its shareholders;

•	the absence of conflicts with and defaults under its charter documents, contracts, permits and similar instruments and under applicable laws resulting from the execution of the Merger Agreement and the consummation of the transactions contemplated thereby;

•	regulatory approvals required to complete the Merger;

•	its financial statements;

•	the absence of undisclosed liabilities;

•	changes in its business since March 31, 2005;

•	litigation or other actions with respect to it;

•	compliance with applicable laws;

•	compliance with its charter documents and other obligations;

•	taxes;

•	its employees, employee compensation and employee benefit plans and its compliance with related laws;

•	title to its real and personal assets, properties and leases;

•	its hazardous materials activities, environmental liabilities and compliance with environmental laws;

•	its material contracts;

•	its insurance policies;

•	intellectual property it uses and non-infringement of the intellectual property rights of third parties;

•	prohibitions or material impairments to its business practices;

•	brokers’, finders’ and advisors’ fees in connection with the merger;

•	loans or other transactions between it and its directors and officers; and

•	the agreement by each holder of QuaTech warrants and QuaTech preferred stock with the Merger Agreement.

Covenants

The various covenants outlined below are complicated and not easily summarized. This summary should be read in conjunction with the entire merger agreement.

Conduct of each company’s business before the closing of the merger. Each of QuaTech and DPAC has agreed that until the effective time of the merger (or the termination of the Merger Agreement), or unless the other party consents in writing, it will:

•	conduct its business in the usual, regular and ordinary course in substantially the manner previously conducted;

•	pay its debts and taxes when due;

•	file its tax returns when due;

•	pay or perform its other obligations when due;

•	use all reasonable efforts consistent with past practice to preserve or keep intact its present business organization;

•	use commercially reasonable efforts consistent with past practice to:

•	keep available the services of its present officers and key employees; and

•	preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, with the objective that its goodwill and ongoing business shall be unimpaired at the effective time.

In addition, each of QuaTech and DPAC has agreed that until the effective time of the merger (or the termination of the Merger Agreement), it will not:

•	amend its charter documents, bylaws or code of regulations;

•	split, combine or reclassify any of its capital stock;

•	declare or pay any dividend or make any other distributions in respect of any of its capital stock;

•	issue or sell its capital stock or other equity securities, other than pursuant to rights existing prior to the date of the Merger Agreement;

•	repurchase, redeem or otherwise acquire its capital stock except in limited circumstances;

•	grant additional stock options or modify rights granted under any option plan or authorize cash payments in exchange for any options or other rights granted under any such plans;

•	enter into, violate, amend or otherwise modify or waive any terms of any contract or commitment other than in the ordinary course of business consistent with past practice;

•	transfer to any person any rights to its intellectual property;

•	enter into or amend any agreements pursuant to which any other party is granted any exclusive marketing or other exclusive rights of any type or scope with respect to any of their products or technology;

•	incur or guarantee any indebtedness or issue or sell any debt securities, except for borrowings under existing lines of credit;

•	sell, lease, license or otherwise encumber properties or assets other than in the ordinary course of business individually in excess of $5,000 or in the aggregate in excess of $25,000;

•	pay, discharge or satisfy any claim, liability or obligation in excess of $5,000 except for certain permitted payments provided for in the Merger Agreement;

•	make any capital expenditures or enter into any capital leases except in the ordinary course of business and in no event in an aggregate amount in excess of $5,000;

•	reduce the amount of any insurance coverage;

•	terminate or waive any right in excess of $5,000 individually or $25,000 in the aggregate;

•	except as required by existing agreements, grant severance or termination payments to any director, officer or other employee;

•	enter into, violate, amend or otherwise modify any employment agreement, option agreement or any other compensation arrangements;

•	adopt or amend any employee benefit plan (except as required by law or as would not increase the total cost of benefits);

•	commence a lawsuit except as permitted by the Merger Agreement;

•	acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division;

•	acquire or agree to acquire any material assets;

•	acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

•	revalue any of its assets; and

•	take any action that would cause the breach of any representations and warranties in the Merger Agreement or result in any conditions to the merger not being satisfied.

For purposes of the Merger Agreement, the term “material adverse effect” means with respect to any person any effect that individually or taken together with other effects is materially adverse to either the condition (financial or otherwise), prospects, properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole, or the ability of such person to consummate the transactions contemplated by the Merger Agreement.

The agreements related to the conduct of the companies’ respective businesses in the Merger Agreement are complicated and not easily summarized. We urge you to read the section in the Merger Agreement entitled “Conduct of Business Pending the Merger” carefully.

No solicitation or other negotiations. QuaTech and DPAC have each agreed not to take any of the following actions directly or indirectly (including through their respective agents):

•	solicit, initiate or encourage an offer or proposal (a “takeover proposal”) for:

•	a merger or other business combination involving QuaTech or DPAC or the acquisition of 20% or more of the assets of QuaTech or DPAC or

•	the acquisition by any person, directly or indirectly, of shares of capital stock of QuaTech or DPAC;

•	engage in negotiations with, or disclose any nonpublic information relating to QuaTech or DPAC to, or afford access to the properties, books or records of QuaTech or DPAC to, any person considering making a takeover proposal.

However, if an unsolicited takeover proposal is received by the Board of Directors of either QuaTech or DPAC, then, to the extent the Board of Directors of such party believes in good faith that the unsolicited takeover proposal (x) if accepted, is reasonably likely to be consummated and (y) if consummated, would result in a transaction materially more favorable to its shareholders from a financial point of view than the transaction contemplated by the Merger Agreement (a “superior proposal”) and the Board of Directors of such party determines in good faith after receipt of a written opinion from outside legal counsel that a failure to provide information or engage in negotiations would be reasonably likely to violate such Board’s fiduciary duties to its shareholders under applicable laws, then such party may furnish in connection therewith information to the party making such superior proposal and engage in negotiations with such party, and such actions shall not be considered a breach of the Merger Agreement, if and only if, the party receiving the superior proposal:

•	notifies the other party to the Merger Agreement of the determination by its Board of Directors and provide the other party to the Merger Agreement with a copy of the outside legal opinion;

•	provides the other party to the Merger Agreement with a true and complete copy of the superior proposal;

•	provides the other party to the Merger Agreement with all documents containing or referring to non-public information that are supplied to the third party making the superior proposal;

•	provides such non-public information to the third party only pursuant to a non-disclosure agreement at least as restrictive as the confidentiality agreement between QuaTech and DPAC;

•	shall not agree to, or to endorse, any takeover proposal or withdraw its recommendation of the merger between DPAC Acquisition, unless it has terminated the Merger Agreement and has paid the other party to the Merger Agreement all amounts payable.

Each of QuaTech and DPAC and their respective Boards of Directors may take and disclose to their respective shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) under the Securities Exchange

Act of 1934 (or any similar communication required by applicable law) or make any legally required disclosure to their respective shareholders with regard to any acquisition proposal.

Other covenants

Mutual covenants. The Merger Agreement contains a number of mutual covenants of QuaTech and DPAC, including covenants relating to:

•	obtaining government approval relating to regulatory matters;

•	obtaining necessary third party consents to the Merger;

•	preparing and filing this proxy statement/prospectus and the accuracy of the information in it;

•	paying expenses and fees incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	providing access to information, books, records and employees pending the consummation of the Merger;

•	due diligence reviews to be conducted by each party with respect to the other pending the consummation of the Merger;

•	cooperating with respect to public statements concerning the transactions contemplated by the Merger Agreement;

•	furnishing notice to each other of any change or event that may be reasonably foreseen to have a material adverse effect on the party;

•	furnishing notice to each other of the occurrence or non-occurrence of any event that would cause the representations and warranties in the Merger Agreement to be untrue or inaccurate in any material respect or any material failure to comply with or satisfy any covenant, condition or agreement in the Merger Agreement;

•	taking all actions necessary to comply promptly with all legal requirements that may be imposed on the parties with respect to the consummation of transactions contemplated by the Merger;

•	making all commercially reasonable efforts to cause the merger to qualify, and not willingly taking any actions to prevent the merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	cooperating with respect to the course of action to be taken concerning the parties’ respective employee benefit plans.

DPAC covenants. The Merger Agreement also contains covenants requiring DPAC to:

•	take all action necessary to solicit from its shareholders consents in favor of approving the necessary issuance of shares for the Merger and the transactions contemplated thereby;

•	recommend to its shareholders, through DPAC’s Board of Directors, adoption of the Merger Agreement and approval of the Merger;

•	solicit from its shareholders’ proxies in favor of the adoption of the Merger Agreement and the approval of the Merger;

•	take all necessary steps to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of DPAC common stock in connection with the Merger;

•	keep QuaTech informed of, and cooperate with QuaTech in connection with, shareholder litigation or claims against DPAC or its directors or officers relating to the Merger;

•	provide officers’ and directors’ liability insurance to QuaTech’s current and new officers and directors in the same manner as provided to its previous officers and directors; and

•	file a registration statement on Form S-8 covering the shares of DPAC common stock issuable pursuant to the exercise of the QuaTech options assumed by DPAC as discussed above.

QuaTech covenants. The Merger Agreement also contains covenants requiring QuaTech to:

•	hold a special meeting of its shareholders to vote on the approval of the Merger Agreement;

•	recommend to its shareholders, through QuaTech’s Board of Directors, approval of the Merger Agreement;

•	solicit from its shareholders proxies in favor of the approval of the Merger Agreement; and

•	use its reasonable best efforts to cause certain affiliates to execute and deliver to DPAC a shareholder and registration rights agreement.

Conditions to closing the merger

Mutual closing conditions. The parties’ obligations to complete the merger are subject to the following conditions:

•	adoption and approval of the Merger Agreement and the Merger by the requisite vote of the QuaTech shareholders and the DPAC shareholders;

•	receipt and effectiveness as of the closing date of the Merger, of all governmental waivers, consents, orders and approvals legally required for the completion of the Merger and the transactions contemplated by the Merger Agreement;

•	this proxy statement/prospectus having been declared effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus being in effect and the absence of any proceedings for such purpose pending before or threatened by the SEC;

•	the closing by QuaTech of financing in an amount of approximately $3,100,000 for repayment of existing debt and general corporate purposes on terms consistent with commitment letters received by QuaTech and satisfactory to QuaTech; and

•	the selection of the reconstituted Board as described above.

DPAC’s closing conditions. DPAC’s obligation to complete the Merger is also subject to the satisfaction or waiver of the following conditions:

•	QuaTech’s representations and warranties contained in the Merger Agreement that are qualified by materiality must be true and correct in all respects, and QuaTech’s representations and warranties contained in the Merger Agreement that are not so qualified must be true and correct in all material respects, in each case at the time made and as of the closing date;

•	delivery to DPAC of a certificate regarding QuaTech’s agreements, representations and warranties signed by the President and Chief Financial Officer of QuaTech;

•	DPAC shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons set forth on Section 5.7 of the QuaTech Disclosure Schedule;

•	there must be no temporary restraining order, preliminary or permanent injunction or other order, other legal or regulatory restraint or provision limiting or restricting DPAC’s conduct or operation of QuaTech’s business following the Merger;

•	there must not have occurred since the date of the Merger Agreement any change, effect, circumstance or event, which together with any other changes, effects, circumstances or events, has had or is reasonably likely to have a material adverse effect on QuaTech;

•	delivery of a true and correct listing of QuaTech’s shareholders;

•	DPAC’s good faith belief that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	QuaTech shall have elected to exercise its Prepayment Option under the License Agreement, as amended.

QuaTech’s closing conditions. QuaTech’s obligation to complete the Merger is also subject to the satisfaction or waiver of the following conditions:

•	DPAC’s representations and warranties contained in the Merger Agreement that are qualified by materiality must be true and correct in all respects, and DPAC’s representations and warranties contained in the Merger Agreement that are not so qualified must be true and correct in all material respects, in each case at the time made and as of the closing date;

•	delivery to QuaTech of a certificate regarding DPAC’s agreements, representations and warranties signed by the President and Chief Financial Officer of DPAC;

•	there must not have occurred since the date of the Merger Agreement any change, effect, circumstance or event, which together with any other changes, effects, circumstances or events, has had or is reasonably likely to have a material adverse effect on DPAC;

•	DPAC shall have executed and delivered an Employment Agreement with Steven D. Runkel effective as of the Effective Time;

•	there must be no temporary restraining order, preliminary or permanent injunction or other order, other legal or regulatory restraint or provision limiting or restricting DPAC’s conduct or operation of DPAC’s business following the Merger;

•	QuaTech’s good faith belief that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the New Securities shall have been issued and DPAC shall have received and retained the appropriate amount of proceeds as contemplated by the Merger Agreement;

•	DPAC shall establish compensation, nomination and audit committees comprised of individuals from the Board listed above;

•	QuaTech shall have been furnished with evidence satisfactory to it of the consent or approval of all necessary third parties; and

•	DPAC shall have no outstanding bank or other similar debt other than the DVC Bridge Loan.

Termination of the Merger Agreement

At any time prior to the Effective Time, whether before or after approval by the shareholders of QuaTech or DPAC, the Merger Agreement may be terminated:

•	by mutual consent of DPAC and QuaTech, by action of their respective Boards;

•	by either party if the Merger is not consummated on or before March 31, 2006, except that this right to terminate will not be available to a party whose failure to comply with any provision of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by that date; or

•	by either party if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable.

In addition, QuaTech may terminate the Merger Agreement if:

•	DPAC’s Board of Directors shall have withdrawn, modified, withheld or changed its approval or recommendation of the Merger in a manner adverse to QuaTech or approved, recommended or declared advisable an acquisition proposal; or

•	DPAC shall have (1) breached any of its covenants or agreements in the Merger Agreement and the breach shall have not been cured within 30 days following written notice to DPAC or by its nature cannot be cured within that time, or (2) breached any of its representations and warranties contained in the Merger Agreement, and, in either case, individually or in the aggregate, the breach or breaches would result in any condition to QuaTech’s closing obligation relating to DPAC’s covenants, agreements, representations and warranties not being fulfilled;

•	a Takeover Proposal for DPAC shall have occurred and the Board of Directors of DPAC in connection therewith does not within ten (10) business days of such occurrence (or, in any event, on or before March 31, 2006) reject such Takeover Proposal; or

•	a Superior Proposal for QuaTech shall have occurred and QuaTech shall have provided DPAC at least five (5) business days prior notice of the terms of the Superior Proposal, provided that QuaTech shall have paid DPAC the required termination fee and provided further that QuaTech shall have complied with its obligations as to non-solicitation under the Merger Agreement.

In parallel fashion, DPAC may terminate the Merger Agreement if:

•	QuaTech’s Board of Directors shall have withdrawn, modified, withheld or changed its approval or recommendation of the Merger in a manner adverse to DPAC or approved, recommended or declared advisable an acquisition proposal; or

•	QuaTech shall have (1) breached any of its covenants or agreements in the Merger Agreement and the breach shall have not been cured within 30 days following written notice to QuaTech or by its nature cannot be cured within that time, or (2) breached any of its representations and warranties contained in the Merger Agreement (except for its representation and warranty with respect to its financial statements audited by its previous auditor), and, in either case, individually or in the aggregate, the breach or breaches would result in any condition to DPAC’s closing obligation relating to QuaTech’s covenants, agreements, representations and warranties not being fulfilled.

•	a Takeover Proposal for QuaTech shall have occurred and the Board of Directors of QuaTech in connection therewith does not within ten (10) business days of such occurrence (or, in any event, on or before March 31, 2006) reject such takeover proposal; or

•	a Superior Proposal for DPAC shall have occurred and DPAC shall have provided QuaTech at least five (5) business days prior notice of the terms of the Superior Proposal, provided that DPAC shall have paid QuaTech the required termination fee and provided further that DPAC shall have complied with its obligations as to non-solicitation under the Merger Agreement.

Termination fees

Termination fee payable by DPAC. In the event that the Merger Agreement is terminated—

•	by QuaTech, because DPAC’s Board of Directors shall have withdrawn, modified, withheld or changed its approval or recommendation of the merger in a manner adverse to QuaTech or approved, recommended or declared advisable an acquisition proposal;

•	by QuaTech, because a Takeover Proposal for DPAC shall have occurred and the Board of Directors of DPAC in connection therewith does not within ten (10) business days of such occurrence (or, in any event, on or before March 31, 2006) reject such Takeover Proposal;

•	by DPAC, if a Superior Proposal for DPAC shall have occurred and DPAC shall have accepted such proposal; or

then DPAC shall pay QuaTech a termination fee of $350,000 (the “Termination Fee”) immediately prior to such termination, in the case of a termination by DPAC, or within two business days thereafter, in the case of a termination by QuaTech.

In the event that the Merger Agreement is terminated—

•	by QuaTech, because DPAC shall have (1) breached any of its covenants or agreements in the Merger Agreement and the breach has not been cured within 30 days following written notice to DPAC or by its nature cannot be cured within that time, or (2) breached any of its representations and warranties contained in the Merger Agreement, and, in either case, individually or in the aggregate, the breach or breaches would result in any condition to QuaTech’s closing obligation relating to DPAC’s covenants, agreements, representations and warranties not being fulfilled, provided that, QuaTech’s termination right relating to DPAC’s breach of its representation and warranty with respect to its audited financial statements will only be available to QuaTech if the changes, facts, circumstances, events or effects resulting in that breach shall have constituted a material adverse effect on DPAC; or

•	by QuaTech, if the DPAC shareholders shall have failed to adopt the Merger Agreement and to approve the merger at a DPAC shareholders’ meeting at which the Merger Agreement and merger are presented to the DPAC shareholders for adoption and approval.

DPAC shall pay the Termination Fee to QuaTech no later than two days after the earlier of the following events: (1) the date of entrance by DPAC or any DPAC subsidiary into an agreement concerning a transaction that constitutes a Takeover Proposal or (2) the date any person or persons (other than QuaTech) purchases 20% or more of the assets or equity interest of DPAC or any DPAC subsidiary.

Termination fee payable by QuaTech. In the event that the Merger Agreement is terminated—

•	by DPAC, because QuaTech’s Board of Directors shall have withdrawn, modified, withheld or changed its approval or recommendation of the merger in a manner adverse to DPAC or approved, recommended or declared advisable an acquisition proposal;

•	by DPAC, because a Takeover Proposal for QuaTech shall have occurred and the Board of Directors of QuaTech in connection therewith does not within ten (10) business days of such occurrence (or, in any event, on or before March 31, 2006) reject such Takeover Proposal; or

•	by QuaTech, if a Superior Proposal for QuaTech shall have occurred and QuaTech shall have accepted such proposal;

then QuaTech shall pay the Termination Fee to DPAC immediately prior to such termination, in the case of a termination by QuaTech, or within two business days thereafter in the case of a termination by DPAC.

In the event that the Merger Agreement is terminated—

•	by DPAC, because QuaTech shall have (1) breached any of its covenants or agreements in the Merger Agreement and the breach has not been cured within 30 days following written notice to QuaTech or by its nature cannot be cured within that time, or (2) breached any of its representations and warranties contained in the Merger Agreement (except for its representation and warranty relating to its financial statements audited by its previous auditor), in either case, individually or in the aggregate, the breach or breaches would result in any condition to DPAC’s closing obligation relating to QuaTech’s covenants, agreements, representations and warranties not being fulfilled; or

•	by either party because the QuaTech shareholders fail to approve the Merger Agreement at a QuaTech shareholders’ meeting or adjournment at which the Merger Agreement is presented to the QuaTech shareholders for approval;

and if, as of the date of any such termination, there shall exist or have been proposed a Takeover Proposal for QuaTech that QuaTech has not rejected, then QuaTech shall pay DPAC the Termination Fee no later than two days after the earlier of the following events: (1) the date of entrance by QuaTech or any QuaTech subsidiary into an agreement concerning a transaction that constitutes a Takeover Proposal or (2) the date any person or persons (other than DPAC) purchases 20% or more of the assets or equity interest of QuaTech or any QuaTech subsidiary.

Amendment and waiver

The Boards of Directors of the parties hereto may cause this merger agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the shareholders of DPAC, QuaTech and DPAC Acquisition Sub, Inc., no amendment may be made without further shareholder approval if required by applicable law or in accordance with the rules of any relevant stock exchange. At any time prior to the Effective Time, QuaTech and DPAC may (1) extend the time for the performance of any of the obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (3) waive compliance with any of the agreements or conditions of the other party contained in the Merger Agreement; provided, however, that after approval of the Merger by the shareholders of DPAC, QuaTech or DPAC Acquisition Sub, Inc., no extension or waiver of the Merger Agreement or any portion thereof may be made without further shareholder approval if required by applicable law or in accordance with the rules of any relevant stock exchange.

PRO FORMA BENEFICIAL OWNERSHIP INFORMATION

The following table sets forth, as of December 30, 2005 on a pro forma basis and based on the assumptions described below, the beneficial ownership of DPAC common stock by the following persons immediately upon the consummation of the Merger:

•	each person DPAC and QuaTech know will be the beneficial owner, within the meaning of Section 13(d) of the Securities and Exchange Act of 1934, as amended, of more than 5% of the outstanding shares of common stock immediately following the consummation of the Merger;

•	each individual who will be an executive officer and director of DPAC immediately following the consummation of the Merger; and

•	all individuals who will be executive officers and directors of DPAC immediately following the consummation of the Merger, as a group.

Except to the extent indicated in the footnotes, each of the beneficial owners named below has the sole voting and investment power with respect to the shares listed. The percentages shown below are indicated in accordance with Securities and Exchange Commission rules and are based on 23,744,931 shares of DPAC common stock, 265,223 shares of QuaTech common stock and 650,000 shares of QuaTech Series A preferred stock outstanding as of December 30, 2005. The table also assumes that the merger will be consummated upon the terms of the Merger Agreement described in this proxy statement/prospectus and that the Bridge Loan between Development Capital Ventures LP and DPAC will be converted into common stock at the completion of the merger.

Name and Address	No. of Shares(1)		Percent of class(2)
Development Capital Ventures, LP 4443 Brookfield Corporate Drive, Suite 110 Chantilly, VA 20151	50,585,896		54.3%

Directors and Officers:
William Roberts 1300 Enderbury Drive Raleigh, NC 27614	7,854,248		8.4%
Steven Runkel	3,744,506	(3)	3.9%
Creighton Early	810,000	(4)	*
Stephen Vukadinovich	351,000		*
Samuel Tishler	260,000		*
Mark Chapman	10,000		—
Dennis Leibel	—		—
James Bole	—		—

All directors and officers as a group	13,029,754	(5)	13.5%

*	Less than 1%.
(1)	Includes shares underlying vested options and options which will vest within 60 days of December 30, 2005.
(2)	Assumes 93,108,033 shares of DPAC common stock outstanding immediately upon the consummation of the Merger.
(3)	Includes 2,093,621 shares purchasable under options.
(4)	Includes 770,000 shares purchasable under options.
(5)	Includes 3,484,621 shares purchasable under options.

INTERESTS OF DPAC’S DIRECTORS, OFFICERS AND SIGNIFICANT

SHAREHOLDERS IN THE TRANSACTION

When considering the recommendation of DPAC’s Board of Directors that shareholders approve the merger, you should be aware that some directors and executive officers of DPAC have interests in the Merger and related arrangements that are different from, or in addition to, your interests. These interests may create potential conflicts of interest for these directors and executive officers because they may be more likely to approve the merger than shareholders generally.

Related Party Transactions

In connection with and conditioned upon the closing of the Merger, DPAC has agreed to elect both Creighton Early and director Samuel Tishler to the Board of Directors. Each of these persons is a nominee for director.

Creighton K. Early, the President and Chief Executive Officer of DPAC, upon the effective time of the merger, will serve as Chairman of the Board of DPAC. Mr. Early’s employment contract will be terminated. Mr. Early will be entitled to a severance equal to the continuation of his base salary of $180,000 per year and auto allowance of $750 per month for twelve months from the termination of his employment. In addition, all unvested stock options to purchase DPAC common stock held by Mr. Early shall automatically become fully vested and may be exercised by him for two years from the date of his termination.

Each non-management member of the Board of Directors of DPAC (Richard J. Dadamo, Samuel W. Tishler, Gordon M. Watson, Richard H. Wheaton, and John W. Hohener) will each receive an option to purchase 120,000 shares of DPAC common stock at an exercise price equal to the closing market price on the date of the closing of the Merger with QuaTech. The options will be immediately vested and may be exercised for a period of 10 years from the date of the grant, whether or not the optionee remains a director of DPAC.

Creighton Early will receive an option to purchase 240,000 shares of DPAC common stock at an exercise price equal to the closing market price on the date of the closing of the Merger with QuaTech. The options will be immediately vested and exercisable for a period of 10 years from the date of the grant, or within two years of the date of the termination of his employment with DPAC for any reason.

Stephen Vukadinovich, Gregory Gower and Michael Zachan will each receive an option to purchase 120,000 shares of DPAC common stock at an exercise price equal to the closing market price on the date of the closing of the Merger with QuaTech. The options will be immediately vested and exercisable for a period of 10 years from the date of the grant, or within one year of the date of the termination of their employment with DPAC for any reason.

DPAC’s Board of Directors was aware of these interests and took these interests into account in its deliberations of the merits of the Merger and in approving the Merger and the transactions contemplated by the Merger Agreement.

DPAC RECENT DEVELOPMENTS

The information in DPAC’s Form 10-K, Form 10-K/A, and subsequent Forms 10-Q and Forms 8-K, are incorporated by reference herein.

Subsequent to the end of DPAC’s fiscal year ending February 28, 2005 the following significant developments have affected DPAC’s business and operations.

Nasdaq Listing

On August 1, 2005, DPAC received a letter from the Nasdaq Stock Market Listing Qualifications Department. The letter notified DPAC of the decision of the Listing Qualifications Panel to delist DPAC common stock from the Nasdaq SmallCap Market effective with the opening of business on August 3, 2005.

The delisting notice stated that the reason for the Listing Qualification Panel’s determination to delist DPAC common stock was that DPAC fails to meet the following continuing listing standards of the Nasdaq SmallCap Market: Rule 4310(c)(2)(B) requires that the issuer have a minimum of $2,500,000 in stockholders’ equity; or $35,000,000 market value of listed securities; or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years; and Rule 4450(a)(5) requires that the listed security have a minimum bid price for continued listing of $1.00.

DPAC common stock currently is quoted on the Over-the-Counter Bulletin Board under the symbol “DPAC.OB.”

The delisting of the common stock could adversely affect the liquidity and increase the volatility of the common stock.

Approval of the Merger Agreement, the Amendments to the Merger Agreement, the License Agreement and the Amendment to the License Agreement, and the $500,000 Secured Convertible Loan From DCV

The original Merger Agreement was signed and dated April 26, 2005. During the period from the signing of the Merger Agreement dated April 26, 2005 to the present time, the circumstances of DPAC and QuaTech have changed, with one result being that some of the closing condition terms originally contemplated in the Merger Agreement became unfeasible. On August 3, 2005, the shares of DPAC common stock became delisted from the Nasdaq SmallCap Market, despite DPAC’s efforts to retain listing.

Thereafter, the parties entered into the First Amendment to the Agreement and Plan of Reorganization dated as of August 5, 2005, the Second Amendment to the Agreement and Plan of Reorganization as of October 20, 2005 and the Third Amendment to the Agreement and Plan of Reorganization as of December 12, 2005. The Agreement and Plan of Reorganization, as amended, continues generally to provide for DPAC’s subsidiary to merge with and into QuaTech, Inc., an Ohio Corporation, in a stock for stock exchange, subject to shareholder approval and certain other conditions (the “Merger”).

As a result of these changes of conditions, on August 5, 2005 DPAC, QuaTech, Inc. (“QuaTech”) and Development Capital Ventures LP (“DCV”) entered into additional material agreements:

1. The first Amendment to the Agreement and Plan of Reorganization by and among DPAC Technologies Corp., DPAC Acquisition Sub Inc., and QuaTech Inc., originally entered into on April 26, 2005, the Second Amendment to the Agreement and Plan of Reorganization as of October 20, 2005, and the Third Amendment to the Agreement and Plan of Reorganization as of December 12, 2005 (the “Amendments”).

2. A Licensing Agreement (the “License”) among DPAC, QuaTech and DCV that licenses DCV and QuaTech and their successors the rights to manufacture and distribute DPAC’s Airborne™ wireless technology. The License was amended on October 20, 2005 to provide QuaTech an option to prepay all license fees for a one-time cash payment of $2.4 million.

3. A $500,000 secured, convertible loan (the “Bridge Loan”) bearing interest at 12% per annum from DCV to DPAC that, as amended on January 5, 2006, matures March 3, 2006, subject to extension at DPAC’s election to April 4, 2006.

DCV is the holder of 100% of the preferred stock of QuaTech.

The Amendments to the Agreement and Plan of Reorganization provide for the establishment of the final exchange ratio of DPAC’s common stock to be issued upon the closing of the business combination for each share of QuaTech common and preferred stock, taking into account the number of shares DPAC will issue under the Bridge Loan if the Merger is completed. The Amendments also remove certain conditions to the closing of the business combination including the requirement for DPAC to raise additional capital, the requirement for DPAC to continue efforts to maintain its Nasdaq listing, the minimum cash balance requirement for DPAC, and the maximum outstanding borrowing under QuaTech’s credit line. They also extend the termination date to March 31, 2006. The completion of the business combination is conditioned on QuaTech exercising its option to prepay the License.

The License is an exclusive, sub-licensable, worldwide, perpetual right and license to DCV and QuaTech as its sub-licensee, to sell, manufacture and distribute DPAC’s Airborne™ wireless technology. Exclusivity of the License is contingent upon approval by DPAC’s shareholders of the License (see Proposal 4). The License also provides for QuaTech to hire certain of DPAC’s employees, to assume liabilities for accrued paid time off for those employees hired, to purchase inventories from DPAC, and to fill the backlog of firm orders for Airborne™ products as they exist at August 5, 2005. Michael Zachan, DPAC’s Vice President of Airborne™ Products, has now been hired by QuaTech and is no longer an employee of DPAC. QuaTech is obligated to pay a royalty to DPAC for each unit shipped. In the event that the shareholders of DPAC do not approve the Merger, or if the Merger with QuaTech is not completed, the License would become a non-exclusive license. QuaTech has the option, but not the obligation, to purchase the exclusive License for $2.4 million in cash or its fair market value according to an appraisal depending on the circumstances.

The Bridge Loan is a $500,000 original principal amount secured, convertible note bearing interest at twelve percent (12%) per annum that matures March 3, 2006, subject to extension at DPAC’s election to April 4, 2006. Interest payments are made monthly, but no principal is due until maturity. The loan is secured by all the assets of DPAC, including its intellectual property. The Bridge Loan is convertible, at the option of DCV, into 3,289,473 shares of DPAC’s common stock, and is automatically converted into that number of shares at the closing of the Merger with QuaTech. As an inducement to make the loan, DCV will receive an additional 1,644,736 shares of DPAC’s common stock upon the closing of the Merger. If the Merger with QuaTech is completed, DCV will own approximately 54.3% of DPAC’s then outstanding common stock.

Obligations to Former Officers for Severance Pay

On July 15, 2005, DPAC entered into an amendment to each of the employment agreements of former DPAC officers Edward G. Bruce, William M. Stowell and John P. Sprint as reported in a Form 8-K filing on July 18, and incorporated herein by this reference.

The amendment provides for a reduction to $3,076.92 for the bi-weekly severance payment provided to each of the above named individuals effective with the first payroll in July. The amendment does not reduce the total severance obligation of DPAC, but extends the period of time over which severance payments will be made until the agreed bi-weekly payments extinguish each individual’s total severance obligation.

Current Status

QuaTech has obtained commitments from financial institutions to obtain approximately $3.1 million in loans or investments for reorganization and general corporate expenses and purposes, the funding of which is to occur prior to the effective date of the Merger.

Shares of common stock are not listed on the Nasdaq SmallCap Market, despite DPAC’s efforts to retain listing, and the conditions to closing related to such listing are extinguished.

DPAC has experienced operating losses for each of the past fourteen consecutive quarters, and DPAC’s auditors’ independent registered public accountants’ audit opinion for the year ended February 28, 2005, included an emphasis of a matter paragraph raising substantial doubts about DPAC’s ability to continue as a going concern. The DPAC Board believes that the addition of QuaTech’s substantially greater revenues and superior operating performance will significantly reduce and potentially, if DPAC’s Airborne™ products become successful at generating substantial additional revenues, eliminate DPAC’s operating losses. DPAC’s business can be operated at substantially less overhead cost by combining operations, engineering and administrative functions with QuaTech’s treatment of DPAC’s Airborne™ products as a product line instead of a stand-alone business.

The amendments of the Merger Agreement also provide for a reconstituted DPAC Board of Directors comprised of William Roberts, Steven D. Runkel, Creighton K. Early, Samuel W. Tishler, Mark Chapman, James Bole, and Dennis Leibel.

In addition, the parties express their understanding in the documentation that the Merger transaction is conditioned upon QuaTech obtaining subordinated debt financing on terms consistent with commitment letters between the parties and satisfactory to QuaTech. In addition, QuaTech’s obligations to consummate the transaction shall be further conditioned on DPAC’s repayment of all outstanding bank or similar debt owed to any financial institution, other than the DCV Bridge Loan. The parties further acknowledge that none of the circumstances of DPAC or QuaTech as of the time of the amendment shall be deemed to cause a material adverse effect resulting in a failure to meet a condition to the consummation of the transaction by either party.

DCV Loan

In order to provide DPAC with operating capital and funds necessary to pay critical obligations of DPAC, DCV has made DPAC a convertible secured bridge loan due March 3, 2006, subject to extension at DPAC’s election to April 4, 2006, of $500,000 pursuant to a Bridge Loan Agreement, Convertible Term Note, as amended, Escrow Agreement and Security Agreement. The loan proceeds are also to be used for working capital for DPAC operations through the closing of the Merger. The loan is secured by a security interest in substantially all of the assets, tangible and intangible, of DPAC.

DPAC entered into a Loan Agreement dated August 5, 2005 with DCV and a related Convertible Term Note pursuant to which DPAC borrowed $500,000 from DCV which will be automatically converted, upon the effective date of the Merger, into 3,289,473 registered shares of DPAC common stock. In addition, upon the date of the merger, DPAC will give to the Holder a conversion incentive of an additional 1,644,736 registered shares of DPAC common stock, which shall be in addition to the registered shares that the Holder will receive upon conversion of the Note following consummation of the qualifying merger. The issuance of both groups of these shares will further dilute the share ownership of DPAC’s existing shareholders. In the event of a default under the terms of the Note, and if the event of default is not waived by the Holder, the Holder may declare the outstanding amounts of the Note to be immediately due and payable. Upon maturity of the Note on March 3, 2006, subject to extension at DPAC’s election to April 4, 2006, or in the event of a default, the outstanding balance of the Note shall bear interest at a rate of six percentage points in excess of the interest rate in effect under the Note, but in no event in excess of the maximum rate allowed by law. On January 4, 2006, the First Amendment to the Convertible Term Note extended the maturity date of the Note to March 3, 2006, subject to further extension at DPAC’s election to April 4, 2006. In return, DPAC will pay DCV an extension fee of $1,500 and an additional extension fee of $3,000 if the Merger is not consummated by March 3, 2006.

DESCRIPTION OF QUATECH

Certain Information About QuaTech

Business

General Development of Business

QuaTech was incorporated in Ohio in 2000 as W.R. Acquisition, Inc. In July 2000, W.R. Acquisition acquired the assets and business of QuaTech’s predecessor, Qua Tech, Inc., an Ohio corporation, and the company changed its name to QuaTech, Inc. The company has its worldwide headquarters in Hudson, OH.

At the time of acquisition in July 2000, Qua Tech, Inc. developed and marketed a data acquisition product line as well as a device connectivity product line. The data acquisition product line consisted of analog to digital converters, digital I/O hardware, signal conditioning hardware, and related software. The analog to digital converters as well as the digital I/O products were available for a number of computer bus architectures including ISA, PCI, and PC Card. The device connectivity product line included a number of multi-port serial adapters supporting asynchronous and synchronous transmissions. The products were also available on multiple computer bus architectures including ISA, PCI and PC Card. In addition, Qua Tech, Inc. had just completed the release of the initial USB to Serial product line.

Subsequent to the acquisition, QuaTech evaluated the market opportunities in both the data acquisition and device connectivity markets and made the determination to focus product development, along with sales and marketing activities, on the device connectivity product lines. All product development activities related to the data acquisition products were suspended. Sales and marketing activities in support of the data acquisition products were restricted to support of a limited number of existing original equipment manufacturers and resellers.

QuaTech has continued to enhance the device connectivity product line through the development and release of additional products. These products have been developed as a reaction to both general market and specific customer demand. Significant new products released in this timeframe include a full line of universal PCI multi-port serial cards that support both 5V and 3.3V PCI slots, 8 and 16 port versions of the USB to Serial products, ruggedized multi-port, serial PC Card products, and multi-port serial Compact Flash products.

In 2001, QuaTech initiated the development of its serial device server product line that would allow devices with traditional serial ports to be connected to a Local Area Network (LAN) through a TCP/IP connection. This product line was released for commercial availability in late 2003. QuaTech has continued the development of this product line through the release of new product models, including products capable of connecting to the network through a wireless, 802.11b interface.

Products

QuaTech sells its products through a global network of distributors, system integrators, value added resellers, and original equipment manufacturers. Internationally, QuaTech sells and markets its products through over 50 distributors and resellers in more than 30 countries. QuaTech customers operate in a broad array of markets including retail point of sale, industrial automation, financial services and banking, telecommunications, transportation management, access control and security, gaming, data acquisition, and homeland security. All customers are supported from QuaTech’s headquarters in Hudson, OH.

Multi-port serial boards consists primarily of ISA bus and PCI bus products with 1,2, 4, or 8 asynchronous serial ports as well as single port synchronous serial ports. These products contributed 53.3% of revenue in 2004, 56.2% of revenue in 2003, and 48.5% of revenue in 2002.

Mobile products consists primarily of PC Card and Compact Flash products with 1, 2, or 4 asynchronous serial ports, PC Cards with a single synchronous serial port and a PC Card with a single parallel port. These products contributed 27.5% of revenue in 2004, 25.8% of revenue in 2003, and 17.3% of revenue in 2002.

Data acquisition products consist primarily of PC Cards providing analog to digital conversion capability. These products contributed 3.3% of revenue in 2004, 5.4% of revenue in 2003, and 25.5% of revenue in 2002.

In March 2005, QuaTech announced the introduction of new four and eight port multiple electrical interface (MEI) products to the device server product line. These products were released for general availability in May 2005.

In March 2005, QuaTech announced the introduction of six new wireless products to the device server product line. These products were released for general availability in March 2005.

In June 2004, QuaTech announced its intention of developing a line of RFID reader products. A prototype was developed and demonstrated at the RFID World conference in April 2004. No further work has been done in the development of this product line since the development of the initial prototype. QuaTech is continuing to monitor this market prior to committing the resources necessary to complete the development of this product line.

Customers

QuaTech’s customers include distributors, value added resellers, and original equipment manufacturers. In 2004, QuaTech sold products to approximately 2,100 different entities. Hewlett Packard comprised 30.3% of QuaTech’s total net sales in 2004, 8.9% in 2003, and 4.3% in 2002. Ingram Micro comprised 0% of QuaTech’s total net sales in 2004, 0% in 2003, and 16.4% in 2002. Sparton Electronics comprised 0% of QuaTech’s total net sales in 2004, 0% in 2003, and 10.5% in 2002. QuaTech’s customers are located both in and outside of the United States. Approximate revenues from customers in United States in each of the last three years were as follows: FY 2004 $8.0 million; FY 2003 $6.4 million; and FY 2002 $9.2 million. Approximate revenues from customers outside of Untied States for those years were: FY 2004 $2.6 million; FY 2003 $2.6 million; and FY2002 $2.1 million. Foreign sales were generally divided among several different countries with sales to customers in no single country being material.

Operations

QuaTech procures all parts and certain services involved in the production of its products and subcontracts a material portion of its product manufacturing to outside partners who specialize in such services. QuaTech believes that this approach is optimal as it reduces fixed costs, extends manufacturing capacity and increases production flexibility.

QuaTech’s products are manufactured using both standard and semi-customer components. Most of these components are available from multiple sources in the domestic electronics distribution market. There are, however, several components that are provided only by single-source providers.

QuaTech’s research and development expenses were $634 thousand in 2004, $834 thousand in 2003, and $912 thousand in 2002. QuaTech does not rely upon patent protection to protect its competitive position. The nature of the market QuaTech competes places a heavy emphasis on the ability of QuaTech to service and support the customer along with the reliability of the product’s design and manufacturing. All of QuaTech’s assets are located in the United States.

Competitive Conditions

QuaTech competes in the device connectivity and device networking markets. Both of these markets are characterized by a broad number of competitors, both domestic and foreign, of varying size. QuaTech competes on the basis of providing reliable products, marketed at a mid level price compared to other competitive offerings. QuaTech emphasizes customer service and support as a key differentiator. QuaTech’s ability to meet rapid delivery requirements is a key element of our ability to service the customer. This requires us to carry significant amounts of inventory to meet our customer’s forecasted needs.

As the markets for multi-port serial adapters in both the PC Card form factor and PCI form factor mature, QuaTech has placed emphasis on the development and marketing of products that address the growth markets of multi-port USB to serial adapters and device servers that connect devices to Ethernet Local Area Networks (LAN). QuaTech believes that these emerging product lines are significant to its future growth.

As of October 1, 2005 QuaTech had backlog orders which management believed to be firm of approximately $879,000. All of these orders are expected to ship in calendar year 2005. Backlog as of October 1, 2004 was approximately $387,000. Backlog as of any particular date is not necessarily indicative of QuaTech’s future sales trends.

The European Commission (EC) has issued the Restriction of Hazardous Substances in Electrical and Electronic Equipment (RoHS) Directive. This Directive will require all new electrical and electronic equipment to be free from lead, mercury, cadmium, hexavalent chromium, polybrominated biphenyls (PBBs) or polybrominated diphenyl ethers (PBDEs) by July 1, 2006. This will require QuaTech to review each of our products and make the appropriate modifications to conform to this Directive. QuaTech believes that it can make these modifications to all products that contribute material revenue by this time frame without any material change in product cost or margin.

As of October 1, 2005, QuaTech had 43 full time employees, 37 of which are located at QuaTech’s facility in Hudson, Ohio, and 6 of which are located in Garden Grove, California. QuaTech maintains a website with an address of www.quatech.com. The information on such website shall not be deemed incorporated by reference herein.

Properties

QuaTech’s principal and only place of business is located at 5675 Hudson Industrial Parkway, Hudson, Ohio 44236 where the company leases approximately 17,100 square feet of combined office, warehousing and product assembly space. QuaTech has leased the space through April 2009.

Legal Proceedings

QuaTech is not currently a party to any legal proceedings nor is any of QuaTech’s property the subject of any such proceedings.

QUATECH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those presented as a result of many factors, including those set forth in “RISK FACTORS” beginning on page 12.

QuaTech designs, manufactures, and sells device connectivity and device networking solutions for a broad market. QuaTech sells its products through a global network of distributors, system integrators, value added resellers, and original equipment manufacturers (“OEM”). QuaTech also offers data acquisition products to a limited number of OEM customers and resellers.

QuaTech products can be categorized into five broad product lines:

•	Multi-port serial boards add ports to desktop computers to allow for the connection of multiple peripherals with standard interfaces. These products are used in a variety of industries including banking, transportation management, kiosks, satellite communications, and retail point of sale.

•	Mobile products add ports for laptop and handheld computers. These products include multi-port serial adapters, parallel port adapters, and Bluetooth products.

•	USB to Serial products add standard serial ports to any computing environment through a USB port. These products address the need to add connectivity through a solution that is external to the computer. These products are used in several markets including retail point of sale and Kiosks.

•	Serial device server products connect peripherals to a local area network through a standard TCP/IP interface. This product line was introduced in 2003. This product line was extended in 2004 through the introduction of product models that connect to the local area network through a wireless 802.11b interface.

•	Data acquisition products consist mainly of PC Cards providing analog to digital conversion capability.

Management believes that net sales and gross margin are the most relevant measures of QuaTech’s financial performance. These financial measures are discussed more fully below.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America and QuaTech’s discussion and analysis of its financial condition and results of operations requires the Company’s management to make judgments, assumptions, and estimates that affect the amounts reported in its financial statements and accompanying notes. Note 2 of the notes to the audited financial statements describes the significant accounting policies and methods used in the preparation of QuaTech’s financial statements. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates.

Management believes QuaTech’s critical accounting policies are those related to revenue recognition, allowance for doubtful accounts, warranty reserves, inventory valuation, valuation of long-lived assets including acquired intangibles, goodwill and trademarks, accounting for software costs to be sold, leased, or otherwise marketed, accounting for costs associated with business combinations, accrual of bonus, accrual of income tax liability estimates and accounting for stock-based compensation. Management believes these policies to be critical because they are both important to the portrayal of QuaTech’s financial condition and results of operations, and they require management to make judgments and estimates about matters that are inherently uncertain.

We recognize product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable and there are no post-delivery obligations other than warranty. Revenue is recognized from the sale of products at the point of passage of title, which is at the time of shipment to customers, including OEMs, distributors and other strategic end user customers. Sales to certain customers are made with certain rights of return and price protection provisions. Estimated reserves are established by the company for future returns and price protection based on an analysis of authorized returns compared to received returns, current on hand inventory at certain customers, and sales to certain customers for the current period. QuaTech also offers marketing incentives to certain customers. These incentives are incurred based on the level of expenses the customers incur and are charged to operations as expenses in the same period.

We establish an allowance for doubtful accounts and a warranty reserve based on historical experience and believe the collection of revenues, net of these reserves, is reasonably assured.

The allowance for doubtful accounts is an estimate for potential non-collection of accounts receivable based on historical experience and known circumstances regarding collectibility of customer accounts. Accounts will be written off as uncollectible if QuaTech determines the amount cannot be collected. QuaTech has not experienced a non-collection of accounts receivable materially affecting its financial position or results of operations as of September 30, 2005 and for the years ended December 31, 2004 and 2003. If the financial condition of QuaTech’s customers were to deteriorate causing an impairment of their ability to make payments, additional provisions for bad debts may be required in future periods.

QuaTech records a warranty reserve as a charge against earnings based on historical warranty claims and estimated costs. If actual returns are not consistent with the historical data used to calculate these estimates, additional warranty reserves could be required.

Inventories consist principally of raw materials, sub-assemblies and finished goods, which are stated at the lower of average cost or market. QuaTech records an inventory reserve as a charge against earnings for potential slow-moving or obsolete inventory. The reserve is evaluated quarterly utilizing both historical movement over a three year period as compared to quantities on-hand and qualitative factors related to the age of product lines. Significant changes in market conditions, including potential changes in technology, in the future may require additional inventory reserves.

In accordance with FAS No. 142, Goodwill is subject to an impairment assessment at least annually which may result in a charge to operations if the fair value of the reporting unit in which the goodwill is reported declines. QuaTech tests goodwill and trademarks on at least an annual basis for impairment. Other intangible assets are amortized over their estimated useful lives. The determination of related estimated useful lives of other intangible assets and whether goodwill and trademarks are impaired involves judgments based upon long-term projections of future performance. A discounted cash flow model is used to determine the fair value of the reporting units for purposes of testing goodwill for impairment. Based on the results of the most recently completed analysis, QuaTech’s goodwill and trademarks were not impaired as of December 31, 2004. No event has occurred as of or since the period ended December 31, 2004 that would give management an indication that an impairment charge was necessary that would adversely affect QuaTech’s financial position or results of operations.

In accordance with Statements of Financial Accounting Standard 86—Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed, QuaTech capitalizes computer software costs related to the development of a software packages to be sold along with a product when technological feasibility is reached. These costs are amortized over the estimated useful life of the software utilizing the straight-line method.

In accordance with Statement of Financial Accounting Standard 141—Business Combinations, direct costs associated with a business combination are capitalized. Upon completion of the business combination, such costs are included in the total acquisition costs associated with the business combination. If completion of the business combination does not occur, all direct costs associated with the business combination are expensed when it is reasonably determinable that the arrangement will not be finalized. As of September 30, 2005, the company has recorded $393,075 in business combination costs associated with the DPAC Technologies.

QuaTech records bonus estimates as a charge against earnings. The bonus is based on meeting budgeted sales and operating results. These estimates are adjusted to actual based on final results of operations achieved during the year. Bonus amounts, if earned, are paid quarterly. As of September 30, 2005 QuaTech did not achieve budgeted sales and operating results and therefore, no bonus estimates have been accrued.

Deferred taxes and liabilities are recorded based on FAS 109. QuaTech records an estimated income tax liability to recognize the amount of income taxes payable or refundable for the current year and deferred income tax liabilities and assets for the future tax consequences of events that have been recognized in QuaTech’s financial statements or income tax returns. Judgment is required in estimating the future income tax consequences of events that have been recognized in QuaTech’s financial statements or the income tax returns. QuaTech estimates and provides an allowance for deferred tax assets based on estimated realization of the asset utilizing information related to historical taxable income and projected taxable income.

QuaTech uses the intrinsic value approach specified in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” for stock options granted to officers and key employees, and therefore does not record compensation costs based upon the fair value of options at the date of grant. Effective for the first annual reporting period that begins after December 15, 2005, QuaTech will be required to comply with new guidance under SFAS 123R Share-Based Payments. Management has not determined the impact of compliance with the pronouncement at this time.

RESULTS OF OPERATIONS

The following table sets forth selected information from QuaTech’s Statement of Operations, in actual dollars from period-to-period for the periods indicated. These financial measures are discussed more fully below.

	Year Ended December 31,			2004 vs. 2003	2003 vs. 2002	Nine Months Ended September 30,
	2004	2003	2002			2005	2004
Net Sales	$10,701,720	$9,027,911	$11,340,402	1,673,809	(2,312,491)	$7,473,980	$7,509,846

Cost of Sales	6,199,775	5,336,102	5,741,494	863,673	(405,392)	3,997,403	4,294,110

Gross Profit	4,501,945	3,691,809	5,598,908	810,136	(1,907,099)	3,476,577	3,215,736

Total Operating Expenses	3,726,546	3,957,309	3,931,787	(230,763)	25,522	2,915,703	2,597,993
Income (Loss) from Operations	775,399	(265,500)	1,667,121	1,040,899	(1,932,621)	560,874	617,743

Total Other Expense	639,891	653,969	590,264	(14,078)	63,705	484,085	483,926

Income (Loss) Before Income Taxes	135,508	(919,469)	1,076,857	1,054,977	(1,996,326)	76,789	133,817
Total Income Taxes (Benefit)	130,475	(170,023)	513,127	300,498	(683,150)	37,243	89,207

Net Income (Loss)	$5,033	($749,446)	$563,730	754,479	(1,313,176)	$39,546	$44,610

2004 Compared to 2003

NET SALES

Net sales in fiscal 2004 were approximately $10.7 million, an increase of 18.5% over fiscal 2003 sales of approximately $9.0 million. QuaTech continues to introduce new products in several product lines, in addition to a continued focus in developing and enhancing its channel program. This resulted in a revenue increase of approximately $1.7 million, or 18.5% compared to fiscal 2003. QuaTech continues to compete in the device connectivity and device networking markets by emphasizing product reliability and customer service.

Net sales from multi-port serial boards increased by approximately 12% in 2004 compared to 2003, due to increased sales to several OEM customers. Net sales from mobile products increased by approximately 27% as a result of continued development of QuaTech’s channel strategy. Combined net sales from USB to Serial and serial device server products increased approximately 60%, due to increased acceptance of the serial device server product line introduced in 2003. Net sales from data acquisition products declined approximately 27%. QuaTech has made the decision to suspend product development and marketing activities for the data acquisition products and restrict sales activities for these products to a limited number of existing original equipment manufacturers and resellers. QuaTech anticipates that net sales of these products will continue to decline as a result of this decision.

GROSS PROFIT AND GROSS MARGINS

Gross margins were approximately 42% in 2004 compared to approximately 41% in 2003. 0.8% of the increase in gross margins resulted from a reduction in raw material costs and 0.2% resulted from a reduction in increased manufacturing overhead costs. These cost savings resulted from improvements in negotiated prices from component suppliers. While QuaTech continually focuses on improvement in component prices, future improvements cannot be guaranteed.

The gross profit in 2004 was $4,501,945, which represents an approximate 22% increase over 2003.

OPERATING EXPENSES

Operating expenses were $3,726,546 in 2004, a decrease of $230,763 or 5.8%, compared to operating expenses of $3,957,309 in 2003.

2003 operating expenses were increased due to a $128,216 charge for an impairment loss related to a building asset held for sale and facility related expense of $25,411. The building was sold in June 2004. Additionally, the company’s 2003 operating expenses were increased by $106,907 due to higher product development costs and $ 81,502 in consulting expense principally for the development of the serial device server product line. 2003 operating expenses also reflect a $49,553 increase for marketing & advertising support to foster growth in the company’s distribution and channel business.

Several 2004 expense items offset the above mentioned 2003 expense increases. Significant 2004 expense increases impacting this offset are summarized below.

Salaries and wages expense is the largest operating expense item for the company. In 2004, salary and wages increased $112,995 or 6% due to company-wide achievement of the 2004 incentive bonus plan. The effect of recording the bonus incentive accrual increased 2004 salary and wages expense by $101,017. The bonus payouts were made in February 2005. In 2003, the company did not meet the minimum criteria for the incentive bonus plan and incurred no bonus expense.

Administration expense increase of $65,543 in 2004 was caused by higher professional audit services ($26,186), consulting services ($4,621), and other personnel related costs for recruitment fees (totaling $24,402) to support company growth.

Other significant 2004 expense increases include freight & postage expense of $25,406 related to higher sales volume in 2004, and increased employee benefit expense $14,098 for higher medical and dental premiums.

OTHER EXPENSES

Other expense was $639,891 in 2004 compared to $653,969 in 2003. The decrease in other expense of $14,078 or 2.2% was due to lower interest expense on the company’s Term Note B which was paid in full in June 2004 and a lower average revolving line of credit balance during 2004 (avg. $853,792) vs. 2003 (avg. $1,010,113). Interest expense was $584,879 in 2004 compared to interest expense of $602,726 in 2003.

INCOME TAXES

Income taxes for 2004 were $130,475 compared to an income tax benefit of $170,023 for 2003.

For 2004, the difference between the annual effective rate of 96.3% and the statutory tax rate of 34% is due to the change in the valuation allowance. For 2003, the difference between the annual effective rate of 18.5% and the statutory rate of 34% is due to the change in the valuation allowance. The valuation allowance is the result of not taking tax benefits on recognized losses or other tax assets not currently recoverable. The net increases in the respective valuation allowances were $74,837 and $137,437 for the years ended December 31, 2004 and 2003. The amount of the corresponding valuation allowance could change in the near term if estimates of future taxable income are changed.

2003 Compared to 2002

NET SALES

Net sales in 2003 decreased by approximately 20% over net sales from approximately $11.3 million in fiscal year 2002.

Net sales for QuaTech products to OEM customers, particularly the multi-port serial boards, are impacted by the timing of orders for several significant projects. Net sales for the multi-port serial board products declined by approximately 8% in 2003 compared to fiscal 2002 due to a decline in net sales to OEM customers. Net sales from mobile products increased by approximately 18% over 2002, primarily due to the introduction of new products. The introduction of the serial device server product line, along with continued enhancements to the USB to Serial product line resulted in an increase in combined net sales of approximately 66%. Net sales from the data acquisition product line decreased by approximately 83% in 2003 compared to 2002, due to the completion of a significant project.

GROSS PROFIT AND GROSS MARGINS

Gross margins were approximately 41% in 2003 compared to 49% in 2002. The decrease in gross margins was due to changes in product mix. Gross profit margins for the data acquisition products are typically significantly higher than device connectivity products. The reduction in net sales related to the completion of a significant data acquisition product caused the decline in gross margins. In addition, QuaTech transitioned the manufacturing responsibility for a number of its products from an internal manufacturing team to outside service partners. The profit margin that our outsourcing partners add to the cost of the raw materials led to an increase in the cost of the products manufactured by these partners.

The gross profit in 2003 was $3,691,809, which represents an approximate 34% decrease over 2002.

OPERATING EXPENSES

Operating expenses were $3,957,309 in 2003, an increase of $25,522 or 0.6%, compared to operating expenses of $3,931,787 in 2002.

QuaTech implemented several key strategic initiatives in 2003 that contributed to the minor spending increase in 2003. In 2003, QuaTech moved from an owned facility in Akron, Ohio to a leased facility in Hudson, Ohio. The building was sold in June 2004. As a result, rent and moving expenses for the new leased facility increased facilities expense $163,442 in 2003. Additionally, QuaTech recorded an impairment loss on the owned facility of $128,216 in 2003. Marketing expenses increased in 2003 by $79,393 to support several new product launch campaigns and hiring a marketing manager to lead the marketing function.

Salary and wages decreased in 2003 by $102,965 as a result of a strategic reduction in workforce during July 2003. QuaTech changed its business model to outsource large volume inventory items and hence, reduced technical and administration support. In addition, product development expenses decreased by $66,005 in 2003 from 2002 spending levels as a result of continued reduction of research and development expenses in the data acquisition product line.

Amortization expense decreased in 2003 by $72,917 as a result of a covenant not to compete being fully amortized through maturity in 2002.

OTHER EXPENSE

Other expense was $653,969 in 2003 compared to $590,264 in 2002. The increase in other expense of $63,705 or 10.8% was due to increased interest expense of $34,421 on a higher revolving line of credit balance during 2003 (avg. $1,010,113) vs. 2002 (avg. $911,113) and increase in miscellaneous expense of $34,996.

INCOME TAXES

In 2002, QuaTech recorded income taxes of $513,127 on income before income taxes of $1,076,857. The difference between the annual effective rate of 47.6% and the statutory tax rate of 34% is due to state taxes and differences in items recognized for book and tax purposes.

Nine Months Ended September 30, 2005 Compared to September 30, 2004

On August 5, 2005 QuaTech assumed the manufacturing, engineering, sales, and marketing activities associated with the DPAC Airborne™ product line in accordance with the License Agreement described in Proposal 4. As described in the Agreement, QuaTech hired a number of DPAC employees and assumed responsibility for fulfilling the DPAC backlog.

NET SALES

Net sales were $7,473,980 in the first nine months of 2005, a decrease of $35,866 or 0.5%, compared to net sales of $7,509,846 during the first nine months of 2004. Net sales from multi-port serial boards decreased by 14% in the first nine months of 2005 compared to the first nine months of 2004, caused by decreased sales to several OEMs associated with projects in the banking industry. See a description of these projects under “TRENDS AND UNCERTAINTIES” below. Net sales from mobile products decreased by 9%, due to decreased orders from one of QuaTech’s OEM customers. Combined net sales from USB to Serial and serial device server products increased by 43.5%, due to increased acceptance of these product lines. Net sales from data acquisition products decreased by 4%, due to QuaTech’s reduced focus on this product line.

GROSS PROFIT AND GROSS MARGINS

Gross margins were 47% in the first nine months of 2005 compared to 43% in the first nine months of 2004. 2% of the increase in gross margins resulted from a reduction in raw material costs and the other 2% resulted from a reduction in manufacturing overhead costs.

The gross profit for the nine months ended September 30, 2005 was $3,476,577, which represents an approximate 8% increase over the nine months ended September 30, 2004.

OPERATING EXPENSES

Operating expenses were $2,915,703 in the first nine months of 2005, an increase of $317,710 or 12%, compared to operating expenses of $2,597,993 during the first nine months of 2004. On August 8, 2005, QuaTech hired seven (7) employees to support Airborne™ product activities in manufacturing, engineering, sales and marketing. This additional headcount and related support expense increased operating expenses $277,730 in 2005.

Personnel related expenses increased by $242,510 in the first nine months of 2005 compared to the first nine months of 2004. The addition of the seven employees hired in August 2005 to support the Airborne™ product business caused $198,532 of the increase.

Selling expenses for freight-out expense increased $37,025 during the first nine months of 2005 as compared to the first nine months of 2004. The increase was caused by price increases and higher fuel costs from our freight carriers and freight forwarders for product shipments to our customers.

Marketing expenses related to advertising and promotion activities increased by $48,699 during the first nine months of 2005 as compared to the first nine months of 2004. Increased involvement in trade shows and direct mail activities associated with QuaTech’s serial device server product lines caused the increase.

Engineering research and development expense increased $37,611 during 2005 due to increased activity of new product development.

Administration expenses related to professional auditing, tax, and consulting services increased by $14,515 in the first nine months of 2005 as compared to the first nine months of 2004.

OTHER EXPENSES

Other expense remained flat during the first nine months of 2005 as compared to the first nine months of 2004.

INCOME TAXES

For the first nine months of 2005 QuaTech recorded an income tax expense of $37,243 as compared to $89,207 income tax expense for the first nine months of 2004.

LIQUIDITY AND CAPITAL RESOURCES

QuaTech has financed its operations primarily through net cash generated by operations. Management believes that cash requirements for at least the next twelve months can be satisfied by available resources. Further, QuaTech’s management believes that if the proposed merger occurs, the combined entities will have adequate resources to satisfy their cash requirements for at least the next twelve months.

On July 21, 2005, QuaTech renewed its existing Credit Agreement with its bank and extended the term date of the $2.0 million revolving line of credit agreement to August 1, 2006. The renewal is a continuation of the existing agreement that was in effect during 2004.

Cash and cash equivalents as of September 30, 2005 was $202 compared to $200 as of September 30, 2004.

Net cash used by operations during the first nine months of 2005 was $95,541 as compared to $104,269 cash provided during the first nine months of 2004. The reasons for the increase in cash usage from operating activities in 2005 was due to decrease in accrued expenses of $224,389 and increase in inventory of $288,262 offset by the cash provided by accounts payable of $347,507.

Net cash used in investing activities during the first nine months of 2005 was $420,613 as compared to $49,617 cash used during the first nine months of 2004. The reason for the increase in cash used during 2005 is the company has invested $393,075 in acquisition activities related to the merger with DPAC Technologies.

Net cash provided by financing activities during the first nine months of 2005 was $516,030 as compared to $60,560 cash provided during the first nine months of 2004. The reason for the increase in 2005 was due to increased borrowings of $574,530 on the company’s line of credit.

The balance on QuaTech’s line of credit as of September 30, 2005 was $900,000 compared to $690,470 as of September 30, 2004.

The following table summarizes QuaTech’s contractual payment obligations and commitments:

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt obligations	$3,000,000	$1,500,000	$1,500,000	—	—
Capital lease obligations	4,537	1,601	2,936	—	—
Operating lease obligations	848,967	205,211	596,731	$47,025	—
Purchase obligations	997,130	997,130	—	—	—
Other contractual long-term liabilities	—	—	—	—	—

Total	$4,850,634	$2,703,942	$2,099,667	$47,025	—

TRENDS AND UNCERTAINTIES

QuaTech has been involved in three projects associated with large, U.S. based banks. These projects are related to technology refreshes at the banks’ teller platforms. These projects began in 2001 and have contributed material revenue on an annual basis each year since. These projects represented approximately 24% of all QuaTech revenue in fiscal year 2002, approximately 21% in fiscal year 2003, approximately 33% in fiscal year 2004 and approximately 19% in the first nine months of fiscal year 2005. QuaTech receives orders for these projects on an as-needed basis. While QuaTech has not received notification that these bank projects will terminate or will discontinue their utilization of QuaTech products, the banks could take these steps without notification to QuaTech.

The European Commission (EC) has issued the Restriction of Hazardous Substances in Electrical and Electronic Equipment (RoHS) Directive. This Directive will require all new electrical and electronic to be free from lead, mercury, cadmium, hexavalent, chromium, polybrominated biphenyls (PBBw) or polybrominated diphenyl ethers (PBDEs) by July 1, 2006. This will require QuaTech to review each of our products and make the appropriate modifications to conform to this Directive. While QuaTech believes that it can make these modifications to all products that contribute material revenue by this time without any material change in product cost or margin this issue will not be completely resolved until 2006.

QuaTech’s device connectivity products are used to extend the number of connectivity ports available for a PC in order to attach serial peripheral devices. Over the past several years, USB has replaced traditional serial ports as the primary interface for many peripherals devices. This trend may reduce the size of QuaTech’s addressable market.

EFFECTS OF INFLATION

Management believes inflation has not had a material effect on QuaTech’s operations or on its financial position.

INTERESTS OF QUATECH DIRECTORS, OFFICERS AND SIGNIFICANT SHAREHOLDERS IN THE TRANSACTION

When considering the recommendation of QuaTech’s Board of Directors that shareholders approve the merger, you should be aware that some QuaTech’s directors and officers have interests in the merger that are different from, or are in addition to, your interests. QuaTech’s Board of Directors was aware of these potential conflicts and considered them.

Following the merger, William Roberts currently the Chairman of the Board of QuaTech and Steven Runkel, the President and CEO of QuaTech will become directors of DPAC.

Each of the current executive officers of QuaTech is expected to serve in an officer position of DPAC following the merger with Steven Runkel serving as President and CEO.

All of the outstanding unvested stock options held by QuaTech officers, directors and other employees will be 100% vested upon completion of the merger.

As a result, these directors, officers and Shareholders could be more likely to vote in favor of recommending the Agreement and Plan of Reorganization and the merger than if they did not hold these interests.

DCV, the holder of 100% of QuaTech’s Series A Preferred Stock is DPAC’s lender with respect to the DCV Bridge Loan. Upon the Merger, DCV will receive up to 4,934,209 shares of DPAC Common Stock by virtue of conversion of the Bridge Loan in addition to shares it will receive as holder of QuaTech shares.

These interests are further described in the section entitled “THE MERGER—Interests of Certain Persons in the Merger.”

COMPARISON OF SHAREHOLDER RIGHTS

There are several material differences in California corporation law and Ohio corporation law as it respects the rights of security holders. The following comparative chart is only a summary of some of the more important provisions in the corporation laws of California and Ohio. The following does not purport to be complete, and is qualified in its entirety by reference to the California Corporations Code (the “CCC”) and the Ohio General Corporation Law (the “OGCL”). Both California and Ohio law provide that some of the statutory provisions as they affect various rights of the holders or shares may be modified by provisions in the charter or bylaws of the corporation. Shareholders are requested to read the following.

	California Corporations Code	Ohio General Corporation Law
Mergers, Acquisitions, Share Purchases and other Transactions:	Shareholder approval is required for transactions where an issuing corporation acquires control of another corporation by acquiring shares of the other corporation directly from the shareholders of that corporation in exchange for shares of the issuing corporation.	Approval of mergers, dissolutions, dispositions of all or substantially all of a corporation’s assets, and majority share acquisitions and combinations involving issuance or transfer of shares representing 1/6th or more of the voting power of the corporation immediately following the consummation of the transaction (other than parent-subsidiary mergers) is required by two-thirds of the voting power of the corporation (unless the articles of incorporation specify a different proportion which must be at least a majority).

Dividends or Distributions to Shareholders:	Directors may authorize dividends or distributions to shareholders only (1) if retained earnings equals or exceeds the distribution, or (2) after giving effect to the distribution, the sum of tangible assets is at least equal to 1 1/4 liabilities, and current assets at least equals current liabilities (or if average earnings before taxes and interest expense for the last two fiscal years were less than average interest expense, then such average earnings must equal 1 1/4 times current liabilities).	Dividends or distributions may be paid in cash, property, or shares of capital stock. A corporation may pay dividends or distributions out of surplus, and if paid out of capital surplus, the corporation must notify its shareholders as to the kind of surplus out of which the dividend or distributions is paid.

Classification of Directors:	Generally, directors must be elected annually, which prevents the existence of a classified board of directors. However, an exception exists for companies with securities listed on the New York Stock Exchange, American Stock Exchange or trading on the Nasdaq National Market.	A classified board of directors is permitted, but not required, pursuant to which the directors may be divided into two or three classes with staggered terms of office. Directors’ terms of office, which do not need to be uniform, cannot exceed three years. No less than three directors can be contained in any class, with certain exceptions.

	California Corporations Code	Ohio General Corporation Law
Removal of Directors:	Directors may remove a director that has been declared of unsound mind or convicted of a felony. Shareholders may remove any and all directors without cause by majority vote. However, if cumulative voting is authorized, or if a classified board, no director may be removed (unless all directors are removed) if the number of votes cast against removal would have been sufficient to elect the director under cumulative voting.

Directors whose shareholders possess cumulative voting rights may be removed without cause by the affirmative vote of the holders of a majority of the voting power to elect directors in place of those to be removed except that, unless all directors (or all directors of a particular class), are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against the director’s removal that, if cumulatively voted at an election of all the directors (or all of the directors of a particular class, as the case may be), would be sufficient to elect at least one director. If shareholders do not have the right to vote cumulatively, then, unless the governing documents of the corporation provide that no director may be removed from office or that removal of directors requires a greater vote than described above, any or all directors may be removed without cause by the affirmative vote of the holders of a majority of the voting power to elect directors in place of those to be removed.

If the issuing corporation is a public corporation, with classified directors, then shareholders may remove directors only for cause.

Vacancies on the Board of Directors:	Unless the articles of incorporation or bylaws state otherwise, any vacancy on the board of directors, other than one created by the removal of a director, may be filled by the board of directors. If the number of directors remaining is less than a quorum, a vacancy may be filled by a unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice, or by a sole remaining director. A vacancy created by the removal of a director may be filled by the board only if authorized in the corporation’s articles of incorporation or a bylaw approved by the shareholders.	Unless the articles of incorporation or bylaws provide otherwise, vacancies on the board of directors may be filled by a majority of the remaining directors of the corporation.

	California Corporations Code	Ohio General Corporation Law
Limitations on Director Liability:	Monetary liability cannot be eliminated where the liability is based on, among other things, acts or omissions involving intentional misconduct or knowing violation of law, or that show reckless disregard for the director’s duty to the corporation or its shareholders where the director, in the ordinary course of performing his director duties, should have been aware of a risk of serious injury to the corporation and its shareholders, or acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders.	A director is not liable for monetary damages unless it is proved, by clear and convincing evidence, that the director’s action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

Indemnification of Officers and Directors:

Indemnification of officers, directors, employees and agents is permitted if the person acted in good faith and in a matter the individual reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful the requisite standard of conduct is met. Indemnification is required when the individual has successfully defended the action on the merits. The corporation may purchase insurance to indemnify such persons.

Indemnification of expenses incurred in a derivative or third-party actions, though court approval must be obtained with respect to derivative actions when (1) a person is adjudged liable to the corporation in the performance of his duty, and the such indemnification is only to the extent as the court determines; and (2) for a matter that is settled

Indemnification of directors, officers, employees and agents is permitted under certain circumstances. Payment by a corporation of judgments against a director, officer, employee or agent of a corporation, after a finding of negligence or misconduct in a derivative suit, is prohibited absent a court order. Indemnification is required to the extent the individual succeeds on the merits. In all other cases, if determined that a director, officer, employee or agent of the corporation acted in good faith and in a matter the individual reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful, indemnification is discretionary, except as otherwise provided by a corporation’s articles of incorporation, code of regulations, or contract, and except with respect to the advancement of expenses. The corporation may purchase insurance to indemnify such persons.

In the case of an action by or on behalf of a corporation, indemnification may not be made (1) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines that such person is fairly and reasonably entitled to indemnification, or

	California Corporations Code	Ohio General Corporation Law
or otherwise disposed of without court approval.

(2) if the liability asserted against such person concerns unlawful distributions.

A director is entitled to mandatory advancement of expenses, including attorney fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to reasonably cooperate with the corporation concerning the matter and to repay the amount advanced if it is proven by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Notice of Special Shareholders’ Meetings:

A special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting, and such persons as are authorized by the corporation’s articles of incorporation or bylaws.

Shareholders must be notified of the meeting at least 10 and no more than 60 days prior to the date of the meeting. The notice shall state the place, date and hour of the meeting and means of communication by the shareholders at/during the meeting, and the general nature of the business to be transacted at the special meeting.

Upon request of an individual entitled to call a special shareholders’ meeting, the corporation must give shareholders notice of the special meeting to be held not less than 35 nor more than 60 days after receipt of the request. If notice is not given within 20 days of receipt of the request, the individual calling the meeting may give notice or the Superior

Upon the request of an individual entitled to call a special shareholders’ meeting, shareholders must be notified of the time, place and purposes of shareholder meetings, and means for communication by the shareholders at/during the meetings, at least 7 and no more than 60 days prior to the date of the shareholders’ meeting, unless the articles of incorporation or code of regulations of the corporation specify longer. If notice is not given within 15 days of receipt of the request (or shorter period, if specified in the governing documents), the person calling the meeting may fix the time for the meeting and give notice to the other shareholders.

	California Corporations Code	Ohio General Corporation Law
Court of the proper county shall order the giving of notice.

Rights of Dissenting Shareholders:

A shareholder may be entitled to appraisal rights under certain circumstances, pursuant to which the shareholder may receive cash for the fair market value of the shares held by such shareholder (as determined upon agreement or by court) in lieu of the consideration the shareholder would otherwise receive in the transaction.

Shareholders of a California corporation whose shares are listed on a national securities exchange or Nasdaq National Market generally do not have appraisal rights, unless the holders of at least 5% of the class of outstanding shares claim the right, or the corporation or any law restricts the transfer of such shares.

Dissenting shareholders are entitled to appraisal rights in certain circumstances. See “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER—Dissenters’ Rights” on page 96.

Class Voting of Shares:	With certain exceptions, any merger, certain sales of all or substantially all the assets of the corporation and certain other transactions must be approved by a majority of the outstanding shares of each class of stock, without regard to limitations on voting rights.	Holders of a particular class of shares are entitled to vote as a separate class with respect to amendments to the corporation’s articles of incorporation, including but not limited to amendments that decrease the aggregate number of issued shares of such class, increase or decrease the par value of shares of such class, or are otherwise substantially prejudicial to the holders of such class.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General. The following discussion (including the opinions set forth herein) sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of QuaTech common stock or Series A preferred stock. This discussion does not address the tax consequences to DPAC shareholders because they are not exchanging stock in the Merger. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect as of the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership holds QuaTech common stock or Series A preferred stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding QuaTech common stock or Series A preferred stock, you should consult your personal tax advisors.

This discussion only addresses QuaTech shareholders that hold their shares of QuaTech common stock or preferred stock as a capital asset within the meaning of section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a QuaTech shareholder in light of such holder’s particular circumstances or that may be applicable if a holder is subject to special treatment under the United States federal income tax laws, including if a holder is:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a QuaTech shareholder subject to the alternative minimum tax provisions of the Code;

•	a QuaTech shareholder who received QuaTech common stock through the exercise of employee stock options or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any QuaTech benefit plan; or

•	a QuaTech shareholder who holds QuaTech stock as part of a hedge, straddle or a constructive sale or conversion transaction.

The Merger. DPAC and QuaTech have structured the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. QuaTech and DPAC believe that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and QuaTech will receive a written opinion from Buchanan Ingersoll PC to the effect that the Merger will so qualify based on the assumption that QuaTech shareholders owning no more than ten percent (10%) of the QuaTech shares exercise dissenters’ rights. If the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the material United States federal income tax consequences of the Merger will be as follows:

•	no gain or loss will be recognized by QuaTech or DPAC as a result of the Merger;

•	a QuaTech shareholder will not recognize gain or loss on the exchange of QuaTech common stock or Series A preferred stock solely for DPAC common stock;

•	a QuaTech shareholder’s aggregate tax basis in the DPAC common stock received in the Merger will equal the holder’s aggregate tax basis in the QuaTech common stock or Series A preferred stock surrendered; and

•	a QuaTech shareholder’s holding period for the DPAC common stock received in the Merger will include the shareholder’s holding period for the shares of QuaTech common stock or Series A preferred stock surrendered.

If a QuaTech shareholder acquired different blocks of QuaTech stock at different times and at different prices, such shareholder’s tax basis and holding period in its DPAC common stock may be determined with reference to each block of QuaTech stock.

Tax Consequences If the Merger Does Not Qualify as a Reorganization Under Section 368(a) of the Code. If the Internal Revenue Service determines that the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code and that determination is upheld, QuaTech shareholders would be required to recognize a gain or loss with respect to each share of QuaTech stock surrendered in the Merger in an amount equal to the difference between (a) the sum of the fair market value of the DPAC common stock received in the merger and (b) the tax basis of the shares of QuaTech stock surrendered in exchange therefor. Such gain or loss will be long-term capital gain or loss if such shareholder held the QuaTech stock for more than one (1) year, and will be short-term capital gain or loss if such shareholder held the QuaTech stock for one (1) year or less. The amount and character of the gain or loss will be computed separately for each block of QuaTech stock that was purchased by the shareholder in the same transaction. A QuaTech shareholder’s aggregate tax basis in the DPAC common stock received in the Merger would in this case be equal to its fair market value at the time of the closing of the Merger, and the holding period for the DPAC common stock would begin the day after the closing of the Merger.

Dissenters’ Rights. If a QuaTech shareholder exercises dissenters’ rights, such shareholder will recognize gain or loss equal to the difference between the amount of cash received by such shareholder as a result of the exercise of dissenters’ rights and its tax basis in its QuaTech shares.

Tax opinion. The tax opinion of Buchanan Ingersoll PC, counsel for QuaTech, is included in Annex D to the registration statement on Form S-4 filed with the SEC of which this proxy statement/prospectus is a part. The opinion is based upon, among other things, representations of fact contained in certificates of officers of QuaTech and DPAC, and on the assumption that QuaTech shareholders owning no more than ten percent (10%) of the QuaTech shares exercise dissenters’ rights. We will not seek any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the opinion of counsel is not binding upon the Internal Revenue Service or any court. Accordingly, we can give no assurance that the Internal Revenue Service will not contest the conclusions expressed in the opinion or that a court will not sustain that contest.

Reporting requirements. If a QuaTech shareholder receives DPAC common stock as a result of the merger, such holder will be required to retain records pertaining to the merger and will be required to file with such shareholder’s United States federal income tax return for the year in which the merger takes place a statement setting forth facts relating to the merger.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, the shareholders shall elect six (6) directors, each of whom will hold office until the next Annual Meeting of Shareholders and until the election and qualification of their respective successors. In the event Proposal 2 is approved, the Board of Directors would be reconstituted upon completion of the merger, and four (4) of the directors will resign, to be replaced by the persons named under “COMPOSITION OF DPAC’S BOARD OF DIRECTORS AFTER THE MERGER” beginning on page 101.

If no contrary direction is given in the enclosed form of proxy, a properly executed and delivered proxy will be voted for the nominees listed in the form of proxy; except that, in the event that any nominee is unable or declines to serve (an event that is not anticipated), the proxies will be voted also for the election of any replacement nominee who may be designated by the Board of Directors.

The Board recommends voting “For” the nominees listed below.

Set forth below is information concerning the directors:

Directors

Name	Since	Age
Richard J. Dadamo	1999	77
Creighton K. Early	2003	52
Samuel W. Tishler	2000	67
Gordon M. Watson	2000	69
Richard H. Wheaton	2000	69
John W. Hohener	2002	50

Position with Company (in addition to Director) and Principal Occupations during the Past Five Years:

Richard J. Dadamo became Vice President of Corporate Development of DPAC in May 2004, a position he held until January 20, 2005. He also served as interim CEO of DPAC from August 11, 1998 to February 28, 1999, and from March 1999, to the present as Chairman of the Board. For the past six years, he has also been the President of RJD Associates, Inc., a management consulting company, and the Manager of RJD Seed Fund, LLC, a private company investing in early-stage companies. He had previously held top-level positions at The Earth Technology Corporation, American International Devices, TRW, Inc. and Electronic Memories and Magnetics. He has written five books on management, holds management seminars, has a monthly newsletter and is currently on the board of directors of two private companies.

Samuel W. Tishler, an independent consultant, recently retired as vice president for Corporate Development for Acterna Corporation, (Nasdaq:ACTR), a manufacturer of telecommunications test equipment, and is an experienced strategic planning and venture investment professional. He was a vice president of Arthur D. Little Enterprises, Inc. from 1977 to 1986 and a founder of Arthur D. Little Ventures. He also was a vice president of Raytheon Ventures from 1987 to 1994, and in that capacity was responsible for its venture capital portfolio. Mr. Tishler has also served on many of the Boards of venture-backed companies, including Viewlogic Systems and Kloss Video Corporation. Mr. Tishler’s broad strategic planning background includes the early development of technology concepts from planning to development and execution.

Gordon M. Watson founded and operates Watson Consulting, LLC, a management consultant firm serving small technology companies since 1998. Before that, Mr. Watson was a Regional Director for Lotus Consulting, a division of Lotus Development Corp. From 1988 until 1996, he was General Manager of OS Development Div.

and VP of Business Development for Locus Computing Corp. prior to their acquisition by Platinum Technologies, Inc. Previously, he served in various senior management positions overseeing operations and sales for technology equipment manufacturing concerns. Mr. Watson also taught engineering at the University of California, Irvine and spent one year conducting national lectures for Data Tech Institute. He holds a Bachelor of Science degree in engineering from UCLA.

Richard H. Wheaton has worked since 1964 as a management consultant who has been involved with strategy formulation, organizational development, identification of overseas markets and market entry alternatives, development of financial and operational measures of management effectiveness, and the design and implementation of financial reporting systems. Mr. Wheaton was employed by Price Waterhouse as a partner from 1964 to 1996. He previously worked for TRW from 1960 to 1964 and IBM from 1957 to 1960. For the past six years, he has taught courses in the University of California—Irvine MBA Program.

John W. Hohener has been Chief Financial Officer of BioLase, Inc., public company selling laser dental treatments, since the end of 2004. During 2004, he was Vice President and Chief Financial Officer of Netlist, Inc. a designer and manufacturer of memory subsystems. From 2002 to 2004, he was Senior Vice President and Chief Financial Officer of TRC, an engineering services firm. From 2000 to 2001 Mr. Hohener was the CFO of Entridia Corporation, and from 1988 to 1999, he was the Co-founder, Vice President, CFO & Treasurer of Smartflex Systems, a high-tech electronics contract manufacturer. From 1980 to 1988 he was the Director of Corporate Accounting at Silicon Systems, which has since been sold to Texas Instruments. Mr. Hohener has a BS degree from the University of California at Berkeley and a MBA from Pepperdine University.

Creighton K. (“Kim”) Early is our Chief Executive Officer, a position he accepted May 1, 2004. From December 18, 2003 to April 30, 2004, he was our interim-CEO. From April 2003 until May 2004, he was a Consulting Principal in the Environmental Financial Consulting Group. From 1988 through 2002, Mr. Early served in several management positions while employed by Earth Tech, Inc., an engineering consulting and asset management company. These positions included Chief Financial Officer from June 1988 through October 1999 and as President of the company’s Global Water Management Division from November 1999 through December 2002. Prior to joining Earth Tech, Mr. Early held senior level finance positions at electronics manufacturers’: Informer, Inc., Schiff Photo Mechanics and Hi-Tek Corporation. Mr. Early has a BS from Ohio State University and an MBA from the University of Michigan.

DPAC’S MANAGEMENT

Executive Officers

The following information is provided with respect to DPAC’s current executive officers. Officers serve at the discretion of the Board of Directors. Information for Mr. Creighton K. Early is provided under the heading “Election of Directors” below.

DPAC’s executive officers, and their ages as of January 11, 2006, are as follows:

Name	Age	Positions
Stephen J. Vukadinovich	56	Mr. Vukadinovich has served as Chief Financial Officer of DPAC since 2004, having previously served as Controller to DPAC since May 2000.

COMPOSITION OF DPAC’S BOARD OF DIRECTORS AFTER THE MERGER

At the annual meeting of holders of DPAC Common Stock, the nominees named in Proposal 1, are comprised of DPAC’s incumbent Board of Directors.

At the Effective Time of the merger between QuaTech and DPAC Acquisition Sub, Inc., the DPAC Board will include only two (2) of the incumbent DPAC Board members—Creighton K. Early and Samuel Tishler. Those remaining directors shall elect the following persons:

Steven D. Runkel is the current CEO of QuaTech and will become the CEO of DPAC upon the completion of the Merger. Mr. Runkel has served as CEO of QuaTech for the past 5 years.

William Roberts is the current Chairman of the Board of Directors of QuaTech and will be a holder of approximately 5% of the outstanding common stock upon the completion of the Merger. Mr. Roberts is currently the Executive Vice President, General Merchandise Manager for Belk Stores Corporation, Charlotte. Prior to this he was President of Britannica Home Fashions. He previously owned furniture based specialty stores in Ohio and Michigan. He began his retail career with Macy’s in Atlanta rising to Vice President of merchandising. He spent 7 years with May Department stores in a senior merchandising role and as a Director of Stores.

James Bole will be an independent director of the combined companies. He is currently the Vice President of Infravio, Inc., a Cupertino, California web services management company. From 2000-2001 he held the position of Vice President of Development at WorkExchange Technologies, a Santa Clara, California automated software services provider. In the years of 1999 – 2000 Mr. Bole held the position of CTO & Vice President of Engineering at Pop2it.com, Inc., a San Jose, California contextual distributed e-commerce platform and ASP service that streams product assortments and ad campaigns to targeted audiences across the web.

Mark Chapman will be an independent director of the combined companies. Mr. Chapman is currently the President of Chapman Associates, a strategic consulting company in Southern California. Mr. Chapman is also on the Board of Directors of AirXS Inc., a privately held developer of Broadband Wireless Access solutions. Mark was appointed as the President and CEO of Ditrans Corp. in November 2001, a Venture funded Start Up was developing a breakthrough CMOS Digital Transceiver chip for use in cell phones. In 1994 Mark was recruited to Comarco Wireless Technologies as Director of Business Development for the Wireless Test Division. His responsibilities grew to Vice President and General Manager of this division in 1997 where he successfully established a global business presence as the leading provider of wireless competitive analysis and network analysis equipment.

Dennis R. Leibel will be an independent director of the combined companies. Mr. Leibel is currently the Chairman of the Board of Directors of Microsemi Corporation and has been since July 2004. Mr. Leibel has been a member of the Board of Directors of Microsemi Corporation since 2002. Mr. Leibel is a retired financial and legal executive, private investor and consultant; and the founding partner of Esquire Associates LLC, since 1999.

EXECUTIVE COMPENSATION

The following tables provide information concerning the compensation of DPAC’s chief executive officer and the four most highly compensated executive officers other than the chief executive officer whose total salary and bonus exceeded $100,000 in fiscal year 2005 (the “Named Executives”).

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary		Bonus/ Other		Securities Underlying Options (#)	All Other Compensation(1)
Creighton K. Early Chief Executive Officer(2)	2005 2004	$ $	180,000 20,000		-0- -0-	500,000 30,000		$3,000

Richard J. Dadamo Chairman of the Board and Vice President of Corporate Development(3)	2005 2004 2003	$ $ $	101,442 107,000 104,000	$ $	-0- 10,000 30,000	60,000 50,000 -0-	$ $ $	2,364 3,000 3,000

Michael Zachan Vice President	2005 2004		$141,045 -0-		-0- -0-	350,000 10,000		$3,000 -0-

Stephen Vukadinovich Chief Financial Officer	2005 2004	$ $	145,007 138,443		-0- -0-	100,000 35,000	$ $	3,000 3,000

(1)	Fiscal Year 2004 includes company contributions to the 401(k) Plan of $3,000 for each of the named Executives, which is the maximum an employee can receive. Other perquisites for each of the named Executives did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for such individual and have not been included in the table.
(2)	Mr. Early was a consultant to DPAC from December 18, 2003 until his employment period began March 1, 2004 as Interim Chief Executive Officer. His base salary was $180,000 per annual for fiscal year 2005. Mr. Early also received an option to purchase 300,000 shares of Common Stock at an exercise price equal to fair market value of the Common Stock on the grant date. The grant is vested 100,000 upon grant with the balance vesting 100,000 in one year with the balance vesting in two years. Mr. Early received an additional grant of 200,000 options on 11/04/04 at $0.38. Mr. Early has an informal employment agreement which is one year of salary and acceleration of all stock option grants should the Board terminate the Interim CEO for any reason other than for cause.
(3)	Mr. Dadamo held the title of Vice President of Corporate Development until 1/20/2005, at which time he resigned from that position, but remained as Chairman of the Board.

Employment Agreements and Change in Control Arrangements

DPAC is party to an agreement with Mr. Early as Chief Executive Officer. The employment agreement will be terminated upon the effective time of the merger, which will entitle Mr. Early to severance benefits as follows. If the Board elects to terminate Mr. Early for any reason other than for cause, Mr. Early will be entitled to one year’s salary, continuation of benefits and acceleration of all stock options granted. His stock options will become exercisable for two (2) years following the date of termination.

DPAC is party to severance agreements with three former officers and is obligated to continue payments on these agreements. The balance due from these arrangements at February 28, 2005 was $851,000 in short-term obligations and $428,000 in long-term obligations. On July 15, 2005 DPAC and each of the former officers agreed to reduce the bi-weekly payments to each individual to $3,076.92 until the obligation to him is paid in full. The severance agreement arose from the termination of the previous officers of DPAC during fiscal year 2005 and 2004 as summarized below:

Severance of CEO—On December 18, 2003, DPAC accepted the resignation of its CEO. Pursuant to an employment agreement, the former CEO is entitled to salary and benefits totaling approximately $1,100,000 through June 2006. The Company recorded a charge of $1,082,000 in the fourth quarter of fiscal year 2004 associated with the severance benefits. Approximately $186,000 of the charge related to the acceleration of stock options. The remaining benefits are being paid ratably through June 2006. The remaining balance on the accrued severance for the former CEO is $434,000 at February 28, 2005.

Severance of COO and CFO—The Company also owes termination benefits pursuant to the employment agreements of the two other former officers of DPAC who left DPAC during fiscal 2005. The Company recorded charges totaling $990,000 during fiscal 2005 related to these two former officers. The benefits payable under the employment agreements are being paid ratably through December, 2006. The remaining balance on the accrued severance for the former two officers is $746,000 at February 28, 2005.

Option Grants In Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to each of the Named Executives in fiscal year 2005, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our Common Stock.

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year		Exercise Price Per Share(1)	Expiration Date	Potential realizable Value at assumed annual rates of stock price appreciation for option term
							5%		10%
Kim Early	300,000 200,000	(2) (3)	13.2 8.8	% %	1.08 0.38	3/18/14 11/04/14	$ $	203,762 47,796	$ $	516,373 121,124

Richard J. Dadamo	10,000 50,000	(3) (4)	0.4 2.2	% %	1.15 0.38	4/15/14 11/04/14	$ $	7,232 11,949	$ $	18,328 30,281

Michael Zachan	200,000 150,000	(5) (4)	8.8 6.6	% %	1.05 0.38	3/30/14 11/04/14	$ $	132,068 35,847	$ $	334,686 90,843

Stephen Vukadinovich	100,000	(4)	4.4%		0.38	11/01/14		$23,898		$60,562

(1)	Exercise price is fair market value of the Common Stock on the grant date.
(2)	Vesting of option is 50% on grant and 50% in one year
(3)	Vesting of option is immediate upon grant.
(4)	Vesting of option is 50% beginning one year from grant date and 50% the following year.
(5)	Vesting is 33% immediate and equal installments over the next two years.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard J. Dadamo	5,000	$450	278,000	-0-	$6,000	$-0-
Kim Early	-0-	-0-	130,002	399,998	-0-	$24,000
Michael Zachan	-0-	-0-	69,168	290,832	-0-	$18,000
Stephen Vukadinovich	-0-	-0-	94,750	136,250	-0-	$12,000

(1)	Represents the difference between the aggregate market value on the date of exercise and the aggregate exercise price.
(2)	Represents the difference between the aggregate market value on February 28, 2005 ($0.50 share) and the aggregate exercise price.

Key Management Retention Bonus Pool

On February 16, 2005, the Board of Directors established a retention bonus pool for key management employees payable only in the event of a change in control of DPAC. On May 19, 2005, DPAC’s Board of Directors approved a modification to retention bonus pool that provides for option grants in lieu of cash payments. There are 600,000 shares of authorized and previously unissued common stock, without par value, reserved and committed to these future grants. The options shall be subject to the terms and conditions of DPAC’s 1996 Stock Option Plan. The purpose of the retention bonus pool is to provide an additional incentive to key management personnel to give their entire attention and efforts to DPAC’s business. Upon a change in control, the options would be granted immediately, fully vested, and have an exercise price equal to the closing price on that date of DPAC’s common stock. Participants who voluntarily terminate their employment or are terminated for cause prior to the date on which a change in control occurs shall not be eligible to receive any payment on account of these options.

The options to purchase 600,000 shares are allocated presently as follows:

Creighton K. Early	240,000
Michael P. Zachan	120,000
Stephen J. Vukadinovich	120,000
Gregory S. Gower	120,000

Beneficial Ownership

The following tables sets forth certain information as of December 30, 2005, with respect to ownership of DPAC’s Common Stock by each person who is known by DPAC to own beneficially 5% or more of the Common Stock, each Named Officer, each director of DPAC, each nominee for director, and all executive officers and directors of DPAC as a group.

Name of Beneficial Owner (and Address of Each 5% Beneficial Owner)	Amount and Nature of Beneficial Ownership		Percentage of Class
None

Current directors, director nominees, and executive officers:
Richard J. Dadamo	278,000	(1)	1.1%
Kim Early	540,000	(2)	2.0%
Stephen Vukadinovich	231,000	(3)	*
John Hohener	80,000	(4)	*
Gordon Watson	140,000	(5)	*
Richard Wheaton	120,000	(6)	*
Samuel Tishler	140,000	(7)	*

All executive officers and directors as a group (eight)	1,562,000	(8)	5.7%

*	Less than 1%.
(1)	Includes 278,000 options that are presently exercisable or that become exercisable within sixty (60) days or upon the Merger.
(2)	Includes 500,000 options that are presently exercisable or that become exercisable within sixty (60) days or upon the Merger.
(3)	Includes 231,000 options that are presently exercisable or that become exercisable within sixty (60) days or upon the Merger
(4)	Consists of 80,000 shares subject to options which are currently exercisable or that become exercisable within sixty (60) days or upon the Merger.

(5)	Consists of 140,000 shares subject to options which are currently exercisable or that become exercisable within sixty (60) days or upon the Merger.
(6)	Consists of 120,000 shares subject to options which are currently exercisable or that become exercisable within sixty (60) days or upon the Merger.
(7)	Consists of 140,000 shares subject to options which are currently exercisable or that become exercisable within sixty (60) days or upon the Merger.
(8)	Consists of the sums of footnotes (1) through (7) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During fiscal year 2005, to DPAC’s knowledge, none of DPAC’s directors, officers or greater than 10% shareholders failed to timely file any reports required under Section 16(a) of the Securities Exchange Act of 1934.

In making these disclosures, DPAC has relied solely on written representations of its directors, executive officers and any greater than 10% shareholders and copies of the Section 16 (a) reports that they have filed with the Securities and Exchange Commission.

Directors’ Compensation

DPAC pays its non-employee directors $1,500 for each Board meeting attended and the Chairman of the Board receives $2,000. The Audit Committee Chairman is paid $750 and other audit committee members are paid $500 for each committee meeting attended. For other Board committees, the Committee Chairman is paid $500 per meeting and Committee members are paid $300 per meeting, only for committee meetings held on a day that is not the same day as a Board meeting. The Board members are also reimbursed their out-of-pocket expenses for attending Board and committee meetings.

As approved on February 16, 2005, and effective commencing on March 1, 2005, all grants to each director under the 1996 Stock Option Plan of Non-Qualified Options shall have a term of 10 years and shall be exercisable both during and after the grantee’s director services to DPAC. The amount of the annual grant shall be an option to purchase 30,000 shares at an exercise price equal to the closing market price on the date of the grant. Each non-employee director will additionally receive a one-time supplemental grant of 120,000 options, under the same terms, upon the earlier to occur of 1) a change in control of DPAC, 2) an equity offering representing more than 10% of the outstanding shares of DPAC, or 3) March 31, 2005. In the event of a change in control, all outstanding stock options for directors will automatically become fully vested, and therefore directors could exercise the option until the expiration of the original 10-year term of the grant.

In fiscal year 2005, DPAC awarded stock options to non-employee directors as follows:

Name	Number of Securities Underlying Options Granted	Date of Grant	Exercise Price/Share		Expiration Date
Gordon Watson	10,000 10,000 10,000	3-18-04 4-15-04 5-26-04	$ $ $	1.08 1.15 0.79	3-18-14 4-15-14 5-26-14

Samuel Tishler	10,000 10,000 10,000	3-18-04 4-15-04 5-26-04	$ $ $	1.08 1.15 0.79	3-18-14 4-15-14 5-26-14

Richard Wheaton	10,000 10,000 10,000	3-18-04 4-15-04 5-26-04	$ $ $	1.08 1.15 0.79	3-18-14 4-15-14 5-26-14

John Hohener	10,000 10,000 10,000	3-18-04 4-15-04 5-26-04	$ $ $	1.08 1.15 0.79	3-18-14 4-15-14 5-26-14

Information Concerning Board and Committee Meetings

DPAC’s Board of Directors held ten meetings during the fiscal year ended February 28, 2005. Each director attended or participated in at least 75% of the aggregate number of Board meetings and committee meetings held during the period when he was a member thereof.

The Board of Directors does not have a nominating committee or other committee performing similar functions. The Board of Directors believes that it is appropriate for it not to have such a committee at this time. The basis for this view is that having such a committee would distract directors from other more immediately important tasks at a time when (a) the Board considers its membership, all of whom are standing for re-election, to be sufficiently independent and capable and (b) attracting new directors would seem to be especially challenging. The nominating procedures simply consisted of all the directors present at a meeting unanimously approving all of the nominees named in this proxy statement.

Our shareholders can send communications to our Board of Directors, or if applicable specified individual directors, c/o Stephen J. Vukadinovich, Secretary, addressed to DPAC’s principal address. All of such communication will be relayed to members of the board. The Board of Directors encourages all of our directors to attend the Annual Meeting, but there is no formal policy requiring them to attend.

AUDIT COMMITTEE REPORT

The following report will not be deemed to be incorporated by reference into any of DPAC’s previous or future filings under the Securities Act or the Exchange Act, notwithstanding anything to the contrary in any filing.

The members of the Audit Committee were Richard Wheaton, John Hohener and Sam Tishler, each of whom is a member of our Board of Directors and when appointed was determined by our Board of Directors to be qualified as “independent” as defined under Rule 4200(a)(15) of the National Associations of Securities Dealers’ listing standards.

The Audit Committee is responsible for, among other things, periodically reviewing the financial condition and the results of audit examinations of DPAC with its independent accountants. The Audit Committee met four times during the last fiscal year.

Each member of the committee is financially literate and two members have prior professional experience in finance and/or accounting. These experts are John Hohener and Richard Wheaton.

None of the members of the Committee, at the time they served, are or have been officers or employees of DPAC.

The Committee operates under a written charter. The charter for the Audit Committee was filed with the Securities and Exchange Commission most recently on June 26, 2003 as an appendix to our Definitive Proxy Statement.

The primary function of the Audit Committee is to provide advice with respect to DPAC’s financial matters and to assist our Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. The Audit Committee’s primary duties and responsibilities, as governed by DPAC Technologies Corp. Audit Committee Charter, include:

Selecting and retaining the external audit firm to audit the financial statements of the Corporation.

Overseeing the external audit firm’s relationship, which includes discussing, receiving and reviewing audit reports and providing the external auditor full access to the committee and the board, and reporting on any and all appropriate matters.

Reviewing and advising the full board regarding any management letters or internal control memoranda prepared by the external audit firm; and monitoring implementation of recommendations submitted by the external audit firm.

Reviewing the audited financial statements and discussing them with management and the external audit firm.

Discussing with management the quality and adequacy of the company’s internal controls as reported by the external audit firm.

Discussing with management the status of pending litigation, taxation matters and other areas of oversight of the legal and compliance area as may be appropriate.

Reporting audit committee activities to the full board and annually issuing a report to be included in the proxy statement.

REVIEW OF DPAC’S AUDITED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED FEBRUARY 28, 2005

The Audit Committee has reviewed and discussed DPAC’s audited financial statements for the fiscal year ended February 28, 2005 with DPAC’s management. The Audit Committee has discussed with Moss Adams, LLP, DPAC’s independent public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section §380). The Audit Committee has also received the written disclosures and the letter from Moss Adams, LLP required by Independence Standards Board Standard #1 (Independence Discussion with Audit Committee) and the Audit Committee has discussed with Moss Adams, LLP, its independence from DPAC.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board of Directors that DPAC’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2005 for filing with the SEC.

AUDIT COMMITTEE

Richard H. Wheaton

Sam Tishler

John W. Hohener

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviews general programs of compensation and benefits for all employees and makes recommendations to our Board of Directors concerning compensation paid to our executive officers, directors and certain key employees. The Compensation Committee also administers our stock-based compensation plans, including our 1996 Stock Option Plan, which allows the Compensation Committee to grant stock options to eligible key employees, officers, directors and consultants. The members of the Compensation Committee were Gordon Watson and Richard Wheaton. The Compensation Committee met seven times during the last fiscal year.

COMPENSATION PHILOSOPHY AND OBJECTIVES. The overall philosophy underlying the decisions and recommendations of the Compensation Committee is to recognize and reward results and achievements at both the individual and company level by linking compensation to such achievements. Consistent with this philosophy, the Compensation Committee has the following objectives for our executive compensation program:

•	Encourage the achievement of desired individual and company performance goals by rewarding such achievements.

•	Provide a program of compensation that is competitive with comparable companies to enable us to attract and retain key executive talent.

•	Align the interests of our executives with the interests of our shareholders by linking compensation to company opportunities for long-term ownership.

In making recommendations to our Board of Directors, the Compensation Committee considers factors such as company performance, both in isolation and in comparison to companies of comparable profitability, complexity and size; the individual performance of each executive officer; our historical compensation levels; the overall competitive environment for executives and the level of compensation necessary to attract and retain the level of key executive talent that we desire. In analyzing these factors, the Compensation Committee may from time to time review competitive compensation data gathered in comparative surveys or collected by independent consultants.

SECTION 162 (m). Section 162 (m) of the Internal Revenue Code may limit our ability to deduct certain compensation in excess of one million dollars paid to our chief executive officer and each of our four other most highly compensated executives. In fiscal year 2005, we did not pay “compensation” within the meaning of Section 162 (m) in excess of one million dollars to our executive officers, and we do not believe that we will do so in the near future. As a result, we have not established a policy for qualifying compensation paid to our executive officers for deductibility under Section 162 (m), but intend to formulate such a policy if and when we believe it becomes necessary or appropriate.

CHIEF EXECUTIVE OFFICER COMPENSATION. The Compensation Committee determines the compensation of the Chief Executive Officer using the same criteria as used for compensation of the other executive officers. On March 1, 2004, Mr. Creighton (Kim) Early, who previously served on the DPAC Board, became the interim Chief Executive Officer at a salary of $180,000 per year, with certain severance agreements. In addition, Mr. Early received an option to purchase 300,000 shares of Common Stock at an exercise price equal to fair market value of the Common Stock on the grant date. The grant has 100,000 options immediately vested, with the balance vested over a two-year period. Mr. Early is under an employment agreement with DPAC and was appointed as permanent CEO effective May 1, 2004.

COMPENSATION COMMITTEE

Gordon Watson

Richard Wheaton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee during the 2005 fiscal year was an officer or employee of DPAC or formerly an officer of DPAC. No member of the Compensation Committee had any relationship requiring disclosure by DPAC under any paragraph of Item 404 of Regulation S-K. Additionally, there is no relationship between any of our executive officers or any member of the Compensation Committee and any member of another company’s board of directors or compensation committee that requires disclosure under Item 402(j)(3) of Regulation S-K.

INDEPENDENT DIRECTORS COMMITTEE

During fiscal year 2005, the Board of Directors formed an Independent Directors Committee. This committee is comprised of only the independent Board members, which are comprised of John Hohener, Gordon Watson, Richard Wheaton and Sam Tishler. The committee met ten times during fiscal year 2005. The purpose of the Independent Directors Committee is to meet separately from the entire Board and provide independent discussions and recommendations to management, oversee DPAC and Board responsibilities from an independent view and ensure that Board members are aware of new items affecting public companies. The Independent Directors Committee does not have a formal charter.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

DPAC’s independent registered public accounting firm is Moss Adams, LLP. In the prior fiscal year, DPAC’s independent registered public accounting firm was Deloitte & Touche LLP. A representative of Moss Adams, LLP is expected to be present at the Annual Meeting and to be available to respond to appropriate questions and will have the opportunity to make a statement.

Audit Fees

Moss Adams, LLP will bill DPAC aggregate fees of $93,000 for professional services rendered for the audit of DPAC’s annual financial statements for fiscal years 2005 and for the reviews of the quarterly financial quarterly information. In the prior fiscal year, Deloitte & Touche LLP billed DPAC aggregate fees of $126,000 for professional services rendered for the audit of DPAC’s annual financial statements for fiscal year 2004 and for the reviews of the financial quarterly information.

Audit-Related Fees

The aggregate fees billed or to be billed by Moss Adams, LLP and Deloitte & Touche LLP in each of the last two years for assurance and related services that were reasonably related to the performance of the audit or review of the DPAC’s financial statements were $0 for each of fiscal year 2005 and 2004. The nature of the services comprising these fees would have included, among other things, consultations and advice regarding material accounting and internal control issues.

Tax Fees

The aggregate fees to be billed by Moss Adams, LLP for fiscal year 2005 for professional services related to tax compliance, tax advice and tax planning are estimated at $9,000. For fiscal year 2004, Deloitte & Touche LLP billed DPAC approximately $15,000 for professional services related to tax compliance, tax advice and tax planning. The nature of the services comprising these fees included preparation of federal and state tax returns and advice provided regarding state and local income taxes and sales taxes.

All Other Fees

DPAC did not engage Moss Adams, LLP or Deloitte & Touche LLP for fiscal year 2005 or 2004, respectively, or pay or incur fees in either of the last two fiscal years for any services other than those reported in the categories above.

Pre-Approval Policies

The engagement of Moss Adams, LLP for non-auditing services performed for DPAC is limited to those instances in which such services are considered integral to the audit services that it provides or in which there is another compelling rationale for using its services. Pursuant to the Sarbanes-Oxley Act of 2002, all audit and permitted non-audit services to be performed by Moss Adams, LLP require pre-approval by the Audit Committee. Accordingly, the Audit Committee considers the matter of approval of audit and non-audit fees from time to time in advance of the services being rendered. In the 2005 and 2004 fiscal year, all of the Audit-Related Fees and Tax Fees were approved (pursuant to a limited exemption from the requirement) prior to the related work.

PERFORMANCE GRAPH

The following graph compares the five-year cumulative total return on DPAC’s Common Stock to the total returns of 1) NASDAQ Stock Market Index and 2) Standard & Poor’s Semiconductor Index. This comparison assumes in each case that $100 was invested on or about February 28, 2000 and all dividends were reinvested. DPAC’s fiscal year ends on or about February 28 each year.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG DPAC TECHNOLOGIES CORP., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE

S & P SEMICONDUCTORS INDEX

*	$100 INVESTED ON 2/29/00 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. Fiscal year ending February 28.

	Cumulative Total Return
	2/00	2/01	2/02	2/03	2/04	2/05
DPAC TECHNOLOGIES CORP.	100.00	24.33	37.72	16.18	16.43	6.08
NASDAQ STOCK MARKET (U.S.)	100.00	51.69	37.53	23.14	37.16	38.53
S & P SEMICONDUCTORS	100.00	44.24	41.19	24.09	42.21	35.35

PROPOSAL 2

APPROVAL OF THE MERGER AGREEMENT

At the DPAC shareholders’ meeting, shareholders of DPAC will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization among DPAC, DPAC Acquisition Sub, Inc. and QuaTech, sometimes herein called the “Merger Agreement.” Adoption of the Merger Agreement will also constitute approval of the Merger.

DPAC shareholders should read all of the information presented in this proxy statement/prospectus concerning the Merger, starting with the “QUESTIONS AND ANSWERS,” carefully studying the “RISK FACTORS,” and reading all other information presented herein or incorporated herein by reference. Where information is incorporated by reference, that information must be read, too.

After considering other factors, the Board of Directors determined that it is in the best interests of DPAC and all shareholders of DPAC that it enter into and perform the Merger Agreement, in its current form, including all amendments, or in such modified or amended form as any of its officers acting in the matter may determine, and hereby proposes and recommends that DPAC’s shareholders vote to approve and adopt the following resolutions authorizing the Merger and the Merger Agreement:

NOW THEREFORE BE IT RESOLVED, that the Agreement and Plan of Reorganization, as amended, and as amended hereafter in the discretion of the DPAC Board of Directors, be, and the same hereby is, approved, authorized, ratified, adopted and confirmed, and any officer acting in the matter that is authorized by the Board shall have authority to execute and deliver said Agreement, including not only all exhibits and schedules thereto, but also, in the discretion of the officer acting in the matter, any amendments or supplements to the Agreement and Plan of Reorganization, as amended (sometimes herein called the “Merger Agreement”); and

RESOLVED FURTHER, that DPAC Technologies Corp. be, and hereby is, authorized and directed to perform, carry out and take actions required under, and to refrain from actions prohibited under, the Merger Agreement; and

RESOLVED FURTHER, that the issuance of shares of DPAC common stock in connection with the Merger Agreement be, and the same hereby is, approved, authorized, ratified, adopted and confirmed; and

RESOLVED FURTHER, that the shareholders of DPAC Technologies Corp. hereby approve and authorize any further form of resolutions, and any further agreement, instrument or document that an officer of DPAC acting in the matter may execute and deliver in the officer’s discretion necessary or appropriate to fulfill any of the purposes or intentions of these resolutions.

BOARD RECOMMENDATION

THE DPAC BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER, AND THE ISSUANCE OF DPAC COMMON STOCK IN THE MERGER AND RECOMMENDS THAT DPAC SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT, THE MERGER, AND THE ISSUANCE OF DPAC COMMON STOCK IN THE MERGER.

THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF DPAC. ACCORDINGLY, YOU ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR TO VOTE TELEPHONICALLY OR BY THE INTERNET FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

DPAC SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. DPAC SHAREHOLDERS WILL NOT EXCHANGE THEIR STOCK CERTIFICATES IN CONNECTION WITH THE MERGER.

Vote Required; Recommendation of Board

The affirmative vote of the holders of a majority of all outstanding shares entitled to vote on this proposal will be required for approval of the Merger Agreement, the Merger, and the issuance of DPAC Common Stock in connection with the Merger.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO DPAC’S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40,000,000 TO 120,000,000

DPAC’s Restated Articles of Incorporation currently authorizes the issuance of 40,000,000 shares of common stock and 8,000,000 shares of preferred stock. The Board of Directors adopted a resolution approving, and declared advisable, subject to shareholder approval, an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of DPAC’s common stock from 40,000,000 to 120,000,000. An increase in the number of authorized shares of common stock is necessary to enable DPAC to have a sufficient number of authorized and unissued shares of common stock to conduct the Merger described above, as well as for corporate opportunities, such as additional stock offerings, conversion of outstanding convertible securities, acquisitions, stock dividends and compensation plans. If the shareholders approve this proposal, the first three sentences of the first paragraph of Article IV of DPAC’s Restated Articles of Incorporation would be amended to read in their entirety as follows:

“This Corporation is authorized to issue two classes of shares to be designated, respectively, “Common” and “Preferred.” The Corporation shall have no authority to issue non-voting equity securities.

(a) The number of “Common” shares authorized is one hundred twenty million (120,000,000).”

If Proposal 3 is approved, we would not only have enough shares of DPAC common stock to consummate the Merger as contemplated, but also we would have an estimated amount of approximately 17 million shares of authorized, unissued and unreserved DPAC common stock.

If the shareholders do not approve this proposal and Proposal 2, DPAC will not be able to undertake the Merger as described in this document.

Effect of Amendment to Restated Articles of Incorporation, as Heretofore Amended

The proposed amendment to the Restated Articles of Incorporation, as heretofore amended, will increase the number of authorized shares of common stock from forty million (40,000,000) to one hundred twenty million (120,000,000). DPAC has approximately seventy million (70,000,000) shares of common stock reserved for issuance in connection with the Merger, plus 4,602,995 shares reserved for options that are presently outstanding, plus 3,502,491 shares reserved for options to be issued or assumed in the Merger, plus 1,480,278 shares reserved for the issuance under outstanding warrants and 5,089,849 shares reserved for the issuance of warrants in connection with new debt financing. Other than as stated in the preceding sentence, DPAC currently has no other material commitments or agreements to issue any shares of common stock pursuant to any stock offerings, acquisitions, stock dividends or compensation plans. However, the availability of additional shares for issuance, without the delay and expense of obtaining shareholder approval at a Special Meeting, will restore DPAC’s flexibility to issue common stock to a level that the Board of Directors believes is advisable. Also, while it is not the intent of this proposal, the proposed share increase can be used to make a change in control of DPAC more difficult. See the section of this Proxy Statement entitled “Potential Anti-Takeover Effect of Authorized Securities” below.

The additional shares of common stock for which authorization is sought would provide rights identical to the shares of common stock of DPAC currently authorized. For example, holders of common stock do not have preemptive rights to subscribe to additional securities that may be issued by DPAC, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of DPAC in order to maintain their proportionate ownership of DPAC. The same would be true for newly authorized shares of common stock.

If the Proposal is approved then following the issuance of approximately 64.1 million shares of common stock in the Merger and the conversion of the Bridge Loan into approximately 4.9 million shares of common stock there will be approximately 17 million authorized but unissued shares of common stock not reserved for issuance under DPAC’s stock options and warrants.

As of the record date, a total of approximately 23.7 million shares of common stock of DPAC were issued and outstanding, and a total of approximately 14.5 million shares of common stock were committed or available for issuance pursuant to outstanding stock options under DPAC’s stock option plan, warrants and upon conversion of the outstanding Bridge Loan. This total committed for issuance includes existing grants as well as shares available for grant under all of DPAC’s stock option plans. As of the record date, 8,000,000 shares of Preferred Stock were authorized. No increase in the number of authorized shares of preferred stock of DPAC is proposed or anticipated at the present time.

If approved by the shareholders, the proposed amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of California amending DPAC ‘s Restated Articles of Incorporation, which filing will be made as soon as reasonably practicable after receiving shareholder approval.

Potential Anti-Takeover Effect of Increase in Authorized Securities

The increase in DPAC’s authorized common stock may facilitate certain anti-takeover devices that may be advantageous to Management if Management attempts to prevent or delay a change of control. The Board of Directors could create impediments to a takeover or transfer of control of DPAC by causing such additional authorized shares to be issued to a holder or holders who might side with the Board of Directors in opposing a merger. In this connection, the Board of Directors could issue shares of common stock to a holder that would thereby have sufficient voting power to assure that certain types of proposals would not receive the requisite shareholder vote, including any proposal to remove directors, to accomplish certain business combinations opposed by the Board of Directors, or to alter, amend or repeal provisions in DPAC’s Restated Articles of Incorporation or Bylaws relating to any such action. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through the acquisition of a substantial number of shares of common stock, to acquire control of DPAC, since the issuance of such shares could dilute the common stock ownership of such person or entity. Employing such devices may adversely impact shareholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving DPAC. By use of such anti-takeover devices, the Board of Directors may thwart a merger or tender offer even though shareholders might be offered a substantial premium over the then current market price of the common stock. At the present time, DPAC is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of DPAC, and this Proposal is not being made in response to any such attempt.

DPAC’s Bylaws already contain certain provisions that could aid DPAC’s Management in delaying or preventing a change of control in DPAC. DPAC’s Bylaws (i) eliminate the ability of shareholders of DPAC to call a Special Meeting, (ii) impose advance notice requirements for shareholder nominations to the Board of Directors and shareholder proposals, (iii) require that nominating shareholders provide information comparable to that which would be required of DPAC under applicable federal securities laws, and (iv) do not provide for cumulative voting. These provisions could enable DPAC to delay or prevent a change in control by limiting an insurgent’s ability to elect directors to DPAC’s Board of Directors, and by providing DPAC with the necessary time and information to adequately respond to undesirable shareholder action.

While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by the Board of Directors, but rather principally because of the almost 44 million shares issuable in connection with the Merger proposed in Proposal 2.

Required Vote and Recommendation of Board of Directors

Approval of the amendment to increase the number of authorized shares of common stock under DPAC’s Restated Articles of Incorporation will require the affirmative vote of a majority of the shares of common stock of DPAC outstanding as of the record date. Proxies solicited by management for which no specific direction is included will be voted “for” the amendment to increase the number of authorized shares of common stock under DPAC’s Restated Certificate of Incorporation from 40,000,000 to 120,000,000. THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK UNDER DPAC’S RESTATED ARTICLES OF INCORPORATION FROM 40,000,000 TO 120,000,000.

PROPOSAL 4

APPROVAL OF THE LICENSE OF OUR WIRELESS BUSINESS TO DCV AND QUATECH

On August 5, 2005 a License Agreement was entered into among DPAC, DCV and QuaTech (“License Agreement”). DCV is a substantial shareholder of QuaTech and has loaned DPAC $500,000 under a secured, convertible 12% note, as amended, due March 3, 2006, subject to extension at DPAC’s election to April 4, 2006. (See the Section entitled “DPAC RECENT DEVELOPMENTS” on Page 75). Under the License Agreement, DCV becomes the exclusive licensee of substantially all of DPAC’s designs and intellectual property including the trade names, “DPAC Technologies,” “Airborne™,” and “AirborneDirect,” and including all upgrades and modifications to the DPAC’s technology. DCV in turn sublicenses the designs and intellectual property to QuaTech, which undertakes the manufacture of the DPAC products for world-wide distribution as well as all sales and marketing efforts related to the product line. DPAC receives a royalty on each unit of product sold, payable monthly. On October 20, 2005, the parties agreed to amend the License Agreement to provide an option for QuaTech to elect to prepay any and all license fees for a one-time cash payment of $2.4 million. If QuaTech elects to exercise its option to prepay the license fees, the cash payment will be held in escrow pending the approval of the License Agreement and the Merger (See Proposal 2) by DPAC shareholders.

If the Merger Agreement is approved by DPAC’s shareholders and the Merger is consummated, the entire amount in the escrow fund shall be released and delivered to DPAC as payment in full of the license fees.

Approval of Proposal 4 by the DPAC shareholders would constitute the transfer of substantially all of DPAC’s assets. In the event that the License Agreement is approved but the Merger is not, thus constituting a transfer of substantially all of DPAC’s assets, DPAC will be entitled to future royalties under the License but will be obligated to repay DCV the Bridge Loan Note, rendering DPAC unable to repay its debts. Thus, DPAC would need to make arrangements to repay creditors. DVC is a secured creditor and could foreclose on its collateral to collect on DPAC’s Bridge Loan Note. That collateral includes the License and royalties thereunder. The DPAC Board of Directors will consider seeking agreements with creditors, and such arrangements with creditors, or collection actions by creditors, could result in an entire loss of the investment of holders of DPAC common stock. We currently estimate that, under those circumstances, nothing would ultimately be available to be distributed to DPAC stockholders at that time in case of voluntary arrangements with creditors, a foreclosure by DPAC’s secured creditor or other creditor collection actions instituted against DPAC.

If neither the exclusive license nor the Merger are approved by the shareholders of DPAC, under the terms of the License Agreement, the exclusive license shall convert into a non-exclusive license, but shall continue to be subject to the terms of License Agreement. If QuaTech has exercised its option to prepay the license fees, the full amount of the cash in escrow will be returned to QuaTech.

In the event that QuaTech exercises its option to prepay the license fees for an exclusive license, if the Merger Agreement is terminated prior to consummation of the Merger for any reason, and the exclusive license has been approved by DPAC’s shareholders, under the terms of the License Agreement QuaTech shall have the exclusive right, within five business days following the later to occur of the termination of the Merger Agreement and the completion of the DPAC shareholder vote, to unilaterally convert the exclusive license to a non-exclusive license and to receive a full refund of the prepayment amount in escrow. If QuaTech does not exercise its right to convert the exclusive license to a non-exclusive license, then an amount equal to the unpaid principal amount of the Bridge Loan, together with all accrued but unpaid interest and any fees or costs then due, shall be released from the escrow fund and delivered to DCV as full repayment of the Bridge Loan and the remaining portion of the escrow fund shall be released from escrow and delivered to DPAC as full payment for the exclusive license.

Upon the effective date of the Merger and payment of the Note, the License Agreement shall immediately terminate.

Under the terms of the License Agreement, QuaTech is to purchase from DPAC, at DPAC’s original cost, the products contained in DPAC’s inventory required to fulfill all backlog and customer orders for DPAC products until DPAC’s usable and saleable inventory is reduced to zero. QuaTech is to pay for such inventory within a net of thirty days following shipment. The License Agreement provides for payment of all royalties to DPAC within thirty days following each month in which any of the DPAC products or derivatives are shipped.

QuaTech has hired certain DPAC employees identified in the License Agreement as full-time employees eligible for all standard QuaTech fringe benefits, with past service credit for their past employment at DPAC, and QuaTech shall assume DPAC’s accrued paid time off obligations for the liability specified in an exhibit to the License Agreement and shall pay commissions earned since May 31, 2005 under the compensation plan with DPAC.

If a party materially breaches the License Agreement, the non-breaching party may terminate the License Agreement on notice subject to giving the breaching party sixty days to cure such material breach. The parties have agreed that DCV will be entitled, at its option, to retain all of its rights and licenses under the License Agreement pursuant to Code Section 365(n) in the event of commencement of bankruptcy proceedings by or against DPAC under the Bankruptcy Code.

DPAC has indemnified DCV and QuaTech and their respective employees, officers, directors and agents from and against any and all losses, damages, costs and fees, including reasonable attorneys’ fees, incurred by any of them in connection with any claim brought by a third party to the extent resulting from any breach by DPAC under any of its representations and warranties under the License Agreement.

Submission to Shareholders

Under the terms of the documentation described above (“License Documentation”), DPAC is required to seek the approval of the DPAC shareholders to the execution, delivery, and performance of the License Documentation, and to obtain the ratification and consent of the DPAC shareholders to the execution, delivery and performance by DPAC of such obligations.

The DPAC Board of Directors believes it to be in the best interests of DPAC and its shareholders that DPAC enter into and perform DPAC’s obligations under the License Documentation and thereby reduce the potential risks of bankruptcy or insolvency of DPAC and also retain the potential benefits of the Merger for the shareholders of DPAC, which may be lost if the Merger Agreement is not consummated.

In arriving at its determination that the execution and performance of the License Documentation is in the best interest of DPAC and its shareholders, the DPAC Board of Directors carefully considered, among other factors, the advice of the financial advisors of DPAC, as well as the potential negative impact which may result from execution and performance of the License Documentation. In addition, the DPAC Board of Directors considered the risk that DPAC is obligated under the License Documentation to render full access to DCV and QuaTech and their employees to all of DPAC’s employees, technology, products and customers, and it will be difficult for DPAC to compete in the marketplace and recover its going concern status if, for any reason, the License Documentation is not performed and the merger not consummated.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” DPAC’S ENTERING INTO AND PERFORMING THE LICENSE DOCUMENTATION AS WELL AS IN FAVOR OF THE RELATED LOAN AND OTHER TRANSACTIONS DESCRIBED ABOVE.

PROPOSAL 5

TO AMEND THE 1996 STOCK OPTION PLAN

TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE AND TO EXTEND THE TERMINATION DATE

At the Annual Meeting, the shareholders of DPAC will be asked to consider and act upon a proposal to approve two amendments to DPAC’s 1996 Stock Option Plan (the “Plan”)—to increase the number of shares of Common Stock reserved for issuance under the Plan from 11,664,480 shares as of May 31, 2005, to 15,000,000 shares initially, and to extend the termination date of the Plan to January 17, 2011. Under the Plan as currently approved by shareholders, the number of options available to be granted under the Plan will continue to increase annually by four percent (4%) of the total number of outstanding shares of Common Stock each year during the balance of the term of the Plan. The Board believes that these amendments are in the best interests of DPAC because of the need to provide options to attract, motivate and retain quality employees, directors, consultants and advisors to remain competitive in the industry. Additionally, if DPAC completes the proposed Merger with QuaTech, DPAC is obligated to replace all outstanding QuaTech stock options with equivalent DPAC stock options. Approximately 3,599,100 options will be required to replace the existing QuaTech stock options.

As of August 31, 2005, of the 11,664,480 shares of Common Stock then authorized for issuance under the Plan, the respective amounts of 3,290,805 shares had been issued upon the exercise of options granted under the Plan, 4,602,995 shares were subject to outstanding options, and 3,806,222 shares were available for future option grants. In the event of the completion of the Merger with QuaTech, the issuance of 3,599,100 options to existing QuaTech option holders, plus the issuance upon the completion of the Merger of options to purchase 600,000 shares to the existing non-management Board of Directors of DPAC, and an additional 600,000 options granted to existing management employees of DPAC, would consume more than the number of options available under the Plan, and none would be available for future grants.

If this proposal to increase the number of shares of Common Stock reserved for issuance under the Plan is approved by the shareholders, DPAC intends to cause the additional shares of Common Stock that will become available for issuance under the Plan to be registered on a Form S-8 Registration Statement to be filed with the Securities and Exchange Commission at DPAC’s expense. The registration statement will make the additional shares available for future sale in the public trading market as and when options are granted, vested and subsequently exercised. The following summary of the principal provisions of the Plan is subject to the full text thereof. A copy of the Plan will be delivered to any shareholder upon any written or oral request by first class mail or other equally prompt means within one business day of receipt of such request. Request should be directed to Stephen Vukadinovich, Chief Financial Officer, DPAC Technologies, Corp. 7321 Lincoln Way, Garden Grove, California 92841, (714) 898-0007.

BACKGROUND AND PURPOSE OF THE PLAN

DPAC’s shareholders approved the Plan at the Annual Meeting of shareholders held in 1996 and approved subsequent amendments to increase the number of shares available for issuance under the Plan. The underlying objective of the Plan is to further the interests of DPAC by strengthening the desire of employees, directors, consultants, and advisors to continue their employment with or service to DPAC and by inducing individuals to become employees, directors, consultants or advisors of DPAC through the grant of stock options, and to enable such persons to acquire an equity interest in DPAC. Options issued under the Plan may be either incentive stock options (“Incentive Stock Options”) under Section 422 of the Internal Revenue Code of 1986 (the “Code”), or non-qualified stock options (“Non-Qualified Options”).

SECURITIES SUBJECT TO THE PLAN

Currently, the Plan authorizes the issuance thereunder of up to 11,664,480 shares of DPAC’s Common Stock. As amended, this will be initially increased to 15,000,000, and increase thereafter during the term of the Plan on an annual basis at the rate of four percent (4%) of the number of shares of Common Stock then outstanding.

In the event of any change in the number of outstanding shares of Common Stock by reason of reorganization, merger, recapitalization, reclassification, stock dividend, stock split, exchange or combination of shares or other similar transactions, appropriate and proportionate adjustment will be made in the number of shares to which outstanding options relate and the exercise price per share.

If the proposed amendments to the Plan are approved, the number of shares of Common Stock reserved for issuance under the Plan would increase immediately from 11,664,480 shares to 15,000,000 shares. Also, annually the number of shares available would continue to increase by four percent (4%) of the total number of shares outstanding. For instance, four percent (4%) of approximately 90,000,000 outstanding shares after the Merger would result in an increase by approximately 3,600,000 shares. The next such annual increase will be on March 1, 2006, the beginning of fiscal year 2007. The Plan is scheduled to expire in fiscal year 2006; however, this proposal includes an amendment to extend that date to January 17, 2011.

NEW PLAN BENEFITS

If this proposal is adopted, in DPAC’s current fiscal year it will grant to directors and named executive officers options to purchase approximately 1.2 million shares as described in the EXECUTIVE COMPENSATION section under the captions “Key Management Retention Bonus Pool” and “Directors’ Compensation.”

ADMINISTRATION

The Plan may be administered either by a Committee consisting of at least two directors appointed by the Board of Directors or by the Board of Directors. The Committee has full authority, subject to the provisions of the Plan, to grant options, to designate the optionees and terms of the options, to establish rules and regulations which the Committee deems appropriate for the proper administration of the Plan, and to interpret and make determinations under the Plan. Members of the Committee serve at the discretion of the Board and are eligible to receive options under the Plan, in which event such option grants are approved by the disinterested members of the Board. At the present time, the Compensation Committee administers the Plan.

ELIGIBILITY

Options may be granted to persons who are employees, directors, consultants, and advisors of DPAC or any subsidiary or parent company of DPAC. Incentive Options may be granted only to employees of DPAC or any subsidiary or parent of DPAC.

At August 31, 2005, DPAC had 3 employees and four non-employee directors and advisors who were eligible to receive options under the Plan. At August 31, 2005 executive officers as a group held options (granted under the Plan or otherwise) to purchase 1,121,000 shares, non-employee advisors and directors as a group held options to purchase 908,000 shares, former employees, including former officers, as a group held options to purchase 1,992,500 shares and all employees as a group (other than executive officers) held options to purchase 887,295 shares of Common Stock. As of August 31, 2005 the following executive officers named in the Summary Compensation Table and director nominees have outstanding options as indicated: Creighton Early, 530,000 options; Stephen Vukadinovich, 231,000 options; Richard J. Dadamo, 278,000 options; Gordon Watson, 140,000 options; Richard Wheaton, 120,000 options; and Sam Tishler, 140,000 options.

During fiscal year 2005, options to purchase 2,276,000 shares were granted to 38 individuals. Exercise prices for the options granted range from $0.38 to $1.08 per share. The fair market value of DPAC’s common stock on May 31, 2005 was $0.24 per share.

TERMS AND CONDITIONS

Options granted under the Plan expire no later than ten years after the grant date (five years with respect to Incentive Options granted to an optionee who owns, or would be considered to own by reason of Section 424 (d)

of the Internal Revenue Code, more than ten percent (10%) of the outstanding Common Stock of DPAC or any subsidiary on the grant date). An option is exercisable in such amounts and at such times as are determined by the Committee. The purchase price for shares to be issued upon exercise of an option is determined by the Committee at the time of grant, but with respect to an Incentive Option such price may not be less than 100% of the fair market value of the Common Stock on the grant date (110% of the fair market value in the case of Incentive Options granted to a person who on the grant date owns or is considered to own more than 10% of the outstanding Common Stock). If the aggregate fair market value of Common Stock (determined based on the value at the time each Incentive Option is granted) underlying all Incentive Options held by an optionee (whether granted under the Plan or any other plan of DPAC) that become exercisable for the first time during any calendar year exceeds $100,000, then the amount of such excess will be treated as a Non-Qualified Option.

The exercise price of an option is payable in cash or, with the approval of the Committee, in shares of DPAC’s Common Stock owned by the optionee, by full recourse promissory note secured by the shares purchased, by cancellation of indebtedness of DPAC to the optionee, by waiver of compensation due or accrued for services rendered, or through a same-day-sale arranged through a broker.

Options granted under the Plan are not transferable or assignable other than by will or by the laws of descent and distribution. If an optionee ceases to be employed or retained by DPAC for any reason other than death or permanent disability (as defined in the Plan), the option generally expires on the earlier of three months from the date of such termination or expiration of the term of the option. However, employees terminated over the past 24 months have been granted a one year period following termination of their employment to exercise any vested stock options, and certain former officers have been granted the right under their employment agreements to exercise their outstanding options until the 10 years after the date of the grant of the option. During the period between the optionee’s termination and expiration of the option, the option may only be exercised to the extent that it was exercisable on the date of such termination. Upon the death or permanent disability of an optionee while an employee, director, consultant or advisor, the option expires on the earlier of one year from the date of death or permanent disability or expiration of the term of the option, but can be exercised only to the extent that it could have been exercised on the date of death or permanent disability. The foregoing provisions regarding termination of options upon termination of employment, permanent disability or death may be varied by the Committee with respect to Non-Qualified Options.

An option agreement is entered into between DPAC and the optionee at the time at which an option is granted. Such agreement is on terms determined, consistent with the Plan, by the Committee.

DURATION AND MODIFICATION OF THE PLAN AND OPTION

The Plan will remain in effect until all shares covered by options granted under the Plan have been purchased or all rights to acquire the shares have lapsed. Currently, no options may be granted under the Plan after January 17, 2006, although approval of this proposal will extend the Plan until January 17, 2011. Except for adjustments made necessary by changes in DPAC’s Common Stock, the Board of Directors may not, without shareholder approval such as that solicited by this Proxy Statement, increase the total number of shares to be offered under the Plan, extend the Plan or materially modify the eligible class of optionees.

The Board of Directors or the Committee may modify or amend the terms of outstanding options, including to change or accelerate the vesting of an option or to change the exercise price, with the consent of the optionee. The Committee approved option re-pricings in September 1998, in August and September 1996 and in August 1994. In the event of a proposed dissolution or liquidation of DPAC, the Committee shall notify the Optionee at least thirty (30) days prior to such proposed action. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action. In the event of a merger, sale of assets or change of control, the Committee may provide for the Optionee to have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be exercisable. In such event, the Committee shall notify the Optionee that the Option shall be exercisable for a period of not less than thirty (30) days from the date of such notice.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain significant federal income tax consequences of the Plan based on currently applicable provisions of the Code and the regulations promulgated thereon.

GRANT OF STOCK OPTIONS. The grant of an Incentive Option or a Non-Qualified Option under the Plan is not a taxable event to the optionee.

EXERCISE OF NON-QUALIFIED STOCK OPTIONS. An optionee will recognize ordinary income for federal income tax purposes on the date a Non-Qualified Option is exercised. The amount of income recognized is equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares.

The optionee’s tax basis in the shares acquired upon the exercise of a Non-Qualified Option is equal to the fair market value of the shares on the exercise date.

Different rules apply if an optionee exercises a stock option by surrendering previously owned shares of Common Stock.

The optionee will recognize capital gain or loss upon a sale or exchange of the option shares to the extent of any difference between the amount realized and the optionee’s tax basis in the shares.

EXERCISE OF INCENTIVE STOCK OPTIONS. An optionee will not recognize income upon the exercise of an Incentive Option. However, the “spread” between the fair market value of the shares at the time of exercise and the exercise price is includible in the calculation of alternative minimum taxable income for purposes of the alternative minimum tax.

If the optionee does not dispose of the shares received upon exercise of the option within the two-year period after the Incentive Option was granted and the one-year period after the exercise of the Incentive Option (the “ISO holding periods”), the optionee will recognize capital gain or loss when he disposes of the shares. Such gain or loss will be measured by the difference between the exercise price and the amount received for the shares at the time of disposition.

Different rules apply if an optionee exercises a stock option by surrendering previously owned shares of Common Stock.

If the shares acquired upon exercise of an Incentive Option are disposed of before the end of the ISO holding periods, the disposition is a “disqualifying disposition” which results in the optionee recognizing ordinary income in an amount generally equal to the lesser of (i) the excess of the value of the shares on the option exercise date over the exercise price or (ii) the excess of the amount received upon disposition of the shares over the exercise price. Any excess of the amount received upon disposition of the shares over the value of the shares on the exercise date will be taxed to the optionee as capital gain.

Different rules apply if an optionee exercises an option by surrendering shares of Common Stock which were previously acquired upon the exercise of an incentive stock option and with respect to which the optionee has not satisfied the ISO holding periods

COMPANY DEDUCTIONS. DPAC generally must collect and pay withholding taxes upon the exercise by an employee of a Non-Qualified Option. The Company (or its subsidiary) generally is entitled to a deduction for federal income tax purposes at the same time and in the same amount that the optionee recognizes ordinary income, to the extent that such income is considered reasonable compensation under the Code. Deductions may be limited by Section 162 (m) of the Code with respect to options granted to certain executive officers if the options do not qualify as “performance-based compensation” under that section. Ordinary income recognized by an optionee under the exercise of a Non-Qualified Option or due to a disqualifying disposition of an Incentive Option does not qualify as “performance-based compensation” except in certain circumstances. DPAC believes that adopting some or all of the income recognized under the Plan would be treated as “performance-based compensation.” Also, neither DPAC nor any subsidiary is entitled to a deduction with respect to payments that constitute “excess parachute payments” pursuant to Section 280G of the code and that do not qualify as reasonable compensation pursuant to that section. Such payments also subject the recipients to a 20% excise tax.

VOTE REQUIRED

Under California corporate law, the affirmative vote of a majority of the shares represented and voting at the Meeting, which shares voting affirmatively also constitute at least a majority of the required quorum, is necessary for the approval of the proposed amendment to the Plan. Abstentions and broker non-votes are not counted in determining the shares voted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT TO THE PLAN.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the shareholders other than as set forth above. The enclosed proxy gives discretionary authority, however, to vote such proxy as the proxy holder determines in the event any additional matters should be presented.

ANNUAL AND QUARTERLY REPORTS

This proxy statement/prospectus is accompanied by a copy of our Annual Report on Form 10-K for the fiscal year ended February 28, 2005, filed with the U.S. Securities and Exchange Commission (“SEC”) on June 15, 2005, as amended June 28, 2005, including the financial statements and the financial statement schedules, but excluding exhibits, our Quarterly Report for the quarter ended May 31, 2005, filed with the SEC on July 15, 2005 and our Quarterly Report for the quarter ended August 31, 2005, filed with the SEC on October 14, 2005. Filings by DPAC Technologies Corp., including exhibits, are incorporated by reference herein and are available to Internet users on the SEC web site, www.sec.gov. Upon request, each shareholder of record and each beneficial holder on the record date, may obtain a paper copy of each or any such filing without charge upon request. Any such requests should be made in writing to DPAC addressed to DPAC Technologies Corp., 7321 Lincoln Way, Garden Grove, California 92841, Attention: Stephen J. Vukadinovich, Chief Financial Officer. A copy of each exhibit to each form is also available to such persons. However, except for the exhibits annexed or incorporated by reference in the Registration Statement, we charge a reasonable copying fee to provide you the exhibits to SEC filings.

LEGAL MATTERS

The Yocca Law Firm LLP is rendering a legal opinion as to the valid issuance of shares of Common Stock. The Yocca Law Firm LLP or partners do not hold any shares of DPAC common stock but has agreed to accept promissory notes of DPAC that become convertible into shares of DPAC common stock, in exchange for a portion of its fees for legal services on this matter.

Buchanan Ingersoll PC, counsel to QuaTech, is rendering a tax opinion to QuaTech’s shareholders on the material federal income tax consequences of the Merger. Buchanan Ingersoll PC is not rendering any opinion on the tax consequences of the other proposals.

EXPERTS

The consolidated financial statements of DPAC Technologies Corp. as of February 28, 2005, and for the year ended February 28, 2005 and the adjustments for discontinued operations for 2004 and 2003 described in Note 3 beginning on page F-12 of DPAC Technologies Corp.’s Form 10-K filed with the SEC on June 15, 2005, have been audited by Moss Adams LLP, an independent registered public accounting firm, have been incorporated by reference herein and thereby also included in the registration statement in reliance upon the report of such firm incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements and the related financial statement schedule as of February 29, 2004 and for the years ended February 29, 2004 and February 28, 2003 (prior to reclassification for discontinued operations discussed in Note 3 to the financial statements) incorporated in this prospectus by reference from DPAC Technologies Corp.’s Annual Report on Form 10-K for the year ended February 28, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (prior to reclassification for discontinued operations discussed in Note 3 to the financial statements), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of QuaTech, Inc. at December 31, 2004 and 2003, and for the years then ended included in this proxy statement/prospectus have been audited by Bober, Markey, Federovich & Company, independent auditors. Such financial statements and schedules are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

Representatives of Moss Adams LLP are expected to be present at the DPAC shareholders’ meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Although DPAC currently believes that it is unlikely that the fees of B. Riley & Co., Inc. will exceed $350,000, B. Riley & Co., Inc. may, at DPAC’s election, receive shares of DPAC Common Stock, in lieu of any portion of its fees that exceeds $350,000.

CHANGES IN ACCOUNTANTS

On July 20, 2004, upon the recommendation of DPAC’s Audit Committee, the Board of Directors appointed Moss Adams LLP to serve as DPAC Technologies Corp.’s registered independent public accountants to audit our financial statements for the 2005 fiscal year, which ended on February 28, 2005. The appointment of Moss Adams LLP was effective immediately.

On and as of July 16, 2004, Deloitte & Touche LLP gave notice, which is incorporated by reference to Exhibit 16.1, that it declined to stand for reelection as, and has ceased to be, the principal independent accountants to audit DPAC Technologies Corp.’s financial statements. Deloitte & Touche LLP’s reports on DPAC Technologies Corp.’s financial statements as of February 29, 2004 and for the years ended February 29, 2004 and February 28, 2003 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for DPAC changing its accounting for goodwill and other intangible assets during fiscal 2003 as a result of DPAC adopting statement of Financial Accounting Standards No. 142—Goodwill and Other Intangible Assets.

During each of the fiscal years ended February 29, 2004 and February 28, 2003 and through July 15, 2004, there were (i) no disagreements with Deloitte & Touche LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with its reports on DPAC’s financial statements; and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K. DPAC provided Deloitte & Touche LLP with a copy of the foregoing disclosures, and requested that Deloitte & Touche LLP furnish DPAC with a letter addressed to the SEC indicating whether it agrees with our disclosure herein. Such a letter, signed by Deloitte & Touche LLP, is incorporated by reference to Exhibit 16.2.

During each of our three most recent fiscal years and through the date of this report, DPAC Technologies Corp. did not consult Moss Adams LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus constitutes a part of a registration statement on Form S-4 filed by DPAC with the Securities and Exchange Commission to register its common stock to be issued pursuant to the transaction. As allowed by the Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information set forth in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-4 and any amendments to it in the manner described below.

In addition, DPAC files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The Securities and Exchange Commission maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, like DPAC, who file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address of this site is http://www.sec.gov. You may also read and copy these and earlier reports and other information filed by DPAC at the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission allows DPAC to “incorporate by reference” information into this proxy statement/prospectus. The information incorporated by reference is deemed to be part of this proxy statement/prospectus. Provided, however, in the event of a conflict between information herein and that incorporated, information incorporated by reference is superseded by and to the extent of conflicting information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that DPAC previously has filed with the Securities and Exchange Commission and all documents subsequently filed by DPAC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, prior to the date on which the DPAC Annual Meeting is held. The incorporated documents contain important information about DPAC and the transaction described in the proxy statement/prospectus. Summaries contained in this proxy statement/prospectus of the contents of any agreement or other document referred to in the proxy statement/prospectus are not necessarily complete and DPAC refers you to the complete copy of that agreement or other document for the precise legal terms and other information that may be important to you.

Incorporated by Reference to DPAC Technologies Corp. (Commission File No. 000-14843) Securities and Exchange Commission Filings:

1. Annual Report on Form 10-K filed on June 15, 2005 for the fiscal year ended February 28, 2005

2. Amendment No. 1 to Annual Report on Form 10-K/A filed on June 28, 2005 for the fiscal year ended February 28, 2005.

3. Quarterly Report on Form 10-Q filed on July 15, 2005 for the quarter ended May 31, 2005.

4. Quarterly Report on Form 10-Q filed on October 14, 2005 for the quarter ended August 31, 2005.

5. Current Report on Form 8-K filed on June 28, 2005.

6. Current Report on Form 8-K filed on July 18, 2005, Items 2.02 and 9.01.

7. Current Report on Form 8-K filed on July 18, 2005, Item 1.01.

8. Current Report on Form 8-K filed on July 18, 2005, Item 2.05.

9. Current Report on Form 8-K filed on August 2, 2005.

10. Current Report on Form 8-K filed on August 9, 2005.

11. Current Report on Form 8-K filed on October 14, 2005.

12. Amendment No. 1 to Current Report on Form 8-K/A filed on October 20, 2005.

13. Amendment No. 2 on Form 10-K/A filed on November 7, 2005.

14. Amendment No. 2 to Current Report on Form 8-K/A filed on November 22, 2005.

15. Amendment No. 3 to Current Report on Form 8-K/A filed on December 13, 2005.

16. Amendment No. 4 to Current Report on Form 8-K/A filed on January 6, 2006.

This proxy statement/prospectus is accompanied by a copy of DPAC’s latest Form 10-K and latest Form 10-Q. Also please refer to “DPAC RECENT DEVELOPMENTS” on page 67 above.

Documents are also available from DPAC without charge. You can obtain documents in or incorporated by reference in this proxy statement/prospectus by requesting them in a written request or orally. Written requests may only be delivered to DPAC at the following address: DPAC Technologies Corp., 7321 Lincoln Way, Garden Grove, CA 92841. Attention: Stephen J. Vukadinovich. Oral requests must be made to the following telephone number: (714) 898-0007.

REQUESTS FOR COPIES MUST BE RECEIVED BY FEBRUARY 15, 2006 IN ORDER FOR YOU TO RECEIVE THE DOCUMENTS BEFORE THE DPAC ANNUAL MEETING.

QUATECH, INC.

FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

INDEPENDENT AUDITORS’ REPORT

Stockholders and Board of Directors

QuaTech, Inc.

Hudson, Ohio

We have audited the accompanying balance sheets of QuaTech, Inc. (the Company) as of December 31, 2004 and 2003 and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2004, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of QuaTech, Inc. as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years ended December 31, 2004, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14 to the financial statements, certain errors resulting in overstatement of previously reported inventory and understatement of previously reported cost of goods sold and accounts payable as of December 31, 2003, were discovered by management of the Company during the current year. Accordingly, the 2003 financial statements have been restated to correct the errors.

BOBER, MARKEY, FEDOROVICH & COMPANY

March 30, 2005

QUATECH, INC.

BALANCE SHEETS

December 31, 2004 and 2003

	2004	As Restated 2003
ASSETS
CURRENT ASSETS
Cash	$326	$6,108
Accounts receivable—trade, less allowance for doubtful accounts of $3,762 and $16,599, for 2004 and 2003, respectively	1,255,953	983,538
Accounts receivable—related party	3,797	2,112
Accounts receivable—employees	18,873	—
Inventory	1,052,492	1,100,450
Refundable income taxes	75,747	342,373
Deferred tax asset	49,698	—
Prepaid expenses	73,243	118,895
Building—held for sale	—	451,200

TOTAL CURRENT ASSETS	2,530,129	3,004,676

PROPERTY, PLANT AND EQUIPMENT
Leasehold improvements	103,714	103,714
Machinery and equipment	199,324	193,324
Computer software and equipment	437,276	374,030
Office furniture and equipment	79,602	77,231

	819,916	748,299
Less: accumulated depreciation	430,897	292,189

NET PROPERTY, PLANT AND EQUIPMENT	389,019	456,110

OTHER ASSETS
Deferred financing costs, less accumulated amortization of $244,305 and $188,985 for 2004 and 2003, respectively	32,270	87,590
Trademarks, less accumulated amortization of $424,000	2,573,000	2,573,000
Goodwill, less accumulated amortization of $10,141	1,082,859	1,082,859

TOTAL OTHER ASSETS	3,688,129	3,743,449

TOTAL ASSETS	$6,607,277	$7,204,235

The accompanying notes are an integral part of these financial statements.

QUATECH, INC.

BALANCE SHEETS

December 31, 2004 and 2003

	2004	As Restated 2003
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank overdraft	$190,540	$314,614
Revolving credit facility	325,470	721,780
Current portion of long-term debt	750,000	20,200
Accounts payable—trade	868,793	868,944
Accounts payable—related party	7,571	—
Income taxes payable	3,000	3,500
Accrued warranty	25,960	35,960
Accrued interest	38,750	60,025
Accrued dividends	29,250	29,250
Accrued bonus	101,017	—
Accrued expenses—other	302,740	167,834

TOTAL CURRENT LIABILITIES	2,643,091	2,222,107
LONG-TERM LIABILITIES
Long-term debt, net of current portion	—	402,200
Subordinated term loan, net of unamortized discount of $166,072 and $230,357, for 2004 and 2003, respectively	2,083,928	2,769,643
Deferred tax liability	349,733	167,793

TOTAL LONG-TERM LIABILITIES	2,433,661	3,339,636

TOTAL LIABILITIES	5,076,752	5,561,743

STOCKHOLDERS’ EQUITY
Convertible, redeemable 9% series A preferred stock (2,000,000 shares authorized, 650,000 shares issued and outstanding, $.00001 par value, at funded value. Liquidation preference is $2.00 per share plus all accrued but unpaid dividends. See Note 11)	1,300,000	1,300,000
Common stock (3,000,000 shares authorized, 302,236 shares issued and 265,133 shares outstanding, $.00001 par value, at funded value—see Note 11)	500,000	500,000
Paid in capital—stock warrants	450,000	450,000
Retained deficit	(617,442)	(505,475)
Treasury shares, 37,103 at cost	(102,033)	(102,033)

	1,530,525	1,642,492

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,607,277	$7,204,235

The accompanying notes are an integral part of these financial statements.

QUATECH, INC.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004, 2003 and 2002

	2004	As Restated 2003	2002
REVENUE
Data communication	$10,331,409	$8,337,511	$8,288,968
Data acquisition	252,704	574,607	2,945,629
Miscellaneous	117,607	115,793	105,805

TOTAL REVENUE	10,701,720	9,027,911	11,340,402

COST OF GOODS SOLD
Materials and overhead	5,638,417	4,806,281	4,814,820
Labor	413,022	478,980	570,579
Depreciation	40,054	28,834	25,774
Other	108,282	22,007	330,321

TOTAL COST OF GOODS SOLD	6,199,775	5,336,102	5,741,494

GROSS PROFIT	4,501,945	3,691,809	5,598,908

OPERATING EXPENSES
Bad debt expense	48,782	(1,150)	56,245
Administration	164,566	99,023	189,810
Commissions—distributors	11,394	51,574	47,979
Consultants	24,647	106,149	78,826
Amortization expense	55,320	55,320	128,237
Depreciation expense	98,654	101,005	74,543
Facilities, supplies, utilities	369,289	394,700	231,258
Freight and postage	40,330	14,924	28,863
Impairment loss—building held for sale	—	128,216	—
Information technology support	22,089	44,486	39,145
Marketing	337,431	386,984	307,591
Travel and entertainment	144,818	136,694	102,548
Other expenses	119,223	141,032	205,397
Salaries and wages	2,002,107	1,889,112	1,992,077
Product development	33,375	140,282	206,287
Payroll taxes	117,887	146,422	141,433
Employee benefits	136,634	122,536	101,548

TOTAL OPERATING EXPENSES	3,726,546	3,957,309	3,931,787

The accompanying notes are an integral part of these financial statements.

QUATECH, INC.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004, 2003 and 2002

	2004	As Restated 2003	2002
INCOME (LOSS) FROM OPERATIONS	775,399	(265,500)	1,667,121

OTHER EXPENSE
Interest expense	584,879	602,726	568,305
Line of credit—commitment fee	777	3,796	9,508
Miscellaneous	54,235	47,447	12,451

TOTAL OTHER EXPENSE	639,891	653,969	590,264

INCOME (LOSS) BEFORE INCOME TAXES	135,508	(919,469)	1,076,857

PROVISION FOR (BENEFIT OF) INCOME TAXES
Current	(1,767)	(301,816)	342,842
Deferred	132,242	131,793	170,285

TOTAL INCOME TAXES	130,475	(170,023)	513,127

NET INCOME (LOSS)	$5,033	$(749,446)	$563,730

The accompanying notes are an integral part of these financial statements.

QUATECH, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2004, 2003 and 2002

	Preferred Stock		Common Stock		Paid in Capital- Stock Warrants	Retained Earnings (Deficit)	Treasury Stock		Total
	Shares	Amount	Shares	Amount			Shares	Amount
BALANCE AT DECEMBER 31, 2001	$650,000	$1,300,000	$302,236	$500,000	$450,000	($83,809)	—	—	$2,166,191
NET INCOME	—	—	—	—	—	563,730	—	—	563,730
DIVIDENDS	—	—	—	—	—	(118,950)	—	—	(118,950)
PURCHASE OF TREASURY STOCK	—	—	—	—	—	—	5,183	(14,253)	(14,253)

BALANCE AT DECEMBER 31, 2002	650,000	1,300,000	302,236	500,000	450,000	360,971	5,183	(14,253)	2,596,718
NET LOSS	—	—	—	—	—	(350,480)	—	—	(350,480)
DIVIDENDS	—	—	—	—	—	(117,000)	—	—	(117,000)
PURCHASE OF TREASURY STOCK	—	—	—	—	—	—	31,920	(87,780)	(87,780)

BALANCE AT DECEMBER 31, 2003, AS PREVIOUSLY REPORTED	650,000	1,300,000	302,236	500,000	450,000	(106,509)	37,103	(102,033)	2,041,458
PRIOR PERIOD RESTATEMENT	—	—	—	—	—	(398,966)	—	—	(398,966)

BALANCE AT DECEMBER 31, 2003, AS RESTATED	650,000	1,300,000	302,236	500,000	450,000	(505,475)	37,103	(102,033)	1,642,492

NET INCOME	—	—	—	—	—	5,033	—	—	5,033
DIVIDENDS	—	—	—	—	—	(117,000)	—	—	(117,000)
PURCHASE OF TREASURY STOCK	—	—	—	—	—	—	—	—	—

BALANCE AT DECEMBER 31, 2004	$650,000	$1,300,000	$302,236	$500,000	$450,000	($617,442)	$37,103	($102,033)	$1,530,525

The accompanying notes are an integral part of these financial statements.

QUATECH, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2004, 2003 and 2002

	2004	As Restated 2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$5,033	$(749,446)	$563,730
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	194,028	185,159	228,554
Impairment loss on building	—	128,216	—
Accretion of discount on subordinated debt	64,285	64,286	64,285
Deferred federal income taxes	132,242	131,793	170,285
Changes in operating assets and liabilities:
Accounts receivable—trade	(272,415)	431,586	19,053
Accounts receivable—employee	(18,873)	—	—
Inventory	47,958	228,578	69,992
Refundable income taxes	266,626	(342,373)	53,507
Prepaid expenses	45,652	(54,474)	(1,138)
Bank overdraft	(124,074)	243,817	(29,579)
Accounts payable—trade	(151)	640,008	(332,151)
Income taxes payable	(500)	(318,624)	322,124
Accrued expenses	204,648	(15,216)	71,400

NET CASH PROVIDED BY OPERATING ACTIVITIES	544,459	573,310	1,200,062

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(71,617)	(174,861)	(218,561)
Proceeds from sale of building	38,657	—	—
Accounts receivable—related party	(1,685)	85,668	(87,780)

NET CASH USED IN INVESTING ACTIVITIES	(34,645)	(89,193)	(306,341)

CASH FLOWS FROM FINANCING ACTIVITIES
Net payments under revolving credit facility	(396,310)	(281,000)	(95,000)
Principal payments on long-term debt	(9,857)	(21,600)	(366,514)
Principal payments on note payable—seller	—	—	(133,333)
Purchase of treasury stock	—	(87,780)	(14,253)
Dividends paid	(117,000)	(87,750)	(284,700)
Accounts payable—related party	7,571	—	—

NET CASH USED IN FINANCING ACTIVITIES	(515,596)	(478,130)	(893,800)

NET INCREASE (DECREASE) IN CASH	(5,782)	5,987	(79)
CASH AT BEGINNING OF PERIOD	6,108	121	200

CASH AT END OF PERIOD	$326	$6,108	$121

The accompanying notes are an integral part of these financial statements.

QUATECH, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash paid during the period for:
Interest	$541,869	$534,823	$487,662
Income taxes	$1,906	$352,500	$3,750
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES

In 2004, the Company sold a building which was classified as held for sale in 2003. Proceeds of $412,543 from the sale were used to payoff debt related to the building.

The accompanying notes are an integral part of these financial statements.

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

NOTE 1—NATURE OF OPERATIONS

The Company designs and manufactures communication and data acquisition products for personal computer based systems. The Company sells to corporations in the domestic and foreign markets.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Inventories

Inventories consist principally of raw materials, sub-assemblies and finished goods, which are stated at the lower of average cost or market.

Accounts Receivable

The Company carries its accounts receivable at cost less allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, when deemed necessary, based on its history of past write-offs and collections and current credit conditions. Accounts will be written off as uncollectible if the Company determines the amount cannot be collected.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Major additions and improvements are charged to the property accounts while replacements, maintenance and repairs, which do not improve or extend the life of the assets, are expensed. When property is retired or otherwise disposed of, the cost of the property is removed from the asset accounts, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference is charged or credited to income for the period.

Depreciation

Depreciation was computed using the straight-line method over the assets’ estimated useful lives, which are as follows:

Years
Building	40
Leasehold improvements	11
Machinery and equipment	5-7
Computer software and equipment	3-5
Office furniture and equipment	7

Depreciation expense totaled $138,708, $129,839 and $100,317 for the years ended December 31, 2004, 2003 and 2002, respectively.

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

Intangible Assets

The Company adopted Statement of Financial Accounting Standard 142—Goodwill and Other Intangible Assets effective January 1, 2002 and, accordingly, has ceased amortizing amounts related to goodwill and its trademarks starting January 1, 2002. The balance of intangible assets is comprised of goodwill of $1,082,859 and the Qua Tech trade name of $2,573,000 which was acquired by the Company from QUA TECH, INC. (an unaffiliated corporation from which the Company acquired substantially all of the assets). In accordance with Statement of Financial Accounting Standard 142, the Company has compared the fair value of the Company with the carrying value and determined that none of the goodwill and trademarks recorded was impaired. The fair value of the Company was determined using a reasonable estimate of future cash flows of the Company and discounted to compute a net present value of future cash flows.

Advertising Costs

The cost of advertising is charged to expense as incurred. Advertising expense for the years ended December 31, 2004, 2003 and 2002 totaled $329,018, $386,484 and $303,899, respectively.

Shipping and Handling Costs

The costs of shipping and handling billed to customers in sale transactions are recorded as revenue. Costs incurred for shipping and handling to customers are reported in cost of goods sold. Total shipping and handling costs incurred to ship goods to customers were $139,169, $195,907 and $126,704 for the years ended December 31, 2004, 2003 and 2002, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable, which are derived primarily from distributors, original equipment manufacturers, and end customers.

The Company maintains its cash balances in one financial institution located in Northeastern Ohio. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company had no uninsured cash balances at December 31, 2004 and 2003.

Stock-Based Compensation

The Company has elected to follow the accounting provisions of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, for stock-based compensation, which uses the intrinsic method to account for the compensation, and to furnish required disclosures under SFAS No. 123 Accounting for Stock-Based Compensation and SFAS No. 148 Accounting for Stock-Based Compensation—Transition and Disclosure. See Note 10 for further discussion. Effective for the first annual reporting period that begins after December 15, 2005, the Company will be required to comply with SFAS 123R Share-Based Payment. Management has not determined the impact of compliance with this pronouncement.

Warranties

Reserves are maintained for estimated exposure to warranty claims based on historical warranty claims and estimated costs.

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

Capitalized Software

The Company capitalized $0 and $365 of computer software costs related to the development of a software package to be sold along with a product in 2004 and 2003, respectively. Total capitalized software was $125,209 at both December 31, 2004 and 2003. These costs were comprised of the direct labor expenses incurred after the date at which technological feasibility was met. The software package began to be sold to customers in 2003. Accordingly, the software costs began to be amortized on the straight-line method over a period of five years in 2003. Amortization expense for these software costs was $25,042, $22,955 and $0 for the years ended December 31, 2004, 2003 and 2002, respectively. These costs are reviewed annually for possible impairment. At December 31, 2004 and 2003, none of the capitalized costs were impaired.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company calculates its reserve for excess and obsolete inventory based on the best estimate available as to the value of the items, and capitalizes labor and overhead to inventory based on estimates of applicable expenses. Additionally, the Company calculated its warranty reserve on the best available measure of claims. Because of the inherent uncertainties in estimating the above, it is at least reasonably possible that the estimate used will change within the near term.

Reclassifications

Certain 2003 amounts have been reclassified to conform to their presentation in 2004.

Revenue Recognition

The Company recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured.

The Company also offers marketing incentives to certain customers. These incentives are incurred based on the level of expenses the customers incur and are charged to operations as expenses in the same period.

NOTE 3—INVENTORIES

The inventory is comprised of the following:

	2004	2003
Raw materials and sub-assemblies	$371,104	$399,787
Finished goods	761,250	721,741
Less: Reserve for excess and obsolete inventory	(79,862)	(21,078)

	$1,052,492	$1,100,450

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

NOTE 4—ASSETS HELD FOR SALE

During 2003, the Company relocated from an owned facility in Akron, Ohio to a leased facility in Hudson, Ohio. In accordance with generally accepted accounting principles, the Company stopped depreciating the owned building upon relocation to the leased building. Additionally, the owned building was reclassified from property, plant and equipment to current assets as held for sale. Based on the selling price and selling costs, the Company adjusted the carrying value of the building, which resulted in an impairment loss of $128,216 for the year ended December 31, 2003. The owned facility was sold in June 2004.

NOTE 5—DEFERRED TAXES

The net deferred tax balances consist of the following:

	2004	2003
Deferred tax assets
Accounts receivable	$1,430	$6,308
Accrued expenses	32,586	29,307
Inventory	32,440	14,643
Net operating loss carryforward	195,516	87,179

	261,972	137,437
Valuation allowance for deferred tax assets	(212,274)	(137,437)

Deferred tax assets, net	49,698	—

Deferred tax liabilities
Depreciation and amortization	(349,733)	(167,793)

Deferred tax liabilities, net	$(300,035)	$(167,793)

Included in the total deferred tax assets, the Company has an income tax carryforward for federal net operating losses. The federal net operating loss carryforward of $284,517 in 2004 expires in 2024 and the federal net operating loss carryforward of $227,269 in 2003 expires in 2023. The realization of the Company’s deferred tax assets, including this federal net operating loss, and the related valuation allowance are significant estimates requiring assumptions regarding the sufficiency of future taxable income to realize the future tax deductions from the reversal of deferred tax assets and the net operating losses prior to their expiration. The net change in the valuation allowance was $74,837 and $137,437 for the years ended December 31, 2004 and 2003, respectively. The amount of the corresponding valuation allowance could change significantly in the near term if estimates of future taxable income are changed.

For 2004, the difference between the effective rate of 96.3% and the statutory tax rate of 34% is primarily due to the change in the valuation allowance. For 2003, the difference between the effective rate of 18.5% and the statutory rate of 34% is primarily due to the change in the valuation allowance. For 2002, the difference between the effective rate of 47.6% and the statutory tax rate of 34% is primarily due to differences in items recognized for book and tax purposes.

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

NOTE 6—OTHER ACCRUED LIABILITIES

Other accrued liabilities consist of the following:

	2004	2003
Rent liability	$30,875	$23,411
Credit card liability	26,992	17,952
Accrued payroll	136,829	58,630
Personal property tax liability	34,506	37,333
Real estate tax liability	—	13,363
Miscellaneous trade payables	25,503	—
Accrued vacation	19,890	—
Miscellaneous other	28,145	17,145

	$302,740	$167,834

NOTE 7—DEBT

Outstanding debt is discussed in the following paragraphs and consists of the following at December 31:

	2004	2003
Revolving credit facility	$325,470	$721,780

Long-term debt
Term Loan B	$—	$422,400
Less: current portion	—	20,200

	$—	$402,200

Subordinated term loan	$3,000,000	$3,000,000
Less: current portion	750,000	—
Less: discount on subordinated term loan due to paid in capital—stock warrants	166,072	230,357

	$2,083,928	$2,769,643

The Company entered into a $2,830,000 Credit Facility Agreement, (“Credit Facility”), with a bank on July 27, 2000, of which the following remain:

$480,000 Term Loan B—This loan was paid in full in June 2004. Interest was payable monthly and was based on a fluctuating rate per annum. The fluctuating rate was equal to 1%, plus the higher of the prime rate (4.00% at December 31, 2003) or 1%, plus the Federal Funds Rate (0.98% at December 31, 2003). The principal was payable in 60 monthly installments in accordance with a payment schedule that began on August 31, 2000. Substantially all of the Company’s assets were pledged as security under the agreement.

Revolving Credit Facility—The revolving credit line makes available to the Company a maximum of $2,000,000. The amount of funding available to the Company at any given time is dependent on a borrowing-base calculation specified in the agreement. In 2002, the Company paid a quarterly commitment fee of 0.25% per annum on the average daily difference of the revolving commitment in effect and the aggregate unpaid principal balance of the revolving loans outstanding at December 31, 2002. The commitment fee was eliminated in 2003

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

when the agreement was amended. Interest is payable quarterly at a fluctuating rate. At December 31, 2002, the fluctuating rate was equal to 1.00%, plus the higher of the prime rate (4.25%) or the Federal Funds Rate (1.24%). During 2003, the interest rate was modified to reflect grid pricing defined in the agreement and was 1.00% plus the prime rate (5.25% and 4.00% at December 31, 2004 and 2003, respectively). Any overdue interest after the maturity date is payable according to the terms stated above plus 2.00% per annum. During 2003, the maturity date was amended from 2004 to August 1, 2005 unless otherwise decided by the bank in an event of default. Substantially all of the Company’s assets are pledged as security under the agreement.

The Credit Facility Agreement contains several covenants regarding financial ratios, equity transactions, credit and borrowing activities, capital expenditures and others as specified in the Agreement. All covenants had been complied with or waived as of December 31, 2004 and 2003.

Subordinated Term Loan—On July 27, 2000, the Company entered into a $3,000,000 subordinated loan and security agreement, with detachable warrants, maturing on July 31, 2007. Interest is payable monthly commencing August, 2000 at a rate of 15% per annum. Payments of $375,000 plus interest are due quarterly beginning August, 2005. The remainder of the balance is due in full in July, 2007. Substantially all of the Company’s assets are pledged as security under the agreement. This agreement is subordinate to the Credit Facility Agreement. The subordinated notes have been discounted by the fair market value of the detachable warrants, with a corresponding contribution to capital. The discount will be amortized as additional interest expense and accrete the notes to face at maturity. The unamortized discount at December 31, 2004 and 2003 totaled $166,072 and $230,357, respectively.

The warrants provide the holder with an option to purchase 430,814 shares of common stock of the Company at an exercise price of $.01 per share and subject to certain restrictions as defined in the warrant agreement. The warrants are exercisable in full or in part through July 31, 2010. The warrant holder has a put option to sell the warrants back to the Company based on a fair market value formula beginning July 28, 2005 or earlier based upon certain events as defined in the warrant agreement. A portion of the proceeds from the issuance of the subordinated note was allocated to the warrants, representing their estimated fair market value at the date of grant. The estimated fair market value of the warrants at the date of grant was $450,000. Actual fair market value could differ from this estimate.

The Subordinated Term Loan Agreement contains several covenants regarding borrowing and investment activities, fixed asset transactions, compensation of management, earnings before interest, taxes, depreciation, and amortization, and others as specified in the Agreement. All covenants had been complied with or waived as of December 31, 2004 and 2003.

Letter of Credit—The Company also had an irrevocable standby letter of credit in the amount of $100,000 that expired in September 2004. This letter of credit was established in favor of LaSalle Bank in regards to the building lease described in Note 9.

The Company incurred $46,600 and $230,000 of financing costs associated with the Credit Facility and Subordinated Term Loan, respectively. The financing costs are reported on the balance sheet and are being amortized over five years, which is the average life of the related debt. Amortization expense of the loan fees totaled $55,320 for each of the years ended December 31, 2004, 2003 and 2002. Future estimated amortization expense of the financing costs is as follows:

2005	$32,270

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

Maturities of long-term debt as of December 31, 2004 are as follows:

2005	$750,000
2006	1,500,000
2007	750,000

$3,000,000

NOTE 8—COMMITMENTS

The Company has entered into a Distribution Agreement with a related entity (the Distributor). This Agreement requires the Company to sell to the Distributor at fifty percent of the Company’s list price. This Agreement applies to the Distributor’s sales in mainland China, Hong Kong, and Taiwan only. The Agreement expires in July, 2010. Sales to the Distributor were $90,566, $38,339, and $43,426 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 9—LEASE COMMITMENTS

The Company leases machinery and equipment under operating leases expiring at various dates through 2008.

The Company entered into an operating lease for building space during 2002. The lease payments began in April 2003 and continue through 2009. The lease agreement contains an escalation clause that requires rental payments to increase by $1,425 per month beginning in 2006 and continuing through the remainder of the lease term.

Minimum future rental payments remaining under leases having original or remaining non-cancelable terms in excess of one year are:

Year Ended December 31,
2005	$205,211
2006	200,415
2007	202,863
2008	193,453
2009	47,025

Total minimum future lease payments	$848,967

Rent expense under leases was $229,950, $155,206 and $35,685 for the years ended December 31, 2004, 2003 and 2002, respectively.

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

NOTE 10—DESIGNATED STOCK

The Company has designated 128,488 shares of its common stock for distribution under an anticipated Equity Incentive Plan. The Plan became effective in 2001 upon adoption by the Board of Directors.

Stock Options

Under this arrangement, officers and certain other employees may be granted options to purchase Company stock at a price set by the Board of Directors on the date the option was granted. The Board of Directors granted 34,276 and zero options for shares of common stock during 2004 and 2003, respectively. Additionally, 30,416 and 36,851 shares of common stock were granted in 2002 and 2001, respectively. Due to departures of certain employees, the current numbers of outstanding 2004, 2002 and 2001 options as of December 31, 2004 is 31,757, 22,442 and 22,843, respectively. Due to departures of certain employees, the current numbers of outstanding 2002 and 2001 options as of December 31, 2003 were 24,455 and 22,843 respectively. These options vest according to a revenue based achievement schedule in the agreement, for a maximum vesting rate of 25% per year. There are two employees for whom, for the 2002 and 2001 options, the option vesting rate is not subject to the revenue based achievement schedule, which means these options vest a full 25% each year. As of December 31, 2004, the remaining options granted during 2004 are 25% vested, the remaining options granted in 2002 are 75% vested and the options granted during 2001 are 85.0% vested. As of December 31, 2003, the remaining options granted during 2002 were 50% vested and the options granted during 2001 were 63.8% vested. Noted as follows are key characteristics of options as of December 31:

	2004		2003		2002
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Outstanding, Beginning of Year	47,298	$0.89	59,500	$0.90	36,851	$0.79
Outstanding, End of Year	77,042	$1.66	47,298	$0.89	59,500	$0.90
Exercisable, End of Year	46,844	$1.20	28,784	$0.88	21,483	$0.86
Granted	34,276	$2.75	—	N/A	30,416	$1.00
Exercised	—	N/A	—	N/A	—	N/A
Forfeited	4,532	$1.90	12,202	$0.92	7,767	$0.79
Expired	—	N/A	—	N/A	—	N/A

For options outstanding at December 31, 2004, exercise prices range from $1.00 to $2.75, with a weighted average exercise price of $1.66 and a weighted average remaining contractual life of 8 years. There are 22,843 options having an exercise price of $0.79, of which 22,074 are currently exercisable. These options have a weighted average remaining contractual life of 6 years. There are 22,442 options having an exercise price of $1.00, of which 16,831 are currently exercisable. These options have a weighted average remaining contractual life of 7 years. There are 31,757 options having an exercise price of $2.75, of which 7,939 are currently exercisable. These options have a weighted average remaining contractual life of 9 years.

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

The fair value of each option granted is estimated on the grant date using the Black Scholes model. The following assumptions were made in estimating fair value:

	2004	2002	2001
Dividend yield	0.00%	0.00%	0.00%
Risk-free interest rate	4.24%	3.83%	5.07%
Expected life	10 years	10 years	10 years
Expected volatility	beta 1	beta 1	beta 1

This identified weighted-average grant-date fair value of options of $2.75, $1.00 and $.79 for the options granted in 2004, 2002 and 2001 respectively.

The following table illustrates the effect on net income if the fair value based method had been applied to all outstanding and unvested awards in each period:

	Year Ended December 31,
	2004	2003	2002
Net income, as reported	$5,033	$(749,446)	$563,730
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects.	—	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects.	(20,259)	—	(7,907)

Pro forma net income (loss)	$(15,226)	$(749,446)	$555,823

No compensation expense has been recognized or incurred since the exercise price approximates fair value.

The Company’s net income would have been modified, as above, if the Company had elected to account for such transactions under Financial Accounting Standards Board FAS 123 Accounting for Stock-Based Compensation. FAS 123 (R) is effective on the first annual reporting period that begins after June 15, 2005 for a public entity and the first annual reporting period beginning after December 15, 2005 for a non public entity. The impact on the financial statements would be presented, as above, at the Company’s effective future reporting date.

NOTE 11—CAPITAL STRUCTURE

The Company authorized 2,000,000 shares of preferred stock of which 650,000 are designated 9% Series A Convertible, Redeemable shares (Series A Preferred.) At December 31, 2004 and 2003, the preferred shares issued consisted of the 650,000 Series A Preferred shares with a par value of $.00001. These shares are reported on the balance sheet at the funded value. At par value, the Series A Preferred account equals $6.50. Dividends are cumulative and accrue quarterly in arrears at a rate of $.18 per share. All but $29,250 of dividends payable through 2004 were paid in full by December 31, 2004. Accrued dividends totaled $29,250 at both December 31, 2004 and 2003. In the event that the Company has funds available for dividends but does not pay accrued dividends due for three consecutive quarters, the dividend rate will increase to $.24 per share. Each share of the Series A preferred stock is entitled to receive a liquidation preference equal to $2.00 per share plus all accrued but unpaid dividends. In the event that the Company’s distributable assets and funds are insufficient to pay the full preferential amount, the distribution will be made in proportion to the number of shares held by each shareholder. Each Series A Preferred share is convertible at any time into shares of Common Stock, as

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

determined by dividing the issuance price as defined in the agreement by the conversion price at the time of conversion. In the event of a public offering, the shares will convert to Common Stock automatically if the sale price is at least $22 per share and is greater than $15 million in aggregate. The Series A Preferred stock can be redeemed at the option of the holder upon the later of a) July 31, 2007 or b) payment by the Company of outstanding indebtedness to the preferred shareholder. The redemption price shall be equal to the price at which the share was issued plus all accrued but unpaid dividends plus a per share amount as defined in the agreement. Each share of the Series A preferred stock is entitled to voting rights.

The Company authorized 3,000,000 shares of Common Stock of which 302,236 shares with a par value of $.00001 have been issued. The shares are reported on the balance sheet at the funded value. At par value, the Common Stock account equals $3. Each share of Common Stock is entitled to voting rights.

During 2004 and 2003, zero and 31,920 shares of treasury stock were purchased from various stockholders, respectively. The shares are recorded in the accompanying financial statements at cost.

NOTE 12—UNCONDITIONAL PURCHASE OBLIGATIONS

The Company has a purchase agreement with a third party. The Company is committed to purchases of specific inventory parts over the next year at the most recent prices quoted by the third party. Committed purchases aggregated approximately $248,595 and $270,000 December 31, 2004 and 2003 respectively. Purchases under this agreement totaled $3,489,119, $3,027,782 and $2,489,386 during 2004, 2003, and 2002 respectively. The purchases under this agreement accounted for approximately 66%, 58% and 55% of the Company’s total purchases for the years ended December 31, 2004, 2003 and 2002, respectively.

In 2004, the Company entered into a purchase agreement with a third party. The Company is committed to purchases of specific inventory parts over the next year at the most recent prices quoted by the third party. Committed purchases aggregated approximately $32,000 at December 31, 2004. Purchases under this agreement totaled $4,565 during 2004.

None of the above arrangements have minimum purchase requirements.

Also see Note 13.

NOTE 13—RELATED PARTY TRANSACTIONS

During 2004, the Company began using the services of a related party, which amounted to $64,016 or 46% of shipping and handling expense for the year ended December 31, 2004. Accounts payable for this related party amounted to $7,571 as of December 31, 2004.

In 2004, the Company entered into a purchase agreement with a related third party. The Company is committed to purchases of specific inventory parts through June 2005 at the most recent prices quoted by the related third party. Committed purchases aggregated approximately $364,430 at December 31, 2004. Purchases under this agreement totaled $139,514 during 2004. The purchases under this agreement accounted for approximately 3% of the Company’s total purchases for the year ended December 31, 2004.

Also see Note 8.

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2004, 2003 and 2002

NOTE 14—PRIOR PERIOD ADJUSTMENT

During 2004, management discovered errors in inventory quantities on hand via cycle count testing. Such errors were found to have resulted due to errors in accounting records in 2003. Accordingly, an adjustment of $250,918 was made during 2004 to write down the beginning inventory balance and increase 2003 cost of goods sold. As a result of this correction, 2003 income before taxes decreased by $250,918.

The accompanying financial statements have also been restated to correct an error in the 2003 receiving accrual. During 2004, it was discovered that the Company did not accrue liabilities for certain inventory goods received but not yet invoiced by December 31, 2003. Accordingly, an adjustment of $49,722 was made during 2004 to increase the 2003 liability for these invoices and increase 2003 cost of goods sold. As a result of this correction, 2003 income before taxes decreased by $49,722.

The accompanying financial statements have also been restated to correct an error in the 2003 accounts payable. During 2004, it was discovered that the Company’s payables did not reflect certain invoices still owed at year end. Accordingly, an adjustment of $47,482 was made during 2004 to increase 2003 accounts payable. This adjustment also increased 2003 repairs and maintenance expense by $14,250 and cost of goods sold by $33,232. As a result of this correction, 2003 income before taxes decreased by $47,482.

The income tax effect of these 2003 adjustments is $50,843 of additional expenses as a result of revised tax estimates and a valuation allowance on deferred tax assets. Therefore the net effect on 2003 income is a decrease of $398,966. Retained earnings at January 1, 2004 decreased by $398,966 as a result of these corrections. These corrections have no effect on the net income for the year ended December 31, 2004.

NOTE 15—SUBSEQUENT EVENT

In March 2005, the Company entered into a non-binding letter of intent with DPAC Technologies Corp. that sets forth the terms of a proposed merger on a stock-for-stock basis. Upon the completion of the proposed merger, QuaTech, Inc. would become a wholly-owned subsidiary of DPAC Technologies Corp. As of the date of the December 31, 2004 audit report, there has been no formal agreement signed.

QUATECH, INC.

BALANCE SHEETS

September 30, 2005 and 2004

	2005	2004
CURRENT ASSETS
Cash	$202	$200
Accounts receivable, net of allowance for doubtful accounts of $6,390 and $5,074, respectively	1,432,836	1,329,464
Inventories, net	1,340,754	979,059
Refundable income taxes	—	76,747
Deferred tax assets	106,000	61,000
Prepaid expenses	48,175	182,196

TOTAL CURRENT ASSETS	2,927,967	2,628,666

PROPERTY, PLANT, AND EQUIPMENT
Leasehold improvements	103,714	106,603
Machinery and equipment	211,867	205,410
Computer software and equipment	442,271	408,222
Office furniture and equipment	79,602	77,231

	837,454	797,466
Less: Accumulated depreciation	530,160	394,912

NET PROPERTY, PLANT AND EQUIPMENT	307,294	402,554

OTHER ASSETS
Financing costs, net of accumulated amortization of $276,600 and $230,500, respectively	—	46,100
Trademarks	2,573,000	2,573,000
Goodwill	1,082,859	1,082,859
Acquisition costs	393,075	—
Other assets	10,000	—

TOTAL OTHER ASSETS	4,058,934	3,701,959

TOTAL ASSETS	$7,294,195	$6,733,179

See accompanying notes.

QUATECH, INC.

BALANCE SHEETS

September 30, 2005 and 2004

	2005	2004
CURRENT LIABILITIES
Bank overdraft	$69,282	$23,203
Revolving credit facility	900,000	690,470
Current portion of long-term debt	1,500,000	—
Accounts payable	1,223,871	1,044,664
Income taxes payable	3,000	2,594
Accrued and withheld taxes and expenses	302,578	237,039

TOTAL CURRENT LIABILITIES	3,998,731	1,997,970

LONG-TERM LIABILITIES
Subordinated term loan, net of unamortized discount	1,382,143	2,817,857
Deferred tax liabilities	431,000	318,000

	1,813,143	3,135,857

TOTAL LIABILITIES	5,811,874	5,133,827
STOCKHOLDERS’ EQUITY
Convertible, redeemable 9% series A preferred stock, $.00001 par value	1,300,000	1,300,000
2,000,000—Authorized
650,000—Issued and outstanding
Common stock, $.00001 par value	500,000	500,000
3,000,000—Authorized
302,236—Issued
Paid in capital, stock warrants	450,000	450,000
Retained deficit	(665,646)	(548,615)

	1,584,354	1,701,385
Less: Treasury stock, 37,103 shares, at cost	102,033	102,033

TOTAL STOCKHOLDERS’ EQUITY	1,482,321	1,599,352

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,294,195	$6,733,179

See accompanying notes.

QUATECH, INC.

STATEMENTS OF OPERATIONS AND RETAINED DEFICIT

For the Nine Months Ended September 30, 2005 and 2004

	2005	2004
NET REVENUES	$7,473,980	$7,509,846
COST OF GOODS SOLD	3,997,403	4,294,110

GROSS PROFIT	3,476,577	3,215,736
OPERATING EXPENSES	2,915,703	2,597,993

NET INCOME FROM OPERATIONS	560,874	617,743
OTHER EXPENSES
Interest expense	435,499	446,595
Miscellaneous	48,586	37,331

	484,085	483,926

INCOME BEFORE INCOME TAX (PROVISION) BENEFIT	76,789	133,817
PROVISION FOR INCOME TAXES
Current	(12,278)	—
Deferred	(24,965)	(89,207)

	(37,243)	(89,207)

NET INCOME	39,546	44,610
DIVIDENDS	(87,750)	(87,750)
RETAINED DEFICIT—BEGINNING OF PERIOD	(617,442)	(505,475)

RETAINED DEFICIT—END OF PERIOD	$(665,646)	$(548,615)

See accompanying notes.

QUATECH, INC.

STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$39,546	$44,610
Non-cash operating activities:
Depreciation and amortization	131,533	144,213
Accretion of discount on subordinated debt	48,215	48,214
Deferred income taxes	24,965	89,207
Changes in operating assets and liabilities:
Accounts receivable, net	(154,213)	(343,814)
Inventory, net	(288,262)	121,391
Refundable income taxes	75,747	265,626
Prepaid expenses	25,068	(63,301)
Bank overdraft	(121,258)	(291,411)
Accounts payable	347,507	175,720
Income taxes payable	—	(906)
Accrued and withheld taxes and expenses	(224,389)	(85,280)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(95,541)	104,269

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(17,538)	(49,617)
Acquisition costs incurred	(393,075)	—
Purchase of other assets	(10,000)	—

NET CASH USED IN INVESTING ACTIVITIES	(420,613)	(49,617)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing on (repayments of) revolving credit facility, net	574,530	(31,310)
Dividends paid	(58,500)	(29,250)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	516,030	(60,560)

NET DECREASE IN CASH	(124)	(5,908)
CASH—BEGINNING OF PERIOD	326	6,108

CASH—END OF PERIOD	$202	$200

SUPPLEMENTAL INFORMATION:
Cash paid during the year for:
Interest	$388,534	$420,907

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued dividends	$87,750	$87,750

In 2004, the Company sold a building which was classified as held for sale in 2003. Proceeds of $412,543 from the sale were used to payoff debt related to the building.

See accompanying notes.

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2005 and 2004

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations

QuaTech, Inc. (the “Company”) designs and manufactures communication and data acquisition products for personal computer based systems. The Company sells to corporations in domestic and foreign markets.

Accounts Receivable

The Company carries its accounts receivable at cost less allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, when deemed necessary, based on its history of past write-offs and collections and current credit conditions. Accounts will be written off as uncollectible if the Company determines the amount cannot be collected.

Inventories

Inventories consist principally of raw materials, sub-assemblies and finished goods, which are stated at the lower of average cost or market.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Major additions and improvements are charged to the property accounts while replacements, maintenance and repairs, which do not improve or extend the life of the assets, are expensed. When property is retired or otherwise disposed of, the cost of the property is removed from the asset accounts, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference is charged or credited to income for the period.

Depreciation and Amortization

Depreciation was computed using the straight-line method over the assets’ estimated useful lives, which are as follows:

Years
Leasehold improvements	11
Machinery and equipment	5-7
Computer software and equipment	3-5
Office furniture and equipment	7

Depreciation expense totaled approximately $99,000 and $103,000 for the nine months ended September 30, 2005 and 2004, respectively.

Finance costs totaling approximately $277,000 incurred under the financing arrangement in Note 5 are amortized over the average life of the associated financing arrangements. Amortization expense totaled approximately $32,000 and $42,000 for the nine months ended September 30, 2005 and 2004, respectively.

Capitalized Software

In accordance with Statements of Financial Accounting Standard 86—Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed, the Company capitalizes computer software costs related to

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2005 and 2004

the development of a software packages to be sold along with a product when technological feasibility is reached. Total capitalized software was approximately $125,000 at both September 30, 2005 and 2004. These costs are being amortized over the estimated useful life of the software utilizing the straight-line method and are reviewed quarterly for possible impairment.

Amortization of these software costs was approximately $19,000 in each of the nine months ending September 30, 2005 and 2004. and is included in depreciation expense. Accumulated amortization for these software costs was approximately $44,000 and $17,000 as of September 30, 2005 and 2004.

Intangible Assets

The Company adopted Statement of Financial Accounting Standard 142—Goodwill and Other Intangible Assets and, accordingly, has ceased amortizing amounts related to goodwill and its trademarks starting January 1, 2002. The balance of intangible assets is comprised of goodwill of $1,082,859 and the Qua Tech trade name of $2,573,000 which was acquired by the Company from QUA TECH, INC. (an unaffiliated corporation from which the Company acquired substantially all of the assets). In accordance with Statement of Financial Accounting Standard 142, the Company has compared the fair value of the Company with the carrying value and determined that none of the goodwill and trademarks recorded was impaired. The fair value of the Company was determined using a reasonable estimate of future cash flows of the Company and discounted to compute a net present value of future cash flows.

Advertising Costs

The cost of advertising is charged to expense as incurred. Advertising expense for the nine months ending September 30, 2005 and 2004 totaled approximately $265,000 and $216,000, respectively.

Shipping and Handling Costs

The costs of shipping and handling billed to customers in sale transactions are recorded as revenue. Costs incurred for shipping and handling to customers are reported in cost of goods sold. Total shipping and handling costs billed to customers were approximately $115,000 and $89,000 for the nine months ended September 30, 2005 and 2004, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable, which are derived primarily from distributors, original equipment manufacturers, and end customers.

The Company maintains its cash balances in one financial institution located in Northeastern Ohio. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company had no uninsured cash balances at September 30, 2005 and 2004.

Stock-Based Compensation

The Company has elected to follow the accounting provisions of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, for stock-based compensation, which uses the intrinsic method to account for the compensation, and to furnish required disclosures under SFAS No. 123

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2005 and 2004

Accounting for Stock-Based Compensation and SFAS No. 148 Accounting for Stock-Based Compensation—Transition and Disclosure. See Note 7 for further discussion.

Effective for the first annual reporting period that begins after December 15, 2005, the Company will be required to comply with SFAS 123R Share-Based Payment. Management has not determined the impact of compliance with this pronouncement.

Warranties

Reserves are maintained for estimated exposure to warranty claims based on historical warranty claims and estimated costs.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company calculates its reserve for excess and obsolete inventory based on the best estimate available as to the value of the items, and capitalizes labor and overhead to inventory based on estimates of applicable expenses. Additionally, the Company calculated its warranty reserve on the best available measure of claims. Because of the inherent uncertainties in estimating the above, it is at least reasonably possible that the estimate used will change within the near term.

Revenue Recognition

The Company recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured.

The Company also offers marketing incentives to certain customers. These incentives are incurred based on the level of expenses the customers incur and are charged to operations as expenses in the same period.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities.

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2005 and 2004

NOTE 2—INVENTORIES

At September 30, 2005 and 2004, inventory is comprised of the following:

	2005	2004
Raw materials and sub-assemblies	$804,404	$482,985
Finished goods	660,886	576,074
Less: Reserve for excess and obsolete inventory	(124,536)	(80,000)

	$1,340,754	$979,059

NOTE 3—DEFERRED TAXES

At September 30, 2005 and 2004, net deferred tax balances consist of the following:

	2005	2004
Deferred tax assets
Accounts receivable	$2,500	$2,000
Accrued expenses	32,500	26,000
Inventory	53,000	33,000
Net operating loss carryforward	209,000	166,500

	297,000	227,500

Valuation allowance for deferred tax assets	(191,000)	(166,500)
Deferred tax assets, net	106,000	61,000

Deferred tax liabilities
Depreciation and amortization	(431,000)	(318,000)

Deferred tax liabilities, net	$(325,000)	$(257,000)

Included in the total deferred tax assets, the Company has an income tax carryforward for federal net operating losses. The cumulative federal net operating loss carryforward expires through 2025. The realization of the Company’s deferred tax assets, including this federal net operating loss, and the related valuation allowance are significant estimates requiring assumptions regarding the sufficiency of future taxable income to realize the future tax deductions from the reversal of deferred tax assets and the net operating losses prior to their expiration. The amount of the corresponding valuation allowance could change significantly in the near term if estimates of future taxable income are changed.

For 2004, the difference between the effective rate and the statutory tax rate is primarily due to the change in the valuation allowance.

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2005 and 2004

NOTE 4—DEBT

At September 30, 2005 and 2004, outstanding debt is discussed in the following paragraphs and consists of the following:

	2005	2004
Revolving credit facility	$900,000	$690,470

Long-term debt
Term Loan B	$—	$—
Less: current portion	—	—

	$—	$—

Subordinated term loan	$3,000,000	$3,000,000
Less: current portion	(1,500,000)	—
Less: discount on subordinated term loan due to paid in capital—stock warrants	(117,857)	(182,143)

	$1,382,143	$2,817,857

The Company entered into a $2,830,000 Credit Facility Agreement, (the “Credit Facility”), with a bank on July 27, 2000, of which the following remain:

Term Loan B in the amount of $480,000 was paid in full in June 2004.

Revolving Credit Facility—The revolving credit line makes available to the Company a maximum of $2,000,000. The amount of funding available to the Company at any given time is dependent on a borrowing-base calculation specified in the agreement. Interest is payable quarterly at a fluctuating rate of prime plus 1.00% (6.75%, and 4.75% at September 30, 2005 and 2004, respectively). Any overdue interest after the maturity date is payable according to the terms stated above plus 2.00% per annum. During 2005, the maturity date was amended from 2006 to August 1, 2009 unless otherwise decided by the bank in an event of default. Substantially all of the Company’s assets are pledged as security under the agreement. The Credit Facility contains several covenants regarding financial ratios, equity transactions, credit and borrowing activities, capital expenditures and others as specified in the Agreement. The covenants are calculated annually at December 31.

Subordinated Term Loan—On July 27, 2000, the Company entered into a $3,000,000 subordinated loan and security agreement, with detachable warrants, maturing on July 31, 2007. In August 2005, the loan was amended to restate the repayment terms. Interest is payable monthly commencing August, 2000 at a rate of 15% per annum. Payments of $375,000 plus interest are due quarterly beginning November 2005. The remainder of the balance is due in full in May, 2007. Substantially all of the Company’s assets are pledged as security under the agreement. This agreement is subordinate to the Revolving Credit Facility Agreement. The subordinated notes have been discounted by the fair market value of the detachable warrants, with a corresponding contribution to capital. The discount is amortized as additional interest expense and accrete the notes to face at maturity. The Subordinated Term Loan Agreement contains several covenants regarding borrowing and investment activities, fixed asset transactions, compensation of management, earnings before interest, taxes, depreciation, and amortization, and others as specified in the Agreement.

The warrants provide the holder with an option to purchase 430,814 shares of common stock of the Company at an exercise price of $.01 per share and subject to certain restrictions as defined in the warrant

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2005 and 2004

agreement. The warrants are exercisable in full or in part through July 31, 2010. The warrant holder has a put option to sell the warrants back to the Company based on a fair market value formula beginning July 28, 2005 or earlier based upon certain events as defined in the warrant agreement. A portion of the proceeds from the issuance of the subordinated note was allocated to the warrants, representing their estimated fair market value at the date of grant. The estimated fair market value of the warrants at the date of grant was $450,000. Actual fair market value could differ from this estimate.

Maturities of long-term debt as of September 30, 2005 for the periods ending are as follows:

September 2006	$1,500,000
September 2007	1,500,000

$3,000,000

NOTE 5—COMMITMENTS

Distribution Agreement

The Company has entered into a distribution agreement with a related entity (the “Distributor”). This agreement requires the Company to sell to the Distributor at fifty percent of the Company’s list price. This agreement applies to the Distributor’s sales in mainland China, Hong Kong, and Taiwan only. The agreement expires in July 2010. Sales to the Distributor were approximately $55,725 and $85,280 for the nine months ended September 30, 2005 and 2004, respectively.

Lease Commitments

The Company leases its facility under a non-cancelable lease due in monthly installments through 2009. The lease agreement contains an escalation clause that requires rental payments to increase by $1,425 per month beginning in 2006 and continuing through the remainder of the lease term. The Company also leases machinery and equipment under non-cancelable leases expiring at various dates through 2008.

At September 30, 2005, minimum future rental payments remaining under leases having original or remaining non-cancelable terms in excess of one year are approximately as follows:

2005–2006	$200,000
2006–2007	200,000
2007–2008	200,000
2008–2009	200,000
2009–2010	50,000

Total minimum future lease payments	$850,000

Rent expense under leases was approximately $155,000 and $170,000 for the nine months ended September 30, 2005 and 2004, respectively.

NOTE 6—DESIGNATED STOCK

The Company has designated 128,488 shares of its common stock for distribution under an anticipated Equity Incentive Plan. The Plan became effective in 2001 upon adoption by the Board of Directors.

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2005 and 2004

Under this arrangement, officers and certain other employees may be granted options to purchase Company stock at a price set by the Board of Directors on the date the options are granted. From January 1, 2001 through September 30, 2005, the Board of Directors granted a total of 101,543 options.

These options vest both in achieving operational benchmarks and then, equally over a period of four years. Due to operational benchmarks not being achieved and the departures of certain employees, a total of 25,372 options have been forfeited through September 30, 2005. Noted as follows are key characteristics of options as of and for the nine months ended September 30, 2005:

	Vested & Exercisable Options	Non-Vested Options	Total Options	Weighted- Average Exercise Price
Outstanding, December 31, 2004
2001 Grant	22,842	—	22,842	$0.79
2002 Grant	17,843	5,948	23,791	$1.00
2004 Grant	7,939	23,818	31,757	$2.75

	48,624	29,766	78,390	$1.65

Options Granted	—	—	—	N/A
Options Exercised	—	—	—	N/A
Options Forfeited	(1,151)	(1,068)	(2,216)	$2.12
Options Vested	—	—	—	N/A

Net Change in Options	(1,151)	(1,068)	(2,216)	N/A

Outstanding, September 30, 2005
2001 Grant	22,397	—	22,397	$0.79
2002 Grant	17,451	5,816	23,267	$1.00
2004 Grant	7,627	22,880	30,507	$2.75

	47,475	28,696	76,171	$1.64

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2005 and 2004

Noted as follows are key characteristics of options as of and for the nine months ended September 30, 2004:

	Vested & Exercisable Options	Non-Vested Options	Total Options	Weighted- Average Exercise Price
Outstanding, December 31, 2003
2001 Grant	17,131	5,711	22,842	$0.79
2002 Grant	12,605	12,604	25,209	$1.00
2004 Grant	—	—	—	$2.75

	29,736	18,315	48,051	$0.90

Options Granted	—	34,276	34,276	$2.75
Options Exercised	—	—	—	N/A
Options Forfeited	(709)	(3,228)	(3,937)	$2.12
Options Vested	—	—	—	N/A

Net Change in Options	(709)	31,048	30,339

Outstanding, September 30, 2004
2001 Grant	17,131	5,711	22,842	$0.79
2002 Grant	11,896	11,895	23,791	$1.00
2004 Grant	—	31,757	31,757	$2.75

	29,027	49,363	78,390	$1.65

These options have a weighted average remaining contractual life of 9 years. The fair value of each option granted is estimated on the grant date using the Black Scholes model.

The following table illustrates the effect on net income if the fair value based method had been applied to all outstanding and unvested awards in each period:

	Nine Months Ended September 30:
	2005	2004
Net income, as reported	$8,256	$44,610
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects.	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects.	—	—

Pro forma net income	$8,256	$44,610

No compensation expense has been recognized or incurred since the exercise price approximates fair value. The Company’s net income would have been modified if the Company had elected to account for such transactions under Financial Accounting Standards Board FAS 123 Accounting for Stock-Based Compensation. Effective election date of FAS 123 for the Company (a non public entity) will be the first annual reporting period following December 15, 2005.

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2005 and 2004

NOTE 7—CAPITAL STRUCTURE

The Company authorized 2,000,000 shares of preferred stock of which 650,000 are designated 9% Series A Convertible, Redeemable shares (Series A Preferred.) At September 30, 2005 and 2004, the preferred shares issued consisted of the 650,000 Series A Preferred shares with a par value of $.00001. These shares are reported on the balance sheet at the funded value. At par value, the Series A Preferred account equals $6.50. Dividends are cumulative and accrue quarterly in arrears at a rate of $.18 per share. In the event that the Company has funds available for dividends but does not pay accrued dividends due for three consecutive quarters, the dividend rate will increase to $.24 per share.

Each share of the Series A preferred stock is entitled to receive a liquidation preference equal to $2.00 per share plus all accrued but unpaid dividends. In the event that the Company’s distributable assets and funds are insufficient to pay the full preferential amount, the distribution will be made in proportion to the number of shares held by each shareholder. Each Series A Preferred share is convertible at any time into shares of Common Stock, as determined by dividing the issuance price as defined in the agreement by the conversion price at the time of conversion. In the event of a public offering, the shares will convert to Common Stock automatically if the sale price is at least $22 per share and is greater than $15 million in aggregate. The Series A Preferred stock can be redeemed at the option of the holder upon the later of July 31, 2007 or payment by the Company of outstanding indebtedness to the preferred shareholder. The redemption price shall be equal to the price at which the share was issued plus all accrued but unpaid dividends plus a per share amount as defined in the agreement. Each share of the Series A preferred stock is entitled to voting rights.

The Company authorized 3,000,000 shares of Common Stock of which 302,236 shares with a par value of $.00001 have been issued. The shares are reported on the balance sheet at the funded value. At par value, the Common Stock account equals $3. Each share of Common Stock is entitled to voting rights.

NOTE 8—UNCONDITIONAL PURCHASE OBLIGATIONS

The Company has a purchase agreement with a third party. The Company is committed to purchases of specific inventory parts over the next year at the most recent prices quoted by the third party. Committed purchases aggregated approximately $572,971 and $1,477,912 at both September 30, 2005 and 2004. Purchases under this agreement totaled approximately $1,399,941 and $2,812,869 for each of the nine months ended September 30, 2005 and 2004. The purchases under this agreement accounted for approximately 23% and 47% of the Company’s total purchases for the nine months ended September 30, 2005 and 2004.

In 2004, the Company entered into a purchase agreement with a third party. The Company is committed to purchases of specific inventory parts over the next year at the most recent prices quoted by the third party. Committed purchases aggregated approximately $28,345 and $73,011 at September 30, 2005 and 2004, respectively. Purchases under this agreement totaled approximately $97,590 and $67,890 for the nine months ended September 30, 2005 and 2004, respectively.

None of the above arrangements have minimum purchase requirements.

Also, see Note 13.

QUATECH, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2005 and 2004

NOTE 9—RELATED PARTY TRANSACTIONS

During 2004, the Company began using the services of a related party, which amounted to approximately $91,922 (53%) and $43,823 (40%) of shipping and handling expense for the nine months ended September 30, 2005 and 2004, respectively. Amounts payable for this related party amounted to approximately $4,642 and $2,229 as of September 30, 2005 and 2004, respectively, and are included in accounts payable in the accompanying balance sheets.

In 2004, the Company entered into a purchase agreement with a related party. The Company is committed to purchases of specific inventory parts through December 2005 at the most recent prices quoted by the related party. Committed purchases aggregated approximately $395,814 and $634,006 at September 30, 2005 and 2004, respectively. Purchases under this agreement totaled approximately $342,215 for the nine months ended September 30, 2005. No purchases under this agreement were made during the nine months ended September 30, 2004.

The purchases under this agreement accounted for approximately 6% of the Company’s total purchases for the nine months ended September 30, 2005.

See Note 5 for additional related party transactions.

NOTE 10—EMPLOYEE BENEFIT PLANS

The Company has a defined contribution plan covering substantially all employees. The Company matched 25% employee deferral contributions up to 6% of eligible wages, as defined. The Company contributed matching contributions of approximately $17,500 in each of the nine months ended September 30, 2005 and 2004, respectively.

NOTE 11—MERGER

In March 2005, the Company entered into a non-binding letter of intent with DPAC Technologies Corp. (“DPAC”) that sets forth the terms of a proposed merger. Through September 30, 2005, the Company incurred approximately $393,000 of direct costs in accordance with the merger. In accordance with Statement of Financial Accounting Standard 141—Business Combinations, the direct costs associated with a business combination have been capitalized.

Upon completion of the merger, such cost will be included in the purchase price. Should the merger not transpire, such cost would be expensed at that time.

In August 2005, the Company entered into a licensing agreement with DPAC for the exclusive right to sell specified products until such time as the merger arrangement is either finalized or terminated. Total royalties incurred for the nine months ended September 30, 2005 were approximately $26,500 and at September 30, 2005 outstanding royalties due were approximately $14,000 and are included in accrued expenses in the accompanying financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

AS OF SEPTEMBER 30, 2005

The following unaudited pro forma condensed consolidated financial statements combine the historical balance sheets of DPAC Technologies and QuaTech at September 30, 2005 and their respective statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005, giving effect to both the Merger, using the purchase method of accounting, and the new financing which is proposed to close immediately prior to or in conjunction with the Merger.

For accounting purposes, QuaTech is considered to be acquiring DPAC in this transaction. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of DPAC, while the historical results of QuaTech are reflected in the results of the combined company. The transaction will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed consolidated financial statements, is allocated to DPAC’s net tangible and intangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values as of the completion of the transaction. The fair value of the intangible assets was determined by using the $2.4 million valuation as established in the License Agreement, as amended, on October 20, 2005. This preliminary valuation and purchase price allocation is the basis of the estimates of fair value reflected in these unaudited pro forma condensed consolidated financial statements. The new financing is a necessary condition of the Merger and is expected to close immediately prior to or simultaneously with the Merger. Accordingly, the accounting effects of the financing are reflected in the unaudited pro forma condensed consolidated financial statements.

We provide the following information to aid you in your analysis of the financial aspects of the Merger. We derived this information for DPAC from the unaudited financial statements of DPAC for the year ended December 31, 2004 and unaudited financial statements for the nine months ended September 30, 2005. We derived this information for QuaTech from the audited financial statements of QuaTech for the fiscal year ended December 31, 2004 and the unaudited financial statements for the nine months ended September 30, 2005.

The unaudited pro forma condensed consolidated financial information is only a summary and you should read it in conjunction with DPAC’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the fiscal year ended February 28, 2005, incorporated by reference herein and accompanying this Prospectus and QuaTech separate historical financial statements and notes thereto for the year ended December 31, 2004 included in this prospectus.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2005 gives effect to DPAC’s merger with QuaTech and the new financing as if the transaction had occurred on that date. The unaudited pro forma condensed consolidated balance sheet is based on the historical balance sheet of DPAC as of September 30, 2005 and the historical balance sheet of QuaTech as of September 30, 2005. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2004 and the nine months ended September 30, 2005 give effect to DPAC’s merger with QuaTech as if it had occurred on January 1, 2004 (the first day of fiscal year 2005 for QuaTech).

The unaudited pro forma condensed consolidated financial information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that the combined company will experience after the Merger.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2005

(In thousands)

	Quatech 9/30/2005	DPAC 9/30/2005	Pro Forma Adjustments	Ref.		Pro Forma Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$602	$1,490	(5a	)	$1,592
			(700)	(5c	)
Accounts receivable, net	1,433	307	(124)	(5f	)	1,616
Inventories	1,341	193	—			1,534
Prepaid expenses and other current assets	154	136	—			290
Current assets of discontinued operations	—	143	—			143

Total current assets	2,928	1,381	666			4,975
PROPERTY, net	307	190				497
DEFERRED FINANCING COSTS	—	—	110	(5a	)	110
GOODWILL & OTHER INTANGIBLE ASSETS	3,656	—	7,453	(5b	)	12,235
			1,126	(5c	)
OTHER ASSETS	403	41	(393)	(5c	)	51

TOTAL	$7,294	$1,612	$8,962			$17,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$900	$500	$(500)	(5d	)	$900
Current portion of long term debt	1,500	—	(1,300)	(5a	)	200
Accounts payable and accrued liabilities	1,599	477	(124)	(5f	)	1,952
Accrued restructuring costs—current	—	185	—			185
Current liabilities of discontinued operations	—	263	—			263

Total current liabilities	3,999	1,425	(1,924)			3,500
ACCRUED RESTRUCTURING COSTS—LT		446	—			446
SUBORDINATED TERM LOAN, NET	1,382	—	2,539	(5a	)	3,921
DEFERRED TAX LIABILITY	431	—	—			431
LIABILITY SETTLEABLE IN COMMON STOCK	—	—	479	(5a	)	479
NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS	—	385	—			385

Total long-term liabilities	1,813	831	3,018			5,662
STOCKHOLDERS’ EQUITY:
Common stock	500	27,361	9,101	(5b	)	9,490
			33	(5c	)
			500	(5d	)
			(28,005)	(5e	)
Preferred Stock	1,300	—	(1,300)	(5b	)	—
Treasury Stock	(102)	—	102	(5b	)	—
Additional paid-in capital	450	2,702	(450)	(5b	)	—
			(2,702)	(5e	)
Accumulated deficit	(666)	(30,707)	(118)	(5a	)	(784)
			30,707	(5e	)

Net stockholders’ equity	1,482	(644)	7,868			8,706

TOTAL	$7,294	$1,612	$8,962			$17,868

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2004

(In thousands, except for per share data)

	Quatech 12/31/2004	DPAC 12/31/2004	Pro Forma Adjustments		Pro Forma Consolidated
NET SALES	$10,702	$1,098	—		$11,800
COST OF SALES	6,200	894	—		7,094

GROSS PROFIT	4,502	204	—		4,706
COSTS AND EXPENSES:
General and administrative	1,432	2,821	480	(5g)	4,733
Sales and marketing	1,640	1,881	—		3,521
Research and development	655	1,501	—		2,156
Goodwill impairment charge	—	—	—		—
Restructuring charges	—	573	—		573

Total costs and expenses	3,727	6,776	480		10,983
INCOME (LOSS) FROM OPERATIONS	775	(6,572)	(480)		(6,277)

OTHER INCOME (EXPENSE):
Interest income	—	33	—		33
Interest expense	(585)	—	(336)	(5h)	(921)
Other	(55)	—	—		(55)

Total other income (expense)	(640)	33	(336)		(943)
INCOME (LOSS) BEFORE INCOME TAX PROVISION	135	(6,539)	(816)		(7,220)
INCOME TAX PROVISION	130	—	—		130

INCOME (LOSS) FROM CONTINUING OPERATIONS	$5	$(6,539)	$(816)		$(7,350)

Basic and diluted net loss per share		$(0.28)			$(0.08)
Weighted average shares used in calculation of basic and diluted net loss per share		23,319	69,363	(6)	92,682

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended September 30, 2005

(In thousands, except for per share data)

	QuaTech 9/30/2005	DPAC 9/30/2005	Pro Forma Adjustments			Pro Forma Consolidated
NET SALES	$7,474	$1,318	$(125)	(5i	)	$8,567
COST OF SALES	3,997	837	(99)	(5i	)	4,735

GROSS PROFIT	3,477	381	(26)			3,832
COSTS AND EXPENSES:
General and administrative	1,060	2,020	360	(5g	)	3,414
			(26)	(5i	)
Sales and marketing	1,314	854	—			2,168
Research and development	542	704	—			1,246
Write-off of amount due from technology license	—	282	—			282
Goodwill impairment	—	4,529	—			4,529
Restructuring charges	—	92	—			92

Total costs and expenses	2,916	8,481	334			11,731
INCOME (LOSS) FROM OPERATIONS	561	(8,100)	(360)			(7,899)

OTHER INCOME (EXPENSE):
Interest income	—	19	—			19
Interest expense	(435)	(9)	(252)	(5h	)	(696)
Other	(49)	—	—			(49)

Total other income (expense)	(484)	10	(252)			(726)
INCOME (LOSS) BEFORE INCOME TAX PROVISION	77	(8,090)	(612)			(8,625)
INCOME TAX PROVISION	37	—	—			37

INCOME (LOSS) FROM CONTINUING OPERATIONS	$40	$(8,090)	$(612)			$(8,662)

Basic and diluted net loss per share		$(0.34)				$(0.09)
Weighted average shares used in calculation of basic and diluted net loss per share		23,745	69,363	(6)		93,108

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(1) Description of Transactions and Basis of Pro Forma Presentation

On April 26, 2004, QuaTech and DPAC entered into a merger agreement, subsequently amended on August 5, 2005 and October 20, 2005, for a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States of America. Under terms of the transaction, DPAC will issue approximately 64.1 million shares of its common stock for all of QuaTech’s outstanding shares of preferred stock, common stock and warrants. For accounting purposes, the transaction is considered a “reverse merger” under which QuaTech is considered to be acquiring DPAC. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of DPAC, while the historical results of QuaTech are reflected in the results of the combined company.

The 23.7 million shares of DPAC common stock outstanding, the 3.3 million shares of DPAC common stock that would be issued upon the conversion of the DCV note and the outstanding DPAC options and warrants, are considered as the basis for determining the exchange ratio establishing the consideration to be paid in the reverse merger transaction.

In addition, each QuaTech stock option outstanding on the closing date will be converted to DPAC options by multiplying the QuaTech options by the same factor described above. The new exercise price will be determined by dividing the old exercise price by the same factor. Each of these options and warrants are subject to the same terms and conditions that were in effect for the related QuaTech options. Further, as a result of the merger, options to purchase an aggregate of 76,171 shares of QuaTech common stock that are held by officers and employees of QuaTech will immediately vest.

DPAC entered into a loan agreement with Development Capital Ventures LP (DCV) on August 5, 2005 to provide $500,000 in senior convertible debt financing. The note is convertible at DCV’s option into approximately 3.3 million shares of DPAC common stock. The note automatically converts into DPAC common stock upon the closure of the merger with QuaTech. An additional approximately 1.6 million shares of DPAC common stock are issuable upon the closure of the merger with QuaTech and the conversion of the note to common stock.

On August 5, 2005, DPAC concurrently entered into a License Agreement extending to DCV an exclusive world-wide license to manufacture and distribute all of DPAC’s products in the wireless technology area, with the right to sublicense the technology to QuaTech. Under the License Agreement, QuaTech will be obligated to pay DPAC a royalty for each unit shipped. On October 20, 2005 the License Agreement was amended to grant QuaTech an option to elect to prepay any and all license fees for a one-time cash payment of $2.4 million, which the parties have agreed is the fair market value of the exclusive license. If QuaTech elects to exercise its option to prepay, the cash will be held in escrow pending the outcome of DPAC’s shareholders’ voting on the approval of the Merger and the License Agreement. If the shareholders do not approve the Merger, QuaTech has the right to rescind its prepayment election and accept a continuation of a non-exclusive license.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information—(Continued)

The following table details the adjustments made to DPAC’s audited Statement of Operations for the year ended February 28, 2005 to convert to a year ended December 31, 2004 for the pro forma presentation.

DPAC Technologies Corp.

Statement of Operations

		Unaudited
	Year Ended February 28, 2005	Plus Two Months Ended Feb. 28, 2004	Less Two Months Ended Feb. 28, 2005	Twelve Months Ended Dec. 31, 2004
NET SALES	$1,426	$57	$385	$1,098
COST OF SALES	1,037	63	206	894

GROSS PROFIT	389	(6)	179	204
COSTS AND EXPENSES:
Sales and marketing	1,922	220	261	1,881
General and administrative	2,608	549	336	2,821
Research and development	1,405	307	211	1,501
Goodwill impairment charge	4,529	—	4,529	—
Restructuring charges	665	—	92	573

Total operating expenses	11,129	1,076	5,429	6,776
LOSS FROM OPERATIONS	(10,740)	(1,082)	(5,250)	(6,572)

INTEREST INCOME	36	4	7	33

LOSS BEFORE INCOME TAX BENEFIT	(10,704)	(1,078)	(5,243)	(6,539)
INCOME TAX PROVISION	—	—	—	—

LOSS FROM CONTINUING OPERATIONS	$(10,704)	$(1,078)	$(5,243)	$(6,539)

(2) Preliminary Merger Purchase Price

The unaudited pro forma condensed consolidated financial statements reflect the merger of QuaTech with DPAC as a reverse merger wherein QuaTech is deemed to be the acquiring entity from an accounting perspective. Under the purchase method of accounting, DPAC’s 23.7 million outstanding shares of common stock and its stock options and warrants were valued using the average closing price on the Over-the-Counter Bulletin Board of $0.10 per share for the two (2) days before and two (2) days after October 20 , 2005. The fair value of the DPAC outstanding stock options and warrants were determined using the Black-Scholes option pricing model with the following assumptions: stock price of $0.10, which is the value ascribed to the DPAC shares in determining the purchase price; volatility of 94.8%; risk-free interest rate of 3.7%; and an expected life of five (5) years.

The final determination of the purchase price allocation will be based on the fair values of the assets, including the fair value of intangible assets, and the fair value of liabilities assumed at the date of the closing of the merger. The purchase price will remain preliminary until the Company is able to finalize its valuation of significant intangible assets acquired and adjust the fair value of the other assets and liabilities acquired. The final determination of the purchase price allocation will be completed as soon as practicable after the date of the closing of the merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed consolidated financial statements and related notes.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information—(Continued)

The estimated purchase price is summarized as follows (in thousands):

Fair value of DPAC outstanding common stock issued in exchange for all outstanding shares of QuaTech (64.1 million shares issued at $0.10 per share)	$6,410
Fair value of DPAC outstanding stock options issued in exchange for all outstanding stock options of QuaTech (3.5 million shares with a weighted average exercise price of $0.04)	310
Fair value of DPAC outstanding stock options issued to DPAC directors and officers upon completion of merger (1.2 million shares with an exercise price of $0.10)	88
Estimated merger costs	1,126

Total Estimated Purchase Price	$7,934

(3) Preliminary Merger Purchase Price Allocation

Based upon the estimated purchase price, the preliminary purchase price allocation, which is subject to change based on DPAC’s final analysis, is as follows (in thousands):

Tangible assets acquired, including $602 in cash and cash equivalents	$1,612
Estimated fair value of intangible asset—developed technology	1,096
Estimated fair value of intangible asset—customer related	1,304
Estimated fair value of goodwill	6,179
Liabilities assumed	(2,257)

Net assets acquired	$7,934

The final determination of the purchase price allocation will be based on the fair values of the assets, including the fair value of goodwill and other intangibles, and the fair value of liabilities assumed at the date of the closing of the Merger. The purchase price will remain preliminary until the Company is able to finalize its valuation of significant intangible assets acquired and adjust the fair value of the other assets and liabilities acquired. The final determination of the purchase price allocation will be completed as soon as practicable after the date of the closing of the Merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed consolidated balance sheet and related notes.

(4) Preliminary Accounting for New Financing

QuaTech intends to enter into two new financing agreements to provide a total of $3.1 million in financing prior to the closing of the merger transaction, and DPAC intends to enter into a financing agreement to provide an additional $1.5 million simultaneously with the merger transaction.

Based on the commitment letter from the State of Ohio, QuaTech will sign a promissory note to borrow $2.5 million for a term of five years at an annual interest rate of 8% plus an annual service fee equal to 1%. Interest payments will be made on a monthly basis during the term of the loan. Principal of $500,000 will be paid years two through five on a monthly basis, with a $2.0 million balloon payment due at the end of year five. A participation fee of $250,000 will also be due at the end of year five and is being accreted ratably over a five-year period as additional interest expense in the unaudited pro forma condensed consolidated financial statements.

Based on the commitment letter from Evolution Acquisition Capital Partners, LLC, DPAC will sign a promissory note to borrow up to $1.5 million for a term of five years at an annual interest rate of 9.5%. Interest

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information—(Continued)

payments will be made on a quarterly basis during the term of the loan. All principal is due in a single installment on the fifth anniversary of the loan. A success fee is payable at the repayment of the debt in full, as follows: prior to the third anniversary of the loan, $650,000; prior to the fourth anniversary, $950,000; and after that date and up to the maturity of the loan, $1.4 million. The success fee of $650,000 is being accreted ratably over a three-year period as additional interest expense in the unaudited pro forma condensed consolidated financial statements. A 3% closing fee is payable on the closing date of the loan. Evolution Acquisition Capital Partners will receive detachable warrants equivalent to 5% of the fully diluted equity of QuaTech after the Merger. The face value of the note has been discounted in the unaudited pro forma condensed consolidated financial statements by the fair value of the warrants, which is classified as a separate liability as per EITF 00-19. The discount is amortized as additional interest expense and accrete the note to face value at maturity.

Based on the commitment letter from National City Bank, QuaTech will sign a promissory note to borrow $600,000 for a term of twenty-one (21) months at an annual interest rate of prime plus 2.0%. The agreement calls for monthly principal payments of $16,667 plus interest with a balloon payment due at maturity. Additional quarterly principal reduction payments are required equal to 50% of “Excess Cash Flow,” defined as EBITDA for the quarter less the total of any cash payments for taxes, scheduled principal payments, interest, and dividends.

The Company will incur approximately $110,000 in closing fees in connection with these financings.

(5) Pro Forma Adjustments (in thousands)

(a) To record new financing and pay-off of historical Quatech subordinated debt (see Note 4).

	Cash	Deferred Financing Charges	Current Portion of LT Debt	Subordinated Debt	Liability Settleable in Common Stock	Accumulated Deficit
To record new debt	$4,490	$110	$(200)	$(3,921)	$(479)
To record pay-off of historical Quatech Subordinated Debt	(3,000)		1,500	1,382		118

	$1,490	$110	$1,300	$(2,539)	$(479)	$118

Detachable warrants issued in conjunction with the new financing provide the holder with an option to purchase 5.1 million shares of DPAC common stock. A portion of the proceeds from the issuance of the subordinated note was allocated to the warrants, representing their estimated fair value. The fair value of the warrants was determined to be $479,000 using the Black-Scholes option pricing model with the following assumptions: stock price of $0.10, which is the value ascribed to the DPAC shares in determining the purchase price; volatility of 94.8%; risk-free interest rate of 3.7%; and an expected life of ten (10) years.

In accordance with EITF 00-19, the fair value of warrants, due to the put feature of warrants, are deemed to meet the characteristics of a derivative instrument and are classified as a separate liability in the Pro Forma Consolidated Balance Sheet. Pursuant to EITF 00-19, because the contract gives the holder the choice of cash settlement or settlement in shares, public companies should report the proceeds from the issuance of put warrants as liabilities and subsequently measure the put warrants at fair value with changes in fair value reported in earnings.

This is a preliminary accounting determination based on the information currently available and the current financing term sheet and is subject to further analysis and change when a final financing agreement has been completed.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information—(Continued)

(b) To record issuance of DPAC common shares for QuaTech common shares and to eliminate QuaTech equity accounts (see Notes 2 and 3).

	Intangible Assets & Goodwill	Common Stock	Preferred Stock	Treasury Stock	Additional Paid In Capital
To record the 64.1 million shares of DPAC common stock issued upon the closing (see Note 1)		$(6,410)
To record the fair value of 2.2 million stock options issued in exchange for Quatech options		(310)
To record the fair value of 1.2 million stock options issued to DPAC’s directors and officers		(88)
To eliminate Quatech Common Stock, $0.01 par value per share		500
To eliminate Quatech Preferred Stock			1,300
To eliminate Quatech Treasury Stock				(102)
To eliminate Quatech Add’l Paid in Capital					450
To record the fair value of acquired intangible assets	2,400
To record the excess purchase price over DPAC’s net assets as Goodwill	5,053
To record the off-setting entry for the elimination of certain QuaTech and DPAC equity accounts		(2,793)

	$7,453	$(9,101)	$1,300	$(102)	$450

(c) To record estimated merger transactions costs, of which $33,000 will be paid with the issuance of 333,000 shares of common stock. Additionally, DPAC as the accounting acquiree in the reverse merger transaction, has expensed approximately $360,000 of direct transaction costs incurred.

Cash	$(700)
Common Stock	$(33)
Other assets—capitalized acquisition costs incurred	$(393)
Goodwill	$1,126
Estimated transaction costs are comprised of the following:
Success fee for investment bankers	$670
Legal, accounting and printing	456

Total estimated fees	$1,126

(d) To record conversion of convertible bridge loan to equity at completion of merger by issuance of 4.9 million shares of common stock (see Note 1).

To record conversion of Bridge Loan for Common Stock
Note Payable	$500
Common Stock	$(500)

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information—(Continued)

(e) To fully eliminate DPAC historical accumulated deficit in accordance with reverse merger accounting (see Note 1).

Accumulated Deficit	$(30,707)
Additional Paid in Capital	2,702
Common Stock	$28,005

(f) To eliminate intercompany accounts receivable and accounts payable at September 30, 2005.

(g) To record amortization of acquired identifiable intangible assets resulting from the Merger, based on an estimated five-year life and using straight-line amortization.

(h) Pro forma adjustment is an aggregate of the following:

	Year ended	Nine months ended
	December 31, 2004	September 30, 2005
To eliminate interest related to QuaTech historical subordinated debt	$450	$338
To eliminate amortization of discount on QuaTech historical subordinated debt	64	48
To record interest expense on new debt financing	(390)	(293)
To record annual management fee on new debt financing	(70)	(52)
To record accretion of success fee on new financing as interest expense as described in Note 4	(267)	(200)
To record as interest the amortization of the fair value of the detachable warrants	(96)	(72)
To record amortization of deferred interest expense on new debt financing	(27)	(21)

	$(336)	$(252)

(i) To eliminate intercompany sales and cost of sales for the nine months ended September 30, 2005.

(6) Net Loss Per Common Share Data

Shares used to calculate unaudited pro forma combined net loss per basic and diluted share were computed by adding approximately 64.1 million common shares issued as a result of the Merger, approximately 4.9 million common shares issued as a result of converting the DCV debt to equity, and 333,000 shares issued for payment of certain closing costs. As the pro forma condensed consolidated statement of operations for all periods presented shows a net loss, weighted average basic and diluted shares are the same.

INDEX TO ANNEXES

AGREEMENT AND PLAN OF REORGANIZATION DATED APRIL 26, 2005 BY AND AMONG DPAC TECHNOLOGIES CORP., DPAC ACQUISITION SUB, INC., AND QUATECH, INC. DATED APRIL 26, 2005	ANNEX A-1

FIRST AMENDMENT DATED AUGUST 5, 2005 TO AGREEMENT AND PLAN OF REORGANIZATION	ANNEX A-2

SECOND AMENDMENT DATED OCTOBER 20, 2005 TO AGREEMENT AND PLAN OF REORGANIZATION	ANNEX A-3

THIRD AMENDMENT DATED DECEMBER 12, 2005 TO AGREEMENT AND PLAN OF REORGANIZATION	ANNEX A-4

SHAREHOLDER AND REGISTRATION RIGHTS AGREEMENT	ANNEX A-5

OHIO STATUTORY DISSENTERS RIGHTS	ANNEX B

OPINION OF B. RILEY & COMPANY INC.	ANNEX C

TAX OPINION OF BUCHANAN INGERSOLL PC	ANNEX D

LICENSE AGREEMENT DATED AUGUST 5, 2005	ANNEX E-1

FIRST AMENDMENT DATED OCTOBER 20, 2005 TO LICENSE AGREEMENT	ANNEX E-1.1

BRIDGE LOAN ESCROW AGREEMENT DATED JULY 29, 2005	ANNEX E-2

DPAC TECHNOLOGIES CORP. CONVERTIBLE TERM NOTE DATED AUGUST 5, 2005	ANNEX E-3

LOAN AGREEMENT DATED AUGUST 5, 2005	ANNEX E-4

SECURITY AGREEMENT DATED AUGUST 5, 2005 WITH ATTACHED RIDERS	ANNEX E-5

AMENDMENT TO CONVERTIBLE TERM NOTE	ANNEX E-6

ANNEX A-1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

DPAC TECHNOLOGIES CORP., DPAC ACQUISITION SUB, INC.,

AND

QUATECH, INC.

April 26, 2005

i

ii

iii

iv

EXHIBITS

EXHIBIT A	Shareholder and Registration Rights Agreement for Certain QuaTech Shareholders

EXHIBIT B-1	Certificate of Merger

EXHIBIT B-2	Articles of Incorporation of Merger Sub

EXHIBIT B-3	Code of Regulations of Merger Sub

EXHIBIT C-1	Example Calculation of the Common Exchange Rate

EXHIBIT C-2	Example Calculation of the Preferred Exchange Rate

EXHIBIT D	Form of Employment Agreement for Steven D. Runkel

EXHIBIT E	Form of Employment Agreement for Creighton K. Early

v

INDEX OF DEFINED TERMS

No.	Defined Term	Section
1	Agreement	Introduction

2	CERCLA	II.2.16(b) Certain Definitions.

3	Certificate of Merger	I.1.1 The Merger.

4	Certificates	I.1.7(c) Exchange Procedures.

5	Closing	I.1.2 Closing; Effective Time.

6	Closing Date	I.1.2 Closing; Effective Time.

7	COBRA	II.2.10(h)(i)

8	Code	G.

9	Common Exchange Rate	I.1.6(a) Conversion of QuaTech Common Stock.

10	Confidentiality Agreement	V.5.5 Confidentiality.

11	Copyrights	(iii)

12	D&O Insurance	V.5.16(a) Insurance.

13	DPAC	Introduction

14	DPAC Adjusted Warrants	IV.4.3 New Securities.

15	DPAC Articles	II.2.1(a)

16	DPAC Balance Sheet	II.2.5(a)(i)

17	DPAC Balance Sheet Date	II.2.13 Absence of Certain Changes.

18	DPAC Benefit Plans	V.5.18 Employee Benefit Matters.

19	DPAC Bylaws	II.2.1(a)

20	DPAC Common Stock	C.(iii)

21	DPAC Companies	II.2.10(a) Plans.

22	DPAC Disclosure Schedule	II.

23	DPAC Financial Statements	II.2.5(a)

24	DPAC Material Contracts	II.2.12(ii)

25	DPAC Owned Intellectual Property	II.2.11(b)(iv)

26	DPAC Owned Trade Secrets	II.2.11(c) Trade Secrets.

27	DPAC Plan	II.2.10(a) Plans.

28	DPAC Plans	II.2.10(a) Plans.

29	DPAC SEC Documents	II.2.5(a)

30	DPAC Shareholders Meeting	II.2.9 Registration Statement; Proxy Statement/ Prospectus.

31	DPAC Subsidiary	II.2.1(b)

32	Effective Time	I.1.2 Closing; Effective Time.

33	Employment Contracts	II.2.10(a) Plans.

vi

No.	Defined Term	Section
34	ERISA	II.2.10(a) Plans.

35	ERISA Affiliate	II.2.10(f) Liabilities.

36	Exchange Act	II.2.5(a)

37	Exchange Agent	I.1.7(a) Exchange Agent.

38	Governmental Entity	II.2.3(b) Governmental Consents.

39	Hazardous Materials	II.2.16(b) Certain Definitions.

40	herein	VIII.8.2 Interpretation.

41	hereof	VIII.8.2 Interpretation.

42	hereunder	VIII.8.2 Interpretation.

43	include	VIII.8.2 Interpretation.

44	includes	VIII.8.2 Interpretation.

45	including	VIII.8.2 Interpretation.

46	Intellectual Property Rights	II.2.11(a) Certain Definitions.

47	Interim Financial Statements	III.3.5(a)(ii)

48	knowledge	VIII.8.2 Interpretation.

49	Marks	II.2.11(a)(i)

50	material	VIII.8.2 Interpretation.

51	Material Adverse Effect	VIII.8.2 Interpretation.

52	Merger	A.

53	Merger Consideration	I.1.6(j) Merger Consideration.

54	Merger Sub	Introduction

55	Merger Sub Common Stock	I.1.6(f) Capital Stock of Merger Sub.

56	modification	I.1.6(d)(ii)

57	*multi-employer plan	II.2.10(e) Multi-Employer Plan Etc.

58	Multi-Employer Plan	II.2.10(e) Multi-Employer Plan Etc.

59	Multiple Employer Plan	II.2.10(e) Multi-Employer Plan Etc.

60	New Issue Price	F.

61	New Securities	IV.4.3 New Securities.

62	Ohio Law	A.

63	Patents	II. 2.11(a)(ii)

64	PBGC	II.2.10(c) Compliance.

65	Person	I.1.7(e) Transfers of Ownership.

66	plan	II.2.24(o)(ii)

67	*plan of reorganization	V. 5.17

vii

No.	Defined Term	Section
68	Plans	II.2.10(a) Plans.

69	Predecessor DPAC Employer	II.2.10(a) Plans.

70	Predecessor DPAC Plan	II.2.10(a) Plans.

71	Predecessor QuaTech Employer	III.3.10(a) Plans.

72	Predecessor QuaTech Plan	III.3.10(a) Plans.

73	Preferred Exchange Rate	I.1.6(b) Conversion of QuaTech Preferred Stock.

74	Pro Forma Combined Consolidated Financials	V.5.19 Financial Statements.

75	Proxy Statement	II.2.9 Registration Statement; Proxy Statement/ Prospectus.

76	Qualified Plans	II.2.10(c) Compliance.

77	QuaTech	Introduction

78	QuaTech Articles of Incorporation	III.3.1(a)

79	QuaTech Balance Sheet Date	III.3.5(a)(ii)

80	QuaTech Balance Sheets	III.3.5(a)(ii)

81	QuaTech Code of Regulations	III.3.1(a)

82	QuaTech Common Shareholder List	I.1.6(a) Conversion of QuaTech Common Stock.

83	QuaTech Common Stock	I.1.6(a) Conversion of QuaTech Common Stock.

84	QuaTech Companies	III.3.10(a) Plans.

85	QuaTech Consolidated Financial Statements	III.3.5(c)(ii)

86	QuaTech Disclosure Schedule	III.

87	QuaTech Employees	V.5.18 Employee Benefit Matters.

88	QuaTech Financial Statements	III.3.5(a)(ii)

89	QuaTech Interim Balance Sheet	III.3.5(a)(ii)

90	QuaTech Interim Financial Statements	III.3.5(c)(ii)

91	QuaTech Material Contracts	III.3.12(ii)

91a	QuaTech Note	6.1(e)

92	QuaTech Option Plans	I.1.6(d) Stock Option Plans.

93	QuaTech Options	I.1.6(d) Stock Option Plans.

94	QuaTech Owned Intellectual Property	III.3.11(a)(iv)

95	QuaTech Owned Trade Secrets	III.3.11(b) Trade Secrets.

96	QuaTech Plan	III.3.10(a) Plans.

97	QuaTech Plans	III.3.10(a) Plans.

98	QuaTech Preferred Stock	I.1.6(b) Conversion of QuaTech Preferred Stock.

99	QuaTech Warrant	I.1.6(e) QuaTech Warrant.

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No.	Defined Term	Section
100	QuaTech Year End Balance Sheet	III.3.5(a)(i)

101	QuaTech Year End Balance Sheets	III.3.5(c)(i)

102	Registration Statement	II.2.9 Registration Statement; Proxy Statement/ Prospectus.

103	Reverse Split	E.

104	Sarbanes-Oxley Act	II.2.5(b)

105	SEC	II.2.5(a)

106	Section 16	V.5.18(i)

107	Securities Act	II.2.5(a)

108	series of related transactions	II.2.24(o)(ii)

109	Shareholder Agreement	D.

110	Shareholder Agreements	D.

111	Software	(v)

112	Superior Proposal	IV.4.2(y)

113	Surviving Corporation	I.1.1 The Merger.

114	Takeover Proposal	IV.4.2(i)

115	Tax Returns	II.2.24(b)

116	Taxes	II.2.24(a)

117	Termination Fee	VII.7.3(b)(A)

118	the date hereof	VIII.8.2 Interpretation.

119	the date of this Agreement	VIII.8.2 Interpretation.

120	Trade Secrets	2.11(iv)

ix

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of April 26, 2005, by and among DPAC TECHNOLOGIES CORP., a California corporation (“DPAC”), DPAC ACQUISITION SUB, INC., an Ohio corporation (“Merger Sub”) and wholly-owned subsidiary of DPAC, and QUATECH, INC., an Ohio corporation (“QuaTech”).

RECITALS

A. DPAC and QuaTech have determined that it would be appropriate and in their respective best interests for Merger Sub to merge (the “Merger”) with and into QuaTech upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Ohio (“Ohio Law”).

B. The Board of Directors of QuaTech (i) has determined that the Merger and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of QuaTech adopt and approve this Agreement and approve the Merger.

C. The Board of Directors of DPAC (i) has determined that the Merger and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the shareholders of DPAC adopt and approve this Agreement and approve the Merger and the issuance, pursuant to the Merger, of shares of DPAC’s common stock, as then classified (including shares issuable in upon any reclassification or exchange thereof pursuant to the Reverse Split (as hereinafter defined), the “DPAC Common Stock”).

D. Concurrently with the execution of this Agreement, as a condition and inducement to the willingness of each of QuaTech and DPAC to enter into this Agreement, Development Capital Ventures, LP, William Roberts and Steve Runkel are entering into respective Shareholder and Registration Rights Agreements with QuaTech and DPAC substantially in the form attached hereto as Exhibit A (each individually the “Shareholder Agreement” and collectively the “Shareholder Agreements”).

E. It is contemplated that prior to the Effective Time, DPAC will effect a reverse split of its Common Stock in a ratio to be determined by its Board of Directors and agreeable to QuaTech (the “Reverse Split”).

F. It is a condition to the merger that prior to the Effective Time, DPAC will issue or agree to issue New Securities (as hereinafter defined) at a price (“New Issue Price”) and on terms agreeable to QuaTech, and that New Issue Price shall be factored into the calculation of the Common Exchange Rate as described in Section 1.6(a) and the Preferred Exchange Rate as described in Section 1.6(b).

G. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

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NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger substantially in the form attached hereto as Exhibit B-1 (the “Certificate of Merger”) and the applicable provisions of Ohio Law, Merger Sub shall be merged with and into QuaTech, the separate corporate existence of Merger Sub shall cease and QuaTech shall continue as the surviving corporation after the Merger (QuaTech after the Effective Time is hereinafter sometimes referred to as the “Surviving Corporation”) as a subsidiary of DPAC.

1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DPAC and QuaTech or at such other locations as the parties agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Ohio, in accordance with the relevant provisions of Ohio Law (the time of such filing or a later time for effectiveness of the Merger specified in such filing is herein called the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Ohio Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of QuaTech and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of QuaTech and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation; Code of Regulations.

(a) Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety to be, until further amended as provided by Ohio Law, identical to the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that Article I of the articles of incorporation of the Surviving Corporation shall read as follows: “The name of this corporation is as follows: QuaTech, Inc.” The Merger Sub articles of incorporation are attached hereto as Exhibit B-2.

(b) Code of Regulations. The Code of Regulations of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with Ohio Law, the articles of incorporation and such Code of Regulations except that all references to the name of corporation shall be amended to read “QuaTech, Inc.” The Merger Sub code of regulations shall be substantially in the form attached hereto as Exhibit B-3.

1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be Creighton Early, Steven D. Runkel and William Roberts and shall each hold office until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be Steven D. Runkel and two (2) other individuals mutually agreed upon by QuaTech and DPAC and shall each hold office at the discretion of the board of directors of the Surviving Corporation.

1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, QuaTech or holders thereof, the holders of any of the following securities, the following shall happen:

(a) Conversion of QuaTech Common Stock. At the Effective Time, all shares of QuaTech common stock, par value $0.00001 per share (“QuaTech Common Stock”) issued and outstanding immediately prior

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to the Effective Time, other than any shares of QuaTech Common Stock to be canceled pursuant to Section 1.6(c), shall be canceled and extinguished, and all of the shares of QuaTech Common Stock theretofore outstanding shall be converted automatically solely into the right to receive a number of registered whole shares of DPAC Common Stock (adjusted appropriately for any stock splits, stock dividends or similar recapitalization occurring prior to the Effective Time including without limitation the Reverse Split), rounded up to the nearest whole number of shares of DPAC Common Stock, at a rate, subject to adjustment, of one whole share of DPAC Common Stock in exchange for each 0.0413963 of one whole share of QuaTech Common Stock (the “Common Exchange Rate”), without payment for any lesser fractions, and all such lesser fractions of one whole shares of QuaTech Common Stock shall be cancelled without further payment therefor, except that a beneficial holder may aggregate such fractions from the person’s total holdings. Provided, however, should any shares of DPAC Common Stock or QuaTech Common Stock be issued prior to the Effective Time for any reason, other than the sale of New Securities (as hereinafter defined) and other than the Merger Consideration, then the Common Exchange Rate shall be adjusted so that the sum of (i) the number of shares of DPAC Common Stock into which all shares of QuaTech Common Stock shall be converted plus (ii) the number of shares of DPAC Common Stock issuable under all options to purchase QuaTech Common Stock which are assumed by DPAC pursuant to the provisions of Section 1.6(d), shall become the product of 0.8387262 multiplied by the total number of all shares of DPAC Common Stock outstanding immediately prior to the Effective Time plus the number issuable upon a deemed net exercise of all in-the-money DPAC Options and DPAC Warrants at the New Issue Price, excluding all New Securities. At the Closing, QuaTech shall deliver to DPAC a certified list showing the name and address of each record holder of QuaTech Common Stock and the exact number of shares held by each such holder (the “QuaTech Common Shareholder List”). For avoidance of doubt, the Common Exchange Rate will require an adjustment to take into account the change in the number of outstanding shares of DPAC Common Stock as will result from the Reverse Split. Attached hereto as Exhibit C-1 is an example of the calculation of the Common Exchange Rate.

(b) Conversion of QuaTech Preferred Stock. At the Effective Time all shares of QuaTech 9% Series A Convertible Preferred Stock, par value $0.00001 per share (“QuaTech Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and each share of QuaTech Preferred Stock theretofore outstanding shall be converted automatically solely into the right to receive a number of registered whole shares of DPAC Common Stock at a rate, subject to adjustment, of one whole share of DPAC Common Stock (adjusted appropriately for any stock splits, stock dividends or similar recapitalization occurring prior to the Effective Time including without limitation the Reverse Split), rounded up to the nearest whole number of shares of DPAC Common Stock, in exchange for each 0.0413963 of one whole share (subject to adjustment as provided below) of QuaTech Preferred Stock (the “Preferred Exchange Rate”), without payment for any lesser fractions of one whole share of QuaTech Preferred Stock, and all such lesser fractions shall be cancelled without further payment therefor, except that a beneficial holder may aggregate such fractions from the person’s total holdings; provided, however, should any shares of DPAC Common Stock or QuaTech Common Stock be issued prior to the Effective Time for any reason, other than the sale of New Securities (as hereinafter defined) and other than the Merger Consideration, but specifically including the Reverse Split, the Preferred Exchange Rate shall be adjusted so that the total number of shares of DPAC Common Stock into which all shares of QuaTech Preferred Stock shall be converted shall become the product of 0.6612738 multiplied by the number of shares of DPAC Common Stock outstanding immediately prior to the Effective Time plus the number issuable upon a deemed net exercise of all in-the-money DPAC Options and DPAC Warrants at the New Issue Price, excluding all New Securities. For avoidance of doubt, the Preferred Exchange Rate will require an adjustment to take into account the change in the number of outstanding shares of DPAC Common Stock as will result from the Reverse Split. Attached hereto as Exhibit C-2 is an example of the calculation of the Preferred Exchange Rate.

(c) Cancellation of QuaTech Common Stock Owned by DPAC or QuaTech. At the Effective Time, all shares of QuaTech Common Stock or QuaTech Preferred Stock that are owned by DPAC or QuaTech directly or indirectly immediately prior to the Effective Time shall be canceled and extinguished and no Merger Consideration or other consideration shall be delivered in exchange therefor.

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(d) Stock Option Plans. At the Effective Time, all unexercised and unexpired options, excluding the QuaTech Warrant, to purchase QuaTech Common Stock (“QuaTech Options”) then outstanding under any stock option plan of QuaTech, including the 2001 Stock Option Plan, as amended, and any other plan, agreement or arrangement (collectively, the “QuaTech Option Plans”), whether or not then exercisable (all of which are set forth in Section 1.6(d) of the QuaTech Disclosure Schedule), will be assumed by DPAC. Each QuaTech Option so assumed by DPAC under this Agreement will continue to have, and be subject to, the same terms and conditions (including, except as set forth in the last sentence of this Section 1.6(d), vesting schedule) as set forth in the applicable QuaTech Option Plan and any arrangements thereunder immediately prior to the Effective Time, except that (i) each QuaTech Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of DPAC Common Stock equal to the product of the number of shares of QuaTech Common Stock that were issuable upon exercise of such QuaTech Option immediately prior to the Effective Time multiplied by the number of shares of DPAC Common Stock issued in exchange for one whole share of QuaTech Common Stock, rounded up to the nearest whole number of shares of DPAC Common Stock, and (ii) the per-share exercise price for the shares of DPAC Common Stock issuable upon exercise of each such assumed QuaTech Option will be equal to the product determined by multiplying the exercise price per share of QuaTech Common Stock at which such QuaTech Option was exercisable immediately prior to the Effective Time by the Common Exchange Rate, rounded up to the nearest whole cent. The conversion of any QuaTech Options to which Section 421(a) of the Code applies into options to purchase DPAC Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such QuaTech Options within the meaning of Section 424 of the Code. Each such converted QuaTech Option shall remain subject to the terms and conditions of the QuaTech Option Plan pursuant to which such QuaTech Option was granted and the agreement evidencing the grant of such QuaTech Option.

(e) QuaTech Warrant. Immediately prior to the Effective Time that certain warrant to acquire 430,814 shares of QuaTech Common Stock originally held by HillStreet Fund, L.P. (the “QuaTech Warrant”) will be automatically converted into 430,814 shares of QuaTech Common Stock so that such shares of QuaTech Common Stock will be, at the Effective Time, converted into the right to receive registered DPAC Common Stock in accordance with the provisions of Section 1.6(a), included along with all other shares of QuaTech Common Stock.

(f) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, without par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, without par value, of the Surviving Corporation and the Surviving Corporation shall be a wholly-owned subsidiary of DPAC. Each stock certificate of Merger Sub held by DPAC evidencing ownership of any such shares shall at and after the Effective Time evidence ownership of such shares of capital stock of the Surviving Corporation.

(g) Appraisal Rights. Notwithstanding Section 1.6(a), if for any reason appraisal rights under Section 1701.85 of Ohio Law become available to holders of QuaTech Common Stock in connection with the Merger, the shares of QuaTech Common Stock outstanding immediately prior to the Effective Time and held by a holder who properly exercises and perfects appraisal rights for such shares of QuaTech Common Stock in accordance with Ohio Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or effectively withdraws or loses his or her right to appraisal, such shares of QuaTech Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. QuaTech shall give DPAC prompt notice of any demands received by QuaTech for appraisal of shares of QuaTech Common Stock, and DPAC shall have the right to participate in all negotiations and proceedings with respect to such demands. QuaTech shall not, except with the prior written consent of DPAC, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by QuaTech.

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(h) Fractional Shares. No certificates or scrip representing fractional shares of DPAC Common Stock shall be issued, and no holder of shares of QuaTech Common Stock shall be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a shareholder of DPAC with respect to any fractional shares of DPAC Common Stock that would otherwise be issued to such shareholder.

(i) Effect of New Securities. The issuance of New Securities prior to or at the Effective Time shall not adjust the Common Exchange Rate or the Preferred Exchange Rate. The intended effect is to treat the issuance of New Securities as if occurring after the Effective Time of the Merger.

(j) Merger Consideration. The aggregate of DPAC Common Stock to be issued to holders of QuaTech Common Stock and QuaTech Preferred Stock pursuant to the provisions of Sections 1.6(a) and 1.6(b) and reserved for issuance pursuant to the assumption of the QuaTech Options pursuant to Section 1.6(d) is hereinafter referred to as the “Merger Consideration.”

1.7 Surrender of Certificates.

(a) Exchange Agent. U.S. Stock Transfer Corporation, or if it is unable or unwilling to serve as such, such other similar company designated by DPAC and QuaTech, shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) DPAC to Provide Common Stock and Cash. At or promptly after the Effective Time, DPAC shall make available to the Exchange Agent for exchange in accordance with this Article I, the certificates representing the Merger Consideration. Any dividends or distributions to which holders of unexchanged shares of QuaTech may be entitled pursuant to Section 1.7(d) shall be paid by DPAC to the Exchange Agent at the same time DPAC pays the Exchange Agent on account of such dividends to other holders. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of QuaTech Common Stock pursuant to this Agreement.

(c) Exchange Procedures. Promptly (and in no event more than five business days) after the Effective Time, DPAC and QuaTech shall instruct the Exchange Agent to mail to each holder of record (immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of QuaTech Common Stock, whose shares were converted into the right to receive shares of DPAC Common Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as QuaTech and DPAC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of QuaTech Common Stock represented by such Certificate (after taking into account all shares of QuaTech Common Stock then held by such holder) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(d), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of QuaTech Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of DPAC Common Stock into which such shares of QuaTech Common Stock shall have been so converted and the right to receive any dividends or other distributions to which such holder shall have become entitled subject to Section 1.7(d).

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to DPAC Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of DPAC Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 1.7. Subject to applicable law, following surrender of any such Certificate, the Exchange Agent shall deliver to the record holder of the certificates representing whole shares of DPAC Common Stock

5

issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of DPAC Common Stock. DPAC agrees to make available to the Exchange Agent, from time to time after the Effective Time and concurrently with any dividends or distributions to holders of DPAC Common Stock, the amounts of cash or other securities or property sufficient to pay in full those dividends and other distributions described in this Section 1.7(d), to holders of previously unexchanged shares of QuaTech Common Stock.

(e) Transfers of Ownership. If any certificate representing shares of DPAC Common Stock is to be issued in a name other than the name in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange either will have paid to DPAC or any exchange agent or other agent designated by DPAC any transfer tax or other taxes required by reason of the issuance of a certificate for shares of DPAC Common Stock in any name other than that of the registered holder of the Certificate surrendered, or will have established to the satisfaction of DPAC or any agent designated by it that any such taxes have been paid or are not payable or not subject to withholding. For purposes of this Agreement, “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, DPAC, the Surviving Corporation, QuaTech or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8 No Further Ownership Rights in QuaTech Common Stock. All shares of DPAC Common Stock issued upon the surrender for exchange of shares of QuaTech Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of QuaTech Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of QuaTech Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates for QuaTech Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the receipt of an affidavit of that fact from the holder thereof, such shares of DPAC Common Stock; provided, however, that DPAC may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond or indemnity agreement as it may reasonably direct in each instance as security against any claim that may be made against DPAC, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of each of QuaTech and Merger Sub, the officers and directors of each of QuaTech, DPAC and Merger Sub are fully authorized in the name of their respective corporation or otherwise on its behalf to take, and will take or cause to the taken, all such lawful and necessary actions consistent with this Agreement.

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ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF DPAC AND MERGER SUB

Except as disclosed in the specific corresponding section of the document of even date herewith delivered by DPAC to QuaTech prior to the execution and delivery of this Agreement (the “DPAC Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate, DPAC represents and warrants to QuaTech as follows:

2.1 Organization, and Qualification; Subsidiaries.

(a) DPAC is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect on DPAC. DPAC has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority and governmental approvals is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on DPAC. DPAC has heretofore made available to QuaTech a complete and correct copy of its articles of incorporation (including all amendments and all certificates of determination or the equivalent thereof) and bylaws, each as amended to the date hereof (the “DPAC Articles” and “DPAC Bylaws,” respectively). Such DPAC Articles and DPAC Bylaws are in full force and effect. DPAC is not in violation of any provision of the DPAC Articles or DPAC Bylaws.

(b) Section 2.1(b) of the DPAC Disclosure Schedule sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Person that is a subsidiary of DPAC (for purposes of this Section 2.1(b), each a “DPAC Subsidiary”). Except for the DPAC Subsidiaries, DPAC does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than one percent of the outstanding equity of the issuing entity. Except as set forth in Section 2.1(b) of the DPAC Disclosure Schedule, all outstanding capital stock or other ownership interest of each DPAC Subsidiary is, directly or indirectly, owned (of record and beneficially) by DPAC free and clear of any liens, options or encumbrances of any kind, restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there is no outstanding option, right or agreement of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such DPAC Subsidiary to any Person except DPAC. Each DPAC Subsidiary (a) is a corporation or other entity as identified in Section 2.1(b) of the DPAC Disclosure Schedule duly organized, validly existing and in good standing under the laws of its state of organization; (b) has all requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation or other entity in good standing in every jurisdiction in which such qualification is required, except in the case of clause (c), for any failures to qualify or be licensed as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DPAC. DPAC has made available to QuaTech complete and correct copies of the articles of incorporation, bylaws or similar organizational documents of each DPAC Subsidiary, as presently in effect. With respect to any exception to ownership set forth in Section 2.1(b) of the DPAC Disclosure Schedule, the schedule completely and correctly identifies the record and the beneficial owner of any such shares or ownership interests, whether such record or beneficial owner is an employee, agent or affiliate of DPAC, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership.

2.2 Capitalization. The authorized capital stock of DPAC consists of 40,000,000 shares of DPAC Common Stock without par value and 8,000,000 shares of preferred stock. As of the close of business on April 20, 2005, 23,744,931 shares of DPAC Common Stock were issued and outstanding and no shares of DPAC Preferred Stock

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were issued and outstanding. As of the close of business on April 20, 2005, except for (a) 5,306,695 shares of DPAC Common Stock reserved for issuance pursuant to the DPAC Options and (b) 2,514,410 shares of DPAC Common Stock reserved for issuance pursuant to DPAC Warrants, there are not now, and other than as permitted by Section 4.1(b)(xv) hereof there will not be at the Effective Time, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating DPAC to issue, transfer or sell any shares of its capital stock or bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) of, or other equity interest in, DPAC or securities convertible into or exchangeable for such shares or equity interest or obligating DPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. All issued and outstanding shares of DPAC Common Stock are, and all shares of DPAC Common Stock that may be issued pursuant to the exercise of outstanding DPAC Options and DPAC Warrants will be when issued in accordance with the respective terms thereof duly authorized and validly issued, fully paid and nonassessable, and such issuance will not violate any preemptive rights under law or otherwise. There are no outstanding contractual obligations of DPAC or any DPAC Subsidiary (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of, or (e) granting any preemptive or antidilutive right with respect to, any shares of DPAC Common Stock or any capital stock of, or other equity interests in, DPAC or any DPAC Subsidiary not described in Section 2.2 of the DPAC Disclosure Schedule. The DPAC Options and DPAC Warrants are each listed and described in Section 2.2 of the DPAC Disclosure Schedule. DPAC shall appropriately adjust all DPAC Common Stock, DPAC Options and DPAC Warrants to take into account the Reverse Split.

2.3 Authority; Governmental Consents.

(a) Authority. Each of Merger Sub and DPAC has the corporate power and authority to execute and deliver this Agreement and, subject only to the approval and adoption of this Agreement and the Certificate of Merger by the shareholders of DPAC and by the sole shareholder of Merger Sub as contemplated by Section 6.1(a), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by DPAC and Merger Sub and the consummation by DPAC and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of DPAC and Merger Sub, subject, in the case of the Merger, to the approval thereof by the shareholders of DPAC. This Agreement has been duly and validly executed and delivered by DPAC and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of QuaTech, this Agreement constitutes a valid and binding agreement of DPAC and Merger Sub, enforceable against DPAC and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

(b) Governmental Consents. Other than in connection with, or compliance with the federal securities laws and the securities laws of various states and the rules of NASD Regulation, Inc. and laws relating to employee benefit plans, no authorization, consent or approval of, or filing with, any Governmental Entity (as hereinafter defined) is necessary for the consummation by DPAC or Merger Sub of the transactions contemplated by this Agreement other than in connection with, or in compliance with, the provisions of Ohio Law with respect to the Merger. As used in this Agreement, the term “Governmental Entity” means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

2.4 No Violation. Neither the execution and delivery of this Agreement by DPAC and Merger Sub nor the consummation by DPAC of the transactions contemplated hereby will (i) assuming the shareholder approval contemplated by Section 2.3(a) is obtained, constitute a breach or violation of any provision of the DPAC Articles or DPAC Bylaws of DPAC, (ii) constitute a breach, violation or default (or any event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or permit any other party

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to terminate, require the consent from or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any property or asset of DPAC or any of its subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which DPAC or any of its subsidiaries, or by which any of them or any of their properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities, applicable corporate and securities laws, the rules of the Nasdaq Stock Market, Inc. and NASD Regulation, Inc. and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or to the knowledge of DPAC, any statute, ordinance, rule or regulation applicable to DPAC or any of its subsidiaries, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations, requirements for consent or notice or creation of liens and encumbrances that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on DPAC.

2.5 SEC Reports and Financial Statements; Sarbanes-Oxley Act Compliance.

(a) DPAC has timely filed with the Securities and Exchange Commission (the “SEC”) all forms, reports and documents required to be filed by it under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) since prior to January 1, 2000 (the “DPAC SEC Documents”), and has made copies of all such forms, reports and documents available to QuaTech. Each DPAC SEC Document (i) as of its filing date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (except any statement or omission therein that has been corrected or otherwise disclosed or updated in a subsequent DPAC SEC Document). The audited and unaudited consolidated financial statements of DPAC included in any DPAC SEC Document (the “DPAC Financial Statements”) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes), comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present the financial position of DPAC and its subsidiaries as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments that did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DPAC, and except for the absence of certain footnote information in the unaudited statements. DPAC and its subsidiaries do not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on its consolidated balance sheet as at February 28, 2005 (including the notes thereto and the other disclosures made in DPAC’s Form 10-K for the fiscal year ended February 28, 2005) (the “DPAC Balance Sheet”) included in the DPAC SEC Documents, or (ii) incurred in the ordinary course of business consistent with past practice since such date. Any such liability incurred in the ordinary course of business since February 28, 2005, that as of the date of this Agreement individually or taken together with all related liabilities in the aggregate exceeds $50,000 is listed or described on Section 2.5(a) of the DPAC Disclosure Schedule.

(b) Each required form, report and document containing financial statements that DPAC has filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by DPAC’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such act or the Exchange Act (collectively, the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification (a) was true and accurate and complied with the Sarbanes-Oxley Act, (b) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (c) has not been modified or withdrawn. Neither DPAC nor any of its officers has received notice from

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any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. DPAC’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable DPAC to comply with, and the appropriate officers of DPAC to make all certifications required under, the Sarbanes-Oxley Act.

2.6 Compliance with Applicable Laws and Permits; Regulatory Matters. DPAC and each of its subsidiaries has in effect and holds all permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments, and DPAC and each of its subsidiaries has made all filings and registrations and the like necessary or required by law to conduct its business as presently conducted, other than such permits, licenses, orders, authorizations, registrations, approvals, and other instruments, the absence of which is not reasonably likely to have a Material Adverse Effect on DPAC. Neither DPAC nor any of its subsidiaries has received any written governmental notices within two years prior to the date hereof alleging any violation by it of any such laws, rules, regulations or orders that has not been cured as of the date hereof. Neither DPAC nor any of its subsidiaries is in default or noncompliance under any (a) permits, consents or similar instruments, or (b) business and local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity, other than such default or noncompliance that is not reasonably likely to have a Material Adverse Effect on DPAC.

2.7 Certain Agreements Affected by the Merger. Except as set forth in Section 2.7 of the DPAC Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, consultant or employee of DPAC or any of its subsidiaries, (ii) increase any benefits otherwise payable by DPAC or any of its subsidiaries to any Person or result in the acceleration of the time of payment or vesting of any such benefits, or (iii) result in any other detriment or require any other payment under the terms, conditions or provisions of any note, bond, mortgage or indenture or require a payment in excess of $5,000 under the terms, conditions or provisions of any license, lease, contract, agreement or other instrument or obligation, in either case to which DPAC or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound.

2.8 Litigation. Except as set forth in Section 2.8 of the DPAC Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of DPAC, threatened since February 28, 2004 against DPAC or any of its subsidiaries and no such item listed in such Section 2.8, individually or in the aggregate, if adversely determined is reasonably likely to have a Material Adverse Effect on DPAC or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Neither DPAC nor any of its subsidiaries is a party to or bound by any outstanding order, writ, injunction or decree that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on DPAC or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

2.9 Registration Statement; Proxy Statement/ Prospectus. The information supplied by DPAC or Merger Sub for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of DPAC Common Stock to be issued in the Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by DPAC or Merger Sub for inclusion in the proxy statement/prospectus (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) to be provided to the shareholders of DPAC in connection with the meeting of DPAC’s shareholders to consider the Merger (the “DPAC Shareholders Meeting”) shall not, on the date the Proxy Statement is first mailed to DPAC’s shareholders, at the time of the DPAC Shareholders Meeting or at the Effective Time, contain any statement that, at any such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the

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statements made therein, in light of the circumstances under which they are made, not false or misleading. The Registration Statement and the Proxy Statement shall be amended or supplemented as necessary to correct any statement in any earlier communication with respect to any offer of DPAC Common Stock or the solicitation of proxies for the DPAC Shareholders Meeting that has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by DPAC that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, DPAC shall promptly amend the Registration Statement or supplement the Proxy Statement, as applicable, and inform QuaTech. Notwithstanding the foregoing, DPAC makes no representation, warranty or covenant with respect to any information supplied by or respecting QuaTech (other than information supplied by QuaTech with respect to DPAC) that is contained in any of the foregoing documents.

2.10 Employee Benefit Plans.

(a) Plans. Section 2.10(a) of the DPAC Disclosure Schedule includes a complete list of all employee benefit plans and programs providing benefits to any employee or former employee (“Plans”) sponsored or maintained by DPAC or any of its subsidiaries or to which DPAC or any of its subsidiaries contributes or is obligated to contribute (the “DPAC Plans”) and all written employment, severance, consulting and compensation contracts (“Employment Contracts”) between DPAC or any of its subsidiaries and any current, or former (to the extent obligations of DPAC or any of its subsidiaries are outstanding) director, officer, employee or consultant thereof as to which there is any current or potential liability or obligation to DPAC or its subsidiaries in excess of $5,000. DPAC and its subsidiaries are not party to any oral Employment Contract that is not terminable at will. Except as disclosed on Section 2.10(a) of the DPAC Disclosure Schedule, no oral Employment Contract requires payments by DPAC or any of its subsidiaries in excess of $25,000 annually. Each of the DPAC Plans may be amended or terminated at any time by action of the DPAC Board of Directors, or such DPAC Subsidiary’s Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the applicable DPAC Plan and compliance with applicable laws and regulations. Without limiting the generality of the foregoing, the term “Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. For all purposes of this Agreement, the term “DPAC Plan” shall include any Predecessor DPAC Plans (as defined herein). “Predecessor DPAC Plan” shall mean any plan, program, policy, practice, arrangement or system as otherwise described in this Section 2.10(a) but that was maintained, contributed to or resulted in or may result in liability to any Predecessor DPAC Employer (as defined herein) or any of DPAC, its affiliates or subsidiaries or their respective ERISA Affiliates (“DPAC Companies”). “Predecessor DPAC Employer” shall mean any employer, entity or business operation acquired by any of the DPAC Companies in any type of acquisition (including, without limitation, a merger, stock acquisition or asset acquisition).

(b) Documents. With respect to each DPAC Plan, DPAC has made available to QuaTech a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any; and (vii) each Employment Contract.

(c) Compliance. All DPAC Plans are in compliance with all applicable provisions of ERISA, the Code and all laws and regulations applicable to such DPAC Plans, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on DPAC. With respect to each DPAC Plan that is intended to qualify under Section 401(a) of the Code (“Qualified Plans”), either (i) the IRS has issued a favorable determination opinion, notification or advisory letter, a copy of which has been provided to QuaTech, or (ii) the remedial amendment period under applicable IRS pronouncements in which to apply for such letter and make any amendments that are necessary to obtain a favorable determination as to the qualified status of such Qualified Plan has not yet expired, such determination letters have not been revoked by the IRS, the scope of such determination letters are complete and do not exclude consideration of any of

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the requirements or matters referred to in Section 5 of Revenue Procedure 2003-6, nothing has occurred since the date of each such determination letter that could adversely affect the tax exempt status of such DPAC Plan or the tax exempt status of any related trust, and any and all amendments to each DPAC Plan not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plan. Any previously terminated DPAC Plan intended to comply with Section 401(a) of the Code was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such DPAC Plan and the requirements of the Pension Benefit Guaranty Corporation (“PBGC”), to the extent applicable, were fully satisfied.

(d) Contributions. Except where such failure is not reasonably likely to have a Material Adverse Effect on DPAC, all contributions required to be made by DPAC or any of its subsidiaries to any DPAC Plan under applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any DPAC Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected in the DPAC Financial Statements to the extent required under generally accepted accounting principles.

(e) Multi-Employer Plan Etc. No DPAC Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no DPAC Plan is a “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA (a “Multi-Employer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and that is subject to Title IV of ERISA (a “Multiple Employer Plan”).

(f) Liabilities. There does not now exist, nor, to the knowledge of DPAC, do any circumstances exist that would reasonably be expected to result in, any liability to any DPAC Company under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) Section 4975 of the Code or Section 502(i) of ERISA, (v) Section 502(l) of ERISA, (vi) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, except for liability resulting from regular claims for benefits under any self-funded plan that do not individually exceed $10,000, or (vii) corresponding or similar provisions of foreign laws or regulations. Without limiting the generality of the foregoing, (i) neither of DPAC nor any ERISA Affiliate of DPAC has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA, (ii) no liability under Title IV or a violation of Section 302 of ERISA has been incurred by DPAC or any of its subsidiaries that has not been satisfied in full, and DPAC is not aware of any condition that exists that presents a material risk to DPAC or any of its subsidiaries of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and for contributions due to a pension plan (for which a contribution has been paid through the end of 2000), (iii) no DPAC Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each DPAC Plan ended prior to the Effective Time and (iv) neither DPAC nor any ERISA Affiliate of DPAC has engaged in a transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. An “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes DPAC or QuaTech, as appropriate, or that is a member of the same “controlled group” as DPAC or QuaTech, as appropriate, pursuant to Section 4001(a)(14) of ERISA.

(g) Claims. There are no pending, or to the knowledge of DPAC, no threatened or anticipated claims by or on behalf of any DPAC Plan, by any employee or beneficiary covered under any such DPAC Plan, or otherwise involving any such DPAC Plan (other than routine claims for benefits).

(h) COBRA etc. With respect to each DPAC Plan, DPAC and its subsidiaries have complied (except to the extent that such failure to comply is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on DPAC) with (i) the applicable health care continuation and notice provisions of

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the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

2.11 Intellectual Property.

(a) Certain Definitions. The term “Intellectual Property Rights” shall mean intellectual property rights arising from or in respect to the following:

(i) fictional business names, trade names, trademarks and service marks, logos, Internet domain names, and general intangibles of a like nature (collectively, “Marks”);

(ii) patents and applications therefor, including continuation, divisional, continuation-in-part, or reissue patent applications and patents issuing thereon (collectively, “Patents”);

(iii) copyrights and registrations and applications therefor (collectively, ”Copyrights”) and mask work rights;

(iv) know-how, inventions, discoveries, concepts, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, including customer lists (collectively, “Trade Secrets”); and

(v) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, databases and compilations, flow-charts and other work product used to design, plan, organize and develop any of the foregoing (collectively, “Software”).

(b) Section 2.11(b) of the DPAC Disclosure Schedule sets forth an accurate and complete list of: (i) all registered Marks and pending applications for registration of any Marks anywhere in the world; (ii) all Patents and application for Patents anywhere in the world; (iii) all registered Copyrights and pending applications for registration of any Copyrights anywhere in the world; and (iv) all Software owned by DPAC or any DPAC Subsidiary that is material to the operation of its business as presently conducted (collectively, “DPAC Owned Intellectual Property”). Except as set forth in Section 2.11(b) of the DPAC Disclosure Schedule, DPAC and its subsidiaries own all right, title, and interest in the DPAC Owned Intellectual Property, and DPAC and its subsidiaries have not granted to any Person an exclusive license to use any item of DPAC Owned Intellectual Property, nor has DPAC granted any rights to create any derivative works based on the DPAC Owned Intellectual Property. Except as set forth in Section 2.11(b) of the DPAC Disclosure Schedule, DPAC and its subsidiaries have not received any written notice or claim since January 1, 2000 challenging its right to use such DPAC Owned Intellectual Property. To DPAC’s or its subsidiaries’ knowledge, the DPAC Owned Intellectual Property is valid and enforceable and there are no legal proceedings before the United States Patent and Trademark Office or otherwise challenging the validity or enforceability of any DPAC Owned Intellectual Property.

(c) Trade Secrets. To their knowledge, DPAC and its subsidiaries have taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all material Trade Secrets of DPAC or its subsidiaries (collectively, “DPAC Owned Trade Secrets”), including obtaining agreements from all employees imposing confidentiality obligations (including post-employment confidentiality obligations) and assigning any trade secrets developed by said employees during the course and scope of their employment to DPAC. DPAC and its subsidiaries have the right to use the DPAC Owned Trade Secrets that are material to the operation of their business as presently conducted in the manner in which such DPAC Owned Trade Secrets are currently being used, and DPAC and its subsidiaries have not received any written notice or claim since January 1, 2000 challenging its right to use such DPAC Owned Trade Secrets.

(d) Infringement. Except as set forth in Section 2.11(d) of the DPAC Disclosure Schedule, neither DPAC nor any of its subsidiaries is a party to any proceeding involving a claim of infringement,

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misappropriation or other wrongful use or exploitation of any other Person’s Intellectual Property Rights. To their knowledge, DPAC and its subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to any of their Intellectual Property Rights. To their knowledge, DPAC and its subsidiaries have not infringed any third party’s Intellectual Property Rights and no third party is infringing the DPAC Owned Intellectual Property or DPAC Owned Trade Secrets.

(e) Confidentiality. DPAC and its subsidiaries have taken reasonable steps to protect their Intellectual Property Rights, including, without limitation, requiring their employees, officers, directors and consultants to execute and deliver confidentiality, assignment of rights and non-disclosure agreements. To DPAC’s knowledge, no employee of DPAC or any of its subsidiaries is in violation of any material term (whether written or verbal) of any confidentiality or nondisclosure agreement.

2.12 Contracts. Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which DPAC or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound that involves (i) future payments of $5,000 or more or (ii) the termination of which is reasonably likely to have a Material Adverse Effect on DPAC (the “DPAC Material Contracts”) is in full force and effect and there are no defaults by DPAC or any of its subsidiaries or, to DPAC’s knowledge, any other party thereto under any DPAC Material Contract.

2.13 Absence of Certain Changes. Except as set forth in Section 2.13 of the DPAC Disclosure Schedule, since February 28, 2005 (the “DPAC Balance Sheet Date”), each of DPAC and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that, as of the date hereof, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on DPAC; (ii) any acquisition, sale or transfer of any asset with a fair market value of greater than $5,000 of DPAC or any of its subsidiaries other than of inventory in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by DPAC or any of its subsidiaries or any revaluation by DPAC or any of its subsidiaries of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of DPAC or any of its subsidiaries, or any direct or indirect redemption, purchase or other acquisition by DPAC or any of its subsidiaries of any of its shares of capital stock or other securities; (v) (a) the entry by DPAC or any of its subsidiaries into any contract that involves future payment of $5,000 or more or (b) any amendment or termination of, or default under, any of the foregoing or any DPAC Material Contract; (vi) any amendment or change to the DPAC Articles or DPAC Bylaws; or (vii) any increase in or modification of the compensation or benefits payable or to become payable by DPAC or any of its subsidiaries to any of its directors or executive level employees, other than normal length of service adjustments in accordance with past practices. Neither DPAC nor any of its subsidiaries has agreed since the DPAC Balance Sheet Date to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations or discussions to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations or discussions with DPAC and its representatives regarding the transactions contemplated by this Agreement).

2.14 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon DPAC or any of its subsidiaries that in any case has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of DPAC or any of its subsidiaries, any acquisition of property by DPAC or any of its subsidiaries or the conduct of business by DPAC or any of its subsidiaries.

2.15 Title to Property. DPAC and each of its subsidiaries has good and valid title to its properties, interests in properties and assets, real and personal, used in its business and reflected in the DPAC Balance Sheet or acquired after the DPAC Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the DPAC Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in such property and assets, in every case free and clear of

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all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debts that are reflected on the DPAC Balance Sheet, and (iv) liens that in the aggregate are not reasonably likely to have a Material Adverse Effect on DPAC. The respective property and equipment of DPAC and each of its subsidiaries that is used in the operations of its business is in good operating condition and repair, normal wear and tear excepted. All properties used in the operation of DPAC and each of its subsidiaries are reflected in the DPAC Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Section 2.15 of the DPAC Disclosure Schedule identifies each parcel of real property owned or leased by DPAC and its subsidiaries as of the date of this Agreement.

2.16 Environmental Matters.

(a) Hazardous Materials. Except as set forth on Section 2.16 of the DPAC Disclosure Schedule, during the period that DPAC or any of its subsidiaries has owned or leased its current or prior properties and facilities, (i) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities by or on behalf of DPAC or any of its subsidiaries or, to the knowledge of DPAC, any other Person, in either case in violation of applicable laws, where such violation would be reasonably likely to result in a Material Adverse Effect on DPAC and (ii) neither DPAC nor any of its subsidiaries nor, to DPAC’s knowledge, any other Person, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials in a manner that would be reasonably likely to result in a Material Adverse Effect on DPAC. DPAC has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any such properties or facilities, that may have occurred prior to the time when DPAC or one of its subsidiaries took possession of any such properties or facilities and that would be reasonably likely to result in a Material Adverse Effect on DPAC.

(b) Certain Definitions. For purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”). For the purposes of this Section, “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste that is regulated under, or defined as a “hazardous substance,” “toxic substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials” or “hazardous chemical” under (1) CERCLA; (2) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (5) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (6) regulations promulgated under any of the above statutes; or (7) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those statutes identified above.

2.17 Employee Matters. Except as is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on DPAC, DPAC and each of its subsidiaries is in compliance with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. DPAC and each of its subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages, except for arrears of wages less than $10,000 in the aggregate, or any taxes, except for taxes less than $5,000 in the aggregate, or any penalty for failure to comply with any of the foregoing, except for such penalties of less than $5,000 in the aggregate. DPAC and each of its subsidiaries is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), that in the aggregate exceed $5,000. There are no

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pending claims against DPAC or any of its subsidiaries for any amounts under any workers compensation plan or policy or for long term disability that in the aggregate exceed $10,000. Neither DPAC nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are less than $5,000 in the aggregate. There are no controversies pending or, to the knowledge of DPAC, controversies that have been threatened since January 1, 2002, between DPAC and its subsidiaries on the one hand and any of their employees or former employees on the other hand, which controversies have resulted or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, that, if adversely determined, would be reasonably likely to have a Material Adverse Effect on DPAC. Neither DPAC nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract and DPAC is not aware of any activities or proceedings of any labor union to organize any such employees. To DPAC’s knowledge, no employee of DPAC or any of its subsidiaries is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by DPAC or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by DPAC or any of its subsidiaries or to the use of trade secrets or proprietary information of others.

2.18 Interested Party Transactions. Except as described in the DPAC SEC Documents, neither DPAC nor any of its subsidiaries is indebted to any of its directors or officers (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to DPAC or any of its subsidiaries and there are no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

2.19 Insurance. Section 2.19 of the DPAC Disclosure Schedule contains a complete list of all insurance policies and bonds to which either DPAC or any of its subsidiaries is a party or that pertain to its assets. Except as set forth in Section 2.19 of the DPAC Disclosure Schedule, there is no claim in excess of $10,000 pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and DPAC and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. DPAC has no knowledge of any threatened termination (other than by expiration) of, or premium increase in excess of $5,000 with respect to, any of such policies.

2.20 Complete Copies of Materials. DPAC has delivered or made available true and complete copies of each document listed on the DPAC Disclosure Schedule and each other document that has been reasonably requested by QuaTech or its counsel in connection with their legal and accounting review of DPAC.

2.21 Board Approval. The Board of Directors of DPAC has (a) approved this Agreement and the Merger, (b) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the issuance of DPAC Common Stock in connection with the Merger, the Reverse Split and the Sale of New Securities are advisable and in the best interests of the shareholders of DPAC and (c) resolved to recommend adoption of this Agreement to the shareholders of DPAC.

2.22 Brokers’ and Finders’ Fees. Except for payment obligations to B. Riley & Co. set forth in an engagement letter and fee letter, copies of which have been provided to QuaTech, DPAC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agents commissions or investment bankers fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.23 Opinion of Financial Advisor. DPAC has received the written opinion of its financial advisor, B. Riley & Co., that in such advisor’s opinion, as of the date of such opinion, dated not earlier than five business days prior to the date of this Agreement, the Merger is fair, from a financial point of view, to the stockholders of DPAC, and has provided a copy of such opinion to QuaTech.

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2.24 Tax Representations.

(a) The term “Taxes” means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or other additional amounts incurred or accrued with respect thereto, assessed, charged or imposed under applicable federal, state, local or foreign tax law, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. References to DPAC or any of its subsidiaries shall be deemed to include any predecessor to such Person or any other Person from which DPAC or one of its subsidiaries incurs a liability for Taxes as a result of transferee liability.

(b) DPAC and each of its subsidiaries has duly filed (and prior to the Closing Date will duly file), on a timely basis taking into account extensions, all material tax returns, reports, statements or estimates (“Tax Returns”) that were due or will be due prior to the Closing Date. Such returns, reports, statements or estimates have been, or will be, prepared in accordance with applicable laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, or will be due, prior to the Closing Date. No material adjustments relating to such returns have been proposed formally or informally by any taxing authority and, to the knowledge of DPAC, no basis exists for any material adjustment. All Taxes due and payable for the periods covered by such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any material Taxes due and payable.

(c) The DPAC Balance Sheet reflects adequate reserves in accordance with generally accepted accounting principles (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by DPAC and its subsidiaries but not yet paid for all Tax periods and portions thereof through the DPAC Balance Sheet Date. Since the DPAC Balance Sheet Date, DPAC and its subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business.

(d) DPAC and each of its subsidiaries has withheld all required amounts from its employees, agents, contractors, nonresidents, creditors, shareholders and third parties and remitted such amounts to the proper authorities; paid all employer contributions and premiums; and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws, except to the extent that any failure to do so is not reasonably likely to have a Material Adverse Effect on DPAC.

(e) Neither DPAC nor any of its subsidiaries has a permanent establishment in any foreign country.

(f) There are no claims or investigations by the IRS or any other tax authority pending or, to the knowledge of DPAC, threatened against DPAC or any of its subsidiaries for any past due Taxes in excess of $10,000 individually or in the aggregate, and, except as shown on Section 2.25(f) of the DPAC Disclosure Schedule, DPAC has no reason to expect any taxing authority to assess any material additional taxes for any period for which tax returns were filed; there has been no waiver (that is currently in effect) granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of DPAC or any of its subsidiaries for which DPAC or any of its subsidiaries could be liable under any provision of federal, state, local, or foreign law. No closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local, or foreign law has been entered into by or with respect to DPAC.

(g) There are no liens or encumbrances for any Tax that is due and payable prior to the Closing Date upon any asset of DPAC or any of it subsidiaries (except for liens and encumbrances for taxes not yet due).

(h) No power of attorney that is currently in force has been granted to any person with respect to any matter relating to Taxes that could materially adversely affect DPAC or any of its subsidiaries.

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(i) DPAC does not have any item of income, gain, loss or deduction reportable in a taxable period ending after the date hereof but (i) attributable to a transaction that occurred in a taxable period or portion thereof ending on or before the date hereof and (ii) recognized for federal income tax purposes at the time of the transaction.

(j) DPAC has never been included in nor is includible in any consolidated, combined or unitary Tax Return with any entity.

(k) Neither DPAC nor any of its subsidiaries is a party to or is not bound by, nor does any of them have any obligation under, any Tax sharing, Tax indemnity or similar agreement.

(l) Neither DPAC nor any of its subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) To the knowledge of DPAC, there are no proposed reassessments of any property owned by DPAC or any of its subsidiaries or other proposals that could increase the amount of any Tax to which DPAC or any of its subsidiaries would be subject.

(n) DPAC has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by DPAC or any of its subsidiaries.

(o) DPAC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

2.25 Representations Complete. None of the representations or warranties made by DPAC herein or in any Schedule hereto, including the DPAC Disclosure Schedule, or in any certificate furnished by DPAC pursuant to this Agreement, or in the DPAC SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

OF QUATECH

Except as disclosed in the specific corresponding section of the document of even date herewith delivered by QuaTech to DPAC prior to the execution and delivery of this Agreement (the “QuaTech Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate, QuaTech represents and warrants to DPAC as follows:

3.1 Organization, and Qualification; Subsidiaries.

(a) QuaTech is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect on QuaTech. QuaTech has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority and governmental approvals is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on QuaTech. QuaTech has heretofore made available to DPAC a complete and correct copy of its articles of incorporation

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(including all articles of determination or the equivalent thereof) and code of regulations, each as amended to the date hereof (collectively, the “QuaTech Articles of Incorporation” and “QuaTech Code of Regulations,” respectively). The QuaTech Articles of Incorporation and QuaTech Code of Regulations are in full force and effect. QuaTech is not in violation of any provision of the QuaTech Articles of Incorporation or the QuaTech Code of Regulations.

(b) QuaTech does not own any subsidiary or own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than one percent of the outstanding equity of the issuing entity.

3.2 Capitalization. The authorized capital stock of QuaTech consists of 3,000,000 shares of QuaTech Common Stock and 2,000,000 shares of preferred stock, of which 650,000 shares of the preferred stock are designated as 9% Series A convertible preferred stock. As of the close of business on April 20, 2005, 265,223 shares of QuaTech Common Stock were issued and outstanding and 650,000 shares of QuaTech Preferred Stock were issued and outstanding. As of the close of business on April 20, 2005, except for (a) 78,390 shares of QuaTech Common Stock reserved for issuance pursuant to all unexercised and unexpired options to purchase QuaTech Common Stock (“QuaTech Options”) then outstanding under any stock option plan of QuaTech, and any other plan, agreement or arrangement (collectively, the “QuaTech Option Plans”), whether or not then exercisable, all of which are set forth in Section 3.2 of the QuaTech Disclosure Schedule, (b) shares of QuaTech Common Stock reserved for issuance pursuant to those certain outstanding shares of QuaTech Preferred Stock, (c) outstanding warrant(s) to purchase an aggregate of 430,814 shares of QuaTech Common Stock pursuant to the QuaTech Warrant, and (d) other securities, if any, in each case all as set forth in Section 3.2 of the QuaTech Disclosure Schedule, there are not now, and other than as permitted by Section 4.1(b)(xv) hereof, there will not be at the Effective Time any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating QuaTech to issue, transfer or sell any shares of capital stock of QuaTech or bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) of, or other equity interest in, QuaTech or securities convertible into or exchangeable for such shares or equity interest or obligating QuaTech to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Since December 31, 2004, QuaTech has not issued any shares of its capital stock, except pursuant to the exercise of QuaTech Options. All issued and outstanding shares of QuaTech Common Stock are, and all shares of QuaTech Common Stock that may be issued pursuant to the exercise of outstanding QuaTech Options will be when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable, and such issuance will not violate any preemptive rights under law or otherwise. There are no outstanding contractual obligations of QuaTech (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of, or (e) granting any preemptive or antidilutive right with respect to, any shares of QuaTech Common Stock or any capital stock of, or other equity interests in, QuaTech not described in Section 3.2 of the QuaTech Disclosure Schedule.

3.3 Authority; Governmental Consents.

(a) Authority. QuaTech has the corporate power and authority to execute and deliver this Agreement and, subject only to the approval and adoption of this Agreement by the shareholders of QuaTech as contemplated by Section 6.1(a), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by QuaTech and the consummation by QuaTech of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of QuaTech, subject, in the case of the Merger, to the approval thereof by the shareholders of QuaTech required under Ohio Law and the respective articles of incorporation and code of regulations of QuaTech. This Agreement has been duly and validly executed and delivered by QuaTech, and, assuming this Agreement constitutes a valid and binding obligation of DPAC, this Agreement constitutes a valid and binding agreement of QuaTech, enforceable against QuaTech in accordance with its terms (except in all

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cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

(b) Governmental Consents. Other than in connection with, or in compliance with, the provisions of Ohio Law with respect to the transactions contemplated hereby, the federal securities laws, the securities laws of the various states, the rules of NASD Regulation, Inc., and laws relating to employee benefit plans, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by QuaTech of the transactions contemplated by this Agreement.

3.4 No Violation. Neither the execution and delivery of this Agreement by QuaTech nor the consummation by QuaTech of the transactions contemplated hereby will (i) assuming the shareholder approval contemplated by Section 3.3(a) is obtained, constitute a breach or violation of any provision of the articles of incorporation or bylaws of it, (ii) constitute a breach, violation or default (or any event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or permit any other party to terminate, require the consent of or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any property or asset of QuaTech under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which QuaTech, or by which it or its properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities, applicable corporate and securities laws, the rules of the Nasdaq Stock Market, Inc. and NASD Regulation, Inc. and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or to the knowledge of QuaTech, any statute, ordinance, rule or regulation applicable to QuaTech or any of its subsidiaries, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations, requirements for consent or notice or creation of liens and encumbrances that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on QuaTech.

3.5 Financial Statements.

(a) Section 3.5(a) of the QuaTech Disclosure Schedule contains true and complete copies of (i) the audited balance sheet of QuaTech at December 31, 2004 (the “QuaTech Year End Balance Sheet”) and the related audited consolidated statements of income, shareholders’ equity and cash flows for the year then ended and (ii) the unaudited consolidated balance sheet of QuaTech (the “QuaTech Interim Balance Sheet,” and together with the QuaTech Year End Balance Sheet, the “QuaTech Balance Sheets”) at March 31, 2005 (the “QuaTech Balance Sheet Date”) and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the period ended on the QuaTech Balance Sheet Date (the “Interim Financial Statements”) (the financial statements described in clauses (i) and (ii) being collectively referred to as the “QuaTech Financial Statements”).

(b) The QuaTech Financial Statements (including the related notes and schedules) present fairly, or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations, retained earnings and cash flows of QuaTech as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the Interim Financial Statements, to the absence of notes and normal year-end adjustments that did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on QuaTech. QuaTech does not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on the QuaTech Interim Balance Sheet or (ii) incurred in the ordinary course of business consistent with past practice since such date. Any such liability incurred in the ordinary course of business since the QuaTech Balance Sheet Date, that as of the date of this Agreement individually or taken together with all related liabilities in the aggregate exceeds $10,000 is listed or described in Section 3.5(b) of the QuaTech Disclosure Schedule.

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(c) Section 3.5(c) of the QuaTech Disclosure Schedule contains true and complete copies of (i) the audited balance sheet of QuaTech at December 31, 2002, December 31, 2003 (as restated) and December 31, 2004 (collectively, the “QuaTech Year End Balance Sheets”) and the related audited combined consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2002, December 31, 2003 and December 31, 2004; and (ii) the unaudited balance sheet of QuaTech (the “QuaTech Interim Balance Sheet,” and together with the QuaTech Year End Balance Sheet, the “QuaTech Balance Sheets”) at the QuaTech Balance Sheet Date and the related unaudited statements of income, shareholders’ equity and cash flows for the period ended on the QuaTech Balance Sheet Date (the “QuaTech Interim Financial Statements”) (the financial statements described in clauses (i) and (ii) being collectively referred to as the “QuaTech Consolidated Financial Statements”).

3.6 Compliance with Applicable Laws and Permits; Regulatory Matters. QuaTech has in effect and holds all permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments, and each of them has made all filings and registrations and the like necessary or required by law to conduct its business as presently conducted, other than such permits, licenses, orders, authorizations, registrations, approvals, and other instruments, the absence of which is not reasonably likely to have a Material Adverse Effect on QuaTech. QuaTech has not received any written governmental notices prior to the date hereof alleging any violation by it of any such laws, rules, regulations or orders that has not been cured as of the date hereof, other than such default or noncompliance that is not reasonably likely to have a Material Adverse Effect on QuaTech. QuaTech is not in default or noncompliance under any (a) permits, consents or similar instruments, or (b) business and local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity, other than such default or noncompliance that is not reasonably likely to have a Material Adverse Effect on QuaTech.

3.7 Certain Agreements Affected by the Merger. Except as set forth in Section 3.7 of the QuaTech Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, consultant or employee of QuaTech, (ii) increase any benefits otherwise payable by QuaTech to any Person or result in the acceleration of the time of payment or vesting of any such benefits, or (iii) result in any other detriment or require any other payment under the terms, conditions or provisions of any note, bond, mortgage or indenture or require a payment in excess of $5,000 under the terms, conditions or provisions of any license, lease, contract, agreement or other instrument or obligation, in either case to which QuaTech or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound.

3.8 Litigation. Except as set forth in Section 3.8 of the QuaTech Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of QuaTech, threatened since February 28, 2004, against QuaTech that, individually or in the aggregate, if adversely determined is reasonably likely to have a Material Adverse Effect on QuaTech or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. QuaTech is not party to or bound by any outstanding order, writ, injunction or decree that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on QuaTech or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

3.9 Registration Statement; Proxy Statement/ Prospectus. The information supplied by QuaTech for inclusion in the Registration Statement shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by QuaTech for inclusion in the Proxy Statement to be provided to the shareholders of DPAC in connection with the DPAC Shareholders Meeting shall not, on the date the Proxy Statement is first mailed to DPAC’s shareholders, at the time of the DPAC Shareholders Meeting or at the Effective Time, contain any statement that, at any such

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time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The Registration Statement and the Proxy Statement shall be amended or supplemented as necessary to correct any statement in any earlier communication with respect to any offer of DPAC Common Stock or the solicitation of proxies for the DPAC Shareholders Meeting that has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by QuaTech that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, QuaTech shall promptly inform DPAC. Notwithstanding the foregoing, QuaTech makes no representation, warranty or covenant with respect to any information supplied by or respecting DPAC or any of its subsidiaries (other than information supplied by QuaTech with respect to QuaTech) that is contained in any of the foregoing documents.

3.10 Employee Benefit Plans.

(a) Plans. Section 3.10(a) of the QuaTech Disclosure Schedule includes a complete list of all Plans sponsored or maintained by QuaTech or to which QuaTech contributes or is obligated to contribute (the “QuaTech Plans”) and all Employment Contracts between QuaTech and any current or former (to the extent obligations of QuaTech are outstanding) director, officer, employee or consultant thereof as to which there is any current or potential liability or obligation to QuaTech in excess of $5,000. QuaTech is not party to any oral Employment Contract that is not terminable at will. Except as disclosed in Section 3.10(a) of the QuaTech Disclosure Schedule, no oral Employment Contract requires payments by QuaTech in excess of $25,000 annually. Each of the QuaTech Plans may be amended or terminated at any time by action of the QuaTech Board of Directors, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the applicable QuaTech Plan and compliance with applicable laws and regulations. For all purposes of this Agreement, the term “QuaTech Plan” shall include any Predecessor QuaTech Plans (as defined herein). “Predecessor QuaTech Plan” shall mean any plan, program, policy, practice, arrangement or system as otherwise described in this Section 3.10(a) but that was maintained, contributed to or resulted in or may result in liability to any Predecessor QuaTech Employer (as defined herein) or any of QuaTech, its affiliates or subsidiaries or their respective ERISA Affiliates (the “QuaTech Companies”). “Predecessor QuaTech Employer” shall mean any employer, entity or business operation acquired by any of the QuaTech Companies in any type of acquisition (including, without limitation, a merger, stock acquisition or asset acquisition).

(b) Documents. With respect to each QuaTech Plan, QuaTech has made available to DPAC a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any; and (vii) each Employment Contract.

(c) Compliance. All QuaTech Plans are in compliance with all applicable provisions of ERISA, the Code and all laws and regulations applicable to such QuaTech Plans, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on QuaTech. With respect to each QuaTech Plan that is intended to be a Qualified Plan, either (i) the IRS has issued a favorable determination opinion, notification or advisory letter, a copy of which has been provided to QuaTech, or (ii) the remedial amendment period under applicable IRS pronouncements in which to apply for such letter and make any amendments that are necessary to obtain a favorable determination as to the qualified status of such Qualified Plan has not yet expired, such determination letters have not been revoked by the IRS, the scope of such determination letters are complete and do not exclude consideration of any of the requirements or matters referred to in Section 5 of Revenue Procedure 2003-6, nothing has occurred since the date of each such determination letter that could adversely affect the tax exempt status of such QuaTech Plan or the tax exempt status of any related trust, and any and all amendments to each QuaTech Plan not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plan. Any previously terminated QuaTech Plan intended to comply with Section 401(a) of the Code was terminated in material

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compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such QuaTech Plan and the requirements of the PBGC were, to the extent applicable, fully satisfied.

(d) Contributions. Except where such failure is not reasonably likely to have a Material Adverse Effect on QuaTech, all contributions required to be made by QuaTech or any of its subsidiaries to any QuaTech Plan under applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any QuaTech Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected in the QuaTech Financial Statements to the extent required under generally accepted accounting principles.

(e) Multi-Employer Plan Etc. No QuaTech Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no QuaTech Plan is a Multi-Employer Plan or a Multiple Employer Plan.

(f) Liabilities. There does not now exist, nor, to the knowledge of QuaTech, do any circumstances exist that would reasonably be expected to result in, any liability to any QuaTech Company under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) Section 4975 of the Code or Section 502(i) of ERISA, (v) Section 502(1) of ERISA, (vi) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, except for liability resulting from regular claims for benefits under any self-funded plan that do not individually exceed $5,000, or (vii) corresponding or similar provisions of foreign laws or regulations. Without limiting the generality of the foregoing, (i) neither of QuaTech nor any ERISA Affiliate of QuaTech has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA, (ii) no liability under Title IV or a violation of Section 302 of ERISA has been incurred by QuaTech or any of its subsidiaries that has not been satisfied in full, and QuaTech is not aware of any condition that exists that presents a material risk to QuaTech or any of its subsidiaries of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and for contributions due to a pension plan (for which a contribution has been paid through the end of 2000), (iii) no QuaTech Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each QuaTech Plan ended prior to the Effective Time and (iv) neither QuaTech nor any ERISA Affiliate of QuaTech has engaged in a transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I of Subtitle B of ERISA.

(g) Claims. There are no pending, or to the knowledge of QuaTech, no threatened or anticipated claims by or on behalf of any QuaTech Plan, by any employee or beneficiary covered under any such QuaTech Plan, or otherwise involving any such QuaTech Plan (other than routine claims for benefits).

(h) COBRA etc. With respect to each QuaTech Plan, QuaTech and its subsidiaries have complied (except to the extent that such failure to comply is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on QuaTech) with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

3.11 Intellectual Property.

(a) QuaTech Intellectual Property. Section 3.11(a) of the QuaTech Disclosure Schedule sets forth an accurate and complete list of: (i) all registered Marks and pending applications for registration of any Marks anywhere in the world; (ii) all Patents and application for Patents anywhere in the world; (iii) all registered Copyrights and pending applications for registration of any Copyrights anywhere in the world; and (iv) all

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Software owned by QuaTech or any QuaTech Subsidiary that is material to the operation of its business as presently conducted (collectively, “QuaTech Owned Intellectual Property”). Except as set forth in Section 3.11(a) of the QuaTech Disclosure Schedule, QuaTech and its subsidiaries own all right, title, and interest in the QuaTech Owned Intellectual Property, and QuaTech and its subsidiaries have not granted to any Person an exclusive license to use any item of QuaTech Owned Intellectual Property nor has QuaTech granted any rights to create any derivative works based on the QuaTech Owned Intellectual Property. Except as set forth in Section 3.11(a) of the QuaTech Disclosure Schedule, QuaTech and its subsidiaries have not received any written notice or claim on or since January 1, 2000 challenging its right to use such QuaTech Owned Intellectual Property. To QuaTech’s or its subsidiaries’ knowledge, the QuaTech Owned Intellectual Property is valid and enforceable and there are no legal proceedings before the United States Patent and Trademark Office or otherwise challenging the validity or enforceability of any QuaTech Owned Intellectual Property.

(b) Trade Secrets. To their knowledge, QuaTech and its subsidiaries have taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all material Trade Secrets of QuaTech or its subsidiaries (collectively, “QuaTech Owned Trade Secrets”), including obtaining agreements from all employees imposing confidentiality obligations (including post-employment confidentiality obligations) and assigning any trade secrets developed by said employees during the course and scope of their employment to QuaTech. QuaTech and its subsidiaries have the right to use the QuaTech Owned Trade Secrets that are material to the operation of their business as presently conducted in the manner in which such QuaTech Owned Trade Secrets are currently being used, and QuaTech and its subsidiaries have not received any written notice or claim since January 1, 2000 challenging its right to use such QuaTech Owned Trade Secrets.

(c) Infringement. Except as set forth in Section 3.11(c) of the QuaTech Disclosure Schedule, neither QuaTech nor any of its subsidiaries is a party to any proceeding involving a claim of infringement, misappropriation or other wrongful use or exploitation of any other Person’s Intellectual Property Rights. To their knowledge, QuaTech and its subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to any of their Intellectual Property Rights. To their knowledge, QuaTech and its subsidiaries have not infringed any third party’s Intellectual Property Rights and no third party is infringing the QuaTech Owned Intellectual Property or QuaTech Owned Trade Secrets.

(d) Confidentiality. QuaTech and its subsidiaries have taken reasonable steps to protect their Intellectual Property Rights, including, without limitation, requiring their employees, officers, directors and consultants to execute and deliver confidentiality, assignment of rights and non-disclosure agreements. To QuaTech’s knowledge, no employee of QuaTech or any of its subsidiaries is in violation of any material term (whether written or verbal) of any confidentiality or nondisclosure agreement.

3.12 Contracts. Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which QuaTech or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound that involves (i) future payments of $5,000 or more or (ii) the termination of which is reasonably likely to have a Material Adverse Effect on QuaTech (the “QuaTech Material Contracts”) is in full force and effect and there are no defaults by QuaTech or any of its subsidiaries or, to QuaTech’s knowledge, any other party thereto under any QuaTech Material Contract.

3.13 Absence of Certain Changes. Except as set forth in Section 3.13 of the QuaTech Disclosure Schedule, since the QuaTech Balance Sheet Date, QuaTech and each of its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that as of the date hereof has resulted in, or is reasonably likely to result in, a Material Adverse Effect on QuaTech; (ii) any acquisition, sale or transfer of any asset with a fair market value of greater than $5,000 other than of inventory in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) or any revaluation of assets by QuaTech or any QuaTech Subsidiary; (iv) any

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declaration, setting aside, or payment of a dividend or other distribution with respect to QuaTech’s shares, or any direct or indirect redemption, purchase or other acquisition of any of QuaTech’s shares of capital stock or other securities; (v) (a) the entry by QuaTech or any of its subsidiaries into any contract that involves future payments of $5,000 or more or (b) any amendment or termination of, or default under, any of the foregoing or any QuaTech Material Contract; (vi) any amendment or change to the QuaTech Articles of Incorporation or the QuaTech Code of Regulations or other charter documents of QuaTech or any of its subsidiaries; or (vii) any increase in or modification of the compensation or benefits payable or to become payable by QuaTech or any of its subsidiaries to any director or executive level employee, other than normal length of service adjustments in accordance with past practices. Neither QuaTech nor any of its subsidiaries has agreed since the QuaTech Balance Sheet Date to do any of the things described in the preceding clauses (i) through (vii) and neither QuaTech nor any of its subsidiaries is currently involved in any negotiations or discussions to do any of the things described in the preceding clauses (i) through (vii) other than as contemplated by this Agreement.

3.14 Restrictions on Business Activities. Except as set forth in Section 3.14 of the QuaTech Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon QuaTech or any of its subsidiaries, that in any case has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of QuaTech or any of its subsidiaries, any acquisition of property by QuaTech or any of its subsidiaries or the conduct of business by QuaTech or any of its subsidiaries.

3.15 Title to Property. QuaTech and each of its subsidiaries has good and valid title to its properties, interests in properties and assets, real and personal, used in its business and reflected in the QuaTech Interim Balance Sheet or acquired after the QuaTech Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the QuaTech Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in such property and assets, in every case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debts that are reflected on the QuaTech Interim Balance Sheet, and (iv) liens that in the aggregate are not reasonably likely to have a Material Adverse Effect on QuaTech. The respective property and equipment of QuaTech and each of its subsidiaries that is used in the operations of its business is in good operating condition and repair, normal wear and tear excepted. All properties used in the operation of QuaTech and each of its subsidiaries are reflected in the QuaTech Interim Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Section 3.15 of the QuaTech Disclosure Schedule identifies each parcel of real property owned or leased by QuaTech and its subsidiaries as of the date of this Agreement.

3.16 Environmental Matters. Except as disclosed in Section 3.16 of the QuaTech Disclosure Schedule, during the period that QuaTech or any of its subsidiaries has owned or leased its current or prior properties and facilities, (i) there have been no disposals, releases or threatened releases of Hazardous Materials on, from or under such properties or facilities by or on behalf of QuaTech or its subsidiaries or, to the knowledge of QuaTech, any other Person, in either case in violation of applicable laws, where such violation would be reasonably likely to result in a Material Adverse Effect on QuaTech and (ii) neither QuaTech nor any of its subsidiaries nor, to QuaTech ‘s knowledge, any other Person, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials in a manner that would be reasonably likely to result in a Material Adverse Effect on QuaTech. Except as disclosed in Section 3.16 of the QuaTech Disclosure Schedule, neither QuaTech nor any of its subsidiaries has knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any such properties or facilities, that may have occurred prior to the time when QuaTech or one of its subsidiaries took possession of any such properties or facilities and that would be reasonably likely to result in a Material Adverse Effect on QuaTech.

3.17 Employee Matters. Except as is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on QuaTech, QuaTech and each of its subsidiaries is in compliance with all applicable

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laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. QuaTech and each of its subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages, except for arrears of wages less than $10,000 in the aggregate, or any taxes, except for taxes less than $5,000 in the aggregate, or any penalty for failure to comply with any of the foregoing, except for such penalties of less than $5,000 in the aggregate. QuaTech and its subsidiaries are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), that in the aggregate exceed $5,000. There are no pending claims against QuaTech or any of its subsidiaries for any amounts under any workers compensation plan or policy or for long term disability that in the aggregate exceed $10,000. QuaTech does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are less than $5,000 in the aggregate. There are no controversies pending or, to the knowledge of QuaTech, controversies that have been threatened since January 1, 2002, between QuaTech and its subsidiaries on the one hand and any of their employees or former employees on the other hand, which controversies have resulted or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect on QuaTech. QuaTech and its subsidiaries are not a party to any collective bargaining agreement or other labor union contract and QuaTech is not aware of any activities or proceedings of any labor union to organize any such employees. To QuaTech’s knowledge, no employee of QuaTech or any subsidiary of QuaTech is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by QuaTech or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by them or to the use of trade secrets or proprietary information of others.

3.18 Interested Party Transactions. Except as disclosed in Section 3.18 of the QuaTech Disclosure Schedule, neither QuaTech nor any of its subsidiaries is indebted to any director or officer (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to QuaTech or any subsidiary and there are no other transactions of the type that would after the Effective Time be required to be disclosed pursuant to Items 402 and 404 of Regulation S-K.

3.19 Insurance. Section 3.19 of the QuaTech Disclosure Schedule contains a complete list of all insurance policies and bonds to which either QuaTech or any of its subsidiaries is a party or which pertain to its assets. Except as set forth in Section 3.19 of the QuaTech Disclosure Schedule, there is no claim in excess of $5,000 pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and QuaTech and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. QuaTech has no knowledge of any threatened termination (other than by expiration) of, or premium increase in excess of $5,000 with respect to, any of such policies.

3.20 Complete Copies of Materials. QuaTech has delivered or made available true and complete copies of each document listed on the QuaTech Disclosure Schedule and each other document that has been reasonably requested by DPAC or its counsel in connection with their legal and accounting review of QuaTech.

3.21 Board Approval. The Board of Directors of QuaTech has (a) approved this Agreement and the Merger and the other transactions contemplated hereby, (b) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the shareholders of QuaTech, and (c) resolved to recommend adoption of this Agreement to the shareholders of QuaTech.

3.22 Brokers’ and Finders’ Fees. Except for payment obligations to Western Reserve Partners LLC set forth in an engagement letter and fee letter, copies of which have been provided to DPAC, QuaTech has not incurred,

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nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agents commissions or investment bankers fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.23 Shareholder Agreements. The Shareholder Agreements referred to in Section 5.9 hereof have been executed and delivered by the Persons named in Recital D and constitute the valid and binding obligations of each such Person, enforceable against each such Person, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

3.24 Tax Representations.

(a) References in this Section 3.24 to QuaTech or any of its subsidiaries shall be deemed to include any predecessor to such Person or any other Person from which QuaTech or a subsidiary incurs a liability for Taxes as a result of transferee liability.

(b) QuaTech and each of its subsidiaries has duly filed (and prior to the Closing Date will duly file), on a timely basis taking into account extensions, all material Tax Returns that were due, or will be due, prior to the Closing Date. Such returns, reports, statements or estimates have been or shall have been prepared in accordance with applicable laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, or will be due, prior to the Closing Date. No material adjustments relating to such returns have been proposed formally or informally by any taxing authority and, to the knowledge of QuaTech, no basis exists for any material adjustment. All Taxes shown as due and payable for the periods covered by such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any material Taxes due and payable.

(c) The QuaTech Balance Sheets reflect adequate reserves in accordance with generally accepted accounting principles (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by QuaTech and its subsidiaries but not yet paid for all Tax periods and portions thereof through the QuaTech Balance Sheet Date. The QuaTech Year End Balance Sheets reflect adequate reserves in accordance with generally accepted accounting principles (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by QuaTech, and the QuaTech Subsidiaries but not yet paid for all Tax periods and portions thereof through December 31, 2004. Since the QuaTech Balance Sheet Date, neither QuaTech, nor any QuaTech Subsidiary, has incurred any liability for Taxes other than in the ordinary course of business.

(d) QuaTech and each of its subsidiaries has withheld all required amounts from its employees, agents, contractors, nonresidents, creditors, shareholders and third parties and remitted such amounts to the proper authorities; paid all employer contributions and premiums; and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws, except to the extent that any failure to do so is not reasonably likely to have a Material Adverse Effect on QuaTech.

(e) Neither QuaTech nor any of its subsidiaries has a permanent establishment in any foreign country except as shown on Section 3.24(e) of the QuaTech Disclosure Schedule.

(f) There are no claims or investigations by the IRS or any other tax authority pending or, to the knowledge of QuaTech, threatened against QuaTech or any of its subsidiaries for any past due Taxes in excess of $5,000 individually or in the aggregate, and QuaTech has no reason to expect any taxing authority to assess any material additional taxes for any period for which tax returns were filed; there has been no waiver (that is currently in effect) granted or requested of any applicable statute of limitations or extension

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of the time for the assessment of any Tax of QuaTech or any of its subsidiaries for which such Person could be liable under any provision of federal, state, local, or foreign law. No closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local, or foreign law has been entered into by or with respect to QuaTech or any of its subsidiaries.

(g) There are no liens or encumbrances for any Tax that is due and payable prior to the Closing Date upon any asset of QuaTech or any of its subsidiaries (except for liens and encumbrances for taxes not yet due).

(h) No power of attorney that is currently in force has been granted to any person with respect to any matter relating to Taxes that could materially adversely affect QuaTech or any of its subsidiaries.

(i) Neither QuaTech nor any of its subsidiaries has any item of income, gain, loss or deduction reportable in a taxable period ending after the date hereof but (i) attributable to a transaction that occurred in a taxable period or portion thereof ending on or before the date hereof and (ii) recognized for federal income tax purposes at the time of the transaction.

(j) Except as set forth on Section 3.24(j) of the QuaTech Disclosure Schedule, neither QuaTech nor any of its subsidiaries has been included in nor is includible in any consolidated, combined or unitary Tax Return with any entity.

(k) Neither QuaTech nor any of its subsidiaries is a party to or is bound by, and neither QuaTech nor any of its subsidiaries has any obligation under, any Tax sharing, Tax indemnity or similar agreement.

(l) Neither QuaTech nor any of its subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) To the knowledge of QuaTech, there are no proposed reassessments of any property owned by QuaTech or any of its subsidiaries or other proposals that could increase the amount of any Tax to which QuaTech or any of its subsidiaries would be subject.

(n) Neither QuaTech nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by QuaTech or any of its subsidiaries.

(o) Neither QuaTech nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

3.25 Certain QuaTech Security Holders. The holders of the QuaTech Warrant and the holders of the QuaTech Preferred Stock have each agreed to the provisions of this Agreement and particularly the provisions of Section 1.6(e) and 1.6(b), respectively, and have acknowledged that such holders, or permitted successors or assigns, upon the Effective Time, shall hold DPAC Common Stock with no additional rights or privileges other than those set forth in the Shareholder Agreements. All of the agreements of QuaTech with such holders of QuaTech securities conform in all respects to the copies most recently provided to DPAC.

3.26 Representations Complete. None of the representations or warranties made by QuaTech herein or in any Schedule hereto, including the QuaTech Disclosure Schedule, or in any certificate furnished by QuaTech pursuant to this Agreement, or in the QuaTech Financial Statements, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

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ARTICLE IV.

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of QuaTech and DPAC.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of QuaTech and DPAC agrees that (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other, or as set forth in Section 4.1 of the DPAC Disclosure Schedule or the QuaTech Disclosure Schedule, as applicable), it will, and will cause its respective subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes and to file tax returns (including delinquent tax returns), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, use commercially reasonable efforts consistent with past practice to keep available the services of its present officers and key employees and use commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Each of party agrees to promptly notify the other party of any event or occurrence known to the party that has had or reasonably would be likely to have a Material Adverse Effect on any party to this Agreement or on any transaction contemplated by this Agreement.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated in this Agreement (including the DPAC Disclosure Schedule and the QuaTech Disclosure Schedule), neither DPAC nor QuaTech shall do, cause or permit itself or any of its subsidiaries to do any of the following, without the prior written consent of the other:

(i) Charter Documents. Cause or permit any amendments to its articles of incorporation, bylaws or code of regulations, as the case may be;

(ii) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements, providing for the repurchase of shares in connection with any termination of service to QuaTech or DPAC, as the case may be (all of which agreements shall be specifically identified in the QuaTech Disclosure Schedule or the DPAC Disclosure Schedule, as applicable);

(iii) Stock Option Plans. Grant any additional stock options or take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under any option plan, the exercise price of such options or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(iv) Modification to Contracts. Except as specifically permitted in this Section 4.1, (a) enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any contract, other than in the ordinary course of business consistent with past practice, and in no event shall such contract, commitment, amendment, modification or waiver (other than those relating to sales of products or purchases of inventory and supplies in the ordinary course) obligate QuaTech or DPAC to pay amounts in cash or property in excess of $5,000, individually, or $25,000 in the aggregate or (b) enter into any contract or commitment relating to, or violate, amend or otherwise modify or waive any of its employment agreements, option agreements or any other compensatory arrangements even if such action would otherwise be in the ordinary course of business;

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(v) Issuance of Securities. Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

(vi) Intellectual Property. Transfer to any Person or entity any rights to its Intellectual Property;

(vii) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted any exclusive marketing or other exclusive rights of any type or scope with respect to any of the products or technology of QuaTech or DPAC, as applicable;

(viii) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets with a fair market value individually in excess of $5,000 or in the aggregate in excess of $25,000, except in the ordinary course of business consistent with past practice;

(ix) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others except for borrowings under existing lines of credit;

(x) Leases. Enter into any operating lease providing for monthly payments in excess of $5,000 or having a term longer than twelve months;

(xi) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $5,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (a) the payment, discharge or satisfaction of liabilities reflected or reserved against in the DPAC Financial Statements or the QuaTech Financial Statements, and (b) the payment of fees and expenses of third parties in connection with the transactions contemplated by this Agreement;

(xii) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, or enter into any capital leases, except in the ordinary course of business and in no event shall such expenditures, additions, improvements or leases in the aggregate be in excess of $5,000;

(xiii) Insurance. Reduce the amount of any insurance coverage provided by existing insurance policies;

(xiv) Termination or Waiver. Terminate or waive any right the value of which exceeds $5,000 individually or $25,000 in the aggregate;

(xv) Employee Benefit Plans; New Hires; Pay Increases. Except as required by applicable law or as would not increase the cost of benefits, adopt or amend any employee benefit or stock purchase or option plan; hire any new director level employee, officer level employee, non-director employee or non-officer employee, except solely to replace non-director or non-officer employees that either leave or are terminated after the date of this Agreement; pay any special bonus or special remuneration to any employee or director, except for payments previously committed to in writing, which anticipated payments are disclosed on Section 4.1(b)(xv) of either the QuaTech Disclosure Schedule or the DPAC Disclosure Schedule, as applicable; or increase the salaries or wage rates of its employees;

(xvi) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments previously committed in writing made pursuant to QuaTech Plans, DPAC Plans or Employment Contracts;

(xvii) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where a party in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the other party prior to the filing of such a suit, or (iii) for a breach of this Agreement;

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(xviii) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

(xix) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

(xx) Other. Take any action that would result in any of its representations or warranties contained in this Agreement, as if made again immediately after such action, being or becoming untrue or incorrect, or take any action preventing it from performing or causing it not to perform any of its covenants hereunder, or agree in writing or otherwise to take any of the actions described in Sections 4.1(b).

4.2 No Solicitation. Each of DPAC and QuaTech, each a “Non-Soliciting Party,” shall not, and shall direct its officers, directors, employees, representatives or other agents not to, do any of the following: (i) take any action to solicit, initiate or encourage an offer or proposal (a “Takeover Proposal”) for (a) a merger or other business combination involving a Non-Soliciting Party or the acquisition, in one or more transactions, of 20% or more of the assets of a Non-Soliciting Party, other than the Merger, or (b) the acquisition by any Person or Persons, directly or indirectly, of shares of capital stock of a Non-Soliciting Party, or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to a Non-Soliciting Party to, or afford access to the properties, books or records of a Non-Soliciting Party to, any Person that has advised a Non-Soliciting Party that it may be considering making, has made or could reasonably be expected to make a Takeover Proposal; provided that nothing herein shall prohibit a Non-Soliciting Party’s Board of Directors from taking and disclosing to such Non-Soliciting Party’s shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal shall be received by the Board of Directors of a Non-Soliciting Party, then, to the extent the Board of Directors of such Non-Soliciting Party believes in good faith that such unsolicited Takeover Proposal (x) if accepted, is reasonably likely to be consummated and (y) if consummated, would (based upon written advice from its financial advisor) result in a transaction materially more favorable to its shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a “Superior Proposal”) and the Board of Directors of such Non-Soliciting Party determines in good faith after receipt of a written opinion from outside legal counsel that failure to provide information or engage in negotiations would be reasonably likely to violate the Non-Soliciting Party’s Board of Directors’ fiduciary duties to its shareholders under applicable laws, then such Non-Soliciting Party and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information to the party making such Superior Proposal and engage in negotiations with such party, and such actions shall not be considered a breach of this Section 4.2 or any other provisions of this Agreement, if an only if, in each such event independently, the Non-Soliciting Party in receipt of the Superior Proposal (i) notifies the other Non-Soliciting Party of such determination by its Board of Directors and provide the other Non-Soliciting Party with a copy of the outside legal opinion that failure to provide information or engage in regulations would be reasonably likely to violate the Non-Soliciting Party’s Board of Directors fiduciary duties, (ii) provides the other Non-Soliciting Party with a true and complete copy of the Superior Proposal received from such third party, (iii) provides (or has provided) the other Non-Soliciting Party with all documents containing or referring to non-public information that are supplied to such third party, (iv) provides such non-public information to the third party only pursuant to a non-disclosure agreement at least as restrictive on such third party as the Confidentiality Agreement (as defined in Section 5.5), (v) shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to, or to endorse, any Takeover Proposal or withdraw its recommendation of the Merger, unless such Non-Soliciting Party has terminated this Agreement pursuant to Section 7.1(f) or (h) and has paid the other Non-Soliciting Party all amounts payable pursuant to

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Section 7.3(b) or (c), and (vi) during the period referenced in Section 7.1(f) and (h) (which shall in no event be shorter than five business days), such Non-Soliciting Party, if requested by the other Non-Soliciting Party, as applicable, shall negotiate in good faith with the other Non-Soliciting Party to make adjustments to the terms and conditions of this Agreement, if any, as would enable the Board of Directors of the Non-Soliciting Party to recommend this Agreement on such adjusted terms. A Non-Soliciting Party will promptly notify (and in no event later than 24 hours after receipt thereof) the other Non-Soliciting Party after receipt of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for non-public information relating to such Non-Soliciting Party or for access to the properties, books or records of such Non-Soliciting Party by any Person that has advised such Non-Soliciting Party that it may be considering making, or that has made, a Takeover Proposal and will keep the other Non-Soliciting Party fully informed of the status and details of any such Takeover Proposal notice, and shall provide the other Non-Soliciting Party with a true and complete copy of such Takeover Proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if and to the extent it is not in writing.

4.3 New Securities. Prior to the Effective Time, DPAC shall take all actions necessary and appropriate to enter into an agreement to issue and sell, and shall have so agreed prior to the Effective Time, with an unconditional obligation to close, except in the event of Acts of God or Material Adverse Change, effective either as of immediately before or immediately after the Effective Time, not less than $4,000,000 and up to $5,000,000 (measured in net proceeds received and retained by the issuer, after all discounts or commissions), in DPAC Common Stock or other securities convertible into or exchangeable for DPAC Common Stock (such securities being referred to herein as the “New Securities”) on terms reasonably satisfactory to each of DPAC and QuaTech. DPAC and the holders of the DPAC Warrants shall take all actions necessary to adjust the exercise price of the amount then remaining outstanding of DPAC Warrants (the “DPAC Adjusted Warrants”), all as described on Section 2.2 of the DPAC Disclosure Schedule. DPAC will take actions it reasonably deems necessary and appropriate for its complete compliance with all applicable federal, state and foreign securities laws and regulations with respect to the offer and sale of New Securities and shall provide QuaTech with copies of all offering materials and any filings with any Governmental Authority with respect to any such offer and sale.

4.4 Nasdaq Listing. From and after the date hereof through the Effective Time, DPAC will take all actions it reasonably deems necessary and appropriate for continual qualification for listing of the DPAC Common Stock on the Nasdaq Small Cap Market.

ARTICLE V.

ADDITIONAL AGREEMENTS; REPRESENTATIONS

5.1 Proxy Statement/ Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, (a) DPAC shall prepare and file with the SEC the Proxy Statement relating to the approval of the Merger and this Agreement and the transactions contemplated hereby, by the shareholders of DPAC, in form and substance reasonably acceptable to QuaTech, and (b) DPAC shall prepare and file with the SEC the Registration Statement (which shall incorporate the Proxy Statement as a prospectus), in form and substance reasonably acceptable to QuaTech, in each case which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. DPAC pay the SEC filing fee, and the printing and mailing expenses, for the Registration Statement and the Proxy Statement, and QuaTech shall pay its own mailing and delivery expenses. Each of QuaTech and DPAC shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. DPAC and QuaTech will notify each other promptly of the receipt of any comments from the SEC or its staff or of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Registration Statement or

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any other filing with the SEC. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any other filing, DPAC and QuaTech shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of DPAC and QuaTech, such amendment or supplement; provided, however, that prior to such filing or mailing, QuaTech and DPAC shall consult with each other with respect to such amendment or supplement and shall incorporate the other’s comments thereon.

5.2 Consent of DPAC Shareholders. DPAC shall promptly after the date hereof take all action necessary in accordance with federal and California Law and its Articles of Incorporation and bylaws to use commercially reasonable efforts to solicit from shareholders of DPAC consents in favor of the approval of the issuance of shares in the Merger and the transactions contemplated thereby, including, without limitation, the issuance of the Merger Consideration, the issuance of shares contemplated to be issued in Section 4.3, and the Reverse Split. DPAC shall take all other action necessary or advisable to secure any other vote or consent of DPAC shareholders required to effect the Merger and the other matters to be approved and shall, through its Board of Directors, recommend to its shareholders the approval and adoption of the foregoing, the Agreement and the Merger and the other matters to be approved. Such recommendation shall not be modified or withdrawn unless the DPAC Board of Directors concludes reasonably and in good faith that its fiduciary duties require such action or QuaTech materially breaches this Agreement.

5.3 Meeting of QuaTech Shareholders. QuaTech shall promptly after the date hereof take all action necessary in accordance with Ohio Law and its articles of incorporation and bylaws to convene the QuaTech Shareholders Meeting within 15 days of the Registration Statement being declared effective by the SEC for the purpose of voting upon the approval of the Merger and the transactions contemplated thereby. QuaTech shall consult with DPAC regarding the date of the QuaTech Shareholders Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the QuaTech Shareholders Meeting without the consent of DPAC. Subject to Sections 4.2 and 5.1, QuaTech shall use commercially reasonable efforts to solicit from shareholders of QuaTech proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger and shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement and the Merger, and the transactions contemplated hereby and thereby. Such recommendation shall not be modified or withdrawn unless the QuaTech Board of Directors concludes reasonably and in good faith that its fiduciary duties require such action or DPAC materially breaches this Agreement.

5.4 Access to Information.

(a) Access. Each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of such party’s and its subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party and its subsidiaries as the other party may reasonably request. Each party agrees to provide to the other party and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Notwithstanding the foregoing, neither QuaTech nor DPAC shall be required to provide access to or disclose information where such access or disclosure would contravene any applicable law, rule, regulation, order or decree or would, with respect to any pending matter, result in a waiver of the attorney-client privilege or the protection afforded attorney work-product.

(b) Ongoing Operations. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of DPAC and QuaTech shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c) No Modification. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

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5.5 Confidentiality. The parties acknowledge that each of DPAC and QuaTech have previously executed a mutual confidential disclosure agreement effective as of September 15, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, however, that the Confidentiality Agreement shall not be binding on DPAC or its subsidiaries (including the Surviving Corporation) or other affiliates after the Effective Time. The appropriate use of such information by the parties, and the purposes and intentions of the parties under the Confidentiality Agreement, shall be deemed to include accomplishing each of the conditions and performing each of the promises in this Agreement. For avoidance of doubt, each party and its representatives and agents are permitted, for any purpose contemplated in this Agreement, to provide Persons (a) any information about the parties to the extent theretofore known publicly or made public by either of the parties, or (b) any confidential information, including but not limited to financial information, about either party to the extent made pursuant and subject to a confidentiality agreement with the recipient Person.

5.6 Public Disclosure. Unless otherwise permitted by this Agreement, DPAC and QuaTech shall consult with each other before issuing any press release or otherwise making any widely disseminated public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with the NASD. For avoidance of doubt, each party and its representatives and agents are permitted, for any purpose contemplated in this Agreement, to provide Persons (a) any information about the parties to the extent theretofore known publicly or made public by either of the parties, or (b) any confidential information, including but not limited to financial information, about either party to the extent made pursuant and subject to a confidentiality agreement with the recipient Person.

5.7 Consents; Cooperation. Each of DPAC and QuaTech shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents, waivers and approvals required to be obtained by it, including those under any contracts, for the consummation of the Merger, including those listed on Section 5.7 of the QuaTech and DPAC Disclosure Schedules. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another.

5.8 Merger Filings. On the Closing Date, Merger Sub and QuaTech shall cause their duly authorized officers to prepare, execute and acknowledge the Certificate of Merger and cause such documents to be duly filed with the Secretary of State of the State of Ohio.

5.9 Shareholder Agreements. QuaTech shall use its commercially reasonable efforts to cause each Person named in Recital D who has not already executed a Shareholder Agreement to execute and deliver to DPAC a Shareholder Agreement concurrently with the execution of this Agreement and keep each such Shareholder Agreement in full force and effect.

5.10 Legal Requirements. Subject to Section 5.7 hereof, each of DPAC, Merger Sub and QuaTech will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

5.11 Blue Sky Laws. DPAC shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the DPAC Common Stock in connection with

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the Merger. QuaTech shall use commercially reasonable efforts to assist DPAC as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance pursuant to this Agreement of DPAC Common Stock in connection with the Merger.

5.12 Assumed Options. At the Effective Time, all QuaTech Options shall be assumed by DPAC. Within ten days after the Effective Time, DPAC will issue to each Person who, immediately prior to the Effective Time, was a holder of a QuaTech Option a document evidencing the foregoing assumption of such option by DPAC. Prior to the Effective Time, QuaTech will deliver to DPAC a true and complete list of all holders of outstanding options pursuant to the QuaTech Option Plans, including the number of shares of QuaTech Common Stock subject to each such option, the exercise and vesting schedule (including that related to any change of control, including a description of any changes to that schedule required as of the Effective Time), the exercise price per share, the date such option was issued, the term of each such option and the option plan pursuant to which such option was issued, which list shall be updated by QuaTech at and as of the Effective Time.

5.13 Form S-8. DPAC shall file with the SEC a registration statement on Form S-8 covering the shares of DPAC Common Stock issuable pursuant to the exercise of the QuaTech Options assumed by DPAC as contemplated by Section 1.6(d). DPAC shall use its commercially reasonable efforts to cause such Form S-8 registration statement to be filed and become effective on or before the date that is five business days after the Closing Date and to remain effective until the exercise or expiration of all such QuaTech Options. QuaTech shall cooperate with and assist DPAC in the preparation of such registration statement.

5.14 Listing of Shares.

(a) As promptly as practicable after the date hereof, DPAC shall submit to the Nasdaq Stock Market a listing application with respect to all shares of DPAC Common Stock to become outstanding as of the Effective Time, which shall include, without limitation (i) the shares of DPAC Common Stock constituting the Merger Consideration, (ii) the shares of DPAC Common Stock issued or issuable as contemplated by Section 4.3, and (iii) the shares of DPAC Common Stock that shall have been issued in the Reverse Split.

(b) If for any reason, despite the actions of DPAC contemplated by Section 4.4, the DPAC Common Stock is de-listed from the Nasdaq Small Cap Market before or as of the Effective Time, the parties, either before of after the Effective Time, will take reasonable best efforts to list the DPAC Common Stock on the Nasdaq Small Cap Market.

5.15 Reconstitution of the DPAC Board. On or prior to the Closing Date, DPAC shall take, or shall have caused to be taken, all action necessary to cause the number of directors to be (7) and that the following persons (collectively the “DPAC Reconstituted Board”) be elected as directors of DPAC immediately following the Effective Time: William Roberts, Steven D. Runkel, Creighton K. Early, Samuel W. Tishler and three (3) other individuals (“Other Directors”) to be mutually agreed upon prior to the Effective Date by QuaTech and DPAC. The parties intend to amend this Agreement by identifying the Other Directors once agreed upon, and DPAC agrees to file such amendment in a timely fashion with the SEC on Form 8-K.

5.16 Directors and Officers Liability Insurance.

(a) Insurance. DPAC will provide the cost of a standard reporting period extension, for two years after the Effective Time, under existing policies of officers’ and directors’ liability insurance (“D&O Insurance”), if and to the extent available, in respect of acts or omissions occurring on or prior to the Effective Time covering each officer and director of DPAC currently covered by DPAC’s officers’ and directors’ liability insurance policy and each officer and director of QuaTech currently covered by QuaTech’s officers’ and directors’ liability insurance policy. DPAC will provide D&O Insurance in respect of acts or omissions occurring after the Effective Time covering (i) the designees to DPAC’s Board of Directors and the Surviving Corporation’s Board of Directors as contemplated by Section 5.15 hereof in the same manner heretofore provided to directors of DPAC and (ii) any officer of QuaTech that becomes an officer of DPAC or the Surviving Corporation in the same manner heretofore provided to all officers of DPAC.

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(b) Survival of Existing Indemnification Obligations. DPAC and the Surviving Corporation agree that the indemnification obligations set forth in the Articles of Incorporation and bylaws of DPAC and Merger Sub shall survive the Merger (and, prior to the Effective Time, DPAC shall cause the articles of incorporation and code of regulations of the Merger Sub to reflect any provisions as assure indemnification from the Articles of Incorporation and code of regulations of QuaTech) and shall not be amended, repealed or otherwise modified for a period of at least six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of QuaTech or DPAC or who served at the request of QuaTech or DPAC as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by applicable law and (ii) any indemnification or other agreements of QuaTech or DPAC as in effect on the date of this Agreement shall be assumed by DPAC or the Surviving Corporation, as the case may be, in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their respective terms.

(c) Covenant to Bind Successors. In the event DPAC or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.16.

5.17 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken that could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

5.18 Employee Benefit Matters. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by DPAC or any DPAC Subsidiary (the “DPAC Benefit Plans”) in which any director, officer or employee of QuaTech or any QuaTech Subsidiary (the “QuaTech Employees”) will participate effective as of the Effective Time, DPAC shall, or shall cause the Surviving Corporation to, recognize all service of the QuaTech Employees with QuaTech or a QuaTech Subsidiary, as the case may be, for purposes of eligibility and vesting, but not for purposes of benefit accrual, in any DPAC Benefit Plan in which such QuaTech Employees may be eligible to participate after the Effective Time. Prior to the Effective Time: (i) the Board of Directors of DPAC, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of shares of DPAC Common Stock or options to acquire shares of DPAC Common Stock pursuant to this Agreement and the Merger by any officer or director of QuaTech who may become a covered person of DPAC for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16; and (ii) the Board of Directors of QuaTech, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of shares of QuaTech Common Stock or QuaTech Options pursuant to this Agreement and the Merger by any officer or director of QuaTech who is a covered person of QuaTech for purposes of Section 16 shall be an exempt transaction for purposes of Section 16.

5.19 Financial Statements. On or prior to the date the Registration Statement is first filed with the SEC, DPAC shall obtain from QuaTech its financial information audited as of December 31, 2004 and unaudited for the interim period ended March 31, 2005, and for any additional interim period that shall have elapsed before the Effective Time if the financial statements as of which would be required to be included in the Registration Statement, and deliver to QuaTech a draft copy of the pro forma combined consolidated balance sheets of DPAC and QuaTech at February 28, 2005 and the related pro forma combined consolidated statements of income, shareholders’ equity and cash flows for the three years then ended (the “Pro Forma Combined Consolidated

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Financials”), as well as a copy of the Audited Consolidated Financial Statements of DPAC at the date and for the period mentioned above, or such subsequent interim periods as may be required to be included in the Registration Statement, promptly as and when available.

ARTICLE VI.

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Shareholder Approval. This Agreement and the Merger, the issuance of New Securities, the Reverse Split, and all the other transactions contemplated by this Agreement shall have been, to the extent required as applicable to each party, approved and adopted by the requisite vote of the shareholders of QuaTech and Merger Sub under Ohio Law and the shareholders of DPAC under California law, and as may be required by such Person’s articles of incorporation and bylaws or code of regulations.

(b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal or invalid.

(d) Governmental Approval. DPAC, QuaTech and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the transactions contemplated hereby, including as may be required under the Securities Act or state Blue Sky laws.

(e) Minimum Cash Balance. Immediately prior to Closing, DPAC and QuaTech shall have, on a combined basis, an unrestricted cash balance of at least $400,000.00, a revolving line of credit balance of no more than $600,000.00, and a working capital balance of at least $1,500,000.00. For the purpose of this Section 6.1(e), “working capital balance” shall mean Current Assets minus Current Liabilities, excluding unrestricted cash balance, revolving line of credit balance, accrued restructuring costs, and any current liability related to the Subordinated Term Promissory Note dated July 29, 2000 made by QuaTech in favor of The HillStreet Fund, L.P. (the “QuaTech Note”).

(f) Minimum Credit Facility. At the Effective Time, each of DPAC and QuaTech shall have repaid in full and discharged all of its respective indebtedness for borrowed money owed to a bank or similar institution (excluding all equipment lease obligations), whether or not otherwise then due and payable, and together DPAC and QuaTech shall have obtained, at the Effective Time, a senior asset-based credit facility of at least two million dollars ($2,000,000).

(g) Calculation of Exchange Rates. The Common Exchange Rate and the Preferred Exchange Rate shall have been calculated as described in Sections 1.6(a) and 1.6(b) taking into account the issuances of securities (other than the New Securities) occurring prior to the Effective Time, including but not limited to the Reverse Split.

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(h) QuaTech Warrant. (i) QuaTech, The HillStreet Fund, L.P. (“HillStreet”), and Development Capital Ventures, LP (“DCC”) shall have, on or prior to May 31, 2005, entered into an agreement pursuant to which HillStreet agrees to sell the QuaTech Warrant (the “QuaTech Warrant Transfer”) to DCC, or its affiliates or other affiliates of QuaTech, with such QuaTech Warrant Transfer being conditioned on the simultaneous repayment of the QuaTech Note (in principal amount together with all accrued and unpaid interest thereon); (ii) such agreement shall, when entered into and to the Effective Time, be binding and enforceable obligations of the parties thereto; and (iii) such QuaTech Warrant Transfer shall have been consummated immediately prior to the Effective Time of the Merger.

(i) Timely Filing. DPAC shall have filed with the SEC, in a timely manner or in a manner deemed timely under SEC Rule 12b-25, DPAC’s Annual Report on Form 10-K for the annual period ended February 28, 2005.

(j) DPAC Reconstituted Board. On or prior to May 31, 2005, the parties shall have selected the Other Directors as contemplated by Section 5.15.

6.2 Additional Conditions to Obligations of QuaTech. The obligations of QuaTech to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by QuaTech:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of DPAC in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on DPAC and (B) for those representations and warranties that address matters only as of a specified date, in which case such representations and warranties shall have been true and correct as of such specified date, subject to the qualifications set forth in the preceding clause (A) as of such specified date (it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with this clause (i), all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), (ii) DPAC shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time and (iii) QuaTech shall have been provided with a certificate executed on behalf of DPAC by its President certifying that the conditions set forth in this Section 6.2(a) have been fulfilled.

(b) No Material Adverse Change. There shall not have occurred since the date of this Agreement any change that constitutes a Material Adverse Effect on DPAC, determined without regard to whether such change constitutes a breach of a representation or warranty.

(c) Employment Agreement. DPAC shall have executed and delivered an Employment Agreement with Steven D. Runkel effective as of the Effective Time and substantially in the form attached hereto as Exhibit D and with Creighton K. Early effective as of the Effective Time and substantially in the form attached hereto as Exhibit E.

(d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision limiting or restricting DPAC’s conduct or operation of the business of QuaTech following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(e) Tax Treatment. In QuaTech’s reasonable, good faith belief, the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Such belief may be conditioned upon the receipt by QuaTech of customary representation letters to be delivered as of the Effective Time by each of QuaTech, DPAC, and Merger Sub in form and substance reasonably satisfactory to QuaTech and its legal counsel.

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(f) New Securities. The New Securities shall have been issued and DPAC shall have received and retained an amount of net proceeds as required in Section 4.3.

(g) Post-Merger Board Composition. Effective as of the Effective Time, the Board of Directors of DPAC shall be reconstituted such that the DPAC Reconstituted Board shall comprise the Board of DPAC, and DPAC shall establish compensation, nomination and audit committees comprised of the individuals named above, or other persons reasonably acceptable to DPAC and QuaTech if any such individual becomes unavailable to serve and each committee’s composition shall comply with all Nasdaq and SEC rules and regulations.

(h) Third Party Consents. QuaTech shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons set forth on Section 5.7 of the DPAC Disclosure Schedule.

(i) Pro Forma Combined Consolidated Financials. DPAC shall have obtained financial information from QuaTech, and DPAC shall have furnished to QuaTech the Pro Forma Combined Consolidated Financials, as provided in Section 5.19.

6.3 Additional Conditions to the Obligations of DPAC and Merger Sub. The obligations of DPAC and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by DPAC:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of QuaTech in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on QuaTech and (B) for those representations and warranties that address matters only as of a specified date, in which case such representations and warranties shall have been true and correct as of such specified date, subject to the qualifications set forth in the preceding clause (A) as of such specified date (it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with this clause (i), all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), (ii) QuaTech shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time and (iii) DPAC shall have been provided with a certificate executed on behalf of QuaTech by its President and Chief Financial Officer certifying that the conditions set forth in this Section 6.3(a) have been fulfilled.

(b) Third Party Consents. DPAC shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons set forth in Section 5.7 of the QuaTech Disclosure Schedules.

(c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting DPAC’s conduct or operation of the business of QuaTech, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(d) No Material Adverse Change. There shall not have occurred any change since the date of this Agreement that constitutes a Material Adverse Effect on QuaTech, determined without regard to whether such change constitutes a breach of a representation or warranty.

(e) Shareholder Agreements. Each of the Persons listed in Recital D shall have executed and delivered to DPAC a Shareholder Agreement and each such Shareholder Agreement shall be in full force and effect.

(f) QuaTech Shareholder List. The QuaTech Shareholder List shall have been delivered as contemplated by Section 1.6(a) of this Agreement.

(g) Tax Treatment. In DPAC’s reasonable, good faith belief, the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Such belief may

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be conditioned upon the receipt by DPAC of customary representation letters to be delivered as of the Effective Time by each of QuaTech, DPAC, and Merger Sub in form and substance reasonably satisfactory to DPAC and its legal counsel.

(h) QuaTech Warrants. The holders of the QuaTech Warrant shall have agreed to the terms of this Agreement and the termination of the QuaTech Warrant and its associated Warrant Agreement in exchange for the consideration described in Section 3.2 of the QuaTech Disclosure Schedules.

ARTICLE VII.

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of QuaTech or DPAC, this Agreement may be terminated:

(a) by mutual consent of DPAC and QuaTech, by action of their respective Boards of Directors;

(b) by either DPAC or QuaTech, if, without fault of the terminating party, the Closing shall not have occurred on or before December 31, 2005 provided a later date may be agreed upon in writing by the parties hereto; and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or would constitute a breach after notice and a failure to cure;

(c) by QuaTech, (i) if (A)(1) DPAC shall breach in any material respect any covenant or agreement on the part of DPAC set forth in this Agreement, (2) any representation or warranty of DPAC set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue, or (3) any representation or warranty of DPAC set forth in this Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 30 days of receipt by DPAC of written notice thereof, and (C) such breach or misrepresentation would cause the condition set forth in Section 6.3(a) not to be satisfied (and QuaTech shall not have breached any of its material and relevant covenants hereunder, which breach is not cured); or (ii) if the DPAC shareholders shall not have given their approval of this Agreement and the Merger on or before December 31, 2005; or (iii) if the Board of Directors of DPAC withdraws, modifies or changes its recommendation that the shareholders of DPAC approve the transactions contemplated in this Agreement in a manner adverse to QuaTech and its shareholders, unless such withdrawal, modification or change is as a result of a breach by QuaTech that would entitle DPAC to terminate this Agreement, whether or not as a result of a Material Adverse Effect on QuaTech;

(d) by DPAC, (i) if (A)(1) QuaTech shall breach in any material respect any covenant or agreement on the part of QuaTech set forth in this Agreement, (2) any representation or warranty of QuaTech set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (3) any representation or warranty of QuaTech set forth in this Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 30 days of receipt by QuaTech of written notice thereof, and (C) such breach or misrepresentation would cause the condition set forth in Section 6.2(a) not to be satisfied (and DPAC shall not have willfully breached any of its material and relevant covenants hereunder, which breach is not cured); or (ii) if the QuaTech shareholders shall not have given their approval of this Agreement and the Merger on or before December 31, 2005; or (iii) if the Board of Directors of QuaTech withdraws, modifies or changes its recommendation of the issuance of the Merger Consideration in a manner adverse to DPAC or its shareholders unless such withdrawal, modification or change is as a result of a breach by DPAC that would entitle QuaTech to terminate this Agreement, whether or not as a result of a Material Adverse Effect on DPAC;

(e) by QuaTech if a Takeover Proposal for DPAC shall have occurred and the Board of Directors of DPAC in connection therewith does not within ten (10) business days of such occurrence (or, in any event, on or before December 31, 2005) reject such Takeover Proposal;

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(f) by DPAC if a Superior Proposal for DPAC shall have occurred and DPAC shall have provided QuaTech at least five (5) business days prior notice of the terms of the Superior Proposal, provided DPAC shall have paid QuaTech the amounts it is due under Section 7.3(b) and provided further DPAC shall have complied with its obligations under Section 4.2 of this Agreement;

(g) by DPAC if a Takeover Proposal for QuaTech shall have occurred and the Board of Directors of QuaTech in connection therewith does not within ten (10) business days of such occurrence (or, in any event, on or before December 31, 2005) reject such Takeover Proposal;

(h) by QuaTech if a Superior Proposal for QuaTech shall have occurred and QuaTech shall have provided DPAC at least five (5) business days prior notice of the terms of the Superior Proposal, provided QuaTech shall have paid DPAC the amounts it is due under Section 7.3(c) and provided further QuaTech shall have complied with its obligations under Section 4.2 of this Agreement.

(i) by either DPAC or QuaTech if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of DPAC, Merger Sub or QuaTech or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, notwithstanding the foregoing, the provisions of Section 5.5 (Confidentiality), this Section 7.2 and Section 7.3 (Termination Fees), and the provisions of this Agreement referred to therein or necessary to enforce the said Sections, shall remain in full force and effect and survive any termination of this Agreement.

7.3 Termination Fees.

(a) Parties to Bear Own Expenses. Subject to subsection (b) and (c) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel, the expenses incurred in connection with printing the Proxy Statement and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement, the Proxy Statement and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger) shall be paid by the party incurring such expense.

(b) Termination Fees Payable by DPAC. QuaTech and DPAC agree that (A) in the event that this Agreement is terminated pursuant to Section 7.1(c)(iii), Section 7.1(e), or Section 7.1(f), and if, as of the date of such termination, there shall exist or have been proposed a Takeover Proposal for DPAC that DPAC has not rejected, then DPAC shall pay to QuaTech immediately prior to such termination, in the case of a termination by DPAC, or within two business days thereafter, in the case of a termination by QuaTech, a termination fee of $350,000 (the “Termination Fee”); or (B) in the event that this Agreement is terminated pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii), DPAC shall pay the Termination Fee to QuaTech, no later than two days after the earlier to occur of (x) the date of entrance by DPAC or any DPAC Subsidiary into an agreement concerning a transaction that constitutes a Takeover Proposal or (y) the date any person or persons (other than QuaTech) purchases 20% or more of the assets or equity interests of DPAC or any DPAC Subsidiary (provided that any definitive agreement referred to in clauses (x) and (y) of this sentence is entered into by DPAC or any DPAC Subsidiary, or if there is no such agreement with respect to a purchase contemplated by clause (y), any tender, exchange or other offer or arrangement for the voting securities of DPAC is first publicly announced, within 12 months of the termination of this Agreement).

(c) Termination Fees Payable by QuaTech. QuaTech and DPAC agree that if this Agreement is terminated pursuant to Section 7.1(d)(iii), Section 7.1(g) or Section 7.1(h), then QuaTech shall pay the Termination Fee to DPAC immediately prior to such termination, in the case of a termination by QuaTech, or within two business days thereafter in the case of a termination by DPAC, or (B) in the event that this

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Agreement is terminated pursuant to Section 7.1(d)(i) or Section 7.1(d)(ii) by DPAC, and if, as of the date of such termination, there shall exist or have been proposed a Takeover Proposal for QuaTech that QuaTech has not rejected, then QuaTech shall pay DPAC the Termination Fee no later than two days after the earlier to occur of (x) the date of entrance by QuaTech or any QuaTech Subsidiary into an agreement concerning a transaction that constitutes a Takeover Proposal or (y) the date any person or persons (other than DPAC) purchases 20% or more of the assets or equity interests of QuaTech or any QuaTech Subsidiary (provided that any definitive agreement referred to in clauses (x) and (y) of this sentence is entered into by QuaTech or any QuaTech Subsidiary, or if there is no such agreement with respect to a purchase contemplated by clause (y), any tender, exchange or other offer or arrangement for the voting securities of QuaTech is first publicly announced, within 12 months of the termination of this Agreement).

(d) Payment of Termination Fees. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the shareholders of DPAC, QuaTech or Merger Sub, no amendment may be made without further shareholder approval that, by applicable law or in accordance with the rules of any relevant stock exchange, may be required.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that after approval of the Merger by the shareholders of DPAC, Merger Sub, or QuaTech, no extension or waiver of this Agreement or any portion thereof may be made without further shareholder approval if required by applicable law or in accordance with the rules of any relevant stock exchange. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII.

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

8.2 Interpretation. In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any Person means any event, change, condition or effect related to the condition (financial or otherwise), prospects, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, that a reasonably prudent investor would consider to be important and relevant when making an investment decision. In this Agreement, any reference to a “Material Adverse Effect” with respect to any Person means any effect that individually or taken together with other effects is materially adverse to either the condition (financial or otherwise), prospects, properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, or the ability of such Person to consummate the transactions contemplated by this Agreement. In this Agreement, any reference to a party’s “knowledge” means the actual knowledge of such party’s identified executive officers after such inquiry, if any, as they deem reasonably necessary of employees, officers and directors of such party charged with senior administrative or operational responsibility for such matters. As a matter of clarity, the Disclosure Schedules for each of DPAC and QuaTech identify the executive officer of each respective company, whose actual knowledge shall be deemed to be the “knowledge” of such company. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule

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to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first set forth in this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.4 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules (including the DPAC Disclosure Schedule and the QuaTech Disclosure Schedule) (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(j), 1.7, 5.12, 5.13, 5.14, 5.16 and 5.19.

8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will remain in full force and effect. The parties further agree to interpret this Agreement so as reasonably to effect the intent of the parties hereto and to replace a void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Specific Performance; Remedies Cumulative. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy or remedies.

8.8 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law. Each of the parties hereto irrevocably consents to the jurisdiction of any court located in Summit County, Ohio in connection with any

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matter based upon or arising out of this Agreement or the matters contemplated herein, agrees and consents that process may be served upon it in any manner authorized by the laws of the State of Ohio for such Person and waives and covenants not to assert or plead any objection that it might otherwise have to such jurisdiction and such process.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Disclosure. The inclusion of any information in the DPAC Disclosure Schedule or the QuaTech Disclosure Schedule does not necessarily indicate that DPAC or QuaTech, as applicable, has determined that the information included in the DPAC Disclosure Schedule or the QuaTech Disclosure Schedule, when considered individually or in the aggregate, is material to DPAC or QuaTech, as applicable.

8.11 Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

8.12 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to QuaTech, to:

QuaTech, Inc.

5675 Hudson Industrial Parkway

Hudson, Ohio, 44236

Attention: Steven D. Runkel

Facsimile No.:

Telephone No.:

with a copy to:

Buchanan Ingersoll PC

301 Grant Street, 20th Floor

Pittsburgh, PA 15219

Attention: Richard D. Rose

Phone: (412) 562-8425

Fax: (412) 562-1041

(ii) if to DPAC or Merger Sub, to:

DPAC Technologies Corp.

7321 Lincoln Way

Garden Grove, California 92841

Attention: Creighton K. Early

Facsimile No.: (714) 899-7557

Telephone No.: (714) 899-7554

with a copy to:

The Yocca Law Firm, LLP

19900 MacArthur Blvd., Suite #650

Irvine, California 92612

Attention: Nicholas Yocca

Facsimile No.: (949) 253-0870

Telephone No.: (949) 253-0800

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization to be executed and delivered by their respective duly authorized officers as of the date first written above.

QUATECH, INC.

By:	/s/ STEVEN D. RUNKEL
Name:	Steven D. Runkel
Title:	Chief Executive Officer

DPAC TECHNOLOGIES CORP.

By:	/s/ CREIGHTON K. EARLY
Name:	Creighton K. Early
Title:	Chief Executive Officer

DPAC ACQUISITION SUB, INC.

By:	/s/ CREIGHTON K. EARLY
Name:	Creighton K. Early
Title:	Chief Executive Officer

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ANNEX A-2

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF REORGANIZATION

This First Amendment to the Agreement and Plan of Reorganization, dated as of August 5, 2005 (the “Amendment”) is entered into by and among DPAC Technologies Corp., a California corporation (“DPAC”), DPAC Acquisition Sub, Inc., an Ohio corporation (“DPAC Sub”), and QuaTech, Inc., an Ohio corporation (“QuaTech”).

RECITALS

WHEREAS, the parties entered into that certain Agreement and Plan of Reorganization, dated April 26, 2005 (the “Merger Agreement”), whereby DPAC, DPAC Sub and QuaTech agreed to engage in a business combination transaction following which QuaTech will become a wholly-owned subsidiary of DPAC (the “Transaction”);

WHEREAS, since the signing of the Merger Agreement, the circumstances of each of DPAC and QuaTech have changed, and in some cases the occurrence of events took longer than anticipated or became impossible, such that certain closing conditions to the Transaction, as set forth in Article VI of the Merger Agreement, are no longer feasible or applicable;

WHEREAS, QuaTech has commitments from financial institutions (“Commitment Letters”) to obtain approximately $4,000,000 for recapitalization and general corporate purposes, the funding of which shall occur prior to the Effective Date (the “QuaTech Refinancing”);

WHEREAS, the parties have anticipated the possibility that the shares of common stock of DPAC would become delisted from the Nasdaq SmallCap Market, despite DPAC’s efforts to retain their listing on the Nasdaq SmallCap Market;

WHEREAS, in light of the changed circumstances, each party is not willing to proceed with the Transaction unless certain amendments are made.

WHEREAS, as a result of the foregoing changed circumstances and in consideration for this Amendment, Development Capital Ventures, LP (“DCV”) an affiliate of QuaTech has agreed to provide DPAC a secured short term bridge loan in the principal amount of $500,000 (the “DCV Bridge Loan”) and DCV and DPAC have agreed to enter into a License Agreement dated as of the date hereof, whereby DPAC will grant to DCV an exclusive, worldwide and perpetual right and license to manufacture, develop, market and sell all of DPAC’s Airborne products and technology which will be exclusively sub-licensed to QuaTech (the “License Agreement”);

WHEREAS, the parties desire to amend the Merger Agreement to reflect the foregoing; and

WHEREAS, the Board of Directors of each of DPAC, DPAC Sub and QuaTech believe that as of the date hereof it is in the best interests of each of their respective companies to proceed with the Transaction, as set forth in the Merger Agreement as amended hereby.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Exchange Rates. Sections 1.6(a) and (b) of the Merger Agreement are amended and restated in their entirety to read as follows:

“(a) Conversion of QuaTech Common Stock. At the Effective Time, all shares of QuaTech common stock, par value $0.00001 per share (“QuaTech Common Stock”) issued and outstanding immediately prior

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to the Effective Time, other than any shares of QuaTech Common Stock to be canceled pursuant to Section 1.6(c), shall be canceled and extinguished, and all of the shares of QuaTech Common Stock theretofore outstanding shall be converted automatically solely into the right to receive a number of registered whole shares of DPAC Common Stock (adjusted appropriately for any stock splits, stock dividends or similar recapitalization occurring prior to the Effective Time including without limitation the Reverse Split), rounded up to the nearest whole number of shares of DPAC Common Stock, at a rate, subject to adjustment, of one whole share of DPAC Common Stock in exchange for each 0.035916864 of one whole share of QuaTech Common Stock (the “Common Exchange Rate”), without payment for any lesser fractions, and all such lesser fractions of one whole shares of QuaTech Common Stock shall be cancelled without further payment therefor, except that a beneficial holder may aggregate such fractions from the person’s total holdings. At the Closing, QuaTech shall deliver to DPAC a certified list showing the name and address of each record holder of QuaTech Common Stock and the exact number of shares held by each such holder (the “QuaTech Common Shareholder List”). For avoidance of doubt, the Common Exchange Rate will require an adjustment to take into account the change in the number of outstanding shares of DPAC Common Stock as will result from the Reverse Split.

(b) Conversion of QuaTech Preferred Stock. At the Effective Time all shares of QuaTech 9% Series A Convertible Preferred Stock, par value $0.00001 per share (“QuaTech Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and each share of QuaTech Preferred Stock theretofore outstanding shall be converted automatically solely into the right to receive a number of registered whole shares of DPAC Common Stock at a rate, subject to adjustment, of one whole share of DPAC Common Stock (adjusted appropriately for any stock splits, stock dividends or similar recapitalization occurring prior to the Effective Time including without limitation the Reverse Split), rounded up to the nearest whole number of shares of DPAC Common Stock, in exchange for each 0.035916864 of one whole share (subject to adjustment as provided below) of QuaTech Preferred Stock (the “Preferred Exchange Rate”), without payment for any lesser fractions of one whole share of QuaTech Preferred Stock, and all such lesser fractions shall be cancelled without further payment therefor, except that a beneficial holder may aggregate such fractions from the person’s total holdings. For avoidance of doubt, the Preferred Exchange Rate will require an adjustment to take into account the change in the number of outstanding shares of DPAC Common Stock as will result from the Reverse Split.

2. New Securities. Section 1.6(i), Section 4.3 and 6.2(f) of the Merger Agreement are deleted in their entirety.

3. NASDAQ Listing. Section 4.4, Section 5.14 and Section 6.1(i) of the Merger Agreement are deleted in their entirety.

4. Minimum Cash Balance. Section 6.1(e) of the Merger Agreement is deleted in its entirety.

5. Minimum Credit Facility. Section 6.1(f) of the Merger Agreement is deleted in its entirety; provided, however, that its remains a condition to QuaTech’s obligation to close that DPAC have no outstanding bank or other similar debt owed to any financial institution other than the DCV Bridge Loan and further is a condition to QuaTech’s and DPAC’S respective obligation to close the Merger that the QuaTech Refinancing have occurred on terms consistent with the Commitment Letters and satisfactory to QuaTech.

6. Exchange Ratio. Section 6.1(g) of the Merger Agreement is deleted in its entirety.

7. QuaTech Warrant. Section 6.1(h) of the Merger Agreement is deleted in its entirety.

8. DPAC Reconstituted Board. Section 6.1(j) of the Merger Agreement is amended and restated in its entirety as follows:

“In accordance with Section 5.15 of this Agreement, the DPAC Reconstituted Board shall consist of William Roberts, Steven D. Runkel, Creighton K. Early, Samuel W. Tishler, Mark Chapman, James Bole and Dennis Leibel.”

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9. Section 6.3(i) is added to the Merger Agreement, and it shall read in its entirety as follows:

“(i) By September 30, 2005, QuaTech shall have refinanced its subordinated debt as contemplated in Section 5 of Amendment No.1 to this Agreement.”

10. Understanding of the Parties. It is expressly agreed and contemplated by the parties, after full opportunity to conduct and review due diligence, that none of the present circumstances of DPAC or QuaTech shall be considered to have caused a Material Adverse Effect; and prior to the Closing QuaTech or DPAC may cause any or all of the following to occur, none of which shall be considered, whether they occur or not, to cause a Material Adverse Effect: (i) QuaTech may refinance its bank debt; (ii) QuaTech may refinance its subordinated debt; (iii) the QuaTech warrant may be transferred to DCV or other shareholders of QuaTech; (iv) QuaTech and DPAC have entered into the License Agreement and this Amendment of the Merger Agreement, subject to approval of DPAC shareholders; (v) DPAC may cause certain former employees to modify their existing contracts to substitute DPAC common stock for future cash payments pursuant to such contracts; (vi) DPAC Common Stock shall be and remain delisted through the Effective Time. (vii) DPAC may issue promissory notes convertible into common stock to its legal counsel for one-half the fees charged from July 1, 2005 work forward and pay the remainder of all fees and costs of counsel in cash as and when due or upon the Effective Times if earlier; and (viii) DPAC and QuaTech may perform and carry out all of the other transactions referred to in this Amendment, including but not limited to the recitals.

11. Effect of Merger Agreement. Except as specifically amended hereby, the Merger Agreement shall remain in full force and effect.

12. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles.

13. Entire Agreement. This Amendment, together with the Merger Agreement and the License Agreement, constitutes the complete, final and exclusive understanding and agreement of the parties and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

14. Use of Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this First Amendment to the Agreement and Plan of Reorganization by their respective duly authorized officers as of the date first written above.

DPAC TECHNOLOGIES CORP.

By:	/s/ CREIGHTON K. EARLY
Name: Title:	Creighton K. Early Chief Executive Officer

DPAC ACQUISITION SUB, INC.

By:	/s/ CREIGHTON K. EARLY
Name: Title:	Creighton K. Early Chief Executive Officer

QUATECH, INC.

By:	/s/ STEVEN D. RUNKEL
Name: Title:	Steven D. Runkel Chief Executive Officer

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ANNEX A-3

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF REORGANIZATION

This Second Amendment to the Agreement and Plan of Reorganization, dated as of October 20, 2005 (the “Amendment”) is entered into by and among DPAC Technologies Corp., a California corporation (“DPAC”), DPAC Acquisition Sub, Inc., an Ohio corporation (“DPAC Sub”), and QuaTech, Inc., an Ohio corporation (“QuaTech”).

RECITALS

WHEREAS, the parties entered into that certain Agreement and Plan of Reorganization, dated April 26, 2005 (the “Original Agreement”), whereby DPAC, DPAC Sub and QuaTech agreed to engage in a business combination transaction following which QuaTech will become a wholly-owned subsidiary of DPAC (the “Transaction”);

WHEREAS, the parties entered into that certain First Amendment to Agreement and Plan of Merger (the “First Amendment”) on August 5, 2005, thereby amending certain provisions of the Original Agreement (such Original Agreement, as amended by the First Amendment being referred to hereinafter as the “Merger Agreement”);

WHEREAS, since the signing of the Merger Agreement, the circumstances of each of DPAC and QuaTech have changed, such that certain closing conditions to the Transaction and certain economic terms are no longer feasible or applicable;

WHEREAS, QuaTech has commitments from financial institutions (“Commitment Letters”) to obtain approximately $3,100,000 for general corporate purposes, the funding of which shall occur prior to the Effective Date (the “QuaTech Refinancing”);

WHEREAS, in light of the changed circumstances, each party is not willing to proceed with the Transaction unless certain amendments are made.

WHEREAS, as a result of the foregoing changed circumstances and in consideration for this Amendment, Development Capital Ventures, LP (“DCV”), an affiliate of QuaTech, DPAC and QuaTech have agreed to amend (the “License Amendment”) the License Agreement dated August 5, 2005;

WHEREAS, the parties desire to amend the Merger Agreement to reflect the foregoing; and

WHEREAS, the Board of Directors of each of DPAC, DPAC Sub and QuaTech believe that as of the date hereof it is in the best interests of each of their respective companies to proceed with the Transaction, as set forth in the Merger Agreement as amended hereby.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Exchange Rates. Sections 1.6(a) and (b) of the Merger Agreement are amended and restated in their entirety to read as follows:

“(a) Conversion of QuaTech Common Stock. At the Effective Time, all shares of QuaTech common stock, par value $0.00001 per share (“QuaTech Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of QuaTech Common Stock to be canceled pursuant to

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Section 1.6(c), shall be canceled and extinguished, and all of the shares of QuaTech Common Stock theretofore outstanding shall be converted automatically solely into the right to receive a number of registered whole shares of DPAC Common Stock (adjusted appropriately for any stock splits, stock dividends or similar recapitalization occurring prior to the Effective Time including without limitation the Reverse Split), rounded up to the nearest whole number of shares of DPAC Common Stock, at a rate, subject to adjustment, of one whole share of DPAC Common Stock in exchange for each 0.021780444 of one whole share of QuaTech Common Stock (the “Common Exchange Rate”), without payment for any lesser fractions, and all such lesser fractions of one whole shares of QuaTech Common Stock shall be cancelled without further payment therefor, except that a beneficial holder may aggregate such fractions from the person’s total holdings. At the Closing, QuaTech shall deliver to DPAC a certified list showing the name and address of each record holder of QuaTech Common Stock and the exact number of shares held by each such holder (the “QuaTech Common Shareholder List”). For avoidance of doubt, the Common Exchange Rate will require an adjustment to take into account the change in the number of outstanding shares of DPAC Common Stock as will result from the Reverse Split.

(b) Conversion of QuaTech Preferred Stock. At the Effective Time all shares of QuaTech 9% Series A Convertible Preferred Stock, par value $0.00001 per share (“QuaTech Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and each share of QuaTech Preferred Stock theretofore outstanding shall be converted automatically solely into the right to receive a number of registered whole shares of DPAC Common Stock at a rate, subject to adjustment, of one whole share of DPAC Common Stock (adjusted appropriately for any stock splits, stock dividends or similar recapitalization occurring prior to the Effective Time including without limitation the Reverse Split), rounded up to the nearest whole number of shares of DPAC Common Stock, in exchange for each 0.021780444 of one whole share (subject to adjustment as provided below) of QuaTech Preferred Stock (the “Preferred Exchange Rate”), without payment for any lesser fractions of one whole share of QuaTech Preferred Stock, and all such lesser fractions shall be cancelled without further payment therefor, except that a beneficial holder may aggregate such fractions from the person’s total holdings. For avoidance of doubt, the Preferred Exchange Rate will require an adjustment to take into account the change in the number of outstanding shares of DPAC Common Stock as will result from the Reverse Split.”

2. Minimum Credit Facility. Section 5 of the First Amendment is deleted in its entirety and replaced with the following:

“Section 6.1(f) of the Merger Agreement is deleted in its entirety; provided, however, that it remains a condition to QuaTech’s obligation to close that DPAC have no outstanding bank or other similar debt owed to any financial institution other than the DCV Bridge Loan and further is a condition to QuaTech’s and DPAC’s respective obligations to close the Merger that the QuaTech Refinancing (as defined in this Amendment) have occurred on terms consistent with the Commitment Letters and satisfactory to QuaTech. The repayment of the QuaTech Note held by HillStreet will not be a condition precedent to the Closing.”

3. Section 6.3(i) of the Merger Agreement (which was added by Section 9 of the First Amendment) is amended and restated in its entirety as follows:

“(i) QuaTech shall have elected to exercise its Prepayment Option and shall have deposited the Prepayment Amount (each as defined in the License Amendment) into escrow as provided for by the License Amendment.”

4. Termination Date. Each reference to “December 31, 2005” in Article VII of the Merger Agreement is hereby amended to read “March 31, 2006.”

5. Effect of Merger Agreement. Except as specifically amended hereby, the Merger Agreement shall remain in full force and effect.

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6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles.

7. Entire Agreement. This Amendment, together with the Merger Agreement and the License Agreement as amended by the License Amendment, constitutes the complete, final and exclusive understanding and agreement of the parties and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

8. Use of Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Second Amendment to the Agreement and Plan of Reorganization by their respective duly authorized officers as of the date first written above.

DPAC TECHNOLOGIES CORP.

By:	/s/ CREIGHTON K. EARLY
Name: Title:	Creighton K. Early Chief Executive Officer

DPAC ACQUISITION SUB, INC.

By:	/s/ CREIGHTON K. EARLY
Name: Title:	Creighton K. Early Chief Executive Officer

QUATECH, INC.

By:	/s/ STEVEN D. RUNKEL
Name: Title:	Steven D. Runkel Chief Executive Officer

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A NNEX A-4

THIRD AMENDMENT TO

AGREEMENT AND PLAN OF REORGANIZATION

This Third Amendment to the Agreement and Plan of Reorganization, dated as of December 12, 2005 (the “Amendment”) is entered into by and among DPAC Technologies Corp., a California corporation (“DPAC”), DPAC Acquisition Sub, Inc., an Ohio corporation (“DPAC Sub”), and QuaTech, Inc., an Ohio corporation (“QuaTech”).

RECITALS

WHEREAS, the parties entered into that certain Agreement and Plan of Reorganization, dated April 26, 2005 (the “Original Agreement”), whereby DPAC, DPAC Sub and QuaTech agreed to engage in a business combination transaction following which QuaTech will become a wholly-owned subsidiary of DPAC (the “Transaction”);

WHEREAS, the parties entered into that certain First Amendment to Agreement and Plan of Reorganization (the “First Amendment”) on August 5, 2005, and that certain Second Amendment to Agreement and Plan of Reorganization (the “Second Amendment”) on October 20, 2005 each thereby amending certain provisions of the Original Agreement (such Original Agreement, as amended by the First Amendment and the Second Amendment being referred to hereinafter as the “Merger Agreement”);

WHEREAS, since the signing of the Merger Agreement, the circumstances of each of DPAC and QuaTech have changed, such that certain closing conditions to the Transaction and certain other terms are no longer feasible or applicable;

WHEREAS, the parties desire to amend the Merger Agreement to reflect the foregoing; and

WHEREAS, the Board of Directors of each of DPAC, DPAC Sub and QuaTech believe that as of the date hereof it is in the best interests of each of their respective companies to proceed with the Transaction, as set forth in the Merger Agreement as amended hereby.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Reverse Split. Contrary to the Recitals in the Original Agreement, it is no longer contemplated by the parties that prior to the Effective Time DPAC will effect a reverse split of its Common Stock. Thus, all references to Reverse Split in the Merger Agreement are hereby deleted.

2. Creighton K. Early Employment Agreement. Creighton K. Early, the Chief Executive Officer of DPAC, will not continue as an employee of DPAC or the Surviving Corporation from and after the Effective Time. Mr. Early will continue to serve as a Director of DPAC after the Effective Time and remain a member of the DPAC Reconstituted Board. Thus, Section 6.2(c) of the Merger Agreement is hereby amended to read in its entirety:

(c) Employment Agreement. DPAC shall have executed and delivered the Employment Agreement with Steven D. Runkel effective as of the Effective Time and substantially in the form attached hereto as Exhibit D.

All references to Exhibit E. are hereby removed from the Merger Agreement.

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3. Effect of Merger Agreement. Except as specifically amended hereby, the Merger Agreement shall remain in full force and effect.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles.

5. Entire Agreement. This Amendment, together with the Merger Agreement and the License Agreement as amended by the License Amendment, constitutes the complete, final and exclusive understanding and agreement of the parties and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

6. Use of Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement as amended.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Third Amendment to the Agreement and Plan of Reorganization by their respective duly authorized officers as of the date first written above.

DPAC TECHNOLOGIES CORP.

By:	/s/ CREIGHTON K. EARLY
Name: Creighton K. Early Title: Chief Executive Officer

DPAC ACQUISITION SUB, INC.

By:	/s/ CREIGHTON K. EARLY
Name: Creighton K. Early Title: Chief Executive Officer

QUATECH, INC.

By:	/s/ STEVEN D. RUNKEL
Name: Steven D. Runkel Title: Chief Executive Officer

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ANNEX A- 5

SHAREHOLDER AND REGISTRATION RIGHTS AGREEMENT

This SHAREHOLDER AND REGISTRATION RIGHTS AGREEMENT (“Agreement”) is made and entered into as of May 11, 2005 by and between DPAC TECHNOLOGIES CORP., a California corporation (the “Company”), and the shareholders signatory hereto named on the signature pages of this Agreement (each individually the “Shareholder” and all severally the “Shareholders”).

R E C I T A L S

WHEREAS, the Company, DPAC ACQUISITION SUB, INC., an Ohio corporation that is a wholly-owned subsidiary of the Company (the “Merger Subsidiary”) and QUATECH, INC., an Ohio corporation (“QUATECH”), have entered into that certain Agreement and Plan of Reorganization (including any further amendments thereto, the “Merger Agreement”), dated as of April 26, 2005, pursuant to which the Merger Subsidiary will be merged (the “Merger”) with and into QUATECH whereupon each share of QUATECH capital stock will be converted into the right to receive the shares of the DPAC Common Stock as defined in the Merger Agreement; and

WHEREAS, as a condition and as an inducement to the willingness of each of the Company, Merger Subsidiary and QUATECH to enter into and perform the Merger Agreement, certain shareholders of QUATECH: Development Capital Ventures (the “Institutional Shareholder”) and William Roberts, an individual, and Steven D. Runkel, an individual, in each such person’s capacity as a QUATECH shareholder, has agreed to enter into this Agreement; and

WHEREAS, in connection with the issuance of the Company’s securities pursuant to the terms of the Merger Agreement, the Shareholders required that the Company grant them certain rights to registration of the DPAC Common Stock they will receive upon the Merger and to enter into this Agreement, as a condition to the closing.

WHEREAS, no other registration rights agreement exists between the Company and any of its shareholders or others other than the registration rights set forth in the DPAC Disclosure Schedules.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing, for good and valuable considerations, receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Definitions. As used herein:

1.1 The term “Advice” is defined in Section 2.9.

1.2 The term “Blocking Right” is dated in Section 2.1.

1.3 The term “Commission” means the Securities and Exchange Commission.

1.4 The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.5 The term “Holder” means any of the following persons owning or having the right to acquire Registrable Shares or any permitted assignee of rights under this Agreement: Development Capital Ventures, LP; William Roberts, an individual; and Steve Runkel, an individual.

1.6 The term “Public Offering” means and includes the closing, after the date of the Merger, of an underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of securities to the general public for the account of the Company, for avoidance of doubt, expressly excluding the registration statement on Form S-4 to register shares of DPAC Common Stock in connection with the Merger.

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1.7 The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (as defined below) and the applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

1.8 For the purposes hereof, the term “Registrable Shares” means and includes the shares of the DPAC Common Stock (as defined in the Merger Agreement) which have been issued in exchange for each Holder’s QUATECH common stock or QUATECH preferred stock (collectively the “QUATECH Shares”), pursuant to the consummation of the Merger.

1.9 The term “Securities Act” means the Securities Act of 1933, as amended.

1.10 All capitalized terms used but not defined in this Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

2. Registration Rights.

2.1 Demand Registration.

Subject to Sections 2.6, 2.7 and 2.8, if at any time after the Effective Time, the Company shall receive a written request from the Institutional Shareholder that the Company file with the Commission a registration statement under the Securities Act covering the registration for offer and sale of outstanding Registrable Securities held by such Institutional Shareholder, then the Company shall promptly notify in writing all other Shareholders of such request. Within 20 days after such notice has been given by the Company, any other Holder may give written notice to the Company of its election to include its Registrable Securities in the registration. As soon as practicable after the expiration of such 20-day period, the Company shall use its reasonable best efforts to cause the registration of all Registrable Securities with respect to which registration has been so requested. If the Institutional Shareholder intends to distribute the Registrable Shares covered by their request by means of an underwriting, it shall so advise the Company as part of their request and the Company shall include such information in the written notice referred to above. The underwriter shall be selected by the Institutional Holder and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his or her Registrable Shares in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Shares in the underwriting to the extent provided herein. All Shareholders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriters selected for such underwriting. Notwithstanding the foregoing, if the underwriter advises the Institutional Holder in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Shareholders of Registrable Shares which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Shares that may be included in the underwriting shall be allocated among all Shareholders thereof, including the Institutional Holder, in proportion (as nearly as practicable) to the amount of Registrable Shares of the Company owned by each Holder.

Notwithstanding the provisions set forth above in this Section 2.1, the Company shall not be obligated to effect any registration pursuant to this Section within 180 days after a Public Offering. In addition, the Company may postpone for up to 90 days the filing or effectiveness of a registration statement pursuant to a request under this Section if the Board of Directors (with the concurrence of the managing underwriters, if any) determines in good faith that such registration would be reasonably expected to have a material adverse effect on any proposal or plan by the Company to engage in any acquisition or sale of assets, merger, consolidation, tender offer, financing or similar transaction (a “Blocking Right”). The Company may not assert a Blocking Right more than once in any twelve month period. In the event of any postponement described in this subsection the requesting Shareholders shall, upon written notice to the Company by a majority of requesting Shareholders, be entitled to withdraw such request and, if such request is withdrawn, such request shall not count as a request for registration pursuant to this Section.

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2.2 Piggyback Registration.

Subject to Sections 2.6 and 2.7, if at any time the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of others who are not Shareholders, in connection with the public offering of such securities solely for cash, on a registration form that would also permit the registration of Registrable Securities, the Company shall promptly give each Holder written notice of such proposal. Upon the written request of any Holder given within 20 days after any such notice is given, subject to Sections 2.6 and 2.7, the Company shall use its commercially reasonable best efforts to cause to be included in such registration all Registrable Securities with respect to which registration has been so requested. The piggyback registration rights granted pursuant to this Section 2.2 shall not confer the right to include Registrable Securities in the Company’s Registration Statement on Form S-3 No. 333-116758 filed with the Securities and Exchange Commission on June 23, 2004 and subsequently amended on July 12, 2004 and July 13, 2004, or in any successor replacement registration statement thereto.

2.3 Registration Obligations of the Company.

Whenever required under this Agreement to use commercially reasonable best efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the Commission a registration statement covering such Registrable Securities and use reasonable efforts to cause such registration statement to be declared effective by the Commission as expeditiously as possible and to keep such registration effective until the date when all Registrable Securities covered by the registration statement have been sold; provided, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to each Requesting Holder and the underwriters, if any, copies of all such documents proposed to be filed (excluding exhibits, unless any such Person shall specifically request exhibits in writing), which documents will be subject to the review of such Shareholders and underwriters, and the Company will not file such registration statement or any amendment thereto or any prospectus or any supplement thereto with the Commission if (A) a majority of requesting Shareholders reasonably object to such filing (unless such registration is pursuant to Section 3 and is in connection with a Public Offering) or (B) information in such registration statement or prospectus concerning a particular Holder has changed or is otherwise inaccurate and such Holder or the underwriters, if any, shall reasonably and promptly object;

(b) prepare and file with the Commission such amendments and post-effective amendments to such registration statement as may be necessary to keep such registration statement effective during the period referred to in subsection (a) above, and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed with the Commission pursuant to Rule 424 under the Securities Act;

(c) furnish to the requesting Shareholders and to each underwriter, if any, such reasonable numbers of copies of such registration statement, each amendment thereto, the prospectus included in such registration statement (including each preliminary prospectus), each supplement thereto and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its best efforts to register and qualify the Registrable Securities under such other securities laws of such United States jurisdictions as shall be reasonably requested by a majority of requesting Shareholders or any underwriters or, in the alternative, to obtain exemptions from the registration requirements of such securities laws, and do any and all other acts and things which may be reasonably necessary or advisable to enable the requesting Shareholders and underwriters to consummate the disposition of the Registrable Securities owned by such Shareholders and underwriters in such jurisdictions; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to transact business, subject itself to taxation or to file a general consent to service of process in any such jurisdiction;

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(e) promptly after becoming aware thereof, notify each requesting Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading and, at the request of any such Holder, the Company will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the NASD automated quotation system and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;

(g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(h) enter into such customary agreements (including underwriting agreements in customary form for a primary offering) and take all such other actions as a majority of requesting Shareholders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(i) subject to compliance with such confidentiality requirements as the Company may reasonably impose, and subject to the requirements of federal and state securities laws, the rules of the NASD and the rules of any securities exchange on which the Company’s securities are traded, make available for inspection by any requesting Holder, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such Holder or underwriter, provided, however, that the requesting Shareholders shall employ only one counsel, all pertinent financial and other records and pertinent corporate documents of the Company, and cause the officers, directors, employees and independent accountants of the Company to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement;

(j) promptly notify the requesting Shareholders and the underwriters, if any, of the following events and (if requested by any such Person) confirm such notification in writing: (i) the filing of the prospectus or any prospectus supplement and the registration statement and any amendment or post-effective amendment thereto and, with respect to the registration statement or any post-effective amendment thereto, the declaration of the effectiveness of such documents; (ii) any requests by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information; (iii) the issuance or written threat of issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threat of initiation of any proceeding for such purpose;

(k) make reasonable efforts to prevent the entry of any order suspending the effectiveness of the registration statement and obtain at the earliest possible moment the withdrawal of any such order, if entered;

(l) if reasonably requested by any underwriter or a requesting Holder in connection with any underwritten offering, promptly incorporate in a prospectus supplement or post-effective amendment such information as such underwriter or a majority of requesting Shareholders agree should be included therein relating to the sale of the Registrable Securities, including without limitation information with respect to the number of Registrable Securities being sold to such underwriter, the purchase price being paid therefore by such underwriter and any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering, and make all required

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filings of such prospectus supplement or post-effective amendment promptly after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(m) upon the filing of any document which is to be incorporated by reference into the registration statement or the prospectus (after the initial filing of the registration statement with the Commission), (i) promptly provide copies of such document to counsel for the requesting Shareholders and counsel for the underwriters, if any, and (ii) make representatives of the Company available for discussion of such document;

(n) cooperate with the requesting Shareholders and the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such lots and registered in such names as the underwriters may request at least two business days prior to any delivery of Registrable Securities to the underwriters;

(o) if necessary, provide a CUSIP number for all Registrable Securities not later than the effective date of the registration statement; and

(p) prior to the effectiveness of the registration statement and any post-effective amendment thereto and at each closing of an underwritten offering, do the following insofar as the requesting Shareholders are concerned or affected: (i) make such representations and warranties to such Shareholders and the underwriters, if any, with respect to the Registrable Securities and the registration statement as are customarily made by issuers to holders and underwriters in primary underwritten offerings; (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions shall be reasonably satisfactory to the underwriters, if any, and to a Majority of requesting Shareholders) addressed to each such Holder and the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Shareholders and underwriters or their counsel; (iii) obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to such Shareholders or underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in cold comfort letters by accountants and underwriters in connection with primary underwritten offerings; and (iv) deliver such documents and certificates as may be reasonably requested by a Majority of requesting Shareholders or by the underwriters, if any, to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

2.4 Suspension of Disposition of Registrable Securities.

Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.3(e), such Holder will forthwith discontinue disposition of Registrable Securities until such Holder’s receipt of copies of a supplemented or amended prospectus contemplated by Section 2.3(e), or until it is advised in writing (an “Advice”) by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus and, if so directed by the Company, such Holder will deliver to the Company (at the expense of the Company) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. If the Company shall give any such notice, the time periods specified in Section 2.3(a) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 2.3(e) to and including the date when each selling Holder shall have received the copies of the supplemented or amended prospectus contemplated by Section 2.3(e) or the Advice.

2.5 Expenses of Registration.

Whether or not any registration statement prepared and filed pursuant to this Agreement is declared effective by the Commission, the Company shall pay or incur all expenses incurred in connection with a

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registration pursuant to the terms hereof (excluding underwriting fees, discounts and commissions attributable to the sale of Registrable Securities), including without limitation all registration, qualification, application, filing, listing, transfer agent and registrar fees, printing, messenger, telephone and delivery fees and expenses, accounting fees and disbursements (including the expenses of any audit, review and/or “cold comfort” letters), fees and disbursements of counsel for the Company, and in each demand registration, to a maximum of $15,000, the fees and costs of one counsel representing the Institutional Shareholder.

2.6 Conditions Precedent to Participation in Registration.

No Holder shall participate in any registration hereunder unless:

(a) such Holder timely furnishes to the Company and/or the underwriters managing such registration, if any, all such information regarding such Holder, the Registrable Securities held by it and its intended method of disposing of such Registrable Securities as the Company or such underwriters may reasonably request;

(b) such Holder agrees, and each Holder hereby does agree, to notify the Company and/or any underwriters managing such registration of the occurrence of any event which causes the prospectus prepared in connection with any such registration to contain an untrue statement of a material fact or omit to state a fact necessary to make the statements therein not misleading promptly after such Holder obtains knowledge of such occurrence; and

(c) in the case of an underwritten registration, such Holder agrees to (i) sell such Holder’s Registrable Securities on the basis of any underwriting arrangements approved by the persons(s) entitled hereunder to approve such arrangements and (ii) complete, execute and deliver all questionnaires, powers of attorney, indemnities, lock-up agreement, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and consistent with this Agreement.

2.7 Selection of Underwriters; Priorities.

(a) The Institutional Shareholder shall have the right to select the investment banker(s) and manager(s) to administer any offering to which Section 2.1 is applicable, subject to the written consent of a majority in interest of requesting Shareholders, which consent may be withheld in such requesting Shareholders’ sole and absolute discretion; a majority of requesting Shareholders shall have the right to select the investment banker(s) and manager(s) to administer an offering to be effected pursuant to Section 2.2 on Form S-1 or S-3 if no such securities are being sold for the account of the Company.

(b) In the case of a registration under Section 2.1 which is an underwritten offering, if the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold at the desired price in such offering, the Company will include in such registration, to the extent of the amount which the Company is advised can be sold at such price: (i) first, the Registrable Securities requested to be included, pro rata among the Shareholders thereof on the basis of the number of Registrable Securities requested to be registered by each such Holder; (ii) second, securities held by persons having piggyback registration rights and securities proposed to be sold by the Company, pro rata based on the estimated gross proceeds from the sale thereof; and (iii) third, all other securities requested to be included in such registration.

(c) In the case of a registration under Section 2.2 which is an underwritten offering, if the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold at the desired price in such offering, the Company will include in such registration, to the extent of the amount which the Company is advised can be sold at such price:

(i) if such registration is commenced upon the demand of Persons having demand registration rights, the Company will include in such registration, (A) first, securities held by the Persons

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having such demand registration rights, (B) second, securities proposed to be sold by the Company, Registrable Securities, and securities proposed to be sold by other Persons having piggyback registration rights pro rata based on the estimated gross proceeds from the sale thereof and (C) third, all other securities requested to be included in such registration; and

(ii) if such registration is commenced by the Company on its own account and not in response to Persons having demand registration rights, (A) first, the securities which the Company proposes to sell, (B) second, Registrable Securities and securities proposed to be sold by other Persons having piggyback registration rights, pro rata based on the estimated gross proceeds from the sale thereof, (C) third, all other securities requested to be included in such registration.

2.8 Termination of the Company’s Obligations.

Except as set forth below, the Company shall have no further obligations under Section 2.1 after the Company has effected (a) two (2) registrations on Form S-1 or Form S-2 (or any successor forms) pursuant to a demand made pursuant to Section 2.1, or (b) all Registrable Securities covered thereby have been sold either pursuant thereto or pursuant to Rule 144, or (c) when all of a Holder’s Registrable Shares may be sold within one day’s then normal trading volume under Rule 144(k), or (d) the close of business on December 31, 2010, whichever is earliest. The Company’s obligation to effect registrations pursuant to Section 2.2 and registrations under Section 2.1 to be done on Form S-3 so long as the Company is eligible to use such Form (or any successor form) shall continue for so long as any Registrable Securities remain unregistered. The Company shall have no further obligations under Section 2.1 or Section 2.2 of this Agreement upon the fifth anniversary of the Effective Time.

2.9 Indemnification.

2.9.1 Indemnification of Shareholders. Pursuant to the Company’s registration of the Registrable Shares under the Securities Act, the Company will indemnify and hold harmless each Holder and each underwriter of the Registrable Shares so registered and each person, if any, who controls such Holder or any such underwriter within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities (or any action in respect thereof), joint or several, to which they or any of them become subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse each such Holder, each such underwriter and each such controlling person, if any, for any legal or other expenses reasonably incurred by them or any of them, as such expenses are incurred, in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented by the Company); (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading; or (iii) any violation by the Company of the Securities Act, the Exchange Act, a state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law; provided, however, that the indemnity contained in this Section 2.9 will not apply where such untrue statement or omission was made in such registration statement, preliminary or amended, preliminary prospectus or prospectus in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such Holder of Registrable Shares, any such underwriter or any such controlling person expressly for use therein. Promptly after receipt by any Holder of Registrable Shares, any underwriter or any controlling person of notice of the commencement of any action in respect of which indemnity may be sought against the Company, such Holder of Registrable Shares, or such underwriter or such controlling person, as the case may be, will notify the Company in writing of the commencement thereof, and, subject to the provisions hereinafter stated, the Company shall assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to such Holder of

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Registrable Shares, such underwriter or such controlling person, as the case may be), and the payment of expenses insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Company. Such Holder of Registrable Shares, any such underwriter or any such controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof in the event the representation of such Holder, underwriter or controlling person by counsel retained by or on the behalf of the Company would be inappropriate due to conflicts of interest between any such person and any other party represented by such counsel in such proceeding or action, in which case the Company shall pay, as incurred, the fees and expenses of such separate counsel. The Company shall not be liable to indemnify any person under this Section 2.9 for any settlement of any such action effected without the Company’s consent (which consent shall not be unreasonably withheld). The Company shall not, except with the approval of each party being indemnified under this Section 2.9 (which approval will not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability in respect to such claim or litigation.

2.9.2 Indemnification of the Company. In the event that the Company registers any of the Registrable Shares under the Securities Act, each Holder of the Registrable Shares so registered will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each underwriter of the Registrable Shares so registered and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities (or any action in respect thereof), joint or several, to which they or any of them may become subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse the Company and each such director, officer, underwriter or controlling person for any legal or other expenses reasonably incurred by them or any of them, as such expenses are incurred, in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such Holder, expressly for use therein; provided, however, that such Holder’s obligations hereunder shall be limited to an amount equal to the proceeds to such Holder of the Registrable Shares sold in such registration. Promptly after receipt of notice of the commencement of any action in respect of which indemnity may be sought against such Holder of Registrable Shares, the Company will notify such Holder of Registrable Shares in writing of the commencement thereof, and such Holder of Registrable Shares shall, subject to the provisions hereinafter stated, assume the defense of such action (including the employment of counsel, who shall be counsel satisfactory to the Company) and the payment of expenses insofar as such action shall relate to the alleged liability in respect of which indemnity may be sought against such Holder of Registrable Shares. The Company and each such director, officer, underwriter or controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof in the event the representation of the Company, any of its officers or directors or any underwriter or controlling person by counsel retained by or on the behalf of such Holder would be inappropriate due to conflicts of interest between any such person and any other party represented by such counsel in such proceeding or action, in which case such Holder shall pay, as incurred, the fees and expenses of such separate counsel. Notwithstanding the two preceding sentences, if the action is one in which the Company may be obligated to indemnify any Holder of Registrable Shares pursuant to Section 2.9, the Company shall have the right to assume the defense of such action, subject to the right of such holders to participate

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therein as permitted by Section 2.9. Such Holder shall not be liable to indemnify any person for any settlement of any such action effected without such Holder’s consent (which consent shall not be unreasonably withheld). Such Holder shall not, except with the approval of the Company (which approval shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the party being so indemnified of a release from all liability in respect to such claim or litigation.

2.10 Contribution.

If the indemnification provided for in Section 2.9. is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

2.11 Exchange Act Registration.

With a view to making available to the Shareholders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

2.11.1. Use its best efforts to make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the Effective Time;

2.11.2. Take such reasonable actions, including the registration of its common stock under Section 12 of the Exchange Act, as are necessary to enable the Shareholders to use Rule 144 for the sale of their Registrable Shares, such action to be taken as soon as practicable after the Effective Time;

2.11.3. File on a timely basis with the SEC all information that the SEC may require under either of Section 13 or Section 15(d) of the Exchange Act and, so long as it is required to file such information, take all action that may be required as a condition to the availability of Form S-3 or Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to the Company’s common stock; and

2.11.4. Furnish to any Holder forthwith upon request (a) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, (b) a copy of the most recent annual or quarterly report of the Company as filed with the SEC, and (c) any other reports and documents that a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such Registrable Shares without registration.

2.12. Market Stand-Off Agreement.

Provided that all Shareholders are treated equally and all officers and directors of the Company are also so bound, no Holder shall, to the extent requested by any managing underwriter of the Company, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Shares during a period (the “Stand-Off Period”) equal to one hundred twenty (120) days following the effective date of a registration statement of any secondary offering of the Company under the Securities Act (or in each case such shorter period as the Company or managing underwriter may authorize) and except in

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each case, for securities sold as part of the offering covered by such registration statement in accordance with the provisions of this Agreement. In order to enforce the foregoing covenant, the Company may impose stock transfer restrictions with respect to the Registrable Shares of each Holder until the end of the Stand-Off Period. Notwithstanding the foregoing, the obligations described in this Section 2.9. shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

3. Shareholder Obligations.

3.1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Company as follows:

3.1.1. Authority; No Violation. The Shareholder has all necessary power and authority to enter into and perform all of such Shareholder’s obligations hereunder. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which such Shareholder is a party, including any voting agreement, shareholders’ agreement, trust agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder’s spouse, if the Shares (as defined below) constitute community property) and constitutes a valid and binding agreement of the Shareholder and such spouse, enforceable against the Shareholder and the Shareholder’s spouse, as the case may be, in accordance with its terms.

3.1.2. Ownership of Shares. The Shareholder is the beneficial owner or record holder of the number of shares of QUATECH Shares indicated under the Shareholder’s name on the signature page hereto (the “Existing Shares”, and together with any shares of QUATECH Common Stock acquired by the Shareholder in connection with the QuaTech Warrant Transfer or otherwise as contemplated in the Merger Agreement after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all the QUATECH Shares owned of record or beneficially by the Shareholder. With respect to the Existing Shares, the Shareholder has, and with respect to the Shares the Shareholder shall have as of immediately prior to the Effective Time, sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 3 hereof, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

3.1.3. No Conflicts. Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which such Shareholder is a party or by which the Shareholder is bound.

3.2. Voting Agreement and Agreement Not to Transfer.

3.2.1. The Shareholder hereby agrees to vote all of the Shares held by the Shareholder at the appropriate time (a) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; (b) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of QUATECH under the Merger Agreement; and (c) except with the prior written consent of the Company, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transactions such as a merger, consolidation or other business combination involving QUATECH; (ii) any sale, lease or transfer of a material amount of the assets of QUATECH; (iii) any change in the majority of the board of QUATECH; (iv) any material change in the present capitalization of QUATECH; (v) any amendment of QUATECH’s Articles of Incorporation or Code of Regulations; (vi) any other material change in QUATECH’s corporate structure or business; or (vii) any other action which is intended, or could reasonably be

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expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to the Company of the transactions contemplated by the Merger Agreement. The Shareholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined below) to vote or give instructions after the Termination Date in any manner inconsistent with clauses (a), (b) or (c) of the preceding sentence.

3.2.2. The Shareholder hereby agrees not to (a) sell, transfer, assign or otherwise dispose of any of his or her Shares without the prior written consent of the Company, other than Shares sold or surrendered to pay the exercise price of any stock options or to pay taxes or satisfy QUATECH’s withholding obligations with respect to any taxes resulting from such exercise, or (b) pledge, mortgage or encumber such Shares. Any permitted transferee of Shares must become a party to this Agreement and any purported transfer of Shares to a person or entity that has not become a party hereto shall be null and void.

3.3. Exclusivity. The Shareholder agrees that such Shareholder will not directly or indirectly solicit any inquiries or proposals from any person relating to any proposal or transaction for the disposition of the business or assets of QUATECH or the acquisition of voting securities of QUATECH or any business combination between QUATECH or any person other than the Company.

3.4. Shareholder Capacity. The Shareholder is entering this Agreement in his or her capacity as the record or beneficial owner of the Shareholder’s Shares, and not in his or her capacity as a director/executive officer of QUATECH. Nothing in this Agreement shall be deemed in any manner to limit the discretion of any Shareholder to take any action, or fail to take any action, in his or her capacity as a director/executive officer of QUATECH, that may be required of such Shareholder in the exercise of his or her duties and responsibilities as a director/executive officer of QUATECH.

3.5. Termination. The obligations of the Shareholder under this Section 3 shall terminate upon the consummation of the Merger. If the Merger is not consummated, the obligations of the Shareholder hereunder shall terminate upon the termination of the Merger Agreement, provided that if, in the event of such termination, QUATECH is required to pay the Company a Termination Fee specified in Section 7.3(c) of the Merger Agreement, those obligations set forth in Sections 3 shall survive until QUATECH pays the Termination Fee to the Company. The “Termination Date” for any particular provision hereunder shall be the date of termination of the Shareholder’s obligations for such provision.

3.6. Specific Performance. The Shareholder acknowledges that damages would be an inadequate remedy to the Company for an actual or prospective breach of this Agreement and that the obligations of the Shareholder hereto shall be specifically enforceable.

4. Nasdaq Listing.

From and after the date hereof for so long as the Institutional Shareholder continues to hold Registrable Shares of DPAC Common Stock, the Company will use commercially reasonable best efforts to maintain the continued listing of the DPAC Common Stock on the Nasdaq Small Cap Market, and if for any reason such listing shall be lost the Company will promptly take all commercially reasonable actions to list the DPAC Common Stock on the Nasdaq Small Cap Market.

5. Covenant Not to Enter Into Other Registration Rights Agreements.

Until the termination of the Company’s obligations under Section 2.8 hereof, the Company will not agree to, and will not, grant registration rights of any type, whether demand, piggyback or other, to any other person without the express written consent of the Institutional Shareholder.

6. Miscellaneous.

6.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

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6.2. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

6.3. Assignment. This Agreement shall not be assigned without the prior written consent of the other party hereto.

6.4. Modifications. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

6.5. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

6.6. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Ohio without regard to the conflicts of law principles thereof.

6.7. Attorneys’ Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment) and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

6.8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

6.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

6.10. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier, or (c) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to the Company or Merger Sub to:

DPAC TECHNOLOGIES CORP.

7321 Lincoln Way

Garden Grove, California 92841

Attention: Creighton K. Early, CEO

Phone: (714) 898-0007

Facsimile: (714) 897-1772

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With a copy to:

The Yocca Law Firm, LLP

19900 MacArthur Blvd., Suite #650

Irvine, California 92612

Attention: Nicholas J. Yocca, Esq.

Telephone: (949) 253-0800

Facsimile: (949) 253-0870

If to the Shareholder, to the address noted on the signature page hereto and to any counsel identified in like written notice from Shareholder to the Company. Each of the parties hereto shall be entitled to specify another address by giving notice as aforesaid to each of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder and Registration Rights Agreement as of the date first above written.

DPAC TECHNOLOGIES CORP.

By:	/s/ CREIGHTON K. EARLY
Creighton K. Early,
Chief Executive Officer and President

SHAREHOLDERS	ADDRESS FOR NOTICES
Development Capital Ventures, L.P.	Development Capital Ventures, LP
By: DCC Operating Inc., General Partner	Attn: Donald L. Murfin
3540 Lido Court Akron, OH 44319-3294 Fax: (330) 645-9056
/s/ DONALD L. MURFIN
Donald L. Murfin
Vice President Executive

Number and Class of QUATECH Shares: 650,000 shares of Series A Preferred Stock

	/s/ WILLIAM ROBERTS	William Roberts c/o QuaTech, Inc.
Name:	William Roberts	5675 Hudson Industrial Parkway
Number and Class of QUATECH Shares: 139,069 Shares of Common Stock		Hudson, OH 44236 Fax: (330) 655-9020#1734061-v1

	/s/ STEVEN D. RUNKEL	Steven D. Runkel c/o QuaTech, Inc.
Name:	Steven D. Runkel	5675 Hudson Industrial Parkway
Number and Class of QUATECH Shares: 12,957 Shares of Common Stock		Hudson, OH 44236 Fax: (330) 655-9020#1734061-v1

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ANNEX B

OHIO STATUTORY DISSENTERS RIGHTS

OGCL§ 1701.85. Dissenting shareholder’s demand for fair cash value of shares

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

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(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

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(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

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ANNEX C

(OPINION LETTER)

[LOGO]

B RILEY & Company

4675 MacArthur Court, Suite 1500

Newport Beach, CA 92660

Tel: 949.852.9911

Fax: 949.852.0430

April 21, 2005

The Board of Directors of DPAC Technologies, Inc.

7321 Lincoln Way

Garden Grove, CA 92841

Dear Board Members:

We understand that DPAC Technologies, Inc. (“DPAC” or the “Company”) will enter into an Agreement and Plan of Merger and Reorganization (the “Agreement”) with QuaTech, Inc. (“QuaTech”) in which DPAC will merged with QuaTech. Under the terms of the Agreement, QuaTech will merge with a wholly-owned subsiduary of DPAC and in connection with the merger, (i) the outstanding shares of QuaTech will be cancelled in exchange for payment by DPAC of 150 percent of the partially dilluted shares outstanding (those shares currently outstanding plus those issued or issuable under outstanding options and warrants on a net exercise basis) at closing. The Transaction as summarized above is hereinafter referred to as the “Transaction.”

You have requested our opinion (the “Opinion”) with respect to the fairness, from a financial point of view, of the relative consideration to be issued by DPAC’s shareholders in the Transaction. In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. Reviewed internal financial information and other data prepared by the management of DPAC, relating to the business and financial prospects of DPAC, as well as audited financial statements, cash flow statements and balance sheets for the years ended February 2002, 2003 and 2004;

2. Reviewed internal financial information and other data prepared by the management of QuaTech, relating to the business and financial prospects of QuaTech, as well as audited financial statements, cash flow statements and balance sheets for the years ended December 31, 2002 and 2003;

3. Discussed with members of the senior management of both DPAC and QuaTech the business, operations, financial condition, future prospects and projected operations and performance of the Company;

4. Reviewed the Merger Agreement and Plan of Reorganization as of April 20, 2004 between DPAC and QuaTech;

5. Reviewed internally generated projections for DPAC and QuaTech through 2007, which included cash flow statements, balance sheets and income statements;

6. Reviewed publicly available financial and stock market data with respect to certain other companies engaged in businesses we believe to be generally comparable to that of DPAC and QuaTech (the “Comparables”);

7. Prepared various other financial analysis to assess the value of DPAC and QuaTech; and

8. Conducted such other financial studies, analyses and investigations and considered such other information, as we deemed appropriate.

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Summary of Financial Analyses

The following is a summary of the material financial analyses performed by B. Riley in connection with the rendering of their fairness opinion to DPAC’s Board of Directors. All of the information B. Riley used to arrive at its opinion may not be expressly set forth in the following summary.

The following are selected terms and conditions of the merger between DPAC and QuaTech and their respective affiliates and have been considered in B. Riley’s opinion:

QuaTech’s shareholders and stakeholders would receive DPAC shares in an amount equal to 150 percent of the amount of DPAC’s partially diluted shares (those shares currently outstanding plus those issued or issuable under outstanding options and warrants on a net exercise basis) on a record date. Therefore, following the Transaction, QuaTech’s shareholders will own approximately 60% of DPAC and DPAC’s current shareholders will own approximately 40%.

The initial Directors of the combined company will be Steve Runkel, Bill Roberts, Kim Early and four (4) others to be appointed.

An S-4 will be filed to register the securities of investors involved in the funding and the shares that will be held by the current QuaTech Shareholders.

Selective conditions to closing are as follows:

Funding in the amount between $4 million and $5 million

Appropriate legal opinion letters

Audits completed for QuaTech and DPAC

No material adverse effect to either DPAC or QuaTech

Receipt of all necessary governmental and regulatory approvals, including shareholder vote

Other conditions of closing as set forth in Agreement and Plan of Reorganization

The following is a summary of the methodologies used by B.Riley & Co. in evaluating relative value between DPAC and QuaTech.

Selected Precedent Transactions Analysis

B. Riley performed selected precedent transactions analyses as part of the evaluation of DPAC and QuaTech based on transaction values expressed as multiples of a company’s revenue for a twelve-month period, which we refer to as LTM revenue, for selected transactions. B. Riley selected these particular transactions based upon the relative size of the transaction in comparison to DPAC or QuaTech, the timing of when the transactions occurred, the relative financial conditions of the target companies and that the target companies served the industry segment and markets relevant to either DPAC or QuaTech. Then using publicly available information, B. Riley reviewed and analyzed certain financial and operating data relating to the selected transactions.

B. Riley used the sets of multiples in its analysis to determine the relative valuation of both companies. Based upon the aforementioned selected precedent transactions analysis, the 40% ownership attributed to DPAC stockholders, is within the anticipated relative ownership range.

Comparable Public Company Analysis

B. Riley performed a comparable public companies analysis as part of its evaluation of DPAC and QuaTech based on various financial multiples of selected comparable public companies in comparable industries. B. Riley selected the comparable public companies based upon the relative size of the company in relationship to DPAC or QuaTech, the relative financial conditions and strength of the comparable companies and the industry segment and markets served by the comparable public companies in relationship to either DPAC or QuaTech.

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QuaTech—In performing this analysis, B. Riley reviewed certain financial information relating to QuaTech and compared such information to the corresponding financial information of other publicly traded companies which B. Riley deemed to be generally comparable to QuaTech.

B. Riley used the ratio of enterprise value to revenue and enterprise value to EBITDA as of April 19, 2005 for the selected comparable public companies to estimate the value of QuaTech. The nine publicly-traded companies that B. Riley deemed generally comparable to QuaTech were:

AESP Inc.

Digi International Inc.

Echelon Corp.

Interphase Corp.

Lantronix Inc.

Numerex Corp.

SBE Inc.

Socket Communications Inc.

Axeda Systems Inc.

DPAC—In performing this analysis, B. Riley reviewed certain financial information relating to DPAC and compared such information to the corresponding financial information of other publicly traded companies, which B. Riley deemed to be generally comparable to DPAC. B. Riley used the ratio of enterprise value to revenue as of April 19, 2005 of the selected comparable companies to estimate the value of DPAC. The six publicly traded companies which B. Riley deemed generally comparable to DPAC were:

Digi International Inc.

Echelon Corp.

Lantronix Inc.

SBE Inc.

Wavecom SA

Axeda Systems Inc.

B. Riley calculated the low, mean and high multiples for the above public comparable companies “Enterprise value” is calculated as the sum of the value of the common equity on a fully diluted basis plus the value of net debt, any minority interest and preferred stock less cash. Based upon the aforementioned comparable public company analysis, the 40% ownership attributed to DPAC, is within the anticipated relative ownership range.

Discounted Cash Flow Analysis

B. Riley performed a discounted cash flow, or DCF, analysis as part of its valuation of DPAC and QuaTech. DPAC and QuaTech historical and projected financial results are based upon information provided by the respective company’s management.

The discounted cash flow analysis relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. Discounted cash flow has two components: (1) the present value of the projected after-tax cash flows after payment of any associated expenses and capital requirements necessary to generate the related cash flows, which we refer to as after-tax free cash flows, for a determined period and (2) the present value of the terminal value of the asset or business at the end of the period. In the discounted cash flow analysis, the projected after-tax free cash flows exclude the impact of interest income and interest expense. The terminal EBITDA multiple methodology is utilized to calculate a terminal value by applying a multiple to the EBITDA of the asset or business in the last year of the relevant projections. The terminal value calculated is an estimate for the value of the annual free cash flow of the asset or business beyond the terminal year projected into perpetuity. In this DCF valuation, the terminal value is determined using the range of EBITDA multiples found in the comparable precedent transaction analysis.

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B. Riley performed a discounted cash flow analysis assuming:

DPAC, a range of illustrative discount rates of 20.0% to 30.0% and a range of terminal EBITDA multiples (based on estimated 2007 EBITDA) of 8.0x to 10.0x;

for QuaTech, a range of illustrative discount rates of 12.0% to 22.0% and a range of terminal EBITDA multiples (based on estimated 2007 EBITDA) of 6.0x to 8.0x.

The aforementioned calculation of cost of capital or discount rate was calculated on a weighted average cost of capital for DPAC based upon market returns, cost of debt and the average comparable company beta (risk) factor. QuaTech’s cost of capital or discount rate was calculated on a weighted average cost of capital based upon market returns, cost of debt and the average comparable beta (risk) factor and then further adjusted for the additional risk associated with QuaTech being a leveraged private company. Discounted cash flow valuations were calculated for DPAC and QuaTech on a stand-alone basis excluding estimated cost savings. Based upon the aforementioned discounted cash flow analysis, the 40% ownership attributed to DPAC stockholders, is within the anticipated relative ownership range.

Miscellaneous

In connection with rendering its opinion, B. Riley performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the analyses summarized above, B. Riley believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the opinion.

Our engagement and the Opinion expressed herein are for the benefit of the shareholders and the Board of Directors of DPAC (the “Board”), and our Opinion is rendered in connection with the Board’s consideration of the Transaction. It is further understood that this Opinion may not be used for any other purpose, nor may it be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner or for any purpose, without our prior written consent; provided, however, that this Opinion and any description thereof may be included in its entirety in any proxy statement or consent solicitation statement distributed to the Company’s shareholders in connection with the Transaction provided that any such inclusion or description shall be subject to our prior review and approval, which will not be reasonably withheld. Notwithstanding the foregoing, this Opinion is not intended and does not constitute a recommendation to any such shareholder as to whether such shareholder should vote to approve the Transaction.

Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which either the Company is a party or may be subject and our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

We have relied upon and assumed, without independent verification, that the financial information provided to us has been reasonably prepared and reflects the best currently available estimates of the financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We have also assumed that the Transaction will be consummated in accordance with the Agreement referred to above.

Events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion, however, we do not have any obligation to update, revise or reaffirm this Opinion. We were not requested to opine as to, and this Opinion does not in any manner address, the Company’s underlying decision to proceed with or effect the Transaction or structure thereof.

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We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

For our services in rendering this Opinion, the Company has paid us a fee and indemnified us against certain liabilities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the relative consideration proposed to be issued by DPAC in connection with the Transaction is fair, from a financial point of view.

Very truly yours,

B. Riley & Co., Inc.

By:	/S/ MICHAEL J. LOWELL
Michael J. Lowell
Managing Director
Investment Banking

5

ANNEX D

Buchanan Ingersoll PC

One Oxford Centre

301 Grant Street, 20th Floor

Pittsburgh, PA 15219-1410

January 11, 2006

Board of Directors

QuaTech, Inc.

5675 Hudson Industrial Parkway

Hudson, OH 44236

Re:	Merger of DPAC Acquisition Sub, Inc., a wholly owned
subsidiary of DPAC Technologies Corp., with and into QuaTech, Inc.

Gentlemen:

You have requested our opinion as to the federal income tax consequences of the transaction contemplated by the Agreement and Plan of Reorganization dated as of April 26, 2005, as amended (the “Merger Agreement”), by and among DPAC Technologies Corp., a California corporation (“DPAC Technologies”), DPAC Acquisition Sub, Inc., an Ohio corporation and wholly owned subsidiary of DPAC Technologies (“Merger Subsidiary”), and QuaTech, Inc., an Ohio corporation (“QuaTech”) providing, in part and subject to certain conditions, for the merger of Merger Subsidiary with and into QuaTech (the “Merger”) pursuant to the General Corporation Law of the State of Ohio. Upon consummation of the Merger, QuaTech will be the surviving corporation and a wholly owned subsidiary of DPAC Technologies. Terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Upon consummation of the Merger, each issued and outstanding share (other than shares owned by QuaTech as treasury stock or owned by DPAC Technologies, all of which will be cancelled, and any dissenting shares) of QuaTech common stock (the “QuaTech Common Stock”) and QuaTech 9% Series A Convertible Preferred Stock (the “QuaTech Preferred Stock”), shall be converted into shares of DPAC Technologies common stock (the “DPAC Technologies Common Stock”) on the following basis:

The QuaTech Common Stock issued and outstanding immediately prior to the Effective Time shall be converted solely into the right to receive a number of registered whole shares of DPAC Common Stock (adjusted appropriately for any stock splits, stock dividends or similar recapitalization occurring prior to the Effective Time including, without limitation, the Reverse Split), rounded up to the nearest whole number of shares of DPAC Common Stock, at a rate, subject to adjustment, of one whole share of DPAC Common Stock in exchange for each 0.021780444 of one whole share of QuaTech Common Stock (the “Common Exchange Rate”), without payment for any lesser fractions, and all such lesser fractions of one whole shares of QuaTech Common Stock shall be cancelled without further payment therefor, except that a beneficial holder may aggregate such fractions from the person’s total holdings. The Common Exchange Rate may be adjusted as provided in the Merger Agreement.

The QuaTech 9% Series A Convertible Preferred Stock, par value $0.00001 per share (the “QuaTech Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and each share of QuaTech Preferred Stock theretofore outstanding shall be converted automatically solely into the right to receive a number of registered whole shares of DPAC Common Stock at a rate, subject to adjustment, of one whole share of DPAC Common Stock (adjusted appropriately for any stock splits, stock dividends or similar recapitalization occurring prior to the Effective Time including, without limitation, the Reverse Split), rounded up to the nearest whole number of shares of DPAC Common Stock, in exchange for each 0.021780444 of one whole share (subject to adjustment as provided in the Merger Agreement) of QuaTech Preferred Stock (the “Preferred Exchange Rate”), without payment for any

January 11, 2006

lesser fractions of one whole share of QuaTech Preferred Stock, and all such lesser fractions shall be cancelled without further payment therefor, except that a beneficial holder may aggregate such fractions from the person’s total holdings. The Preferred Exchange Rate may be adjusted as provided in the Merger Agreement.

As described above, no fractional shares of DPAC Technologies Common Stock will be issued in the Merger.

We have examined the Registration Statement of Form S-4, which is to be filed with the Securities and Exchange Commission in connection with the registration of 64,095,893 shares of DPAC Technologies Common Stock to be issued in the Merger (the “Registration Statement”), the Merger Agreement and other documents, legal opinions, corporate records, statutes, decisions, and questions of law as we have deemed necessary or appropriate to express an informed opinion on the matters hereinafter set forth.

For the purpose of rendering our opinion, we have assumed that all of the material facts are as described in the Registration Statement, that all of the conditions precedent to the Merger set forth in the Merger Agreement will be met, that the Merger will receive any required regulatory approvals, that the Merger will be approved by the holders of QuaTech Common Stock and will become effective under state and federal law in accordance with the Merger Agreement, and that the Merger will constitute a merger under the General Corporation Law of the State of Ohio.

In giving this opinion, we are relying on the truth of the covenants, representations and warranties of each of the parties to the Merger Agreement as set forth in the Merger Agreement and on the truth and accuracy of the statements and representations made to us in certificates that officers of QuaTech and DPAC Technologies (the “Officer’s Tax Certificates”) have given to us in connection with this opinion, in each case without independent verification thereof.

Our opinion is conditioned upon the satisfaction of the following conditions as of the Effective Time of the Merger:

i)	The continued accuracy as of the Effective Time of the representations and warranties of the parties to the Merger Agreement set forth in the Merger Agreement;

ii)	The continued accuracy as of the Effective Time of the facts and representations of the parties to the Merger Agreement, the Officer’s Tax Certificates, and other representations that we have received; and

iii)	QuaTech shareholders holding no more than ten percent (10%) of the outstanding QuaTech shares exercise dissenters’ rights.

We have assumed that any representation or statement qualified by “to the best of knowledge” of the party making such representation or statement, or by any similar expression, is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters.

Based solely on the facts, assumptions and representations as so stated, satisfaction of the conditions above, and under the present provisions of the Code as they have been interpreted by the courts and the Internal Revenue Service, we are of the opinion, for federal income tax purposes, that the Merger will constitute a reorganization within the meaning of Sections 368(a) of the Code and each of DPAC Technologies, Merger Subsidiary and QuaTech will be a “party to a reorganization” within the meaning of Section 368(b) of the Code. In addition, although the discussion set forth in the Form S-4 Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger” does not purport to discuss all possible United States

January 11, 2006

federal income tax consequences applicable to the QuaTech shareholders as a result of the transactions provided for in the Merger Agreement, such discussion constitutes our opinion concerning the material federal income tax consequences applicable to the QuaTech shareholders as a result of the transactions provided for in the Merger Agreement. In the event that QuaTech shareholders owning more than ten percent (10%) of the outstanding shares exercise dissenters’ rights, the Merger may not qualify as a reorganization within the meaning of Section 368(a) of the Code. If the Merger is not a reorganization, the QuaTech shareholders will be required to report gain or loss on the exchange of their QuaTech shares for DPAC Technologies Common Stock.

We have rendered the foregoing opinion as of the date hereof, and we do not undertake to supplement our opinion with respect to factual matters or changes in the law which may hereinafter occur.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-4 filed by DPAC Technologies with the Securities and Exchange Commission relating to the registration of 64,095,893 shares of DPAC Technologies Common Stock and to the reference to us in the Prospectus constituting part of the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger.” By giving this consent, we are not admitting that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

BUCHANAN INGERSOLL PC

By:	/S/ JAMES W. FORSYTH
James W. Forsyth

ANNEX E-1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of August 5, 2005 (“Effective Date”) by and among DPAC Technologies Corp., a California corporation (“DPAC”), Development Capital Ventures LP, a Delaware limited partnership (“DCV”) and QuaTech, Inc., an Ohio corporation (“QuaTech”).

BACKGROUND

WHEREAS, DPAC is a technology company that provides embedded wireless networking and connectivity products for machine-to-machine communication applications;

WHEREAS, QuaTech is an industry performance leader in device networking and connectivity solutions;

WHEREAS, DCV is a significant shareholder of QuaTech;

WHEREAS, DCV desires to simultaneously herewith and in partial consideration of the execution and delivery of this Agreement, receive a convertible note issued by DPAC (the “Note”), and DCV shall loan DPAC Five Hundred Thousand ($500,000) pursuant to the terms of the Note;

WHEREAS, DPAC owns certain technology and know-how relating to embedded wireless networking and connectivity products;

WHEREAS, DPAC and QuaTech are parties to that certain Agreement and Plan of Reorganization whereby DPAC would acquire QuaTech by merger, with the shareholders of QuaTech, including DCV, obtaining a controlling interest in DPAC (the “Merger Agreement”);

WHEREAS, DPAC and QuaTech desire to amend the Merger Agreement and simultaneously herewith and in partial consideration of the execution and delivery of this Agreement, are entering into that certain First Amendment to the Agreement and Plan of Reorganization of even date herewith (the “Amendment”);

WHEREAS, in connection with and in furtherance of the Amendment, DPAC desires to grant to DCV an exclusive, worldwide, perpetual sublicenseable right and license to manufacture, have manufactured, develop, market and sell the Products and the Technology; and

WHEREAS, DCV desires to sublicense its rights hereunder to QuaTech.

NOW, THEREFORE, pursuant to the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS.

The following terms when used herein shall have the following meanings:

1.1 “Intellectual Property Rights” means any and all patents, patent applications, patent registrations, business processes, data rights, copyrights, trade names, trademarks, trade secrets, or any other intellectual property right, whether registered or unregistered, arising or enforceable under U.S. law or the law of any other jurisdiction or international treaty regime related to the Technology and the Products.

1.2 “Know-how” means any and all confidential and proprietary information that is owned or controlled by DPAC as of the Effective Date and during the term of this Agreement, that is necessary or useful for the development, manufacture, use, sale, or offer for sale of the Products and the Technology, including, but not limited to, trade secrets, know-how, techniques, methods, test data and results and designs.

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1.3 “Products” means the products set forth on Exhibit A attached hereto.

1.4 “Technology” means all technology related to the Products including but not limited to: (i) Know-how; (ii) manufacturing processes and drawings; and (iii) software in both source code and object code. Technology shall also include: (i) all Intellectual Property Rights related to the Technology; and (ii) all upgrades, modifications, enhancements and improvements to the Technology made by or for DPAC after the execution of this Agreement.

2. CONVERTIBLE NOTE. Simultaneously herewith and in partial consideration of the execution and delivery of this Agreement, DPAC has issued DCV the Note pursuant to the terms contained therein.

3. AMENDMENT OF MERGER AGREEMENT. Simultaneously herewith and in partial consideration of the execution and delivery of this Agreement, DPAC and QuaTech have entered into the Amendment on terms contained therein.

4. LICENSE.

4.1 DPAC hereby grants to DCV, effective upon the amendment of the Merger Agreement and the execution of the Note, an exclusive, sublicensable, worldwide, perpetual right and license to the Technology, including the trade names DPAC Technologies, Airborne and AirborneDirect, to develop, make, have made, offer for sale, sell and create derivative works of the Products and the Technology. DPAC shall provide DCV with all upgrades, modifications, enhancements and improvements to the Technology upon creation of such upgrades, modifications, enhancements and improvements. If the exclusive license granted herein is not approved by the shareholders of DPAC, such exclusive license shall convert to a non-exclusive license, but shall continue to be subject to the terms of this Agreement. Upon any such conversion, DCV shall have the right to terminate this Agreement upon notice to DPAC.

4.2 All rights and licenses granted under or pursuant to this Agreement by DPAC to DCV are, and will otherwise be deemed to be, for purposes of section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to rights in “intellectual property” as defined under the Code. The parties further agree that, in the event of the commencement of bankruptcy proceedings by or against DPAC under the Code, DCV will be entitled, at its option, to retain all of its rights and licenses under this Agreement pursuant to Code Section 365(n).

4.3 If DPAC or its affiliates owns or controls any patents filed or issued after the Effective Date claiming new technology based on the Technology or Products, DPAC will notify DCV in order to permit DCV the opportunity to negotiate a license to such patents.

4.4 DCV hereby agrees to cause QuaTech to purchase from DPAC, at DPAC’s original cost, the Products contained in DPAC’s inventory required to fulfill and ship all backlog and customer orders for Products until such point that all of DPAC’s useable and salable inventory is reduced to zero. QuaTech shall purchase the inventory from DPAC as and when needed and shall pay for such inventory purchases on terms of net 30 days from date of shipment. QuaTech shall not purchase Products or inventory from any other source until all of DPAC’s usable and saleable inventory is reduced to zero.

4.5 DCV hereby exclusively sublicenses to QuaTech, effective upon the amendment of the Merger Agreement and the execution of the Note, all of DCV’s rights set forth herein.

5. LICENSE FEES. QuaTech shall pay DPAC the license fees set forth on Exhibit B (the “Fees”). Any Fees due to DPAC shall be calculated, reported and paid monthly within thirty (30) days following the end of each calendar month in which QuaTech sells and ships to its customers any of the Products or derivatives of the Products. Each payment shall be accompanied by a report in sufficient detail to permit confirmation of the accuracy of the Fees paid. Payments shall be submitted to DPAC at an address to be provided by DPAC or by

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wire transfer to an account designated by DPAC. All taxes levied on account of the payment of Fees under this Agreement shall be paid by DPAC for its own account, including taxes levied on income to DPAC. DPAC shall have the right to annually audit the QuaTech reports on royalties due to confirm the accuracy of the Fees paid and QuaTech shall grant DPAC access to all necessary books and records to complete the audit.

6. DPAC EMPLOYEES. DPAC and QuaTech hereby agree that QuaTech shall hire those certain DPAC employees as are identified on Exhibit C. Such employees shall be granted full time employee status and be eligible for all standard QuaTech fringe benefits, and such employees shall be granted past service credit for their employment service period at DPAC for purposes of employee benefits at QuaTech. QuaTech shall assume DPAC’s accrued Paid Time Off obligation and liability for each employee in the amount shown on Exhibit C and shall pay each sales employee any commissions earned since May 31, 2005 under their compensation plan.

7. CONFIDENTIALITY.

7.1 “Confidential Information” means any information that one party discloses to the other parties pursuant to this Agreement, including without limitation, any information relating to any research, project, work in process, report, future development, business plan or financial matter relating to such party, its present or future products, services, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Each party shall: (a) hold all Confidential Information received from the other parties in confidence; (b) shall not disclose such Confidential Information to any third party nor allow any third party access to it; and (c) shall not use such Confidential Information for any purpose other than those contemplated by this Agreement without the disclosing party’s consent. Notwithstanding the foregoing, each party may disclose Confidential Information to its employees and approved consultants and subcontractors who have a need to know such Confidential Information for purposes of conducting such party’s obligations under this Agreement; provided that such employees, consultants and subcontractors are bound by confidentiality obligations at least as restrictive as those set forth in this Section 7. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, consultants and subcontractors do not disclose or make any unauthorized use of the Confidential Information, but in no event less than reasonable care.

7.2 Exceptions. Confidential Information shall not include information which: (a) was, at the time of disclosure, in the possession of the receiving party and was not previously acquired from or on behalf of the disclosing party on a confidential basis; (b) was in the public domain prior to disclosure, or became, after disclosure, publicly known through no fault of the receiving party, (c) was developed by or on behalf of the receiving party independent of its receipt of Confidential Information from the disclosing party; (d) was received from a third party who rightfully made such disclosure; or (e) was approved for use or release by written authorization from the disclosing party prior to such use or release by the receiving party.

7.3 Authorized Disclosures. Each receiving party shall be permitted to disclose Confidential Information of the disclosing party to extent such disclosure is required by operation of law, governmental regulation or court order; provided the receiving party gives the disclosing party notice of such disclosure prior to such disclosure, and the receiving party uses all reasonable effort to cooperate in securing confidential protection for such information. The parties acknowledge that DPAC will be required to disclose the existence of this Agreement and the Amendment in its filings with the Securities and Exchange Commission and to issue a press release announcing the Amendment and the license granted herein.

7.4 Terms of the Agreement. None of the parties shall publicize the terms and conditions of this Agreement without the other parties’ prior written consent; provided, however, nothing in this Agreement will prevent any party from making any disclosure that is required under any securities regulations or laws. The parties may disclose the terms of this Agreement to those third parties who have a need to know for due diligence purposes or similar investigations relating to financing transactions; provided that such disclosures are made under confidentiality obligations substantially as protective as those provided under this Section 7.

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8. TERMINATION.

8.1 If a party materially breaches this Agreement the other parties will have the right to terminate this Agreement, provided that such party or parties notify the breaching party in writing of such material breach, give the breaching party sixty (60) days to cure such material breach and the material breach is not cured within such sixty (60) day period.

8.2 In the event of a termination of the Merger Agreement prior to closing for any reason, DCV and/or QuaTech shall have the option to, within five (5) business days of such termination, initiate the determination of the value of the license of the Products which shall be determined to be the average appraised value, as determined by two (2) third party appraisers, one (1) of which shall be hired and paid by each of DPAC and/or QuaTech (as applicable) and DCV, of the Products and the backlog of customer orders. Each appraiser shall be instructed to deliver its appraisal report to both DCV and/or QuaTech (as applicable) and DPAC within thirty (30) days of the date of the termination of the Merger Agreement. Within ten (10) days of the date the last of the two (2) appraisal reports was delivered to the parties, the average appraised value purchase price shall be paid by an initial payment of two hundred fifty thousand dollars ($250,000) in cash and the further payment of royalties under this Agreement at the rates specified herein until such time as the purchase price is paid in full or the expiration of two (2) years, at which time any balance due (i.e. any excess of the average appraised value over the total of all royalties paid under this Agreement) shall be paid in full. In the event that neither DCV nor QuaTech, individually or jointly, elects to exercise their respective options to have the average appraised value determined, or neither QuaTech nor DCV elects to continue this Agreement and the License after the determination of the average appraised value, this Agreement and the License shall automatically terminate and any existing backlog of customer orders for the Products shall automatically and without cost revert to DPAC.

8.3 Upon the Effective Date of the Merger, as defined in the Merger Agreement, and the payoff of the Note, this Agreement shall immediately terminate.

8.4 Upon termination of this Agreement, the receiving party agrees to promptly return all originals and copies of Confidential Information received, as well as permanently delete all electronically or otherwise stored Confidential Information from all systems containing such Confidential Information, except that one copy may be retained by the receiving party to confirm its obligations under this Agreement. Notwithstanding the return of Confidential Information, upon the termination of this Agreement, DCV shall maintain a copy of all Technology in order to maintain and support the Products or derivatives of such Products provided to QuaTech customers, and in accordance with its rights set forth in Section 4.2.

9. REPRESENTATIONS AND WARRANTIES.

9.1 Binding Agreement. Each party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon such party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.2 Intellectual Property.

(a) DPAC represents and warrants to DCV and QuaTech that: (i) DPAC is the owner of all right, title and interest in and to the Technology; (ii) it has not granted any license to the Technology, except to DCV pursuant to this Agreement, and is under no obligation to grant any such license; (iii) there are no outstanding liens, encumbrances, agreements or understandings of any kind, whether written, oral or implied, regarding the Technology that are inconsistent with or in conflict with any provision of this Agreement; (iv) no patent or patent application within Technology is the subject of any pending interference, opportunity, cancellation or other protest proceeding; (v) the practice or use of the Technology by DCV and QuaTech as authorized herein will not infringe or misappropriate any third party Intellectual Property rights.

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(b) DPAC hereby represents and warrants to DCV and QuaTech that as of the Effective Date DPAC neither owns nor controls any patents or patent applications that are not included in the definition of Technology and that would be infringed by the practice of the Technology. The parties agree and acknowledge that if such patents or patent applications owned or controlled by DPAC are subsequently found to have existed prior to the Effective Date, or are filed or granted during the term of this Agreement, the parties shall amend the definition of Technology to include such patents or patent applications.

(c) DCV acknowledges and accepts, without penalty to DPAC, that, prior to the Effective Date, DPAC has entered into certain sales representation agreements and has accepted purchase orders from customers for future shipment of the Products which will be fulfilled by DCV. Such agreements and purchase orders may permit the sales representative or the customer to terminate their rights and obligations in their relationship with DPAC as a result of the granting of the license to DCV. DPAC agrees to support DCV and QuaTech in the continuation of these relationships and to provide documents and any other support reasonably requested by DCV and QuaTech for the continuation of these agreements.

10. INDEMNIFICATION. DPAC shall indemnify, defend and hold harmless DCV and QuaTech, and their respective employees, officers, directors and agents, from and against any and all losses, damages, costs, fees and expenses (including, without limitation, reasonable attorneys’ fees) incurred by either or both of DCV and QuaTech in connection with any claim, suit or proceeding brought against either or both of DCV and QuaTech by a third party to the extent resulting from or arising out of a breach by DPAC of any of its representations and warranties under Section 9.

11. MISCELLANEOUS

11.1 Choice of Law; Jurisdiction and Venue. This Agreement is made in accordance with and shall be governed by the laws of the State of Ohio, excluding its conflicts of laws rules. The parties hereby consent to the jurisdiction and venue of the state courts within Summit County, Ohio and federal courts in the State of Ohio in any action arising out of or otherwise related to this Agreement, and agree that such courts shall be the exclusive forum for bringing and resolving any such claims.

11.2 Relationship of the Parties. The relationship between the parties is that of independent contractors, and nothing in this Agreement shall be construed to constitute the parties as principal and agent, employer and employee, partners, joint venturers, co-owners, agents or otherwise as participants in a joint undertaking. No party has authority to bind the other parties.

11.3 Force Majeure. Nonperformance of any party will be excused to the extent that performance is rendered impossible by strike, fire, flood, power outages, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing party.

11.4 Assignment. None of the parties shall assign or delegate this Agreement, in whole or in part, without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may assign this Agreement to a parent, subsidiary, or successor-in-interest to its business (whether by merger, acquisition, consolidation, or sale of substantially all of its shares or assets), provided that the assignee agrees to the terms and conditions herein. Any permitted assignment will not expand the scope of the license granted herein. Any attempted assignment or delegation in violation of the preceding will be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

11.5 Public Announcements. If any party desires to, or is required by law to, make a public announcement concerning the Agreement or the subject matter hereof, such party will give reasonable prior advance notice of the proposed text of such announcement to the other parties for their review and approval.

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11.6 Notices. All notices and other communications hereunder will be in writing and will be delivered personally, by facsimile transmission (receipt verified), by registered mail (return receipt requested) or by nationally recognized overnight carrier, to the parties at addresses set forth above (or at such other address for a party as will be specified by like notice). Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

11.7 Amendment; Waiver. No amendment, modification or supplement of any provision of the Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each party. No provision of the Agreement unless such provision otherwise provides will be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

11.8 Severability. If any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

11.9 Entire Agreement. This Agreement, together with its Exhibits, the Merger Agreement, the Amendment and the documents executed in connection therewith and the transactions contemplated thereby, constitutes the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter thereof.

11.10 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which, when taken together, will constitute one and the same agreement. A facsimile signature will be deemed as valid as an original signature.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

DPAC TECHNOLOGIES CORP.		DEVELOPMENT CAPITAL VENTURES, LP

By:	/s/ CREIGHTON K. EARLY	By:	DCC Operating, Inc.
Name: Title:	Creighton K. Early Chief Executive Officer	Its:	General Partner

		By:	/s/ DONALD L. MURFIN
		Name: Title:	Donald L. Murfin Executive Vice President

QUATECH, INC.

		By:	/s/ STEVEN D. RUNKEL
		Name: Title:	Steven D. Runkel Chief Executive Officer

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Exhibit A

Products

•	Airborne WLAN module and related products

•	Airborne Direct Serial Bridge and related products

•	Airborne Direct Ethernet Bridge and related products

•	Airborne 802.11G module currently under development

•	Airborne Vehicle Gateway currently under development

•	Airborne Mobile Access Point currently under development

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Exhibit B

License Fees

QuaTech shall pay DPAC five dollars ($5.00 U.S.) per radio-only Product or Product-derivative, ten dollars ($10.00) per unit sold of all other Product or Product derivatives, and 10% of any Non-Recurring Engineering Fees for the Product or Product derivatives sold by QuaTech pursuant to the payment schedule set forth in the Agreement.

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Exhibit C

Employees Hired by QuaTech

Upon the execution of the License Agreement, QuaTech will hire the following employees and assume the obligation for Paid Time Off benefits as indicated for each employee.

Employee Name	Paid Time Off Benefit Assumed
Michael Zachan	$3,915.00

Gregory Gower	$2,481.68

Andrew Ross	$3,469.04

Joseph Nordaby	$3,631.59

David Purtill	$6,040.71

Mohit Kapila	$5,075.99

Kanak Nath	$6,760.96

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A NNEX E-1.1

FIRST AMENDMENT TO

LICENSE AGREEMENT

THIS FIRST AMENDMENT TO LICENSE AGREEMENT (the “License Amendment”) is made and entered into as of October 20, 2005 by and among DPAC Technologies Corp., a California corporation (“DPAC”), Development Capital Ventures LP, a Delaware limited partnership (“DCV”) and QuaTech, Inc., an Ohio corporation (“QuaTech”). All capitalized terms used by not otherwise defied herein shall have the meaning set forth in the Original Agreement (defined below). The Original Agreement, as modified by this License Amendment, shall be hereinafter referred to as the “Agreement.”

RECITALS

WHEREAS, the parties entered into that certain License Agreement as of August 5, 2005 (the “Original Agreement”), whereby DPAC granted to DCV (as partial consideration and security for DCV’s extension of a $500,000 bridge loan to DPAC (the “Bridge Loan”)) an exclusive, worldwide, perpetual, sublicenseable right and license to manufacture, have manufactured, develop, market and sell the Products and the Technology;

WHEREAS, the Original Agreement also provided for a sublicense of all of DCV’s rights thereunder to QuaTech;

WHEREAS, DPAC and QuaTech are parties to that certain Agreement and Plan of Reorganization dated April 26, 2005, as amended by that certain First Amendment to Agreement and Plan of Reorganization dated August 5, 2005, whereby DPAC would acquire QuaTech by merger, with the shareholders of QuaTech, including DCV, obtaining a controlling interest in DPAC (the “Merger Agreement”);

WHEREAS, DPAC and QuaTech desire to further amend the Merger Agreement and simultaneously herewith and in partial consideration of the execution and delivery of this License Amendment, are entering into that certain Second Amendment to the Agreement and Plan of Reorganization of even date herewith (the “Merger Amendment”);

WHEREAS, in connection with and in furtherance of the Merger Amendment, DPAC and DCV desire to amend the Original Agreement to grant QuaTech an option to prepay any and all future license Fees under the Original Agreement as amended hereby in exchange for a direct, exclusive, worldwide, perpetual, sublicenseable right and license to manufacture, have manufactured, develop, market and sell the Products and the Technology.

NOW THEREFORE, pursuant to the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. OPTION TO PREPAY.

1.1. The Original Agreement is amended to provide that DPAC hereby grants QuaTech an option (the “Prepayment Option”) to elect to prepay any and all license Fees which may have become due and payable under the Original Agreement as set forth on Exhibit B thereto, following the exercise of such option by QuaTech for a one-time cash payment of Two Million Four Hundred Thousand Dollars ($2,400,000.00) (the “Prepayment Amount”).

1.2. The Prepayment Option shall be exercisable at anytime following the date hereof in the sole discretion of QuaTech upon written notice of its election to exercise the Prepayment Option being delivered to DPAC and DCV. The Prepayment Amount shall be due and payable within two (2) business days of the giving of notice of QuaTech’s election to exercise the Prepayment Option.

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2. LICENSE.

2.1. Upon the exercise of the Prepayment Option, the license granted by DPAC to DCV and the sublicense by DCV to QuaTech pursuant to Section 4 of the Original Agreement shall terminate as set forth in Section 5.2 below.

2.2. Upon the exercise of the Prepayment Option, DPAC shall grant to QuaTech, effective upon the exercise of the Prepayment Option (the “Effective Date”), an exclusive, sublicensable, worldwide, perpetual right and license to the Technology, including the trade names DPAC Technologies, Airborne and AirborneDirect, to develop, make, have made, offer for sale, sell and create derivative works of the Products and the Technology. DPAC shall provide QuaTech with all upgrades, modifications, enhancements and improvements to the Technology upon creation of such upgrades, modifications, enhancements and improvements. If the Agreement (including the exclusive license granted herein) is not approved by the shareholders of DPAC, such exclusive license shall convert to a non-exclusive license, but shall continue to be subject to the terms of the Agreement.

2.3. All rights and licenses granted under or pursuant to this Amendment by DPAC to QuaTech are, and will otherwise be deemed to be, for purposes of section 365(n) of the Code (the “Code”), licenses to rights in “intellectual property” as defined under the Code. The parties further agree that, in the event of the commencement of bankruptcy proceedings by or against DPAC under the Code, QuaTech will be entitled, at its option, to retain all of its rights and licenses under this Agreement pursuant to Code Section 365(n).

2.4. If DPAC or its affiliates owns or controls any patents filed or issued after the Effective Date claiming new technology based on the Technology or Products, DPAC will notify QuaTech in order to permit QuaTech the opportunity to negotiate a license to such patents.

2.5. Upon the grant of the license set forth in Section 2.2 above, QuaTech agrees to purchase from DPAC, at DPAC’s original cost, the Products contained in DPAC’s inventory required to fulfill and ship all backlog and customer orders for Products until such point that all of DPAC’s useable and salable inventory is reduced to zero. QuaTech shall purchase the inventory from DPAC as and when needed and shall pay for such inventory purchases on terms of net 30 days from date of shipment. QuaTech shall not purchase Products or inventory from any other source until all of DPAC’s usable and saleable inventory as of the Effective Date is reduced to zero.

2.6. The parties hereto agree and acknowledge that the Prepayment Amount represents the full and fair value of the exclusive license of the Products.

3. ESCROW OF PREPAYMENT AMOUNT.

3.1. The entire Prepayment Amount shall be paid directly into an escrow account (the “Escrow Fund”) to be maintained by a mutually agreed upon third party (the “Escrow Agent”).

The Escrow Fund shall be maintained pursuant to the terms of a mutually agreed upon escrow agreement between the parties hereto and the Escrow Agent which shall provide for, among other things, the following:

(a) In the event that the merger is consummated pursuant to the terms of the Merger Agreement, the entire amount of the Escrow Fund shall be released from escrow and delivered to DPAC.

(b) In the event that (i) the Merger Agreement is terminated prior to consummation of the merger for any reason and (ii) the Agreement shall have been approved by the requisite vote of the DPAC’s shareholders,

1) an amount equal to the unpaid principal amount of the Bridge Loan, together with all accrued but unpaid interest and any fees or costs then due, shall be released from the Escrow Fund and delivered to DCV and shall be applied as repayment of the Bridge Loan and the remaining portion of the Escrow Fund shall be released from escrow and delivered to DPAC;

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2) provided, however, that in the event QuaTech exercises its conversion right pursuant to Section 5.3 below, the entire amount of the Escrow Fund shall be released from escrow and returned and delivered to QuaTech.

(c) In the event that (i) the Merger Agreement is terminated prior to consummation of the merger for any reason and (ii) the Agreement shall not have been approved by the requisite vote of the DPAC’s shareholders, the entire amount of the Escrow Fund shall be released from escrow and returned and delivered to QuaTech.

4. AMENDMENT OF MERGER AGREEMENT.

Simultaneously herewith and in partial consideration of the execution and delivery of this License Amendment, DPAC and QuaTech have entered into the Merger Amendment on terms contained therein.

5. TERMINATION.

If and when QuaTech exercises the Prepayment Option, Section 8 of the Original Agreement shall be amended in its entirety to provide as follows:

5.1. If QuaTech or DPAC materially breaches the Agreement, the other parties will have the right to terminate the Agreement, provided that such party or parties notify the breaching party in writing of such material breach, give the breaching party sixty (60) days to cure such material breach and the material breach is not cured within such sixty (60) day period.

5.2. Upon the exercise of the Prepayment Option, the license granted by DPAC to DCV and the sublicense by DCV to QuaTech pursuant to Section 4 of the Original Agreement shall terminate.

5.3. In the event that (i) the Merger Agreement is terminated prior to consummation of the merger for any reason and (ii) the Agreement shall have been approved by the requisite vote of the DPAC’s shareholders, QuaTech shall have the exclusive right to unilaterally convert the exclusive license granted herein to a non-exclusive license subject to the terms of the Agreement and to receive a full refund of the Prepayment Amount. QuaTech’s right to convert the license pursuant to this Section 5.3 shall be exercisable only during the five (5) business day period following the later to occur of the termination of the Merger Agreement and the taking of the vote (by meeting, proxy, consent or otherwise) of DPAC’s shareholders. To exercise its right to terminate pursuant to this Section 5.3, QuaTech must deliver written notice to DPAC in accordance with the notice provisions of the Agreement. In the event of such conversion, QuaTech shall pay license fees to DPAC in accordance with Section 5 of the Original Agreement with such fees accruing as to Product or Product derivatives sold and shipped on or after the Effective Date set forth in Section 2.2 of this License Amendment.

5.4. In the event of (i) a termination of the Merger Agreement prior to the closing for any reason and (ii) the failure of the requisite number of DPAC shareholders to approve the Agreement (including the exclusive license granted herein), following the return of the Prepayment Amount pursuant to Section 3.1(c) above, the Agreement shall stay in full force and effect except that the license provided in Section 2 hereof shall be converted into non-exclusive license. In the event of such conversion, QuaTech shall pay license fees to DPAC in accordance with Section 5 of the Original Agreement with such fees accruing as to Product or Product derivatives sold and shipped on or after the Effective Date set forth in Section 2.2 of this License Amendment.

6. DPAC EQUIPMENT.

In the event the Merger Agreement is terminated prior to the closing for any reason, and QuaTech, at its option, continues to license the Technology, QuaTech shall pay DPAC the net book value of any DPAC equipment QuaTech has in its possession, in exchange for title to such equipment.

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7. MISCELLANEOUS.

7.1. Effect of Agreements. Except as specifically amended hereby, the Original Agreement shall remain in full force and effect.

7.2. Governing Law. This License Amendment shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles.

7.3. Entire Agreement. This License Amendment, together with the Original Agreement, the Exhibits, the Merger Agreement, as amended, the Merger Amendment and the documents executed in connection with the Merger Agreement, as amended, and the transactions contemplated thereby, constitutes the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the parties with respect to the subject matter thereof.

7.4. Counterparts; Facsimile. This License Amendment may be executed in one or more counterparts, all of which , when taken together, will constitute one and the same agreement. A facsimile signature will be deemed as valid as an original signature.

[signatures follow]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this First Amendment to License Agreement by their respective duly authorized officers as of the date first written above.

DPAC TECHNOLOGIES CORP.		DEVELOPMENT CAPITAL VENTURES, LP

By:	/s/ CREIGHTON K. EARLY	By: DCC Operating, its General Partner
Name: Title:	Creighton K. Early Chief Executive Officer	By:	/s/ DONALD L. MURFIN
		Name: Title:	Donald L. Murfin Executive Vice President

QUATECH, INC.

By:	/s/ STEVEN D. RUNKEL
Name:	Steven D. Runkel
Title:	Chief Executive Officer

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ANNEX E-2

BRIDGE LOAN ESCROW AGREEMENT

This Escrow Agreement is made as of this 29th day of July, 2005, by and among DEVELOPMENT CAPITAL VENTURES, LP (the “Lender”), DPAC TECHNOLOGIES CORP. (the “Borrower”), and BUCHANAN INGERSOLL PC (the “Escrow Agent”).

STATEMENT OF FACTS

A. The Borrower and the Lender have been negotiating the terms of that certain Loan Agreement pursuant to which the Lender has agreed to lend to the Borrower the sum of $500,000 (the “Loan Transaction”).

B. The Loan Transaction is expected to close on or about August 5, 2005, and in any event prior to August 21, 2005 (the “Drop Dead Date”).

C. The Borrower and the Lender have agreed that the Lender is to place the sum of $500,000 in escrow pursuant to the terms of this Agreement, which amount is to be distributed to the Borrower at the closing of the Loan Transaction, if such closing takes place prior to the Drop Dead Date, or such funds will be returned to the Lender promptly after the Drop Dead Date if the Closing has not occurred prior to such date.

D. The Escrow Agent has agreed to act as the escrow agent for such purposes upon the terms set forth herein.

NOW, THEREFORE, in consideration of the Statement of Facts and the mutual covenants and agreements contained herein, the parties, intending to be legally bound, covenant and agree as follows:

1. Establishment of Escrow Fund.

Simultaneously with the execution and delivery of this Agreement, the Lender will deposit the sum of Five Hundred Thousand Dollars ($500,000) (the “Escrow Amount”) with the Escrow Agent. The Escrow Amount, together with interest accrued thereon, is herein referred to as the “Escrow Fund”.

2. Appointment of Escrow Agent.

2.1 The Lender and the Borrower appoint the Escrow Agent to serve as escrow agent under the terms of this Agreement, and the Escrow Agent accepts such appointment.

2.2 The Escrow Agent agrees to place the Escrow Amount in an interest bearing account in the name of the Escrow Agent at Citizens Bank, located in Pittsburgh, Pennsylvania. The Escrow Funds shall be invested in one or more “Permitted Investments” as that term is defined on Exhibit A hereto. The Escrow Agent is not responsible for monitoring the interest paid on the Escrow Fund nor the deposit insurance thereon.

2.3 The Escrow Agent further agrees to carry out the provisions of this Agreement on its part to be performed, but the Borrower and the Lender acknowledge and agree that the duties of Escrow Agent are purely ministerial in nature.

3. Purpose of the Escrow Fund.

The purpose of the Escrow Fund is to provide a source for the funding of the Lender’s obligations under the Loan Transaction.

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4. Distribution of the Escrow Fund.

4.1 Prior to the Drop Dead Date, the Escrow Agent will disburse the Escrow Fund upon receipt of joint written instructions executed on behalf of both the Borrower and the Lender certifying that the closing of the Loan Transaction is taking place and directing the Escrow Agent as to how to distribute the Escrow Fund (the “Closing Notice”). If no Closing Notice has been received by the Escrow Agent as of the close of business on the day immediately preceding the Drop Dead Date, then on or promptly after the Drop Dead Date the Escrow Agent will disburse the Escrow Fund to the Lender in accordance with the written instructions of the Lender. The Escrow Agent shall have no discretion in determining when or to whom to release the Escrow Fund.

4.2 The Escrow Agent may, at any time, deposit the Escrow Fund with a court of competent jurisdiction and, upon such deposit, the Escrow Agent will be relieved of any further liability or responsibility with respect thereto.

5. Limited Duties of Escrow Agent.

5.1 The Escrow Agent will not in any way be bound or affected by a notice of modification or cancellation of this Agreement unless notice thereof is given to the Escrow Agent executed on behalf of both the Borrower and the Lender, nor will the Escrow Agent be bound by any modification of its obligations hereunder unless the same will be consented to by the Escrow Agent in writing. The Escrow Agent will be entitled to rely upon any judgment, certification, demand or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any facts stated therein, the propriety or validity of the service thereof, or the jurisdiction issuing any judgment.

5.2 The Escrow Agent will not be under any duty to give the property held by it hereunder any greater care than it gives its own similar property.

5.3 The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine, and it may assume that any person purporting to give any notice or make any statement in connection with the provisions hereof has been duly authorized to do so.

5.4 The Escrow Agent may act in reliance upon advice of counsel in reference to any matter connected herewith, and will not be liable for any mistake of fact or error of judgment, or for any act or omission of any kind except as such act or omission constitutes willful misconduct, gross negligence or fraud.

5.5 The Escrow Agent will not have any responsibility for the payment of taxes except with funds furnished to the Escrow Agent for that purpose.

5.6 This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto. Except as otherwise expressly provided herein, the Escrow Agent will not refer to, and will not be bound by, the provisions of any other agreement.

5.7 Except with respect to claims based upon the Escrow Agent’s willful misconduct, gross negligence or fraud, the Borrower will indemnify and hold harmless the Escrow Agent from any claims made against the Escrow Agent by the Lender arising out of or relating to this Agreement, and the Lender will indemnify and hold the Escrow Agent harmless from any claims made against the Escrow Agent by the Borrower arising out of or relating to this Agreement. The Borrower and the Lender jointly and severally will indemnify and hold the Escrow Agent harmless from any claim made by any third party arising out of or relating to this Agreement, such indemnification to include all costs and expenses incurred by the Escrow Agent, including reasonable attorneys’ fees.

5.8 The Escrow Agent will not be required to institute or defend any action involving any matters referred to herein or which affect it or its duties or liability hereunder, unless or until requested to do so by any party to this

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Agreement and then only upon receiving full indemnity, in character satisfactory to the Escrow Agent, against any and all claims, liabilities and expenses, including reasonable attorneys’ fees, in relation thereto.

5.9 Upon termination of this Agreement, the Escrow Agent may request from the Borrower and the Lender such additional assurances, certificates, satisfactions, releases and/or other documents as it may deem appropriate to evidence the termination of this Agreement.

5.10 The Lender acknowledges that it is necessary, for federal income tax purposes, for the Escrow Agent to know its employer identification numbers (“EIN”). The Lender represents that its EIN is 54-1953766.

5.11 The Borrower and the Lender acknowledge that the Escrow Agent is merely serving as a depository hereunder and that the Escrow Agent currently is serving and will continue to serve as counsel for the Lender with respect to various matters including, but not limited to, the Loan Transaction. The Borrower agrees, on its own behalf and for any party affiliated with it, that it will not assert that a conflict of interest is presented by the Escrow Agent serving as legal counsel to the Lender in any current or future matter because of the Escrow Agent’s service hereunder and the Borrower agrees that it will not attempt to disqualify the Escrow Agent from acting as counsel to the Lender because of its service hereunder.

6. Notices.

All notices or other communications required or permitted hereunder will be in writing and will be deemed given when delivered: (i) personally, (ii) by registered or certified mail (postage prepaid), (iii) by legible facsimile transmission or (iv) by overnight courier (fare prepaid), in all cases addressed as follows:

If to the Borrower, to:	with a copy to:

DPAC Technologies Corp.	Nicholas Yocca, Esq.
7321 Lincoln Corp.	The Yocca Law Firm, LLP
Garden Grove, CA 92841	19900 MacArthur Blvd., Suite #650
Telecopy: (714) 899-7557	Irvine, CA 92612
Telecopy: (949) 253-0870

If to the Lender, to:	with a copy to:

Development Capital Ventures, LP	Richard D. Rose, Esq.
4443 Brookfield Corporate Drive, Suite 110	Buchanan Ingersoll PC
Chantilly, VA 20151	One Oxford Centre
Telecopy: (703) 961-0154	301 Grant Street, 20th Floor
Pittsburgh, PA 15219-1410
Telecopy: (412) 562-1041
If to the Escrow Agent, to:

Thomas G. Buchanan, Esq.
Buchanan Ingersoll PC
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, PA 15219-1410
Telecopy: 412-562-1041

or to such address as such party may indicate by a notice delivered to the other parties. Notice will be deemed received the same day (when delivered personally), 5 days after mailing (when sent by registered or certified mail), or the next business day (when sent by facsimile transmission or when delivered by overnight courier). Any party to this Agreement may change its address to which all communications and notices may be sent hereunder by addressing notices of such change in the manner provided.

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7. Miscellaneous.

7.1 This Agreement and the rights and the obligations of the parties will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law provisions.

7.2 The parties: (i) agree that any legal action concerning any and all claims, disputes, or controversies arising out of or relating to this Agreement will only be commenced in Pittsburgh, Pennsylvania and that such location is the most convenient forum for the parties; (ii) consent to the jurisdiction of the state and federal courts located in Allegheny County, Pennsylvania; and (iii) agree to accept service of any pleadings (and such service will be valid), if made by certified or registered mail, return receipt requested, to the respective parties at the addresses set forth in Section 6 of this Agreement. IN THE EVENT OF ANY COURT PROCEEDING HEREUNDER, THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY.

7.3 The parties agree to execute and deliver any and all documents and to take such further action as will be reasonably required to effectuate the provisions of this Agreement.

7.4 This Agreement contains the entire understandings of the parties with respect to the subject matter herein contained and will not be modified except by a writing signed by all the parties. Any and all recitals, statements (including the Statement of Facts), reports, certificates or other documents or instruments referred to or attached to this Agreement are incorporated by reference into this Agreement. The word “including” means “including without limitation.”

7.5 This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns. The Borrower, the Lender and, except as provided in Section 4.2, the Escrow Agent cannot assign this Agreement, without the consent of all the other parties, which consent cannot be unreasonably withheld, conditioned or delayed.

7.6 There will be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

7.7 This Agreement may be executed in one or more counterparts, each of which when taken together will comprise one instrument. Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

BUCHANAN INGERSOLL PC		DPAC TECHNOLOGIES CORP.

By:	/s/ THOMAS G. BUCHANAN, ESQ.	By:	/s/ CREIGHTON K. EARLY
Name: Title:	Thomas G. Buchanan, Esq. Attorney	Name: Title:	Creighton K. Early Chief Executive Officer

DEVELOPMENT CAPITAL VENTURES, LP

		By:	DCC Operating, Inc.
		Its:	General Partner

		By:	/s/ DONALD L. MURFIN
		Name: Title:	Donald L. Murfin Executive Vice President

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Exhibit A

Permitted Investments

(1) Direct obligations of, or obligations guaranteed as to principal and interest by, the United States, which mature within 15 months from the date of the investment; or

(2) Repurchase agreements with federally insured institutions, with a maturity of seven days or less. The securities underlying the repurchase agreements must be direct obligations of, or obligations guaranteed as to principal and interest by, the United States. The securities must be maintained in a custodial account at a federally insured institution; or

(3) Certificates of deposit with a maturity of one year or less, issued by a federally insured institution; or

(4) A deposit account in a federally insured institution, subject to a withdrawal restriction of one year or less; or

(5) A checking account in a federally insured institution.

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ANNEX E-3

DPAC TECHNOLOGIES CORP.

CONVERTIBLE TERM NOTE

Garden Grove, CA

$500,000.00	August 5, 2005

For value received, DPAC TECHNOLOGIES CORP., a California corporation with an address at 7321 Lincoln Way, Garden Grove, California 92841 (the “Company”), hereby promises to pay to DEVELOPMENT CAPITAL VENTURES, LP, a Small Business Investment Company, licensed by the U.S. Small Business Administration pursuant to the Small Business Investment Act of 1958, as amended (hereinafter referred to as the “Holder”) the principal sum of Five Hundred Thousand Dollars ($500,000.00), with interest from the date hereof on the unpaid balance at a per annum rate of Twelve Percent (12.00%). The outstanding principal amount of this Note, together with any interest accrued but unpaid thereon (the “Outstanding Amount”), shall be due and payable on February 3, 2006, unless otherwise converted as set forth in Section 3 (the “Maturity Date”). This Convertible Promissory Note, as the same may be amended or supplemented from time to time is hereinafter referred to as the “Note”.

1. Payments. Principal and interest shall be payable in lawful money of the United States of America, by wire transfer to a bank account designated by the Holder or by bank check delivered to the principal office of the Holder or at such other place as the Holder may designate from time to time in writing to the Company. Interest will be calculated based on the actual number of days that principal is outstanding over a year of 360 days. Interest shall be due and payable monthly, in arrears, commencing on August 31, 2005, and continuing on the last day of each month thereafter until the Maturity Date, on which date all outstanding principal and accrued interest shall be due and payable in full.

2. Default Rate. Upon maturity, whether by acceleration, demand or otherwise, and at the Holder’s option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, the Outstanding Amount of this Note shall bear interest at a rate per annum (based on the actual number of days that principal is outstanding over a year of 360 days) which shall be six percentage points (6.00%) in excess of the interest rate in effect from time to time under this Note but not more than the maximum rate allowed by law (the “Default Rate”). The Default Rate shall continue to apply whether or not judgment shall be entered on this Note. The Default Rate is imposed as liquidated damages for the purpose of defraying the Holder’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Holder’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Holder may employ. In addition, the Default Rate reflects the increased credit risk to the Holder of carrying a loan that is in default. The Borrower agrees that Default Rate is reasonable forecasts of just compensation for anticipated and actual harm incurred by the Holder, and that the actual harm incurred by the Holder cannot be estimated with certainty and without difficulty.

3. Conversion.

3.1 Upon Merger. If the Company consummates the merger of the Company and QuaTech, Inc. prior to February 3, 2006 in a manner satisfactory to Lender (the “Qualifying Merger”), then, simultaneously with the effective date of the Qualifying Merger, the Outstanding Amount of this Note shall automatically be converted into 3,289,473 registered shares of the Company’s common stock as of the effective date of the Qualifying Merger (“Common Stock”). In addition, Company acknowledges that upon the date of the Qualifying Merger, the Company will give to the Holder a Conversion Incentive (as such term is defined in the Loan Agreement dated the date hereof between Holder and Company).

4. Conversion Procedure.

4.1 Notice of Conversion. Before the Holder shall be entitled to convert this Note into securities pursuant to Section 3, it shall surrender this Note at the office of the Company. Upon surrender of this Note, the Holder shall

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indicate the name or names in which the certificate or certificates for shares of Common Stock are to be registered. The Company shall, as soon as practicable thereafter, issue and deliver at such office to the Holder of this Note a certificate or certificates for the number of shares of Common Stock to which the Holder of this Note shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

4.2 Delivery of Stock Certificates. As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the Holder of this Note a certificate or certificates for the number of full shares of Common Stock, as applicable, issuable upon such conversion.

4.3 Mechanics and Effects of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal that is not so converted, such payment to be in the form as provided below. Upon the conversion of this Note the Holder shall surrender this Note, duly endorsed, at the principal office of the Company. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to such Holder at such principal office a certificate or certificates for the number of shares of such Common Stock to which the Holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described above.

5. Events of Default. An “Event of Default” means the occurrence or existence of one or more of the following events or conditions (whatever the reason for the Event of Default and whether voluntary, involuntary, or effected by operation of law). If any of the following Events of Default shall occur:

(a) The Company fails to pay when due principal or interest on the Notes.

(b) The Company or any of its subsidiaries shall (i) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of it or of all or a substantial part of its assets, (ii) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code of the United States (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code of the United States or other applicable bankruptcy law or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(c) Without its application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of the Company or any of its subsidiaries: the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like of such entity or of all or any substantial part of its assets, or other like relief in respect of such entity under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; and, if the proceeding is being contested in good faith by such entity, the same shall continue undismissed, or unstayed and in effect for any period of forty-five (45) consecutive days, or an order for relief against such entity shall be entered in any case under the Federal Bankruptcy Code of the United States or other applicable bankruptcy law;

(d) The Company is in default under any of the Loan Documents (as defined in the Loan Agreement).

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived, the Holder may declare by notice to the Company the Outstanding Amounts of the

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Note to be immediately due and payable, and the same shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (b) or (c) above, then the Outstanding Amounts of the Note shall be immediately due and payable without the necessity of any action by the Holders or notice to the Company.

6. Information Rights. For so long as this Note remains outstanding, the Company shall provide to Holder copies of all financial statements, including Company balance sheets, statements of income and cash flow statements, which are provided to the stockholders of the Company.

7. Modification of Note. The terms of the Note may be amended, modified, supplemented, changed, waived or altered in any respect upon receipt of the consent in writing from the Holder and of the Company, which amendment, modification, supplement, change, waiver or alteration shall be binding upon and apply to the Holder of the Note.

8. Miscellaneous.

8.1 Binding Benefit. This Note, and the obligations and rights of the parties hereunder, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.2 No Waiver. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any occasion be deemed a bar to, or waiver of, the same or any other right on any future occasion.

8.3 Waivers by the Company. The undersigned and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest and notice of every kind and assents to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions, exchanges or releases of collateral available to the Holder, if any, and to the additions or releases of any other parties or persons primarily or secondarily liable.

8.4 Rights of Action; Remedies. All rights of action with respect to this Note are vested in the Holder, and the Holder may enforce against the Company its right to convert this Note into shares of capital stock of the Company in the manner provided in this Note. The Company stipulates that the remedies at law of the Holder in the Event of any Default or threatened Event of Default by the Company in the performance of or compliance with any of the terms of this Note are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

8.5 Loss or Mutilation. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company at its expense will execute and deliver, in lieu hereof, a new Note of like tenor.

8.6 Governing Law. All rights and obligations under this Note shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to its principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

DPAC TECHNOLOGIES CORP.

By:	/s/ CREIGHTON K. EARLY
Name: Title:	Creighton K. Early Chief Executive Officer

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ANNEX E-4

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”), is entered into as of August 5, 2005, between DPAC TECHNOLOGIES CORP., a California corporation (the “Borrower”), with an address at 7321 Lincoln Way, Garden Grove, California 92841, and DEVELOPMENT CAPITAL VENTURES, LP, a Small Business Investment Company, licensed by the U.S. Small Business Administration pursuant to the Small Business Investment Act of 1958, as amended (the “Lender”), with an address at 4443 Brookfield Corporate Drive, Suite 110, Chantilly, Virginia 20151

The Borrower and the Lender, with the intent to be legally bound, agree as follows:

1. Loan. The Lender has made or may make a loan in the principal amount of $500,000.00 (the “Loan”) to the Borrower for the purpose of working capital needs of the Borrower, subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement. The Loan is or will be evidenced by a promissory note of the Borrower and all renewals, extensions, amendments and restatements thereof (if one or more, collectively, the “Note”) acceptable to the Lender, which shall set forth the interest rate, repayment and other provisions, the terms of which are incorporated into this Agreement by reference.

2. Security. The security for repayment of the Loan shall include but not be limited to the collateral, guaranties and other documents heretofore, contemporaneously or hereafter executed and delivered to the Lender (the “Security Documents”), which shall secure repayment of the Loan, the Note and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender or to any other direct or indirect subsidiary of the Lender of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, or (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Lender to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of the Lender incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses (hereinafter referred to collectively as the “Obligations”). Unless expressly provided to the contrary in documentation for any other loan or loans, it is the express intent of the Lender and the Borrower that all Obligations including those included in the Loan be cross-collateralized and cross-defaulted, such that collateral securing any of the Obligations shall secure repayment of all Obligations and a default under any Obligation shall be a default under all Obligations.

This Agreement, the Note, the Security Documents and all other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the “Loan Documents.” Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents.

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3. Representations and Warranties. The Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full, and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the “Addendum”):

3.1. Existence, Power and Authority. The Borrower is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing. The Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and the Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

3.2. Financial Statements. The Borrower has delivered or caused to be delivered to the Lender its most recent balance sheet, income statement and statement of cash flows, (as applicable, the “Historical Financial Statements”). The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower’s operations for the period specified therein. The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Lender in its sole discretion.

3.3. No Material Adverse Change. Since the date of the most recent Financial Statements (as hereinafter defined), the Borrower has not suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operation.

3.4. Binding Obligations. The Borrower has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors if the Borrower is a corporation, all its general partners if the Borrower is a partnership or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by the Borrower, will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms.

3.5. No Defaults or Violations. There does not exist any Event of Default under this Agreement or any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its partnership agreement if the Borrower is a partnership, its articles or certificate of incorporation, regulations or bylaws if the Borrower is a corporation or its other organizational documents as applicable; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

3.6. No Consent. No consent of, approval from, qualification of, order of, authorization of or filing with any governmental authority is required in connection with any of the Borrower’s Obligations pursuant to this Agreement or any of the other Loan Documents.

3.7. Title to Assets. The Borrower has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by the Borrower in the ordinary course of business since the date of the most recent Financial Statements, and (iii) those liens or encumbrances, if any, specified on the Addendum.

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3.8. Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower, which could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operations and there is no basis known to the Borrower for any action, suit, proceeding or investigation which could result in such a material adverse change. All pending and threatened litigation against the Borrower is listed on the Addendum.

3.9. Tax Returns. The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

3.10. Employee Benefit Plans. Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

3.11. Environmental Matters. The Borrower is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower’s knowledge, threatened against the Borrower, any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower’s knowledge has occurred, on, under or to any real property in which the Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

3.12. Intellectual Property. The Borrower owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of the Borrower.

3.13. Regulatory Matters. No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.14. Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.

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3.15. Disclosure. None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to the Borrower which materially adversely affects or, so far as the Borrower can now foresee, might materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

3.16. Use of Proceeds. All proceeds of the Loan shall be used by the Borrower to finance working capital needs of the Borrower.

4. Affirmative Covenants. The Borrower agrees that from the date of execution of this Agreement until all Obligations have been paid in full and any commitments of the Lender to the Borrower have been terminated, the Borrower will:

4.1. Books and Records. Maintain books and records in accordance with GAAP and give representatives of the Lender (and any Small Business Administration personnel) access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Lender may from time to time reasonably request, and the Borrower will make available to the Lender (and any Small Business Administration personnel) for examination copies of any reports, statements and returns which the Borrower may make to or file with any federal, state or local governmental department, bureau or agency.

4.2. Interim Financial Statements; Certificate of No Default. Furnish the Lender within ten (10) days after the end of each month, the Borrower’s Financial Statements for such period, in reasonable detail, certified by an authorized officer of the Borrower and prepared in accordance with GAAP consistently applied from period to period. The Borrower shall also deliver a certificate as to its compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take. As used in this Agreement, if the Borrower is not a natural person, “Financial Statements” means the Borrower’s consolidated and, if required by the Lender in its sole discretion, consolidating balance sheets, income statements and statements of cash flows for the year, month or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year; if the Borrower is a natural person, “Financial Statements” means the Borrower’s personal financial statement and tax returns.

4.3. Annual Financial Statements. Furnish the Borrower’s Financial Statements to the Lender within sixty (60) days after the end of each fiscal year. Those Financial Statements will be prepared, if requested, on an audited basis in accordance with GAAP by an independent certified public accountant selected by the Borrower and satisfactory to the Lender. Audited Financial Statements shall contain the unqualified opinion of an independent certified public accountant and all accountant examinations shall have been made in accordance with GAAP consistently applied from period to period.

4.4. Payment of Taxes and Other Charges. Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon the Borrower, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Lender in its sole discretion.

4.5. Maintenance of Existence, Operation and Assets. Do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep its properties in good operating condition and repair; and (iv) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

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4.6. Insurance. Maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts, as is customary for established companies engaged in the same or similar business and similarly situated. In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.

4.7. Compliance with Laws. Comply with all laws applicable to the Borrower and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

4.8. Financial Covenants. Comply with all of the financial and other covenants, if any, set forth on the Addendum.

4.9. Additional Reports. Provide prompt written notice to the Lender of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto): (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a “Default”), (ii) any litigation filed by or against the Borrower, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA) or (iv) any event which might result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower.

5. Negative Covenants. The Borrower covenants and agrees that from the date of this Agreement until all Obligations have been paid in full and any commitments of the Lender to the Borrower have been terminated, except as set forth in the Addendum, the Borrower will not, without the Lender’s prior written consent:

5.1. Indebtedness. Create, incur, assume or suffer to exist any indebtedness for borrowed money other than: (i) the Loan and any subsequent indebtedness to the Lender and (ii) open account trade debt incurred in the ordinary course of business and not past due.

5.2. Liens and Encumbrances. Except as provided in Section 3.7, create, assume, incur or permit to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property subject to any conditional sales or other title retention agreement.

5.3. Guarantees. Guarantee, endorse or become contingently liable for the obligations of any person, firm, corporation or other entity, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection.

5.4. Loans or Advances. Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity, except investments disclosed on the Borrower’s Historical Financial Statements or acceptable to the Lender in its sole discretion.

5.5. Merger or Transfer of Assets. Liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets, operations or business, whether now owned or hereafter acquired without the prior written consent of the Lender.

5.6. Change in Business, Management or Ownership. Make or permit any change in its form of organization, the nature of its business as carried on as of the date hereof, in the composition of its current executive management, or in its equity ownership.

5.7. Dividends. Declare or pay any dividends on or make any distribution with respect to any class of its equity or ownership interest, or purchase, redeem, retire or otherwise acquire any of its equity.

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5.8. Acquisitions. Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity without the prior written consent of the Lender.

5.9. Management Fees. Pay or obligate itself to pay, directly or indirectly, any management fee or similar compensation to any person, or to any director, officer, shareholder or employee of such person.

6. Events of Default. The occurrence of any of the following will be deemed to be an Event of Default:

6.1. Covenant Default. The Borrower shall default in the performance of any of the covenants or agreements contained in this Agreement.

6.2. Breach of Warranty. Any Financial Statement, representation, warranty or certificate made or furnished by the Borrower to the Lender in connection with this Agreement shall be false, incorrect or incomplete when made.

6.3. Other Default. The occurrence of an Event of Default as defined in the Note or any of the Loan Documents.

Upon the occurrence of an Event of Default, the Lender will have all rights and remedies specified in the Note and the Loan Documents and all rights and remedies (which are cumulative and not exclusive) available under applicable law or in equity.

7. Conditions. The Lender’s obligation to make the advance of the Loan is subject to the conditions that as of the date of the advance:

7.1. No Event of Default. No Event of Default or event which with the passage of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing;

7.2. Authorization Documents. The Lender shall have received certified copies of resolutions of the board of directors, the general partners or the members or managers of any partnership, corporation or limited liability company that executes this Agreement, the Note or any of the other Loan Documents; or other proof of authorization satisfactory to the Lender; and

7.3. Receipt of Loan Documents. The Lender shall have received the Loan Documents and such other instruments and documents which the Lender may reasonably request in connection with the transactions provided for in this Agreement, which may include an opinion of counsel in form and substance satisfactory to the Lender for any party executing any of the Loan Documents.

7.4. Receipt of SBA Documents. The Lender shall have received any documents required by the Small Business Administration, including but not limited to, SBA Form 480 and SBA Form 652D, each in form and content satisfactory to Lender.

8. Expenses. The Borrower agrees to pay the Lender, upon the execution of this Agreement, and otherwise on demand, all costs and expenses incurred by the Lender in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes.

9. Increased Costs. On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Lender all direct costs incurred and any losses suffered or payments made by the

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Lender as a consequence of making the Loan by reason of any change in law or regulation, or the interpretation thereof, imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Lender, its holding company or any of their respective assets.

10. Miscellaneous.

10.1. Notices: All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

10.2. Preservation of Rights. No delay or omission on the Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Lender’s action or inaction impair any such right or power. The Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Lender may have under other agreements, at law or in equity.

10.3. Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

10.4. Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

10.5. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.6. Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

10.7. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Borrower and the Lender and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Lender’s prior written consent and the Lender at any time may assign this Agreement in whole or in part.

10.8. Interpretation. In this Agreement, unless the Lender and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to

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articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP. If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

10.9. No Consequential Damages, Etc. The Lender will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

10.10. Assignments and Participations. At any time, without any notice to the Borrower, the Lender may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Lender’s interest in the Loan. The Borrower hereby authorizes the Lender to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower’s financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of the Lender’s interest in the Loan.

10.11. Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Lender and shall be construed in accordance with, and governed in all respects by the laws of the State of Delaware as applied to agreements entered into and to be performed entirely in such state, between residents of such state. Nothing contained in this Agreement will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Lender and the Borrower agree that the venue provided above is the most convenient forum for both the Lender and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

10.12. WAIVER OF JURY TRIAL. THE BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

10.13. Closing Fee. At closing of the Loan, the Lender shall receive its closing fee in the amount of $10,000.00, payable in immediately available funds or as Lender otherwise directs.

10.14 Conversion Incentive. As an inducement for the Lender to make the Loan, on the date of the Qualifying Merger (as such term is defined in the Note), the Lender shall receive 1,644,736 registered shares of the Company’s common stock (the “Conversion Incentive”). The Company acknowledges that the registered shares from the Conversion Incentive are in addition to the 3,289,373 registered shares of the Company’s common stock that Lender will receive upon the conversion of the Note following the consummation of the Qualifying Merger.

The Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

[SIGNATURE PAGE FOLLOWS]

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WITNESS the due execution hereof as a document under seal, as of the date first written above.

WITNESS / ATTEST:		DPAC TECHNOLOGIES CORP.

By:	/s/ STEVEN VUKADINOVICH	By:	/s/ CREIGHTON K. EARLY
Name: Title:	Steven Vukadinovich Chief Financial Officer	Name: Title:	Creighton K. Early Chief Executive Officer

DEVELOPMENT CAPITAL VENTURES, LP

		By:	DCC OPERATING, INC.,
its General Partner

		By:	/s/ DONALD L. MURFIN
		Name: Title:	Donald L. Murfin Executive Vice President

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ADDENDUM to that certain Loan Agreement dated August 5, 2005 between DPAC TECHNOLOGIES CORP. as the Borrower and DEVELOPMENT CAPITAL VENUTRES, LP, as the Lender. Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Agreement. Section numbers below refer to the sections of the Agreement.

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ANNEX E-5

Security Agreement

THIS SECURITY AGREEMENT (this “Agreement”), dated as of this 5th day of August, 2005, is made by DPAC TECHNOLOGIES CORP. (the “Grantor”), with an address at 7321 Lincoln Way, Garden Grove, California 92841, in favor of DEVELOPMENT CAPITAL VENTURES, LP (the “Lender”), with an address at 4443 Brookfield Corporate Drive, Suite 110, Chantilly, Virginia 20151.

Under the terms hereof, the Lender desires to obtain and the Grantor desires to grant the Lender security for all of the Obligations (as hereinafter defined).

NOW, THEREFORE, the Grantor and the Lender, intending to be legally bound, hereby agree as follows:

1. Definitions.

(a) “Collateral” shall include all personal property of the Grantor, including the following, all whether now owned or hereafter acquired or arising and wherever located: (i) accounts (including health-care-insurance receivables and credit card receivables); (ii) securities entitlements, securities accounts, commodity accounts, commodity contracts and investment property; (iii) deposit accounts; (iv) instruments (including promissory notes); (v) documents (including warehouse receipts); (vi) chattel paper (including electronic chattel paper and tangible chattel paper); (vii) inventory, including raw materials, work in process, or materials used or consumed in Grantor’s business, items held for sale or lease or furnished or to be furnished under contracts of service, sale or lease, goods that are returned, reclaimed or repossessed; (viii) goods of every nature, including stock-in-trade, goods on consignment, standing timber that is to be cut and removed under a conveyance or contract for sale, the unborn young of animals, crops grown, growing, or to be grown, manufactured homes, computer programs embedded in such goods and farm products; (ix) equipment, including machinery, vehicles and furniture; (x) fixtures; (xi) agricultural liens; (xii) as-extracted collateral; (xiii) commercial tort claims, if any, described on Exhibit “A” hereto; (xiv) letter of credit rights; (xv) general intangibles, of every kind and description, including payment intangibles, software, computer information, source codes, object codes, records and data, all existing and future customer lists, choses in action, claims (including claims for indemnification or breach of warranty), books, records, patents and patent applications, copyrights, trademarks, tradenames, tradestyles, trademark applications, goodwill, blueprints, drawings, designs and plans, trade secrets, contracts, licenses (including the licenses and other intangibles granted to Lender pursuant to a License Agreement dated the date hereof between Grantor and Lender in favor of Lender), license agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies; (xvi) all supporting obligations of all of the foregoing property; (xvii) all property of the Grantor now or hereafter in the Lender’s possession or in transit to or from, or under the custody or control of, the Lender or any affiliate thereof; (xviii) all cash and cash equivalents thereof; and (xix) all cash and noncash proceeds (including insurance proceeds) of all of the foregoing property, all products thereof and all additions and accessions thereto, substitutions therefor and replacements thereof. The Collateral shall also include any and all other tangible or intangible property that is described as being part of the Collateral pursuant to one or more Riders to Security Agreement that may be attached hereto or delivered in connection herewith, including the Rider to Security Agreement—Copyrights, the Rider to Security Agreement—Patents, the Rider to Security Agreement—Trademarks and the Rider to Security Agreement—Cash Collateral Account.

(b) “Obligations” shall include all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Grantor to the Lender or to any other direct or indirect subsidiary of Lender, of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any

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note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Lender to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of the Lender incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses.

(c) “UCC” means the Uniform Commercial Code, as adopted and enacted and as in effect from time to time in the State whose law governs pursuant to the Section of this Agreement entitled “Governing Law and Jurisdiction.” Terms used herein which are defined in the UCC and not otherwise defined herein shall have the respective meanings ascribed to such terms in the UCC. To the extent the definition of any category or type of collateral is modified by any amendment, modification or revision to the UCC, such modified definition will apply automatically as of the date of such amendment, modification or revision.

2. Grant of Security Interest. To secure the Obligations, the Grantor, as debtor, hereby assigns and grants to the Lender, as secured party, a continuing lien on and security interest in the Collateral.

3. Change in Name or Locations. The Grantor hereby agrees that if the location of the Collateral changes from the locations listed on Exhibit “A” hereto and made part hereof, or if the Grantor changes its name, its type of organization, its state of organization (if Grantor is a registered organization), its principal residence (if Grantor is an individual), its chief executive office (if Grantor is a general partnership or non-registered organization) or establishes a name in which it may do business that is not listed as a tradename on Exhibit “A” hereto, the Grantor will immediately notify the Lender in writing of the additions or changes.

4. Representations and Warranties. The Grantor represents, warrants and covenants to the Lender that: (a) all information, including its type of organization, jurisdiction of organization, chief executive office, and (for individuals only) principal residence are as set forth on Exhibit “A” hereto and are true and correct on the date hereof; (b) the Grantor has good, marketable and indefeasible title to the Collateral, has not made any prior sale, pledge, encumbrance, assignment or other disposition of any of the Collateral, and the Collateral is free from all encumbrances and rights of setoff of any kind except the lien in favor of the Lender created by this Agreement; (c) except as herein provided, the Grantor will not hereafter without the Lender’s prior written consent sell, pledge, encumber, assign or otherwise dispose of any of the Collateral or permit any right of setoff, lien or security interest to exist thereon except to the Lender; (d) the Grantor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein; (e) each account and general intangible, if included in the definition of Collateral, is genuine and enforceable in accordance with its terms and the Grantor will defend the same against all claims, demands, setoffs and counterclaims at any time asserted; and (f) at the time any account or general intangible becomes subject to this Agreement, such account or general intangible will be a good and valid account representing a bona fide sale of goods or services by the Grantor and such goods will have been shipped to the respective account debtors or the services will have been performed for the respective account debtors, and no such account or general intangible will be subject to any claim for credit, allowance or adjustment by any account debtor or any setoff, defense or counterclaim.

5. Grantor’s Covenants. The Grantor covenants that it shall:

(a) from time to time and at all reasonable times allow the Lender, by or through any of its officers, agents, attorneys, or accountants, to examine or inspect the Collateral, and obtain valuations and audits of

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the Collateral, at the Grantor’s expense, wherever located. The Grantor shall do, obtain, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as the Lender may require to vest in and assure to the Lender its rights hereunder and in or to the Collateral, and the proceeds thereof, including waivers from landlords, warehousemen and mortgagees. The Grantor agrees that the Lender has the right to notify (on invoices or otherwise) account debtors and other obligors or payors on any Collateral of its assignment to the Lender, and that all payments thereon should be made directly to the Lender, and that the Lender has full power and authority to collect, compromise, endorse, sell or otherwise deal with the Collateral in its own name or that of the Grantor at any time upon an Event of Default;

(b) keep the Collateral in good order and repair at all times and immediately notify the Lender of any event causing a material loss or decline in value of the Collateral, whether or not covered by insurance, and the amount of such loss or depreciation;

(c) only use or permit the Collateral to be used in accordance with all applicable federal, state, county and municipal laws and regulations; and

(d) have and maintain insurance at all times with respect to all Collateral against risks of fire (including so-called extended coverage), theft, sprinkler leakage, and other risks (including risk of flood if any Collateral is maintained at a location in a flood hazard zone) as the Lender may require, in such form, in such amount, for such period and written by such companies as may be satisfactory to the Lender in its sole discretion. Each such casualty insurance policy shall contain a standard Lender’s Loss Payable Clause issued in favor of the Lender under which all losses thereunder shall be paid to the Lender as the Lender’s interests may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without at least thirty (30) days prior written notice to the Lender and shall insure the Lender notwithstanding the act or neglect of the Grantor. Upon the Lender’s demand, the Grantor shall furnish the Lender with duplicate original policies of insurance or such other evidence of insurance as the Lender may require. In the event of failure to provide insurance as herein provided, the Lender may, at its option, obtain such insurance and the Grantor shall pay to the Lender, on demand, the cost thereof. Proceeds of insurance may be applied by the Lender to reduce the Obligations or to repair or replace Collateral, all in the Lender’s sole discretion.

6. Negative Pledge; No Transfer. The Grantor will not sell or offer to sell or otherwise transfer or grant or allow the imposition of a lien or security interest upon the Collateral (except for sales of inventory and collections of accounts in the Grantor’s ordinary course of business), will not allow any third party to gain control of all or any part of the Collateral, and will not use any portion thereof in any manner inconsistent with this Agreement or with the terms and conditions of any policy of insurance thereon.

7. Covenants for Accounts. If accounts are included in the definition of Collateral:

(a) The Grantor will, on the Lender’s demand, make notations on its books and records showing the Lender’s security interest and make available to the Lender shipping and delivery receipts evidencing the shipment of the goods that gave rise to an account, completion certificates or other proof of the satisfactory performance of services that gave rise to an account, a copy of the invoice for each account and copies of any written contract or order from which an account arose. The Grantor shall promptly notify the Lender if an account becomes evidenced or secured by an instrument or chattel paper and upon the Lender’s request, will promptly deliver any such instrument or chattel paper to the Lender, including any letter of credit delivered to the Grantor to support a shipment of inventory by the Grantor.

(b) The Grantor will promptly advise the Lender whenever an account debtor refuses to retain or returns any goods from the sale of which an account arose and will comply with any instructions that the Lender may give regarding the sale or other disposition of such returns. From time to time with such frequency as the Lender may request, the Grantor will report to the Lender all credits given to account debtors on all accounts.

(c) The Grantor will immediately notify the Lender if any account arises out of contracts with the United States or any department, agency or instrumentality thereof, and will execute any instruments and

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take any steps required by the Lender so that all monies due and to become due under such contract shall be assigned to the Lender and notice of the assignment given to and acknowledged by the appropriate government agency or authority under the Federal Assignment of Claims Act.

(d) At any time after the occurrence of an Event of Default, and without notice to the Grantor, the Lender may direct any persons who are indebted to the Grantor on any Collateral consisting of accounts or general intangibles to make payment directly to the Lender of the amounts due. The Lender is authorized to collect, compromise, endorse and sell any such Collateral in its own name or in the Grantor’s name and to give receipts to such account debtors for any such payments and the account debtors will be protected in making such payments to the Lender. Upon the Lender’s written request, the Grantor will establish with the Lender and maintain a lockbox account (“Lockbox”) with the Lender and a depository account(s) (“Cash Collateral Account”) with the Lender subject to the provisions of this subparagraph and such other related agreements as the Lender may require, and the Grantor shall notify its account debtors to remit payments directly to the Lockbox. Thereafter, funds collected in the Lockbox shall be transferred to the Cash Collateral Account, and funds in the Cash Collateral Account shall be applied by the Lender, daily, to reduce the outstanding Obligations.

8. Further Assurances. By its signature hereon, the Grantor hereby irrevocably authorizes the Lender to execute (on behalf of the Grantor) and file against the Grantor one or more financing, continuation or amendment statements pursuant to the UCC in form satisfactory to the Lender, and the Grantor will pay the cost of preparing and filing the same in all jurisdictions in which such filing is deemed by the Lender to be necessary or desirable in order to perfect, preserve and protect its security interests. If required by the Lender, the Grantor will execute all documentation necessary for the Lender to obtain and maintain perfection of its security interests in the Collateral. At the Lender’s request, the Grantor will execute, in form satisfactory to the Lender, a Rider to Security Agreement—Copyrights (if any Collateral consists of registered or unregistered copyrights), a Rider to Security Agreement—Patents (if any Collateral consists of patents or patent applications), a Rider to Security Agreement—Trademarks (if any Collateral consists of trademarks, tradenames, tradestyles or trademark applications). If any Collateral consists of letter of credit rights, electronic chattel paper, deposit accounts or supporting obligations not maintained with the Lender or one of its affiliates, or any securities entitlement, securities account, commodities account, commodities contract or other investment property, then at the Lender’s request the Grantor will execute, and will cause the depository institution or securities intermediary upon whose books and records the ownership interest of the Grantor in such Collateral appears, to execute such Pledge Agreements, Notification and Control Agreements or other agreements as the Lender deems necessary in order to perfect, prioritize and protect its security interest in such Collateral, in each case in a form satisfactory to the Lender.

9. Events of Default. The Grantor shall, at the Lender’s option, be in default under this Agreement upon the happening of any of the following events or conditions (each, an “Event of Default”): (a) any Event of Default (as defined in any of the Obligations); (b) any default under any of the Obligations that does not have a defined set of “Events of Default” and the lapse of any notice or cure period provided in such Obligations with respect to such default; (c) demand by the Lender under any of the Obligations that have a demand feature; (d) the failure by the Grantor to perform any of its obligations under this Agreement; (e) falsity, inaccuracy or material breach by the Grantor of any written warranty, representation or statement made or furnished to the Lender by or on behalf of the Grantor; (f) an uninsured material loss, theft, damage, or destruction to any of the Collateral, or the entry of any judgment against the Grantor or any lien against or the making of any levy, seizure or attachment of or on the Collateral; (g) the failure of the Lender to have a perfected first priority security interest in the Collateral; (h) any indication or evidence received by the Lender that the Grantor may have directly or indirectly been engaged in any type of activity which, in the Lender’s discretion, might result in the forfeiture of any property of the Grantor to any governmental entity, federal, state or local; or (i) if the Lender otherwise deems itself insecure.

10. Remedies. Upon the occurrence of any such Event of Default and at any time thereafter, the Lender may declare all Obligations secured hereby immediately due and payable and shall have, in addition to any remedies

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provided herein or by any applicable law or in equity, all the remedies of a secured party under the UCC. The Lender’s remedies include, but are not limited to, the right to (a) peaceably by its own means or with judicial assistance enter the Grantor’s premises and take possession of the Collateral without prior notice to the Grantor or the opportunity for a hearing, (b) render the Collateral unusable, (c) dispose of the Collateral on the Grantor’s premises, (d) require the Grantor to assemble the Collateral and make it available to the Lender at a place designated by the Lender, and (e) notify the United States Postal Service to send the Grantor’s mail to the Lender. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Lender will give the Grantor reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of commercially reasonable notice shall be met if such notice is sent to the Grantor at least ten (10) days before the time of the intended sale or disposition. Expenses of retaking, holding, preparing for disposition, disposing or the like shall include the Lender’s reasonable attorneys’ fees and legal expenses, incurred or expended by the Lender to enforce any payment due it under this Agreement either as against the Grantor, or in the prosecution or defense of any action, or concerning any matter growing out of or connection with the subject matter of this Agreement and the Collateral pledged hereunder. The Grantor waives all relief from all appraisement or exemption laws now in force or hereafter enacted.

11. Power of Attorney. The Grantor does hereby make, constitute and appoint any officer or agent of the Lender as the Grantor’s true and lawful attorney-in-fact, with power to (a) endorse the name of the Grantor or any of the Grantor’s officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment or Collateral that may come into the Lender’s possession in full or part payment of any Obligations; (b) sue for, compromise, settle and release all claims and disputes with respect to, the Collateral; and (c) sign, for the Grantor, such documentation required by the UCC, or supplemental intellectual property security agreements; granting to the Grantor’s said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as the Grantor might or could do. The Grantor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest, and is irrevocable.

12. Payment of Expenses. At its option, the Lender may discharge taxes, liens, security interests or such other encumbrances as may attach to the Collateral, may pay for required insurance on the Collateral and may pay for the maintenance, appraisal or reappraisal, and preservation of the Collateral, as determined by the Lender to be necessary. The Grantor will reimburse the Lender on demand for any payment so made or any expense incurred by the Lender pursuant to the foregoing authorization, and the Collateral also will secure any advances or payments so made or expenses so incurred by the Lender.

13. Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

14. Preservation of Rights. No delay or omission on the Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Lender’s action or inaction impair any such right or power. The Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Lender may have under other agreements, at law or in equity.

15. Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

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16. Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Grantor from, any provision of this Agreement will be effective unless made in a writing signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Grantor will entitle the Grantor to any other or further notice or demand in the same, similar or other circumstance.

17. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

18. Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

19. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Grantor and the Lender and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Grantor may not assign this Agreement in whole or in part without the Lender’s prior written consent and the Lender at any time may assign this Agreement in whole or in part.

20. Interpretation. In this Agreement, unless the Lender and the Grantor otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP. If this Agreement is executed by more than one Grantor, the obligations of such persons or entities will be joint and several.

21. Indemnity. The Grantor agrees to indemnify each of the Lender, each legal entity, if any, who controls the Lender and each of their respective directors, officers and employees (the “Indemnified Parties”) and to hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Grantor), in connection with or arising out of or relating to the matters referred to in this Agreement or the Obligations, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Grantor, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Agreement, payment of the Obligations and assignment of any rights hereunder. The Grantor may participate at its expense in the defense of any such claim.

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22. Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Lender and shall be construed in accordance with, and governed in all respects by the laws of the State of Delaware as applied to agreements entered into and to be performed entirely in such state, between residents of such state. Nothing contained in this Agreement will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Grantor individually, against any security or against any property of the Grantor within any other county, state or other foreign or domestic jurisdiction. The Lender and the Grantor agree that the venue provided above is the most convenient forum for both the Lender and the Grantor. The Grantor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

23. WAIVER OF JURY TRIAL. THE GRANTOR IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE GRANTOR ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Grantor acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

[SIGNATURE PAGE FOLLOWS]

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WITNESS the due execution hereof as a document under seal, as of the date first written above.

WITNESS / ATTEST:		DPAC TECHNOLOGIES CORP.

By:	/s/ STEVEN VUKADINOVICH	By:	/s/ CREIGHTON K. EARLY
Name: Title:	Steven Vukadinovich Chief Financial Officer	Name: Title:	Creighton K. Early Chief Executive Officer

DEVELOPMENT CAPITAL VENTURES, LP

		By:	DCC OPERATING, INC.,
its General Partner

		By:	/s/ DONALD L. MURFIN
		Name: Title:	Donald L. Murfin Executive Vice President

8

EXHIBIT “A”

TO SECURITY AGREEMENT

1. Grantor’s form of organization (i.e., corporation, partnership, limited liability company):

2. Grantor’s State of organization, if a registered organization (i.e., corporation, limited partnership or limited liability company):

3. Grantor’s principal residence, if a natural person or general partnership:

4. Address of Grantor’s chief executive office, including the County:

5. Grantor’s EIN, if not a natural person:

6. Grantor’s SSN, if a natural person:

7. Grantor’s organizational ID# (if any exists):

8. Address for books and records, if different:

9. Addresses of other Collateral locations, including Counties, for the past five (5) years:

10. Name and address of landlord or owner if location is not owned by the Grantor:

11 Other names or trade names now or formerly used by the Grantor:

12. List of all existing Commercial Tort Claims (by case title with court and brief description of claim):

9

RIDER TO SECURITY AGREEMENT—PATENTS

THIS RIDER TO SECURITY AGREEMENT (“Rider”) is executed this 5th day of August, 2005, by and between DPAC TECHNOLOGIES CORP. (the “Grantor”) with an address at 7321 Lincoln Way, Garden Grove, California 92841 and DEVELOPMENT CAPITAL VENTURES, LP (the “Lender”), with an address at 4443 Brookfield Corporate Drive, Suite 110, Chantilly, Virginia 20151. This Rider is incorporated into and made part of that certain Security Agreement (“Security Agreement”) between the Grantor and the Lender dated August 5, 2005, and also into certain other financing documents and security agreements executed by and between the Grantor and the Lender or by and between the Borrower (as defined in the Security Agreement) and the Lender (all such documents including this Rider collectively referred to as “Loan Documents”). All capitalized terms not otherwise defined in this Rider shall have the same meanings ascribed to such terms in the other Loan Documents.

As collateral security for the Obligations (as defined in the Security Agreement) under the Loan Documents, the Grantor has agreed to grant a security interest in and to assign to the Lender the Patent Collateral (as hereinafter defined). The Lender desires to have its lien and security interest in such Patent Collateral confirmed by a document identifying such security interest and in such form as may be recorded in the United States Patent and Trademark Office.

NOW, THEREFORE, with the foregoing background deemed incorporated by reference and made part hereof, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1. Grant of Security Interest. In consideration of and pursuant to the terms of the Security Agreement and for other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, and to secure the Obligations, the Grantor does hereby assign and grant to the Lender a lien and security interest in (a) all of the Grantor’s right, title and interest in and to (i) the United States Letters Patent and the inventions described and claimed therein set forth on Schedule A hereto and any future patents (hereinafter referred to collectively as the “Patents”); (ii) the applications for Letters Patent and the inventions described and claimed therein set forth on Schedule A hereto and any United States Letters Patent which may be issued upon any of said applications and any future patent applications (hereinafter referred to collectively as the “Applications”); (iii) any reissue, extension, division or continuation of the Patents or the Applications (such reissues, extensions, divisions and continuations being herein referred to collectively as the “Reissued Patents”); (iv) all future royalties or other fees paid or payment or payments made or to be made to the Grantor in respect of the Patents; and (v) proceeds of any and all of the foregoing (the Patents, Applications, Reissued Patents and Royalties and proceeds being herein referred to collectively as the “Patent Rights”), and (b) all rights, interests, claims and demands that the Grantor has or may have in existing and future profits and damages for past and future infringements of the Patent Rights (such rights, interests, claims and demands being herein called the “Claims”) (the Patent Rights and Claims collectively referred to as the “Patent Collateral”).

2. Representations and Warranties. The Grantor warrants and represents to the Lender that: (a) the Grantor is the true and lawful exclusive owner of the Patent Rights set forth on Schedule A, including all rights and interests herein granted; (b) the Patent Collateral is valid and enforceable; (c) the Grantor has full power and authority to execute and deliver this Rider; (d) the Grantor has no notice of any suits or actions commenced or threatened against it, or notice of claims asserted or threatened against it, with reference to the Patent Rights and the interests granted herein; and (e) the Patent Rights and all interests granted herein are so granted free from all liens, charges, claims, options, licenses, pledges and encumbrances of every kind and character.

3. Covenants. The Grantor further covenants that: (a) Until all of the Grantor’s liabilities to the Lender have been satisfied in full, it will not enter into any agreement, including without limitation, license agreements, which are inconsistent with the Grantor’s obligations under this Rider; and (b) If the Grantor acquires rights to any new Patent Collateral, the provisions of this Rider shall automatically apply thereto and the Grantor shall give the Lender prompt written notice thereof along with an amended Schedule “A.”

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4. Maintenance of Patent Collateral. The Grantor further covenants that: until all of the Obligations have been satisfied in full, it will (i) not enter into any agreement, including without limitation, license agreements, which are inconsistent with the Grantor’s undertakings and covenants under this Rider or which restrict or impair the Lender’s rights hereunder and (ii) maintain the Patent Collateral in full force and effect.

5. Negative Pledge. The Grantor agrees not to sell, assign or further encumber its rights and interest in the Patent Collateral without prior written consent of the Lender.

6. Remedies Upon Default. (a) Anything herein contained to the contrary notwithstanding, if and while the Grantor shall be in default hereunder or an Event of Default exists under the Loan Documents, the Grantor hereby covenants and agrees that the Lender, as the holder of a security interest under the Uniform Commercial Code, as now or hereafter in effect in Pennsylvania, may take such action permitted under the Loan Documents or permitted by law, in its exclusive discretion, to foreclose upon the Patent Collateral covered hereby.

(b) For such purposes, and in the event of the Grantor’s default hereunder or an Event of Default under the Loan Documents and while such default or Event of Default exists, the Grantor hereby authorizes and empowers the Lender to make, constitute and appoint any officer or agent of the Lender as the Lender may select, in its exclusive discretion, as the Grantor’s true and lawful attorney-in-fact, with the power to endorse the Grantor’s name on all applications, documents, papers and instruments necessary for the Lender to use the Patent Collateral or to grant or issue any exclusive or non-exclusive license under the Patent Collateral to anyone else, or necessary for the Lender to assign, pledge, convey or otherwise transfer title in or dispose of the Patent Collateral to anyone else. The Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof, except for the gross negligence or wilful misconduct of such attorney. This power of attorney shall be irrevocable for the life of this Rider and the Loan Documents, and until all the Obligations are satisfied in full.

(c) The Grantor expressly acknowledges that this Rider shall be recorded with the Patent and Trademark Office in Washington, DC. Contemporaneously herewith, the Grantor shall also execute and deliver to the Lender such documents as the Lender shall reasonably require to permanently assign all rights in the Patent Collateral to the Lender, which documents shall be held by the Lender, in escrow, until the occurrence of an Event of Default hereunder or under the Loan Documents. After such occurrence, the Lender may, at its sole option, record such escrowed documents with the Patent and Trademark Office.

7. Prosecution of Patent Applications. (a) The Grantor shall, at its own expense, diligently file and prosecute all patent applications relating to the inventions described and claimed in the Patent Collateral in the United States Patent and Trademark Office, and shall pay or cause to be paid in their customary fashion all fees and disbursements in connection therewith, and shall not abandon any such application prior to the exhaustion of all administrative and judicial remedies or disclaim or dedicate any Patent without the prior written consent of the Lender. The Grantor shall not abandon any Patent Collateral without the prior written consent of the Lender.

(b) Any and all fees, costs and expenses, including reasonable attorneys’ fees and expenses incurred by the Lender in connection with the preparation, modification, enforcement or termination of this Rider and all other documents relating hereto and the consummation of this transaction, the filing and recording of any documents (including all taxes in connection therewith) in public offices, the payment or discharge of any taxes, counsel fees, maintenance fees, encumbrances or costs otherwise incurred in defending or prosecuting any actions or proceedings arising out of or related to the Patent Collateral shall be paid by the Grantor on demand by the Lender.

(c) The Grantor shall have the right to bring suit in the name of the Grantor to enforce the Patent Collateral, in which case the Lender may, at the Lender’s option, be joined as a nominal party to such suit if the Lender shall be satisfied that such joinder is necessary and that the Lender is not thereby incurring any risk of liability by such joinder. The Grantor shall promptly, upon demand, reimburse and indemnify, defend and hold harmless the Lender for all damages, costs and expenses, including reasonable attorneys’ fees, incurred by the Lender pursuant to this paragraph and all other actions and conduct of the Grantor with respect to the Patent Rights during the term of this Rider.

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8. Subject to Security Agreement. This Rider shall be subject to the terms, provisions, and conditions set forth in the Security Agreement and may not be modified without the written consent of the party against whom enforcement is being sought.

9. Inconsistent with Security Agreement. All rights and remedies herein granted to the Lender shall be in addition to any rights and remedies granted to the Lender under the Loan Documents. In the event of an inconsistency between this Rider and the Security Agreement, the language of the Security Agreement shall control. The terms and conditions of the Security Agreement are hereby incorporated herein by reference.

10. Termination of Agreement. Upon payment and performance of all Obligations under the Loan Documents and full satisfaction of all of the Grantor’s liabilities and obligations to the Lender, the Lender shall execute and deliver to the Grantor all documents necessary to terminate the Lender’s security interest in the Patent Collateral.

11. Fees and Expenses. Any and all reasonable fees, costs and expenses, of whatever kind or nature, including the reasonable attorneys’ fees and legal expenses incurred by the Lender in connection with the preparation of this Rider and all other documents relating hereto and the consummation of this transaction, the filing or recording of any documents (including all taxes in connection therewith) in public offices, the payment or discharge of any taxes, reasonable counsel fees, maintenance fees, encumbrances or costs otherwise incurred in protecting, maintaining, preserving the Patent Collateral, or in defending or prosecuting any actions or proceedings arising out of or related to the Patent Collateral, in each case in accordance with the terms of this Rider, shall be borne and paid by the Grantor on demand by the Lender and until so paid shall be added to the principal amount of the Obligations to the Lender and shall bear interest at the contract rate therefor.

12. Additional Remedies. Upon the occurrence of an Event of Default under the Loan Documents, the Lender may, without any obligation to do so, complete any obligation of the Grantor hereunder, in the Grantor’s name or in the Lender’s name, but at the Grantor’s expense, and the Grantor hereby agrees to reimburse the Lender in full for all reasonable expenses, including reasonable attorney’s fees, incurred by the Lender in protecting, defending and maintaining the Patent Collateral.

13. Governing Law. This Agreement has been delivered to and accepted by the Lender and shall be construed in accordance with, and governed in all respects by the laws of the State of Delaware as applied to agreements entered into and to be performed entirely in such state, between residents of such state. Nothing contained in this Agreement will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Grantor individually, against any security or against any property of the Grantor within any other county, state or other foreign or domestic jurisdiction. The Lender and the Grantor agree that the venue provided above is the most convenient forum for both the Lender and the Grantor. The Grantor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

14. Counterparts. This Rider may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.

The Grantor acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

[SIGNATURE PAGE FOLLOWS]

3

WITNESS the due execution hereof as a document under seal, as of the date first written above.

WITNESS / ATTEST:		DPAC TECHNOLOGIES CORP.

By:	/s/ STEVEN VUKADINOVICH	By:	/s/ CREIGHTON K. EARLY
Name: Title:	Steven Vukadinovich Chief Financial Officer	Name: Title:	Creighton K. Early Chief Executive Officer

DEVELOPMENT CAPITAL VENTURES, LP

		By:	DCC OPERATING, INC.,
its General Partner

		By:	/s/ DONALD L. MURFIN
		Name: Title:	Donald L. Murfin Executive Vice President

4

STATE OF	)
) ss.:
COUNTY OF	)

On the                      day of August in the year 2005 before me, the                      undersigned, a Notary Public in and for said State, personally appeared                                                                                           , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person(s) upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF	)
) ss.:
COUNTY OF	)

On the                      day of August in the year 2005 before me, the                      undersigned, a Notary Public in and for said State, personally appeared                                                                                           , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person(s) upon behalf of which the individual acted, executed the instrument.

Notary Public

5

SCHEDULE A TO RIDER TO SECURITY AGREEMENT—PATENTS

PATENT REGISTRATION NO.	PATENT
10/653,381	Wireless Connectivity Module

6

PATENT ASSIGNMENT

WHEREAS, DPAC TECHNOLOGIES CORP. (the “Grantor”) is the owner of the entire right, title and interest in and to the United States patents, patent applications and rations listed on Schedule “A” attached hereto and made a part hereof, the inventions described therein and all rights associated therewith (collectively, the “Patent Collateral”), which are registered in the United States Patent and Trademark Office or which are the subject of pending applications in the United States Patent and Trademark Office; and

WHEREAS, DEVELOPMENT CAPITAL VENTURES, LP, having a place of business at 4443 Brookfield Corporate Drive, Suite 110, Chantilly, Virginia 20151, identified as the “Lender” under that certain Rider to Security Agreement—Patents of even date herewith (the “Grantee”) is desirous of acquiring said Patent Collateral;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Grantor, its successors and assigns does hereby transfer, assign and set over unto Grantee, its successors, transferees and assigns, all of its present and future right, title and interest in and to the Patent Collateral and all proceeds thereof and all rights and proceeds associated therewith.

IN WITNESS WHEREOF, the undersigned has caused this Patent Assignment to be executed by its duly authorized officer on this                      day of                      ,                     .

WITNESS / ATTEST:		DPAC TECHNOLOGIES CORP.

By:	/s/ STEVEN VUKADINOVICH	By:	/s/ CREIGHTON K. EARLY
Name: Title:	Steven Vukadinovich Chief Financial Officer	Name: Title:	Creighton K. Early Chief Executive Officer

1

STATE OF	)
) ss.:
COUNTY OF	)

On the                      day of                      in the year 2005 before me, the undersigned, a Notary Public in and for said State, personally appeared                                                  , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person(s) upon behalf of which the individual acted, executed the instrument.

Notary Public

2

RIDER TO SECURITY AGREEMENT—TRADEMARKS

THIS RIDER TO SECURITY AGREEMENT (“Rider”) is executed this 5th day of August, 2005, by and between DPAC TECHNOLOGIES CORP. (the “Grantor”) with an address at 7321 Lincoln Way, Garden Grove, California 92841 and DEVELOPMENT CAPITAL VENTURES, LP (the “Lender”), with an address at 4443 Brookfield Corporate Drive, Suite 110, Chantilly, Virginia 20151. This Rider is incorporated into and made part of that certain Security Agreement (“Security Agreement”) between the Grantor and the Lender dated August 5, 2005, and also into certain other financing documents and security agreements executed by and between the Grantor and the Lender or by and between the Borrower (as defined in the Security Agreement) and the Lender (all such documents including this Rider collectively referred to as “Loan Documents”). All capitalized terms not otherwise defined in this Rider shall have the same meanings ascribed to such terms in the other Loan Documents.

The Grantor has adopted, used and is using (or has filed applications for the registration of) the trademarks, service marks and tradenames listed on Schedule “A” attached hereto and made part hereof (all such marks or names hereinafter referred to as the “Trademarks”).

The Lender desires to acquire a lien and security interest on the Trademarks and the registration thereof, together with all the goodwill of the Grantor associated therewith and represented thereby, as security for all of the Obligations (as defined in the Security Agreement) to the Lender, and the Lender desires to have its security interest in such Trademarks confirmed by a document identifying same and in such form that it may be recorded in the United States Patent and Trademark Office.

NOW, THEREFORE, with the foregoing background deemed incorporated by reference and made part hereof, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1. Grant of Security Interest. In consideration of and pursuant to the terms of the Loan Documents, and for other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, and to secure the Grantor’s present and future liabilities to the Lender, the Grantor grants a lien and security interest to the Lender in all its present and future right, title and interest in and to the Trademarks, together with all the goodwill of the Grantor associated with and represented by the Trademarks, and the registration thereof and the right (but not the obligation) to sue for past, present and future infringements, and the proceeds thereof, including, without limitation, license royalties and proceeds of infringement suits.

2. Maintenance of Trademarks. The Grantor hereby covenants and agrees to maintain the Trademarks in full force and effect until all of the Obligations to the Lender are satisfied in full.

3. Representations and Warranties. The Grantor represents, warrants and covenants that: (a) the Trademarks are subsisting and have not been adjudged invalid or unenforceable; (b) each of the Trademarks is valid and enforceable; (c) the Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of the Trademarks, and each of the Trademarks is free and clear of any liens, charges and encumbrances, including, without limitation, pledges, assignments, licenses and covenants by the Grantor not to sue third persons; (d) the Grantor has the unqualified right to enter into this Rider and perform its terms; (e) the Grantor has used, and will continue to use for the duration of this Rider, proper notice, as required by 15 U.S.C. §§ 1051-1127 in connection with its use of the Trademarks; and (f) the Grantor has used, and will continue to use for the duration of this Rider, consistent standards of quality in products leased or sold under the Trademarks and hereby grants to the Lender and its employees and agents the right to visit the Grantor’s locations which lease, sell or store products under any of the Trademarks and to inspect the products and quality control records relating thereto at reasonable times during regular business hours to ensure the Grantor’s compliance with this paragraph 3(f).

4. Covenants. The Grantor further covenants that: (a) until all of the Obligations have been satisfied in full, the Grantor will not enter into any agreement, including, without limitation, license agreements, which are

1

inconsistent with the Grantor’s obligations under this Rider; and (b) if the Grantor acquires rights to any new Trademarks, the provisions of this Rider shall automatically apply thereto and the Grantor shall give the Lender prompt written notice thereof along with an amended Schedule “A.”

5. Exclusive Use of Trademarks. So long as this Rider is in effect and so long as the Grantor has not received notice from the Lender that an Event of Default has occurred under the Loan Documents and that the Lender has elected to exercise its rights hereunder, the Grantor shall continue to have the exclusive right to use the Trademarks and the Lender shall have no right to use the Trademarks or issue any exclusive or non-exclusive license with respect thereto, or assign, pledge or otherwise transfer title in the Trademarks to anyone else.

6. Negative Pledge. The Grantor agrees not to sell, assign or further encumber its rights and interest in the Trademarks without prior written consent of the Lender.

7. Remedies Upon Default. (a) Anything herein contained to the contrary notwithstanding, if and while the Grantor shall be in default hereunder or an Event of Default exists under the Loan Documents, the Grantor hereby covenants and agrees that the Lender, as the holder of a security interest under the Uniform Commercial Code, as now or hereafter in effect in Pennsylvania, may take such action permitted under the Loan Documents or permitted by law, in its exclusive discretion, to foreclose upon the Trademarks covered hereby.

(b) For such purposes, and in the event of the Grantor’s default hereunder or an Event of Default under the Loan Documents and while such default or Event of Default exists, the Grantor hereby authorizes and empowers the Lender to make, constitute and appoint any officer or agent of the Lender as the Lender may select, in its exclusive discretion, as the Grantor’s true and lawful attorney-in-fact, with the power to endorse the Grantor’s name on all applications, documents, papers and instruments necessary for the Lender to use the Trademarks or to grant or issue any exclusive or non-exclusive license under the Trademarks to anyone else, or necessary for the Lender to assign, pledge, convey or otherwise transfer title in or dispose of the Trademarks to anyone else. The Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof, except for the gross negligence or willful misconduct of such attorney. This power of attorney shall be irrevocable for the life of this Rider and the Loan Documents, and until all the Obligations are satisfied in full.

(c) The Grantor expressly acknowledges that this Rider shall be recorded with the Patent and Trademark Office in Washington, DC. Contemporaneously herewith, the Grantor shall also execute and deliver to the Lender such documents as the Lender shall reasonably require to permanently assign all rights in the Trademarks to the Lender, which documents shall be held by the Lender, in escrow, until the occurrence of an Event of Default hereunder or under the Loan Documents. After such occurrence, the Lender may, at its sole option, record such escrowed documents with the Patent and Trademark Office.

8. Subject to Security Agreement. This Rider shall be subject to the terms, provisions, and conditions set forth in the Security Agreement and may not be modified without the written consent of the party against whom enforcement is being sought.

9. Inconsistent with Security Agreement. All rights and remedies herein granted to the Lender shall be in addition to any rights and remedies granted to the Lender under the Loan Documents. In the event of an inconsistency between this Rider and the Security Agreement, the language of the Security Agreement shall control. The terms and conditions of the Security Agreement are hereby incorporated herein by reference.

10. Termination of Agreement. Upon payment and performance of all Obligations under the Loan Documents and full satisfaction of all of the Grantor’s liabilities and obligations to the Lender, the Lender shall execute and deliver to the Grantor all documents necessary to terminate the Lender’s security interest in the Trademarks.

11. Fees and Expenses. Any and all reasonable fees, costs and expenses, of whatever kind or nature, including the reasonable attorneys’ fees and legal expenses incurred by the Lender in connection with the

2

preparation of this Rider and all other documents relating hereto and the consummation of this transaction, the filing or recording of any documents (including all taxes in connection therewith) in public offices, the payment or discharge of any taxes, reasonable counsel fees, maintenance fees, encumbrances or costs otherwise incurred in protecting, maintaining, preserving the Trademarks, or in defending or prosecuting any actions or proceedings arising out of or related to the Trademarks, in each case in accordance with the terms of this Rider, shall be borne and paid by the Grantor on demand by the Lender and until so paid shall be added to the principal amount of the Obligations to the Lender and shall bear interest at the contract rate therefor.

12. Prosecution of Trademark Applications. (a) Subject to the terms of the Security Agreement, the Grantor shall have the duty to prosecute diligently any trademark application with respect to the Trademarks pending as of the date of this Rider or thereafter, until the Obligations shall have been satisfied in full, to preserve and maintain all rights in the Trademarks, and upon reasonable request of the Lender, the Grantor shall make federal application on registrable but unregistered trademarks belonging to the Grantor. Any reasonable expenses incurred in connection with such applications shall be borne by the Grantor. The Grantor shall not abandon any Trademark without the written consent of the Lender.

(b) The Grantor shall have the right to bring suit in its own name to enforce the Trademarks, in which event the Lender may, if the Grantor deems it necessary or after an Event of Default under the Loan Documents, be joined as a nominal party to such suit if the Lender shall have been satisfied that it is not thereby incurring any risk of liability because of such joinder. The Grantor shall promptly, upon demand, reimburse and indemnify the Lender for all damages, reasonable costs and reasonable expenses, including attorneys’ fees, incurred by the Lender in the fulfillment of the provisions of this paragraph.

13. Additional Remedies. Upon the occurrence of an Event of Default under the Loan Documents, the Lender may, without any obligation to do so, complete any obligation of the Grantor hereunder, in the Grantor’s name or in the Lender’s name, but at the Grantor’s expense, and the Grantor hereby agrees to reimburse the Lender in full for all reasonable expenses, including reasonable attorneys’ fees, incurred by the Lender in protecting, defending and maintaining the Trademarks.

14. Governing Law. This Agreement has been delivered to and accepted by the Lender and shall be construed in accordance with, and governed in all respects by the laws of the State of Delaware as applied to agreements entered into and to be performed entirely in such state, between residents of such state. Nothing contained in this Agreement will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Grantor individually, against any security or against any property of the Grantor within any other county, state or other foreign or domestic jurisdiction. The Lender and the Grantor agree that the venue provided above is the most convenient forum for both the Lender and the Grantor. The Grantor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

15. Counterparts. This Rider may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.

The Grantor acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

[SIGNATURE PAGE FOLLOWS]

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WITNESS the due execution hereof as a document under seal, as of the date first written above.

WITNESS / ATTEST:		DPAC TECHNOLOGIES CORP.

By:	/s/ STEVEN VUKADINOVICH	By:	/s/ CREIGHTON K. EARLY
Name: Title:	Steven Vukadinovich Chief Financial Officer	Name: Title:	Creighton K. Early Chief Executive Officer

DEVELOPMENT CAPITAL VENTURES, LP

		By:	DCC OPERATING, INC.,
its General Partner

		By:	/s/ DONALD L. MURFIN
		Name: Title:	Donald L. Murfin Executive Vice President

4

STATE OF	)
) ss.:
COUNTY OF	)

On the                      day of August in the year 2005 before me, the                      undersigned, a Notary Public in and for said State, personally appeared                                                                                           , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person(s) upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF	)
) ss.:
COUNTY OF	)

On the                      day of August in the year 2005 before me, the                      undersigned, a Notary Public in and for said State, personally appeared                                                                                           , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person(s) upon behalf of which the individual acted, executed the instrument.

Notary Public

5

SCHEDULE A TO RIDER TO SECURITY AGREEMENT—TRADEMARKS

TRADEMARK	APPLICATION OR REGISTRATION NO.	COUNTRY	REGISTRATION OR FILING DATE
Airborne	78/259,260	U.S.	August 17, 2005
Airborne Direct	78/304,711	U.S.	February 28, 2005

6

TRADEMARK ASSIGNMENT

WHEREAS, DPAC TECHNOLOGIES CORP. (the “Grantor”) is the owner of the entire right, title and interest in and to the United States trademarks, tradenames and registrations listed on Schedule “A” attached hereto and made a part hereof (the “Trademarks”), which are registered in the United States Patent and Trademark Office; and

WHEREAS, DEVELOPMENT CAPITAL VENTURES, LP, having a place of business at 4443 Brookfield Corporate Drive, Suite 110, Chantilly, Virginia 20151, identified as the “Lender” under that certain Rider to Security Agreement—Trademarks of even date herewith (the “Grantee”) is desirous of acquiring said Trademarks;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Grantor, its successors and assigns does hereby transfer, assign and set over unto Grantee, its successors, transferees and assigns all of its present and future right, title and interest in and to the Trademarks and all proceeds thereof and all goodwill associated therewith.

IN WITNESS WHEREOF, the undersigned has caused this Trademark Assignment to be executed by its duly authorized officer on this                      day of                                         ,                                         .

WITNESS / ATTEST:		DPAC TECHNOLOGIES CORP.

By:	/s/ STEVEN VUKADINOVICH	By:	/s/ CREIGHTON K. EARLY
Name: Title:	Steven Vukadinovich Chief Financial Officer	Name: Title:	Creighton K. Early Chief Executive Officer

1

STATE OF	)
) ss.:
COUNTY OF	)

On the                      day of                      in the year 2005 before me, the undersigned, a Notary Public in and for said State, personally appeared                                                                                       , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person(s) upon behalf of which the individual acted, executed the instrument.

Notary Public

2

RIDER TO SECURITY AGREEMENT—COPYRIGHTS

THIS RIDER TO SECURITY AGREEMENT (“Rider”) is executed this 5th day of August, 2005, by and between DPAC TECHNOLOGIES CORP. (the “Grantor”) with an address at 7321 Lincoln Way, Garden Grove, California 92841 and DEVELOPMENT CAPITAL VENTURES, LP (the “Lender”), with an address at 4443 Brookfield Corporate Drive, Suite 110, Chantilly, Virginia 20151. This Rider is incorporated into and made part of that certain Security Agreement (“Security Agreement”) between the Grantor and the Lender dated August 5, 2005, and also into certain other financing documents and security agreements executed by and between the Grantor and the Lender or by and between the Borrower (as defined in the Security Agreement) and the Lender (all such documents including this Rider collectively referred to as “Loan Documents”). All capitalized terms not otherwise defined in this Rider shall have the same meanings ascribed to such terms in the other Loan Documents.

The Grantor has filed applications for the registration of the copyrights listed on Schedule A attached hereto and made part hereof (all such copyrights hereinafter referred to as the “Copyrights”).

The Grantor desires to grant a security interest in and to the Copyrights and the registration thereof, as security for the Grantor’s Obligations referred to and described in the Loan Documents, and the Lender desires to have its security interest in such Copyrights confirmed by a document identifying same and in such form that it may be recorded in the Library of Congress, Copyright Office.

NOW, THEREFORE, with the foregoing background deemed incorporated by reference and made part hereof, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1. Grant of Security Interest. In consideration of and pursuant to the terms of the Loan Documents, and for other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, and to secure the Grantor’s present and future Obligations, the Grantor grants to the Lender a lien and security interest in all of Grantor’s present and future right, title and interest in and to the Copyrights, and the registration thereof and the right (but not the obligation) to sue for past, present and future infringements, and the proceeds thereof, including, without limitation, license royalties and proceeds of infringement suits.

2. [Blank].

3. Representations and Warranties. The Grantor represents, warrants and covenants that: (a) the Copyrights are subsisting and have not been adjudged invalid or unenforceable; (b) to the best of Grantor’s knowledge each of the registered Copyrights is valid and enforceable; (c) except as otherwise provided in or resulting from the Loan Documents, the Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of the Copyrights, and each of the Copyrights is free and clear of any liens, charges, and encumbrances, including, without limitation, pledges, assignments, licenses and covenants by the Grantor not to sue third persons; and (d) the Grantor has the unqualified right to enter into this Rider and perform its terms.

4. Covenants. The Grantor covenants that: (a) until all of the Obligations have been satisfied in full, it will not enter into any agreement which is inconsistent with the Grantor’s obligations under this Rider; (b) if the Grantor registers any new Copyrights, the provisions of this Rider shall automatically apply thereto and the Grantor shall give the Lender prompt written notice thereof along with an amended Schedule A and (c) the Grantor has no notice of any actions or suits commenced or threatened against it, or notice of claims asserted or threatened against it, with respect to the Copyrights.

5. Exclusive Ownership of Copyrights. So long as this Rider is in effect and so long as the Grantor has not received notice from the Lender that an Event of Default has occurred under the Loan Documents and that the Lender has elected to exercise its rights to assignment hereunder, the Grantor shall continue to have the exclusive ownership of the Copyrights, including the licensing thereof, and the Lender shall have no ownership or other right to use the Copyrights or issue any exclusive or non-exclusive license with respect thereto, or assign, pledge or otherwise transfer title in the Copyrights to anyone else.

1

6. Negative Pledge. Notwithstanding anything to the contrary in this Agreement, the Grantor agrees not to sell or assign its rights and interest in the Copyrights without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed.

7. Remedies Upon Default. (a) Anything herein contained to the contrary notwithstanding, if and while the Grantor shall be in default hereunder or an Event of Default exists under the Loan Documents, the Grantor hereby covenants and agrees that the Lender as the holder of a security interest under the Uniform Commercial Code, as now or hereafter in effect in Pennsylvania, may take such action permitted under the Loan Documents or permitted by law, in its exclusive discretion, to foreclose upon the Copyrights covered hereby.

(b) For such purposes, and in the event of an Event of Default under the Loan Documents and while such Event of Default exists, the Grantor hereby authorizes and empowers the Lender to make, constitute and appoint any officer or agent of the Lender as the Lender may select, in its exclusive discretion, as the Grantor’s true and lawful attorney-in-fact, with the power to endorse the Grantor’s name on all applications, documents, papers and instruments necessary for the Lender to use the Copyrights or to grant or issue any exclusive or non-exclusive license under the Copyrights to anyone else, or necessary for the Lender to assign, pledge, convey or otherwise transfer title in or dispose of the Copyrights to anyone else. The Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof, except for the gross negligence or willful misconduct of such attorney. This power of attorney shall be irrevocable for the life of this Rider and the Loan Documents, and until all the Obligations (as defined in the Security Agreement) are satisfied in full.

(c) The Grantor expressly acknowledges that a Notice of Security Interest (i.e. this Rider) or equivalent document shall be recorded with the Library of Congress, Copyright Office in Washington, D.C. Upon the occurrence of an Event of Default, the Grantor shall also execute and deliver to the Lender such documents as the Lender shall reasonably request to permanently assign all rights in the Copyrights to the Lender. After such occurrence, the Lender may, at its sole option, record any such documents with the Copyright Office.

8. Subject to Loan Agreement. This Rider shall be subject to the terms, provisions, and conditions set forth in the Loan Agreement and may not be modified without the written consent of the party against whom enforcement is being sought.

9. Inconsistent with Loan Agreement. All rights and remedies herein granted to the Lender shall be in addition to any rights and remedies granted to the Lender under the Loan Documents. In the event of an inconsistency between this Rider and the Loan Agreement, the language of the Loan Agreement shall control. The terms and conditions of the Loan Agreement are hereby incorporated herein by reference.

10. Re-Vesting of and/or Termination of any Interest in Copyrights. Upon payment and performance of all Obligations under the Loan Documents and full satisfaction of all of the Grantor’s liabilities and obligations to the Lender, the Lender shall immediately execute and deliver to the Grantor all documents and take all actions necessary to re-vest all rights in and to the Copyrights in the Grantor and/or terminate any interest of the Lender therein.

11. [Blank]

12. Prosecution of Copyright Applications. The Grantor shall have the exclusive right, in its sole discretion, to bring suit in its own name to enforce the Copyrights.

13. Additional Remedies. Upon the occurrence of an Event of Default under the Loan Documents, the Lender may, without any obligation to do so, complete any obligation of the Grantor hereunder, in the Grantor’s name or in the Lender’s name, but at the Grantor’s expense, and the Grantor hereby agrees to reimburse the Lender in full for all reasonable expenses, including reasonable attorney’s fees, incurred by the Lender in protecting, defending and maintaining the Copyrights.

2

14. Governing Law. This Agreement has been delivered to and accepted by the Lender and shall be construed in accordance with, and governed in all respects by the laws of the State of Delaware as applied to agreements entered into and to be performed entirely in such state, between residents of such state. Nothing contained in this Agreement will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Grantor individually, against any security or against any property of the Grantor within any other county, state or other foreign or domestic jurisdiction. The Lender and the Grantor agree that the venue provided above is the most convenient forum for both the Lender and the Grantor. The Grantor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

[SIGNATURE PAGE FOLLOWS]

3

The Grantor acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above.

WITNESS / ATTEST:		DPAC TECHNOLOGIES CORP.

By:	/s/ STEVEN VUKADINOVICH	By:	/s/ CREIGHTON K. EARLY
Name: Title:	Steven Vukadinovich Chief Financial Officer	Name: Title:	Creighton K. Early Chief Executive Officer

DEVELOPMENT CAPITAL VENTURES, LP

		By:	DCC OPERATING, INC.,
its General Partner

		By:	/s/ DONALD L. MURFIN
		Name: Title:	Donald L. Murfin Executive Vice President

4

SCHEDULE A TO RIDER TO SECURITY AGREEMENT—COPYRIGHTS

Registered Copyrights

Registration No.	Title of Work	Registration Date	Country

Unregistered Copyrights

Title of Work	Description
Airborne WLn Module Firmware
AirborneDirect/Serial Firmware
AirborneDirect/Ethernet Firmware
Airborne Evaluation Utility Software
Airborne OEM Configuration Tool Software
Airborne Transportation Bridge Firmware
VCOMM Utility Software

5

ANNEX E-6

AMENDMENT TO

CONVERTIBLE TERM NOTE

This Amendment to the Convertible Term Note and Amendment to the Loan Agreement (the “Amendment”) is entered into as of this 5th day of January, 2006 by and between DPAC Technologies Corp, a California corporation (“Borrower”), and Development Capital Ventures, L.P., a Small Business Investment Company, licensed by the U.S. Small Business Administration pursuant to the Small Business Investment Act of 1958, as amended (“Lender”).

RECITALS

WHEREAS, the parties entered into that certain Loan Agreement as of August 5, 2005 (the “Loan Agreement”), whereby Lender made a term loan to Borrower in the amount of $500,000 which loan is evidenced by the Convertible Term Note as of August 5, 2005 (the “Note”).

WHEREAS, the Note provides for a “Maturity Date” on which the loan is due and payable of February 3, 2006.

WHEREAS, Lender is willing to extend “Maturity Date” of the Note in exchange for the consideration set forth herein so as to allow Borrower additional time to repay the Loan or have the Loan converted pursuant to its terms.

WHEREAS, the parties desire to hereby amend the Loan Agreement and the Note to reflect the foregoing.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Extensions of Maturity Date; Extension Fees.

(a) The “Maturity Date” as that term is defined in the Note shall be amended from February 3, 2006 to be March 3, 2006. Further, by written notice (A “Further Extension Notice”) delivered to Lender at any time prior to March 3, 2006, Borrower may, so long as it is otherwise in compliance with the terms of the Loan Agreement, the Note and all related agreements and documents, further extend the Maturity Date to April 4, 2006.

(b) On or before February 3, 2006, Borrower shall pay to Lender an extension fee of One Thousand Five Hundred Dollars ($1,500). Further in the event that Borrower delivers a Further Extension Notice to Lender it shall pay to Lender at the time of delivery of the Further Extension Notice, an additional extension fee of Three Thousand Dollars ($3,000).

(c) The extension fees shall be paid in cash or via wire transfer of immediately available funds to an account designated by Lender.

(d) The date set forth in Section 3.1 of the Note, February 3, 2006, shall be amended and restated to read “the Maturity Date.”

2.	Miscellaneous.

2.1 Effect of Agreements. Except as specifically amended hereby, the Loan Agreement and the Note shall remain in full force and effect.

2.2 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment to the Convertible Term Note and Amendment to the Loan Agreement by their respective duly authorized officers as of the date first written above.

DPAC TECHNOLOGIES CORP.

By:	/S/ CREIGHTON K. EARLY
Name: Title:	Creighton K. Early Chief Executive Officer and President

DEVELOPMENT CAPITAL VENTURES, L.P. By: DCC OPERATING, Inc. Its General Partner

By:	/S/ DONALD L. MURFIN
Name: Title:	Donald L. Murfin Executive Vice President

DPAC TECHNOLOGIES CORP.

Two New Ways to Vote

VOTE BY INTERNET OR TELEPHONE

24 Hours a Day – 7 Days a week

It’s Fast and Convenient

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked,

signed and returned your proxy card.

INTERNET	OR	TELEPHONE	OR	MAIL
www.proxyvoting.com/DPAC		1-888-426-7035

• Go to the website listed above		• Use any touch-tone telephone.		• Mark, sign and date your proxy card.

• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy Card

• Enter your Control Number located above your name and address.		• Enter your Control Number located above your name and address.		• Return your proxy card in the postage paid envelope provided.

• Follow the simple instructions on the website.		• Follow the simple recorded instructions.

If you have submitted

your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

FOLD AND DETACH PROXY CARD HERE

-----------------------------------------------------------------------------------------------------------------------------------------------------------------

1.	To elect as directors the six (6) nominees listed below.

☐ FOR all nominees Listed below	☐ WITHHOLD AUTHORITY to vote for all nominees listed Below	☐ *EXCEPTIONS

Nominees:	01. Richard J. Dadamo, 02. Creighton K. Early, 03. Samuel W. Tishler, 04. Gordon M. Watson,
05. Richard H. Wheaton and 06. John W. Hohener.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.)

EXCEPTIONS

2.      To authorize and approve the Agreement and Plan of Reorganization dated as of April 26, 2005, as amended, (herein sometimes referred to synonymously as the “Merger Agreement” or the “Agreement and Plan of Reorganization”) among QuaTech, Inc. (“QuaTech”), DPAC and DPAC Acquisition Sub, Inc., and the Merger contemplated therein.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.      To approve the proposal to amend the Articles of Incorporation of DPAC, as heretofore amended, to increase the number of authorized shares of common stock to one hundred twenty million (120,000,000) shares from forty million (40,000,000) shares.

☐ FOR ☐ AGAINST ☐ ABSTAIN

4. To approve the proposal to ratify the licensing transaction between DPAC and Development Capital Ventures LP, an affiliate of QuaTech (“DCV”).	☐ FOR ☐ AGAINST ☐ ABSTAIN

5. To approve the proposal to amend and increase the number of shares available for issuance under the 1996 Stock Option Plan.	☐ FOR ☐ AGAINST ☐ ABSTAIN

If you wish to vote in accordance with the recommendations of management, all you need to do is sign, date and return this card.

Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.

Dated: , 2006

Signature

Signature

DETACH PROXY CARD HERE

-----------------------------------------------------------------------------------------------------------------------------------------------------------------

DPAC TECHNOLOGIES CORP.

PROXY FOR THE ANNUAL MEETING OF THE SHAREHOLDERS

TO BE HELD ON FEBRUARY 23, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Creighton (“Kim”) Early and Stephen J. Vukadinovich, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of DPAC Technologies Corp., to be held at DPAC Technologies Corp. on February 23, 2006 at 10:00 a.m., and at any and all adjournments thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND THE PROPOSALS LISTED ON THE PROXY CARD.

(Continued and to be signed on the other side)

PROXY

QUATECH, INC.

5675 Hudson Industrial Parkway

Hudson, Ohio 44236

PROXY FOR THE SPECIAL MEETING OF THE SHAREHOLDERS TO BE HELD ON FEBRUARY 23, 2006

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF QUATECH

The undersigned hereby appoints Steven D. Runkel and Jeffrey L. Kristofeld, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Special Meeting of Shareholders of QuaTech, Inc. to be held at QuaTech’s headquarters located at 5675 Hudson Industrial Parkway, Hudson, Ohio at 10:00 a.m. Eastern Standard Time on February 23, 2006, and at any and all adjournments thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

PROPOSAL

1.	To authorize and approve the Agreement and Plan of Reorganization dated as of April 26, 2005, as amended by the First, Second and Third Amendments to Agreement and Plan of Reorganization dated August 5, 2005, October 20, 2005 and December 12, 2005, respectively, among QuaTech, Inc., DPAC Technologies Corp. and DPAC Acquisition Sub, Inc. and the Merger contemplated therein.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors of QuaTech, Inc. recommends a vote “for” this proposal

PLEASE MARK, SIGN and DATE this proxy card below. Unless otherwise specified in the squares on this proxy card, the appointed proxies shall vote for the listed proposal.

Signature	Signature if jointly held

Dated:	Dated: